Exhibit 4.1

EXECUTION VERSION

$300,000,000 U.S. Dollar Revolving Facility
$600,000,000 Multicurrency Revolving Facility
$600,000,000 Term Loan A Facility (USD)

€278,810,000 Term Loan A Facility (EUR)

$300,000,000 Delayed Draw Term Loan Facility (USD)

AMENDED AND RESTATED CREDIT AGREEMENT AND SYNDICATED FACILITY AGREEMENT

Dated April 22, 2015

among

OWENS-ILLINOIS GROUP, INC.

OWENS-BROCKWAY GLASS CONTAINER INC.,
ACI OPERATIONS PTY. LIMITED,

OI EUROPEAN GROUP B.V.,
OI EUROPE SARL,
O-I CANADA CORP.,
OWENS-ILLINOIS GENERAL INC.,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Collateral Agent

and

VARIOUS LENDING INSTITUTIONS

Arranged by

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF NOVA SCOTIA,
BNP PARIBAS,
CREDIT AGRICOLE CORPORATE & INVESTMENT BANK,
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,

as Syndication Agent

BARCLAYS BANK PLC,
COBANK, ACB,
COӦPERATIEVE CENTRALE RAIFFEISEN — BOERENLEENBANK B.A., “RABOBANK NEDERLAND,” NEW YORK BRANCH,
GOLDMAN SACHS BANK USA,

and
HSBC BANK USA, N.A.,

as Documentation Agents

i

INDEX OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit 2.1(d)	Form of Domestic Overdraft Agreement
Exhibit 2.1(e)	Form of Offshore Overdraft Agreements
Exhibit 2.2(a)(1)	Form of Term Note
Exhibit 2.2(a)(2)	Form of Revolving Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 2.10(c)	Form of Notice of Issuance
Exhibit 4.7(d)	Form of U.S. Tax Compliance Certificate
Exhibit 5.1(a)(ii)	Form of Domestic Borrowers’ Guaranty
Exhibit 5.1(j)(i)(A)	Form of Security Agreement
Exhibit 5.1(j)(B)	Form of Pledge Agreement
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 7.9	Form of Subsidiary Guaranty
Exhibit 12.1(c)	Form of Joinder Agreement
Exhibit 12.8(d)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Foreign Subsidiaries
Schedule 1.1(c)	Additional Domestic Subsidiary Borrowers/Additional Foreign Subsidiary Borrowers
Schedule 1.1(d)	Subsidiary Guarantors
Schedule 1.1(e)	Offshore Guarantors
Schedule 2.10(j)	Existing Letters of Credit
Schedule 5.1(d)	New Senior Debt
Schedule 6.1	Subsidiaries
Schedule 7.9(a)	Released Notes Guarantors
Schedule 8.1	Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.3	Existing Investments
Schedule 8.4	Contingent Obligations
Schedule 8.9	Transactions with Affiliates
Schedule 12.8(j)	Voting Participants

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT AND SYNDICATED FACILITY AGREEMENT is dated as of April 22, 2015 and is made by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Owens-Brockway”), ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia (“ACI”), OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478 (“OIEG”), OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation) (“OI Europe”), O-I CANADA CORP., a Nova Scotia company (“O-I Canada”), and OWENS-ILLINOIS GENERAL INC., a Delaware corporation (“O-I General”), as Borrowers’ Agent (in such capacity “Borrowers’ Agent”), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually a “Lender” and collectively, “Lenders”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), BANK OF AMERICA, N.A. (“BofA”), JPMORGAN CHASE BANK, N.A. (“JPM”), THE BANK OF NOVA SCOTIA (“Scotiabank”), BNP PARIBAS (“BNP”) and CREDIT AGRICOLE CORPORATE & INVESTMENT BANK (“Credit Agricole”) as Issuing Lenders (as defined below), the OVERDRAFT PROVIDERS (as defined below) LISTED ON THE SIGNATURE PAGES HEREOF, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders (“Administrative Agent”) and DB, as Collateral Agent for the Lenders (“Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Owens-Brockway, the Company, ACI, OIEG, OI Europe, O-I Canada, O-I General, DB as administrative agent and the other lenders and agents party thereto are parties to the Existing Credit Agreement (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), and have agreed to amend and restated the Existing Credit Agreement on the terms and conditions set forth in this Agreement;

WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Borrowers, the proceeds of which will be used (i) to repay the loans under the Existing Credit Agreement and pay related fees and expenses and (ii) to provide financing for general corporate purposes (including working capital requirements) of Company, the Borrowers and their respective Subsidiaries;

WHEREAS, Owens-Brockway will secure all of its Obligations hereunder, and under the other Loan Documents and in respect of Other Lender Guarantied Obligations pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of its personal property, including a pledge of all of the Capital Stock of certain of its Restricted Domestic Subsidiaries;

WHEREAS, Company and certain of the wholly-owned Restricted Domestic Subsidiaries of Company will guarantee the Obligations of Owens-Brockway hereunder and under the other Loan Documents and the Other Lender Guarantied Obligations and secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders and the holders of Other Lender Guarantied Obligations, on substantially all of their respective personal property, including a pledge of all of the Capital Stock of certain of their Restricted Domestic Subsidiaries (other than O-I General FTS Inc. and the Harbor Capital Subsidiaries) and 65% of the Capital Stock of substantially all of the first-tier Restricted Foreign Subsidiaries owned by Company or such Restricted Domestic Subsidiary;

WHEREAS, Company and certain of the wholly-owned Restricted Domestic Subsidiaries of Company will guarantee the Obligations of the Offshore Borrowers and secure their guaranties pursuant to a

First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, ACI will secure its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of ACI hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, ACI, each Australian Guarantor, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of O-I Canada hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, OIEG will secure all of its Obligations hereunder and under the other Loan Documents pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of its personal property;

WHEREAS, ACI, each Australian Guarantor, O-I Canada, each Canadian Guarantor and each Dutch Guarantor will guarantee the Obligations of OIEG hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

WHEREAS, ACI, each Australian Guarantor, O-I Canada, each Canadian Guarantor, OIEG and each Dutch Guarantor will guarantee the Obligations of OI Europe hereunder and under the other Loan Documents and (other than O-I Canada and the Canadian Guarantors) will secure their guaranties pursuant to a First Priority Lien granted to Collateral Agent, on behalf of the Lenders, on substantially all of their respective personal property;

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, Company, Borrowers’ Agent, Borrowers, Lenders, Arrangers and Agents hereby agree as follows.

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.1                               Definitions.  As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“2016 Senior Notes” means Owens-Brockway’s dollar-denominated 7.375% Senior Notes due 2016.

“2022 Senior Notes” means Owens-Brockway’s dollar-denominated 5.00% Senior Notes due 2022.

“2025 Senior Notes” means Owens-Brockway’s dollar-denominated 5.375% Senior Notes due 2025.

“Accordion-Reducing Permitted Secured Debt” has the meaning assigned to that term in Section 4.4(e).

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing (i) at the time such Person becomes a Restricted Subsidiary of Company, (ii) at the time it merges or consolidates with Company or any of its Restricted Subsidiaries, or (iii) is assumed by Company or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Company or such acquisition, merger or consolidation.

“Acquisition” has the meaning assigned to that term in Section 8.3.

“Additional Domestic Subsidiary Borrower” means each Domestic Subsidiary listed on Schedule 1.1(c) as amended from time to time in accordance with Section 12.1(c).

“Additional Domestic Subsidiary Borrower Loan” means the extension of credit to an Additional Domestic Subsidiary Borrower pursuant to this Agreement.

“Additional Domestic Subsidiary Borrower Sublimit” means such sublimit made available to an Additional Domestic Subsidiary Borrower in accordance with Section 12.1(c) (for the avoidance of doubt, such Additional Domestic Subsidiary Borrower Sublimit to the extent utilized will reduce dollar-for-dollar (or the equivalent in any other currency) the otherwise available Multicurrency Revolving Commitment or the Dollar Revolving Commitment, as the case may be, available to the other Borrowers hereunder).

“Additional Facilities” has the meaning assigned to that term in Section 2.9(a).

“Additional Foreign Subsidiary Borrower” means each Foreign Subsidiary listed on Schedule 1.1(c) as amended from time to time in accordance with Section 12.1(c); provided that each Additional Foreign Subsidiary Borrower must be incorporated (or similarly organized) in a jurisdiction as to which all applicable Lenders have confirmed to the Administrative Agent their ability and willingness to make Loans into such jurisdiction; provided, further, that no such Lender confirmation shall be required with respect to any Additional Foreign Subsidiary Borrower incorporated (or similarly organized) in a jurisdiction (x) in which any Borrower is organized on the Closing Date or (y) in which any then-existing Additional Foreign Subsidiary Borrower is organized.

“Additional Foreign Subsidiary Borrower Loan” means the extension of credit to an Additional Foreign Subsidiary Borrower pursuant to this Agreement.

“Additional Foreign Subsidiary Borrower Sublimit” means such sublimit made available to an Additional Foreign Subsidiary Borrower in accordance with Section 12.1(c) (for the avoidance of doubt, such Additional Foreign Subsidiary Borrower Sublimit will reduce dollar-for-dollar (or the equivalent in any other currency) the otherwise available Multicurrency Revolving Commitment available to the other Borrowers hereunder).

“Additional Incremental Rights” has the meaning assigned to that term in Section 2.9(a).

“Additional Term A Loans” has the meaning assigned to that term in Section 2.9(a).

“Additional Term B Loans” has the meaning assigned to that term in Section 2.9(a).

“Additional Term Loans” has the meaning assigned to that term in Section 2.9(a).

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“ADollars” and the sign “A$” mean the lawful currency of Australia.

“Affiliate” of any Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities or by contract or otherwise. Notwithstanding the foregoing, for purposes of Section 12.8, an “Affiliate” shall be a Person engaged in the business of banking or buying or investing in loans who is controlled by, or under common control with, a Lender.

“Agents” means the Administrative Agent and for purposes of Article XI and Article XIV, the Collateral Documents and the Intercreditor Agreement only, the Collateral Agent.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.8(b).

“Agreement” means this Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“Alternative Currency” means, at any time, ADollars, Euro, Canadian Dollars (which shall be available only under the Canadian Overdraft Agreement) and any Agreed Alternative Currency.

“Alternative Currency Loan” means any Loan denominated in a currency other than Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Base Rate Margin” means, at any date, the applicable percentage rate per annum set forth in the following applicable table under the column Applicable Base Rate Margin:

Applicable Leverage Ratio	Applicable Base Rate Margin For Base Rate Loans
Less than or equal to 2.50 to 1.00	0.25%
Greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00	0.50%
Greater than 3.50 to 1.00	0.75%

“Applicable Commitment Fee Percentage” means, at any date, for each Revolving Facility, the applicable percentage rate per annum set forth in the following applicable table under the applicable column opposite the Applicable Leverage Ratio as of such date:

Applicable Leverage Ratio	Applicable Commitment Fee Percentage
Less than or equal to 2.50 to 1.00	0.20%
Greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00	0.25%
Greater than 3.50 to 1.00	0.30%

“Applicable Currency” means as to any particular payment or Loan, the currency in which it is denominated or is payable (i.e. Dollars, Euro or the applicable Alternative Currency).

“Applicable Eurocurrency Margin” means, at any date, the applicable percentage set forth in the following applicable table under the column Applicable Eurocurrency Margin opposite the Applicable Leverage Ratio on such date:

Applicable Leverage Ratio	Applicable Eurocurrency Margin
Less than or equal to 2.50 to 1.00	1.25%
Greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00	1.50%
Greater than 3.50 to 1.00	1.75%

“Applicable Leverage Ratio” means, with respect to any date of determination, the Total Leverage Ratio set forth in the Pricing Certificate (as defined below) in respect of the most recently ended Test Period  in which such date of determination occurs; provided, that, the Applicable Leverage Ratio for the period from the Closing Date until December 31, 2015 shall be deemed to be greater than 2.50:1.00 but less than or equal to 3.50:1.00. For purposes of this definition, “Pricing Certificate” means an Officers’ Certificate of Borrowers’ Agent delivered (a) in the case of any of the first three Fiscal Quarters (beginning with the Fiscal Quarter ending March 31, 2016) of any Fiscal Year, within 45 days after the end of such Fiscal Quarter, (b) in the case of the fourth Fiscal Quarter of any Fiscal Year (beginning with the Fiscal Quarter ending December 31, 2015), within 90 days after the end of such Fiscal Quarter, (c) within 15 Business Days following the date of consummation of a sale of equity Securities of Holdings in an offering, or (d) within 15 Business Days following any Pro Forma Event, in each case certifying as to the Total Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of such Fiscal Quarter or as of the date of consummation of such sale of equity Securities or Pro Forma Event after giving effect to the application of the proceeds thereof, as the case may be, and setting forth the calculation of such Total Leverage Ratio in reasonable detail, which Officers’ Certificate, in the case of the immediately preceding clauses (a) and (b), may be delivered to Administrative Agent at any time on or after the date of delivery by Borrowers’ Agent of the Compliance Certificate with respect to the period ending on the last day of the applicable Fiscal Quarter pursuant to Section 7.1(c); provided, that, in the event Borrowers’ Agent fails to deliver to Administrative Agent a Pricing Certificate on or before the 45th day after the end of any of the first three Fiscal Quarters of any Fiscal Year or the 90th day after the end of the fourth Fiscal Quarter of any Fiscal Year or on or before the 15th Business Day after the occurrence of any Pro Forma Event (each such deadline, a “Cutoff Date” with respect to any such Fiscal Quarter or occurrence of a Pro Forma Event), Borrowers’ Agent shall be deemed to have delivered to Administrative Agent, on the relevant Cutoff Date, a Pricing Certificate which establishes that the Total Leverage Ratio as of the last day of such Fiscal Quarter or as of the occurrence of the Pro Forma Event, as applicable, was greater than 3.50:1.  Any change to the Applicable Eurocurrency Margin as a result of a change to the Applicable Leverage Ratio shall take effect two Business Days after delivery of a Pricing Certificate.

“Arranger” means each of Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Nova Scotia, BNP Paribas, Credit Agricole Corporate & Investment Bank and J.P. Morgan Securities LLC each in its capacity as a joint lead arranger under this Agreement.

“Asbestos Reserve” means the aggregate reserve of Holdings and its Subsidiaries for claims (including anticipated claims) of persons against Holdings for exposure to asbestos-containing products and expenses related thereto.

“Asbestos Reserve Increase Addback Amount” means an amount not to exceed $150,000,000 in any Fiscal Year; provided, that, the Company may elect, by written notice to the Administrative Agent, to increase the maximum Asbestos Reserve Increase Addback Amount for any Fiscal Year by an amount up to the maximum Asbestos Reserve Increase Addback Amount for the immediately succeeding two Fiscal Years, with the amount of such elected increase reducing, on a dollar-for-dollar basis, the Asbestos Reserve Increase Addback Amount for such succeeding Fiscal Year (or Fiscal Years) in forward order.

“Asset Sale” means any sale, transfer or other disposition by Company or any of its Restricted Subsidiaries (including Borrowers) to any other Person (other than sales, transfers or other dispositions (1) to any Loan Party (other than OI Europe), (2) by any Loan Party to OI Europe or to any other Subsidiary of Company that is not a Loan Party of assets the aggregate value of which for all such sales, transfers or other dispositions after the Closing Date less the aggregate value of all sales, transfers or other dispositions from OI Europe or any Subsidiary that is not a Loan Party to any Loan Party after the Closing Date does not exceed $500,000,000, or (3) by a non-Loan Party to Company or any of its Restricted Subsidiaries) in a single transaction or a related series of transactions of (i) any of the stock of any of Company’s Restricted Subsidiaries (including any Restricted Foreign Subsidiary), (ii) substantially all of the assets of any geographic or other division or line of business of Company or any of its Restricted Subsidiaries (including any Restricted Foreign Subsidiary), or (iii) any other assets (including, without limitation, any assets which do not constitute substantially all of the assets of any geographic or other division or line of business but excluding (a) any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business of Company and its Restricted Subsidiaries and (b) any accounts receivable sold by Company or any of its Restricted Subsidiaries in connection with Receivables Sale Indebtedness); provided, that, any sale, transfer or disposition shall not be deemed to be an Asset Sale unless the value of the assets sold in such single transaction or related series of transactions exceeds $20,000,000.  Solely for purposes of Section 8.5(i), the issuance of Capital Stock by Company or any of its Restricted Domestic Subsidiaries (other than by Owens-Brockway or with respect to employee and executive compensation plans and issuances to qualifying directors and Company or any of its Restricted Subsidiaries) shall be deemed an Asset Sale (except to the extent such issuance, if deemed a disposition or transfer, would not constitute an Asset Sale under clause (1) above).

“Assignee” has the meaning assigned to that term in Section 12.8(d).

“Assignment Agreement” means that certain Assignment Agreement dated as of April 22, 2015, DBTCA resigned as Collateral Agent (as defined in the Existing Credit Agreement) under each of the Loan Documents (as defined in the Existing Credit Agreement).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(d) annexed hereto and made a part hereof by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable, documented and out-of-pocket fees and disbursements of either (i) any law firm or other external counsel or (ii) the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel, which in the absence of an Event of Default which is continuing shall include only the fees and expenses of one joint counsel for the Administrative Agent and the Lenders (and one additional special and/or local counsel in each appropriate jurisdiction, to the extent reasonably necessary).

“Attributable Debt” means as of the date of determination thereof the amount of attributable debt as calculated in accordance with GAAP, provided, that for Disqualified Preferred Stock, “Attributable Debt” means the liquidation or preference value of outstanding Disqualified Preferred Stock.

“Australian Guarantors” means Owens-Illinois (Australia) Pty Ltd., ACI Packaging Services Pty Ltd., ACI International Pty Ltd., ACI Glass Packaging Penrith Pty Ltd. and each other Australian Subsidiary that becomes an Offshore Guarantor pursuant to Section 7.9(b).

“Australian Overdraft Account” means an account established by ACI with Australian Overdraft Provider and referenced in an Australian Overdraft Agreement.

“Australian Overdraft Agreement” means that certain overdraft agreement between ACI and Westpac Banking Corporation, dated on or about April 22, 2015, and any Offshore Overdraft Agreement between ACI and any successor Australian Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by ACI and such successor Australian Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Australian Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Australian Overdraft Account.

“Australian Overdraft Provider” means Westpac Banking Corporation or any successor Australian Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Australian Overdraft Provider until ACI and such Lender have executed and delivered an Australian Overdraft Agreement to Administrative Agent.

“Australian Subsidiary” means any Subsidiary of ACI organized under the laws of the Commonwealth of Australia or any state or territory thereof.

“Available Dollar Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Dollar Revolving Commitment over (b) the aggregate Effective Amount of then outstanding Dollar Revolving Loans and Dollar Letters of Credit made by such Lender.

“Available Multicurrency Revolving Sublimit” means, as to any Borrower at any time an amount equal to (i) such Borrower’s Multicurrency Revolving Sublimit at such time minus (ii) the sum of (x) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made to such Borrower plus (y) the Effective Amount of such Borrower’s LC Obligations plus (z) the aggregate Effective Amount of then outstanding Overdraft Amounts made to such Borrower.

“Available Multicurrency Revolving Commitment” means, as to any Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Loans made by such Lender and (ii) such Lender’s Multicurrency Revolver Pro Rata Share of the Effective Amount of LC Obligations and Overdraft Amounts then outstanding.

“Bankruptcy Code” means Title I of the Bankruptcy Reform Act of 1978, as amended, as set forth in Title 11 of the United States Code, as hereafter amended, the BIA, the CCAA, the WURA and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of any applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate,” which is not necessarily the lowest rate made available by DB, (ii) the Federal Funds Rate plus 1/2 of 1% per annum or (iii) the Eurocurrency Rate for a one-month interest period commencing on such day plus

1.00%.  The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate.  Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Borrower as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB.  DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate.”

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” means each of Owens-Brockway, OIEG, ACI, O-I Canada, OI Europe, any Additional Domestic Subsidiary Borrower and any Additional Foreign Subsidiary Borrower, and “Borrowers” means any combination thereof, collectively.

“Borrowers’ Agent” means Owens-Illinois General Inc. pursuant to the appointment made by Borrowers in Section 2.13.

“Borrowing” means a group of Loans of a single type made by the Lenders on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurocurrency Loans.

“Business Day” means (i) for all purposes other than as covered by clause (ii) or (iii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Ohio or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with a Loan denominated in Dollars, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the European interbank market, (iii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Offshore Currency Loan, any day (A) on which dealings in deposits in the applicable currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and/or the principal financial center for such Alternative Currency, and (C) with respect to any such payment, determination or funding to be made in connection with any Offshore Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System or any successor settlement system is open; provided, however that when used in connection with an Obligation in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and when used in connection with an Obligation in ADollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Melbourne, Australia, and (iv) with respect to any borrowings, disbursements, payments, calculations, interest rates and Interest Periods pertaining to any Letter of Credit issued in a currency other than Dollars or an Alternative Currency, a day on which the Issuing Lender is open for business in the location in which such Letter of Credit is issued.

“CAM” means the mechanism for the allocation and exchange of interests in the Facilities and collections thereunder established under Article XIII.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 13.1.

“CAM Exchange Date” means the first date after the Closing Date on which there shall occur (x) any event described in paragraph (i) of Section 10.1 with respect to any Borrower or (y) any acceleration of the maturity of the Loans.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal to 12 decimal places, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) such Lender’s Revolver Pro Rata Share of the aggregate outstanding LC Obligations, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate outstanding LC Obligations, in each case immediately prior to such CAM Exchange Date.  For purposes of computing each Lender’s CAM Percentage, all Designated Obligations denominated in an Alternative Currency shall be translated into U.S. Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Guarantors” means any Canadian Subsidiary that becomes an Offshore Guarantor pursuant to Section 7.9(b)(ii).

“Canadian Overdraft Account” means the account established by O-I Canada with Canadian Overdraft Provider and referenced in the Canadian Overdraft Agreement.

“Canadian Overdraft Agreement” means that certain overdraft agreement between O-I Canada and The Bank of Nova Scotia dated on or about April 22, 2015, and/or any Offshore Overdraft Agreement between O-I Canada and any successor Canadian Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by O-I Canada and such successor Canadian Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Overdraft Amount” means, as at any date of determination, the aggregate amount of outstanding overdrafts (inclusive of principal, interest and fees and other charges thereon) charged to the Canadian Overdraft Account.

“Canadian Overdraft Provider” means The Bank of Nova Scotia or any successor Canadian Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Canadian Overdraft Provider until O-I Canada and such Lender have executed and delivered a Canadian Overdraft Agreement to Administrative Agent.

“Canadian Subsidiary” means any Subsidiary of O-I Canada organized under the federal laws of Canada or any province or territory thereof.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equity interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP.

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, an Alternative Currency or another currency that, in the reasonable opinion of Administrative Agent, is at such time freely transferable and freely convertible into Dollars in a Deposit Account.

“Cash Equivalents” means:

(i)                                     marketable direct obligations issued or unconditionally guarantied by (x) the United States Government, any government of a Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s or issued by any of their respective agencies and (a) backed by the full faith and credit of the United States of America or Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s, as applicable, or (b) having a rating of at least AAA from S&P or at least Aaa from Moody’s, in each case maturing within one year from the date of acquisition thereof;

(ii)                                  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s;

(iii)                               commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(iv)                              certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof, or overnight bank deposits, issued by (x) any Lender, (y) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undividened profits of $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(v)                                 Eurodollar time deposits having a maturity of less than one year purchased directly from any Lender or any Affiliate of any Lender (whether such deposit is with such Lender or Affiliate or any other Lender);

(vi)                              repurchase agreements and reverse repurchase agreements with any Lender or any Affiliate of any Lender relating to marketable direct obligations issued or unconditionally guarantied by (x) a government of a Participating Member State having a long term credit rating of at least A from S&P and at least A2 from Moody’s or (y) the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; and

(vii)                           shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any such mutual fund managed or advised by any Lender or Administrative Agent.

“CCAA” means the Companies Creditors Arrangement Act (Canada), as amended.

“CCSC” has the meaning assigned to such term in the preamble hereto.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (having the force of law) by any Governmental Authority; provided, however, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the acquisition of ownership, directly or indirectly (including, without limitation, through the issuance, sale or exchange of Capital Stock, a merger, amalgamation or consolidation or otherwise), beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Stock representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings or the Company.

“Closing Date” means the date on which all of the conditions set forth in Section 5.1 and 5.2 are satisfied or waived and the Term Euro Loan and the Term Loan A are made hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” as defined in any applicable Collateral Document and all other assets pledged pursuant to the Collateral Documents.

“Collateral Account” has the meaning assigned to that term in Section 4.4(a)(i).

“Collateral Agent” means Deutsche Bank AG, New York Branch acting in the capacity of collateral agent on behalf of the Lenders, the trustees in respect of any outstanding Existing Holdings Senior Notes and the holders of Other Lender Guarantied Obligations and the other persons (other than Company or its Restricted Subsidiaries) who in each case have executed acknowledgements to the Intercreditor Agreement acknowledged (to the extent necessary) by Borrowers’ Agent or are otherwise entitled to the benefit thereof.  Collateral Agent has designated Deutsche Bank AG, Sydney Branch as its sub-agent to act on its behalf in Australia, Deutsche Bank AG London as its sub-agent to act on its behalf in Switzerland and the Netherlands, and may from time to time designate other sub-agents to act on behalf of Collateral Agent with respect to the Offshore Collateral Documents.  The term “Collateral Agent” shall be deemed to include such sub-agents where appropriate.

“Collateral Documents” means the Domestic Collateral Documents and the Offshore Collateral Documents, collectively.

“Collateral Release Conditions” means, as of any applicable date of determination, (i) Owens-Brockway has achieved (and as of such date maintains) Threshold Debt Ratings, (ii) the indentures or other agreements governing any Permitted Secured Debt provide for the release of all liens securing such notes on the Collateral (other than any such Collateral consisting of Capital Stock) upon the release of the liens on such Collateral securing the Obligations, and (iii) no Event of Default is continuing.

“Collateral Release Period” means the period from and after the achievement of the Collateral Release Conditions in accordance with Section 11.10(d).

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of one or more Borrowers pursuant to this Agreement for the purpose of supporting trade obligations of one or more Borrowers or any of their Subsidiaries in the ordinary course of business.

“Commitment” means, with respect to each Lender, the aggregate of the Dollar Revolving Commitment, Multicurrency Revolving Commitment, the Delayed Draw Term Loan Commitments and the Term Commitments of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Commitment Fee” means collectively, Dollar Commitment Fees and Multicurrency Commitment Fees.

“Commitment Period” means, the period from and including the Closing Date to but not including the applicable Revolver Termination Date.

“Commodities Agreement” means any forward commodities contract, commodities option contract, commodities futures contract, commodities futures option, or similar agreement or arrangement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock of a Person.

“Company Guaranty” means the guaranty by Company contained in Article XIV.

“Compliance Certificate” has the meaning assigned to that term in Section 7.1(c).

“Computation Date” has the meaning assigned to that term in Section 2.8(a).

“Consolidated EBITDA” means, for any period, the remainder of Consolidated Net Income adjusted to exclude (without duplication) the effects of:

(i)            Consolidated Interest Expense;

(ii)           provisions for taxes based on income;

(iii)          depreciation expense;

(iv)          amortization expense;

(v)           extraordinary items;

(vi)          material non-recurring gains and non-cash charges (excluding any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto);

provided, that, if any non-cash accrual or reserve in respect of a potential future cash disbursement is excluded pursuant to this clause (vi) and a cash disbursement on account of such non-cash accrual or reserve is made in a future period, the amount of such cash disbursement shall be deducted from Consolidated EBITDA in such future period to the extent not already deducted in the calculation of Consolidated Net Income;

(vii)         material non-recurring cash charges (other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $40,000,000 for any such charge individually or $80,000,000 in the aggregate for all such charges in any four Fiscal Quarter Period;

(viii)        fees, costs and expenses in connection with (x) the execution, delivery and performance of any of the Loan Documents and (y) Acquisitions permitted pursuant to Section 8.3, in each case, to the extent not deducted in computing Consolidated Net Income;

(ix)          increases to the Asbestos Reserve in an amount not to exceed the Asbestos Reserve Increase Addback Amount; and

(x)           minority share owners’ interests in earnings of subsidiaries, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense (including, without limitation, any such expense attributable to Capitalized Leases in accordance with GAAP and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and accounting for net amounts paid or received under Hedging Agreements in respect of interest rate exposure (with cap payments amortized over the life of the cap)) of Holdings and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, plus (ii) any discount, yield and/or interest component in respect of Receivables Sale Indebtedness (regardless of whether such amounts would constitute interest expense in accordance with GAAP).

“Consolidated Net Income” means, respectively, for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded therefrom any net after-tax income (or loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, in each case after the date of disposal.

“Consolidated Tangible Assets” means the total assets of Holdings and its Restricted Subsidiaries, as determined from the consolidated balance sheet of Holdings and its Restricted Subsidiaries most recently delivered pursuant to Section 7.1(a) or (b), but excluding therefrom all items that are treated as goodwill and other intangible assets (net of applicable amortization) under GAAP.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedging Agreements (other than Commodities Agreements).  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the principal amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or, if not stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and “controlling” and “controlled” have meanings correlative thereto.

“Credit Event” means the making of any Loan or the issuance of any Letter of Credit.

“Credit Exposure” has the meaning assigned to that term in Section 12.8(b).

“CRD IV/CRR” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms, and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“DB” has the meaning assigned to that term in the introduction to this Agreement.

“DBTCA” means Deutsche Bank Trust Company Americas.

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Overdraft Amounts or (iii) pay over to the Administrative Agent, an Overdraft Provider, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent, any Overdraft Provider, any Issuing Lender or any other Lender and the Borrowers in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a

Borrower, acting in good faith, to provide a written confirmation from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Overdraft Amounts under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Borrower’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent; or (d) has become the subject of a bankruptcy or insolvency proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Draw Commitment Period” means the period from the Closing Date to the Delayed Draw Termination Date.

“Delayed Draw Funding Date” has the meaning assigned to that term in Section 5.4.

“Delayed Draw Term Loans” has the meaning assigned to that term in Section 2.1(f).

“Delayed Draw Termination Date” means the earliest of (a) October 22, 2015, (b) the Delayed Draw Funding Date and (c) the date on which the Delayed Draw Term Loan Commitments are terminated pursuant to Section 4.1(b).

“Delayed Draw Term Loan Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Delayed Draw Term Loan Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Delayed Draw Term Loan Commitment” as the same may be adjusted from time to time pursuant to the terms hereof, and “Delayed Draw Term Loan Commitments” means all such commitments collectively, which commitments equal $300,000,000 in the aggregate as of the Closing Date.

“Delayed Draw Undrawn Fee” has the meaning assigned to that term in Section 3.2(d).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Obligations” means all Obligations of the Loan Parties in respect of accrued and unpaid (a) principal of and interest on the Loans, (b) Multicurrency LC Commissions and (c) Commitment Fees, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Determination Date” means with respect to any (A) Letter of Credit, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of such Letter of Credit, (y) the date on which any Issuing Lender was or is, as applicable, required to deliver a notice of non-renewal with respect to such Letter of Credit, and (z) the first Business Day of each month, commencing on the first Business Day following the issuance of such Letter of Credit; and (ii) such other date determined by the Administrative Agent in its sole discretion; and (B) Overdraft Amount, (i) the most recent date upon which one of the following shall have occurred: (x) the date of issuance of any amount under any Overdraft Agreement, and (y) upon receipt of a notice from an Overdraft Provider pursuant to Section 2.1(e)(viii); and (ii) such other date determined by the Administrative Agent in its sole discretion.

“Disqualified Preferred Stock” means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any such preferred stock of Holdings) that is not Permitted Preferred Stock.

“Dollar” and “$” mean lawful money of the United States of America.

“Dollar Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(i).

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, (b) as to any amount denominated in an Alternative Currency or Canadian Dollars, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Alternative Currency or Canadian Dollars on the most recent Computation Date provided for in Section 2.8(a) and (c) as to any amount denominated in any other currency, the equivalent in Dollars of such amount determined by Administrative Agent using the Exchange Rate then in effect.

“Dollar LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Dollar LC Obligations” means, at any time, an amount equal to the sum of (a) the aggregate Stated Amount of the then outstanding Dollar Letters of Credit and (b) the aggregate amount of Unpaid Drawings under the Dollar Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f).  The Dollar LC Obligation of any Dollar Revolving Lender at any time shall mean its Dollar Revolver Pro Rata Share of the aggregate Dollar LC Obligations outstanding at such time.

“Dollar Letters of Credit” means, collectively, the irrevocable Letters of Credit and letters of guarantee issued pursuant to Section 2.10(a)(ii) in form acceptable to the applicable Issuing Lender, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof, and “Dollar Letter of Credit” means any one of such Dollar Letters of Credit.

“Dollar Revolver Pro Rata Share” means, when used with reference to any Dollar Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Dollar Revolving Lender’s Dollar Revolving Commitment or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of such Dollar Revolving Lender’s then outstanding Dollar Revolving Loans and Dollar LC Obligations and the denominator of which shall be the Dollar Revolving Commitments or, if the Revolver Termination Date for the Dollar Revolving Facility has occurred, the Effective Amount of all then outstanding Dollar Revolving Loans and Dollar LC Obligations.

“Dollar Revolving Commitment” means, with respect to any Dollar Revolving Lender, the obligation of such Dollar Revolving Lender to make Dollar Revolving Loans as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount of Dollar Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Dollar Revolving Commitments” means such commitments collectively, which commitments equal $300,000,000 in the aggregate as of the Closing Date.

“Dollar Revolving Facility” means the credit facility under this Agreement evidenced by the Dollar Revolving Commitments and the Dollar Revolving Loans.

“Dollar Revolving Lender” means any Lender which has an Dollar Revolving Commitment or is owed an Dollar Revolving Loan (or a portion thereof).

“Dollar Revolving Loan” and “Dollar Revolving Loans” have the meanings given in Section 2.1(b)(i).

“Domestic Borrowers’ Guaranty” means that certain Amended and Restated Domestic Borrowers’ Guaranty amended and restated as of the date of this Agreement, in the form attached hereto as Exhibit 5.1(a)(ii), as amended, amended and restated, supplemented or otherwise modified from time to time, pursuant to which (x) Owens-Brockway shall guarantee all Obligations of the Offshore Borrowers; and (y) Owens-Brockway shall guarantee the Other Lender Guarantied Obligations.

“Domestic Collateral Documents” means the Pledge Agreement and the Security Agreement.

“Domestic Overdraft Account” means the account established by Owens-Brockway with the applicable Domestic Overdraft Provider and referenced in the Domestic Overdraft Agreement.

“Domestic Overdraft Agreement” means that certain overdraft agreement dated as of the date of this Agreement, between Owens-Brockway and Administrative Agent, and any successor Overdraft Agreement substantially in the form attached hereto as Exhibit 2.1(d) with such modifications as may be approved by Administrative Agent, executed and delivered by Owens-Brockway and any successor Administrative Agent pursuant to Section 11.6(f), as any such Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.

“Domestic Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Domestic Overdraft Account.

“Domestic Overdraft Provider” means (i) as of the Closing Date and for so long as the Domestic Overdraft Account is effective, the Administrative Agent and (ii) thereafter, any other provider of such services that has entered into a Domestic Overdraft Agreement pursuant to the terms hereof.

“Domestic Subsidiaries” means all Subsidiaries of Company other than (A) the Foreign Subsidiaries and (B) Subsidiaries organized under the laws of a state of the United States of America but owned, directly or indirectly, in whole or in part as of the date hereof by a Foreign Subsidiary other than ACI America Holdings, Inc.

“Dutch Collateral Documents” means any of the Collateral Documents governed by the laws of the Netherlands.

“Dutch Guarantors” means OI Canada Holdings B.V. and each other Dutch Subsidiary that becomes an Offshore Guarantor under Section 7.9(b).

“Dutch Overdraft Account” means an account established by OIEG with Dutch Overdraft Provider and referenced in a Dutch Overdraft Agreement.

“Dutch Overdraft Agreement” means that certain overdraft agreement between OIEG and Crédit Agricole Corporate and Investment Bank, dated on or about the date of this Agreement, and any Offshore Overdraft Agreement between OIEG, OI Europe and any successor Dutch Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OIEG and such successor Dutch Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Dutch Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Dutch Overdraft Account.

“Dutch Overdraft Provider” means Crédit Agricole Corporate and Investment Bank or any successor Dutch Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Dutch Overdraft Provider until OIEG and such Lender have executed and delivered a Dutch Overdraft Agreement to Administrative Agent.

“Dutch Parallel Debt” has the meaning given in Section 12.19.

“Dutch Secured Parties” means the Collateral Agent, the Lenders, the Other Permitted Credit Exposure Holders, the holders of any Permitted Secured Debt and the Permitted Secured Debt Representatives.

“Dutch Subsidiary” means any Subsidiary of OIEG organized under the laws of the Netherlands.

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date, (b) with respect to any outstanding Multicurrency LC Obligations on any date, the Dollar amount (or, if applicable, the Dollar Equivalent amount) of such Multicurrency LC Obligations on such date after giving effect to any issuances of Multicurrency Letters of Credit occurring on such date and any other changes in the aggregate amount of the Multicurrency LC Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Multicurrency Letters of Credit or any reductions in the maximum amount available for drawing under Multicurrency Letters of Credit taking effect on such date and (c) with respect to any Overdraft Amount on any date, the Dollar amount (or, if applicable, the Dollar Equivalent amount) of such Overdraft Amount on such date after giving effect to any Borrowing under an Overdraft Agreement on such date.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States of America or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys or invests in loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that is reasonably acceptable to Administrative Agent and Company; provided, that, “Eligible Assignee” shall not include a natural person, the Company, any Borrower or any of their Affiliates.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is or was, within the preceding six (6) years, maintained or contributed to by Holdings, any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any of their respective ERISA Affiliates, but excluding, for the avoidance of doubt, any Foreign Plan.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of, the Euro in one or more member states.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of Company or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or licenses, authorizations, or directions of any Governmental Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the Environment.

“Environmental Permits” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, or is a member of a “controlled group,” as defined in Section 414(b) of the Code, which includes such Person or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.  Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of Holdings or any Subsidiary.

“ERISA Event” means any of the following events or occurrences if such event or occurrence has, individually or in the aggregate, a Material Adverse Effect:  (i) the failure by Holdings or any of its Subsidiaries or any ERISA Affiliate to make a required contribution under Section 430(j) of the Code or Section 303(j) of ERISA to a Pension Plan; (ii) a withdrawal by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation which is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Holdings, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan or the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notification from a Multiemployer Plan that it is in “reorganization” or “insolvency” pursuant to Section 4241 or 4245 of ERISA, respectively; (iv) the filing of a notice by the plan administrator of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA, in each case with respect to a Pension Plan or receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of notice of any such event with respect to a Multiemployer Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or, to the knowledge of Holdings, any Multiemployer Plan; (vi) the imposition of any liability under Title IV of ERISA (other than with respect to PBGC premiums due but not delinquent under Section 4007 of ERISA) upon Holdings, any of its Subsidiaries or any ERISA Affiliate; (vii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (viii) receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (ix) the occurrence of an event substantially similar to any of the foregoing events with respect to a Foreign Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

“Euro” or “€” means the lawful currency of Participating Member States.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means the aggregate of (1) and (2) below:

(1)           (a) in the case of Dollar denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen that displays the ICE Benchmark Administration Limited rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) (the “US LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; provided that if the US LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or, in the event such rate is not available for any reason, (ii) the rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Administrative Agent and, in the event such rate is not available, (iii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the London interbank market by the Reference Lender for Dollar deposits of amounts in immediately available funds with a term equivalent comparable to the Interest Period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(b)           in the case of Euro denominated Loans, (i) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters Screen for Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion and, in the event such rate is not available and, in the event such rate is not available, (ii) the rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Administrative Agent and, in the event such rate is not available, (iii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the European interbank market by the Reference Lender for Euro deposits of amounts in immediately available funds with a term equivalent comparable to the Interest Period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (London time) on the applicable Interest Rate Determination Date; or

(c)           in the case of ADollar denominated Loans, (i) the rate per annum equal to the average of the bid rates shown on page “BBSY” on the appropriate page of the Reuters Screen at approximately 11:00 a.m. (Melbourne, Australia time) on the date which is two Business Days prior to the beginning of such Interest Period for a period equal to such Interest Period or in the event such rate does not appear on either of such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate or a successor rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion, (ii) the rate shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period as determined by the Administrative Agent and, in the event such rate is not available, (iii) the arithmetic average (rounded up to the nearest 1/100th of 1%) of the offered quotation in the European interbank market by the Reference Lender for ADollar deposits of amounts in immediately available funds with a term comparable to the Interest Period for which a Eurocurrency Rate is determined, as of 11:00 a.m. (Melbourne, Australia time) on the applicable Interest Rate Determination Date; or

(d)           for any interest calculation with respect to a Base Rate Loan on any date, the US LIBOR Screen Rate, determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date for Dollar deposits for a term of one month; provided that if the US LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates) or, in the event such rate is not available for any reason, (ii) the rate for such Interest Period shall be the interest rate per annum reasonably determined by Administrative Agent in good faith to be the rate per annum at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by Administrative Agent and with a term of one month would be offered to Administrative Agent by major banks in the London interbank market for Dollars at their request at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date.

(2)           the then current cost of the Lenders of complying with any Eurocurrency Reserve Requirements.

Notwithstanding the foregoing, the Eurocurrency Rate shall not in any event be less than zero.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve liquid asset or similar  requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), including without limitation, under regulations issued from time to time by (a) the Board, (b) any Governmental Authority of the jurisdiction of the relevant currency or (c) any Governmental Authority of any jurisdiction in which advances in such currency are made to which banks in any  jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Rate” means, on any day, (a) with respect to conversions between any Alternative Currency and Dollars, the Spot Rate and (b) with respect to conversions between Canadian Dollars and Dollars, the spot rate set forth on the Reuters World Currency Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by Administrative Agent ) at 12:00 noon (New York time), on such day, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.  For purposes of determining the Exchange Rate in connection with an Alternative Currency Borrowing, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing.  Administrative Agent shall provide Borrowers’ Agent with the then current Exchange Rate from time to time upon Borrowers’ Agent’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Borrowing, the date which is two Business Days prior to such Borrowing.

“Excluded Swap Obligation” means, with respect to any Guarantor (excluding the Swiss Borrower), any Swap Obligation if, and to the extent that, all or a portion of the Obligations guaranteed by such Guarantor or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Obligations guaranteed by such Guarantor thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 14.7 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Obligations guaranteed by such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligations guaranteed by such Guarantor or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under any Loan Document: (i) Taxes based upon, or measured by, net income (however denominated) or net profits, including franchise Taxes and other Taxes imposed in lieu of net income Taxes and branch profit taxes, in each case (A) imposed as a result of such Recipient being a resident of, organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax, (B) in the case of each Lender or Issuing Lender imposed as a result of such Recipient having its applicable lending office located in such jurisdiction, or (C) imposed as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (ii) in the case of a Lender (other than an assignee pursuant to a request by Borrowers’ Agent or Borrower under Section 3.7), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender, in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower pursuant to a law in effect on the date on which (A) such Lender becomes a party to this Agreement, or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (iii)  any Taxes (other than Taxes imposed, levied, collected, withheld or assessed by or within Australia, Canada, the Netherlands, Switzerland or any political subdivision thereof), including FATCA, that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of any Loans by such Tax Transferee or the date of and as a result of the change of lending office of such Tax Transferee, as the case may be (provided, however, that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to Section 3.7(a) or as a result of a CAM Exchange pursuant to Section 13.1), except in each case to the extent that such transferor to such Tax Transferee is entitled at the time of acquisition or the Tax Transferee is entitled at the time of the change in the Tax Transferee’s applicable lending office, as the case may be, to receive additional amounts from any Borrower or any other Person under  this Agreement with respect to such Taxes pursuant to Section 3.6, and provided that this clause (iii) shall not apply to treat as an Excluded Tax any Taxes imposed as a result of an Additional Foreign Subsidiary Borrower being organized under the laws of a jurisdiction other than Australia, Canada, the Netherlands or Switzerland; (iv) Taxes attributable to a Recipient’s failure to comply with Section 4.7(d); (v) with respect to any Loans, Letters of Credit, or Commitments provided to U.S. Borrower, any U.S. federal withholding Taxes imposed pursuant to FATCA; or (vi) any Canadian federal withholding Taxes imposed under the ITA because such Lender, Arranger, Administrative Agent or Tax Transferee is not dealing at arm’s length for purposes of the ITA with the applicable Loan Party at the time of such payment or deemed payment or is a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Loan Party or does not deal at arm’s length for purposes of the ITA with a “specified shareholder” (as such term is defined in subsection 18(5) of the ITA) of the applicable Loan Party.

“Existing Credit Agreement” means the Credit Agreement dated as of May 19, 2011 among Owens-Brockway, the Company, ACI, OIEG, OI Europe, O-I Canada, O-I General, DB as administrative agent thereunder and the other lenders and agents party thereto from time to time, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

“Existing Holdings Senior Notes” means Holdings 7.80% Senior Debentures due 2018.

“Existing Letters of Credit” has the meaning assigned to that term in Section 2.10(j).

“Existing Owens-Brockway Senior Unsecured Notes” means the 2016 Senior Notes, the 2022 Senior Notes and the 2025 Senior Notes, in each case to the extent not repaid, redeemed or repurchased on the Closing Date (and, for avoidance of doubt, any notes issued in exchange or replacement thereof on substantially identical terms).

“Facility” means any of the credit facilities established under this Agreement.

“Farm Credit Lender” means any Lender that is a lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Code  as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and the United States Treasury Regulations (and any notices, guidance or official pronouncements) promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such sections of Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements.

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by DB from three federal funds brokers of recognized standing selected by DB.

“Fee Letter” means that certain letter agreement between DB and the Borrowers and providing for the payment of certain fees in connection with this Agreement.

“Financial Officer” of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer, Controller, or a director having similar responsibilities, of such corporation, partnership or other entity.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and such Lien (other than floating charges with respect to certain Collateral (the use of which with respect to such Collateral has been approved by Administrative Agent)), has priority over any other Lien on such Collateral (other than Liens permitted pursuant to Section 8.2(a) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 8.2(a)) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Restricted Domestic Subsidiaries ending on December 31 of each calendar year.

“Foreign Collateral” means that portion of the Collateral securing the Foreign Obligations.

“Foreign Obligations” means all of the Obligations owing by any Offshore Borrower.

“Foreign Plan” means any plan, agreement, fund (including, without limitation, any super-annuation fund) or other similar program, arrangement or agreement established or maintained outside of the United States of America by a Loan Party or one or more of its Subsidiaries that provides employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, supplemental pension, retirement or savings benefits to any employee of a Loan Party or any of its Subsidiaries, in either case, residing outside of the United States of America.

“Foreign Subsidiary” means, (i) any Subsidiary of Company identified as such on Schedule 1.1(b) annexed hereto, (ii) any Subsidiary of any Subsidiary described in clause (i), (iii) any Foreign Subsidiary Holdco, and (iv) any Subsidiary acquired, incorporated or otherwise established by Company on or after the Closing Date which is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Holdco” means any Restricted Subsidiary organized under the laws of a state of the United States of America, substantially all of whose assets consist, directly or indirectly, of equity interests and intercompany indebtedness in Foreign Subsidiaries.

“Fund” means a Person that is a fund that makes, purchases, holds or otherwise invests in commercial loans or similar extensions of credit in the ordinary course of its existence.

“GAAP” means generally accepted accounting principles in the U.S. and the Netherlands applied on a consistent basis.

“Government Acts” has the meaning assigned to that term in Section 2.10(h).

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority” means any federal, state, provincial, territorial, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank and any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.

“Ground Leasehold Interest” as applied to any Person, means any lease by which such Person leases the fee interest in real property and owns the improvements thereon (until the termination of the lease).

“Guarantee Agreements” means, collectively, the Company Guaranty, the Domestic Borrowers’ Guaranty, the Subsidiary Guaranty and the Offshore Guaranties.

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect binding obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:  (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include any endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation at any time shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is incurred and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee Obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantied Obligations” has the meaning assigned to that term in Section 14.1.

“Guarantors” means, collectively, the Company, the Subsidiary Guarantors and the Offshore Guarantors.

“Harbor Capital Subsidiaries” means, collectively, OI Advisors, Inc. (f/k/a/ Harbor Capital Advisors, Inc.), OI Securities, Inc. (f/k/a/ HCA Securities, Inc.) and OI Transfer, Inc. (f/k/a Harbor Transfer, Inc.).

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and other constituents, including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or any other substances, wastes or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Holdings” means Owens Illinois, Inc., a Delaware corporation.

“Holdings Ordinary Course Payments” means dividends or other distributions by, or payments of intercompany indebtedness from, Company to Holdings necessary to permit Holdings to pay any of the following items which are then due and payable:  (i) payments in respect of Permitted Holdings Hedging Obligations, (ii) cash interest on the Existing Holdings Senior Notes, (iii) claims of persons for exposure to asbestos-containing products and expenses related thereto, (iv) so long as no Unmatured Event of Default arising under Sections 10.1(a), (i), and (k) or Event of Default shall exist (or shall be caused by such payment), (A) cash dividends on Permitted Preferred Stock with an aggregate liquidation preference or redemption price not exceeding $250,000,000 used (or the proceeds of which are used directly or indirectly within 180 days of receipt) as consideration for an Acquisition not prohibited hereunder and (B) share repurchases of, or common dividends on, Holdings’ Capital Stock in an aggregate amount not exceeding $100,000,000, (v) consolidated tax liabilities of Holdings and its Restricted Subsidiaries and (vi) general administrative costs and other on-going expenses of Holdings in the ordinary course of business.

“Incremental Cap” has the meaning assigned to that term in Section 2.9(a).

“Indebtedness” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capitalized Leases which is properly classified as a liability on a balance sheet in conformity with GAAP (subject to Section 1.2 hereof), (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of property or services to the extent not constituting Indebtedness pursuant to clause (v) below), (iv) the amount of all honored but unreimbursed drawings under letters of credit, (v) any obligation owed for all or any part of the deferred purchase price of property or services (other than trade payables and other accrued liabilities incurred in the ordinary course of business that are not overdue by more than 120 days unless being contested in good faith), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, however, that (A) with respect to any indebtedness of the type described in the foregoing clause (vi) which has not been assumed by that Person or is otherwise nonrecourse to the credit of that Person, the amount of such indebtedness shall be deemed to be the lesser of the outstanding principal amount of such indebtedness and the fair market value of the property or assets of such Person securing such indebtedness and (B) the term “Indebtedness” shall not include any Specified Intercompany Debt.

“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).

“Indemnified Taxes” means (a) any and all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” means, whether voluntary or involuntary (a) any case, proceeding or other action commenced by the Borrowers or any Guarantor (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, restructuring, power of sale, compromise, foreclosure or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a Receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (b) there shall be commenced against the Borrowers or any Guarantor any such case, proceeding or other action referred to in clause (a) of this definition which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (c) there shall be commenced against the Borrowers or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, know-how, trade secrets, technology and software, used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

“Intercreditor Agreement” means the Third Amended and Restated Intercreditor Agreement dated as of May 19, 2011, among Collateral Agent, Administrative Agent, the trustee in respect of the Existing Holdings Senior Notes, such Lenders or Affiliates of Lenders which are holders of Other Permitted Credit Exposure and have executed appropriate acknowledgments to the Intercreditor Agreement (or predecessor versions thereof) or in the future execute acknowledgments to such Intercreditor Agreement, and, such other Persons who may become parties to the Intercreditor Agreement in accordance with the terms thereof, which in the future execute acknowledgments to the Intercreditor Agreement, and as such Intercreditor Agreement may hereafter be amended, supplemented or modified from time to time.

“Interest Payment Date” means (i) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (ii) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (iii) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is a three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each of (A) the date upon which both the Revolving Commitments have been terminated and the Revolving Loans have been paid in full and (B) the applicable Term Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any  interest which is then accrued hereunder for such Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be (i) in the case of any Eurocurrency Loan in Dollars, the second Business Day prior to first day of the related Interest Period for such Loan or (ii) in the case of any Eurocurrency Loan in an Alternative Currency, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such Eurocurrency Loan; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Investment” means, as applied to any Person, (i) any purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any loan or advance to any other Person (other than (w) prepaid expenses or any Receivable created or acquired in the ordinary course of business, (x) advances to employees for moving and travel expenses, (y) drawing accounts and (z) similar expenditures in the ordinary course of business) or (iii) any Acquisition.  The amount of any Investment shall be the original cost (which shall not include (i) the amount of any Indebtedness of the Person that is the subject of such Investment that is assumed by the Person making such Investment or (ii) the value of any Common Stock issued as all or a portion of the consideration payable in connection with such

Investment) or, in the case of an Investment consisting of non-cash consideration received in connection with an Asset Sale or other sale of assets, the original value of such Investment plus the cost of all additions thereto and less returns of capital to the Person making the Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Collateral” means, collectively, the Intellectual Property of Borrower and its Restricted Domestic Subsidiaries that constitutes Collateral under the Collateral Documents.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means (i) with respect to Existing Letters of Credit, the issuing lenders set forth on Schedule 2.10(j) and (ii) with respect to any other Letters of Credit, DB, BofA, JPM, Scotiabank, BNP and Credit Agricole, each in accordance with their Letter of Credit Issuer Sublimit, and any other Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in Section 2.10(b); provided that, including with respect to the Existing Letters of Credit, an Issuing Lender may delegate the issuance of the applicable Letter of Credit to an Affiliate (DB having done so with respect to Existing Letters of Credit), provided, further, that in the event of any such delegation by an Issuing Lender, an Issuing Lender shall be deemed to be the Issuing Lender for purposes relating to the utilization of the Dollar Revolving Commitments or Multicurrency Revolving Commitments, as the case may be, under this Agreement, although such Affiliate shall be entitled to all rights of reimbursement relating to such Letter of Credit or an Issuing Lender and such Affiliate may apportion all rights and obligations relating to such Letter of Credit as they may agree and such apportionment shall be binding for all purposes hereunder; provided, further, that DB’s resignation as Administrative Agent in accordance with Section 11.6 shall also constitute DB’s resignation as an Issuing Lender with respect to any Letters of Credit (other than Letters of Credit issued by DB prior to such resignation).

“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

“LC Obligations” means, at any time, an amount equal to the sum of the aggregate Multicurrency LC Obligations and Dollar LC Obligations.

“LC Participant” has the meaning assigned to that term in Section 2.10(e).

“LC Reserve Account” has the meaning assigned to that term in Section 13.2(a).

“LC Supportable Indebtedness” means (i) obligations of Holdings or its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers’ compensation, surety bonds and other similar statutory obligations, (ii) obligations of Holdings or any of its Restricted Subsidiaries with respect to capital calls or similar requirements in respect of Joint Ventures to which Holdings or such Restricted Subsidiary is a party, (iv) obligations of Holdings or any of its Restricted Subsidiaries imposed by statute or by a court of competent jurisdiction to post appeal bonds or other security in connection with litigation appeals, and other performance, payment, deposit or surety obligations of Holdings or any of its Restricted Subsidiaries, in any such other case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, (v) obligations of Owens Insurance Limited with respect to certain self-insurance and reinsurance programs, including obligations under insurance treaties, (vi) Restricted Standby Letter of Credit Purposes and

(vii) such other obligations of Holdings or any of its Subsidiaries as are reasonably acceptable to Administrative Agent and the respective Issuing Lender and otherwise not restricted pursuant to the terms of this Agreement.

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” (i) pursuant to Section 12.8, and (ii) in connection with the incurrence of an Additional Facility pursuant to Section 2.9.

“Letters of Credit” means, Multicurrency Letters of Credit and Dollar Letters of Credit, collectively or separately as the context requires, and “Letter of Credit” means any one of such Letters of Credit.

“Letter of Credit Amendment Request” has the meaning assigned to that term in Section 2.10(c).

“Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the aggregate LC Obligations.

“Letter of Credit Issuer Sublimit” means, with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit as such obligation may be adjusted from time to time pursuant to this Agreement, which obligation as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Letter of Credit Issuer Sublimit” as the same may be adjusted from time to time pursuant to the terms hereof.

“Lien” means any lien, mortgage, pledge, security interest, hypothec, assignment by way of security, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any statutory trust or deemed trust and any security interest or deemed security interest under the PPSA) and any other agreement intended to create any of the foregoing.

“Loan” means any Term Loan, Dollar Revolving Loan, Multicurrency Revolving Loan,  Additional Domestic Subsidiary Borrower Loan, Additional Foreign Subsidiary Borrower Loan, Additional Term Loan or Refinancing Term Loan or any combination thereof, and “Loans” means all such Loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Letter of Credit, the Domestic Overdraft Agreement, each Offshore Overdraft Agreement, the Intercreditor Agreement, each Collateral Document and each Guarantee Agreement.

“Loan Party” means each of Borrowers, Company and, upon execution of a Loan Document thereby, any of Company’s other Subsidiaries from time to time executing such Loan Document, and “Loan Parties” means all such Persons, collectively.

“Loans to be Converted” has the meaning assigned to that term in Section 13.1(a).

“Major Default” means any of the following:  (a) an Event of Default pursuant to Section 10.1(a) or (i) has occurred and is continuing, (b) any actual (or assertion in writing by any Borrower or Guarantor of the) invalidity of any Loan Document and (c) an Event of Default pursuant to Section 10.1(d) has occurred and is continuing as a result any Loan Party’s default in the due performance of any of its obligations under Section 7.12.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a materially adverse effect on (i) the business, operations or financial condition, of the Company and its Restricted Subsidiaries, taken as a whole, (ii) the ability of the Company and its Restricted Subsidiaries, taken as a whole, to perform any of their respective material obligations under the Loan Documents (taken as a whole) or (iii) the rights of or benefits available to the Administrative Agent, Collateral Agent or Lenders taken as a whole to enforce the Obligations.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Company and its Restricted Subsidiaries (other than any Restricted Subsidiary of Holdings that is not a Material Subsidiary), in an individual principal amount of $75,000,000 or more or an aggregate principal amount of $150,000,000 or more.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means each indirect or direct Restricted Subsidiary of Holdings now existing or hereafter acquired or formed indirectly or directly by Holdings which (x) for the most recent Fiscal Year of Holdings, accounted for more than 7% of the consolidated revenues of Holdings or (y) as at the end of such Fiscal Year, was the owner of more than 8% of the consolidated assets of Holdings.

“Maximum Commitment” means, when used with reference to any Lender, the aggregate of such Lender’s Term Commitments, Dollar Revolving Commitments or Multicurrency Revolving Commitments in the amounts not to exceed those set forth opposite the name of such Lender on Schedule 1.1(a) hereto, subject to reduction from time to time in accordance with the terms of this Agreement.

“Minimum Borrowing Amount”  means (i) with respect to Base Rate Loans, $5,000,000 and (ii) with respect to Eurocurrency Loans, $5,000,000 in the case of a Borrowing in Dollars, €5,000,000 in the case of a Borrowing in Euros, and AUD$5,000,000 in the case of a Borrowing in ADollars.

“Minimum Borrowing Multiple” means, (i) in the case of a Borrowing in Dollars, $1,000,000, (ii) in the case of a Borrowing in Euros, €1,000,000 and (iii) in the case of a Borrowing in ADollars, AUD$1,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multicurrency Commitment Fee” has the meaning assigned to that term in Section 3.2(b)(ii).

“Multicurrency LC Commission” has the meaning assigned to that term in Section 2.10(g)(ii).

“Multicurrency LC Obligations” means, at any time, an amount equal to the sum of (i) the aggregate Stated Amount of the then outstanding Multicurrency Letters of Credit and (ii) the aggregate amount of Unpaid Drawings under Multicurrency Letters of Credit which have not then been reimbursed pursuant to Section 2.10(f).  The Multicurrency LC Obligation of any Lender at any time shall mean its Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations outstanding at such time.

“Multicurrency Letters of Credit” means, collectively, all Commercial Letters of Credit and Multicurrency Standby Letters of Credit, in each case, issued pursuant to Section 2.10(a)(i) or listed on Schedule 2.10(j), and “Multicurrency Letter of Credit” means any one of such Letters of Credit.

“Multicurrency Letter of Credit Exposure” means, with respect to a Revolving Lender, such Lender’s Multicurrency Revolver Pro Rata Share of the aggregate Multicurrency LC Obligations.

“Multicurrency Revolver Pro Rata Share” means, when used with reference to any Multicurrency Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of such Multicurrency Revolving Lender’s then outstanding Multicurrency Revolving Loans and Multicurrency LC Obligations and the denominator of which shall be the Multicurrency Revolving Commitments or, if the Revolver Termination Date for the Multicurrency Revolving Facility has occurred, the Effective Amount of all then outstanding Multicurrency Revolving Loans and Multicurrency LC Obligations.

“Multicurrency Revolving Commitment” means, with respect to any Multicurrency Revolving Lender, the obligation of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to participate in Multicurrency Letters of Credit and Overdraft Amounts, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) under the caption “Amount of Multicurrency Revolving Commitment” as the same may be adjusted from time to time pursuant to the terms hereof and “Multicurrency Revolving Commitments” means such commitments collectively, which commitments equal $600,000,000 in the aggregate as of the Closing Date.

“Multicurrency Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum (without duplication) of (i) the outstanding principal amount of Multicurrency Revolving Loans made by such Revolving Lender, (ii) the Multicurrency Letter of Credit Exposure of such Revolving Lender, (iii) in the case of Administrative Agent (in its capacity as a Lender), the Domestic Overdraft Amount (net of any participations therein purchased by other Lenders), (iv) the aggregate amount of all participations purchased by such Revolving Lender in the Domestic Overdraft Amount, (v) the Dollar Equivalent of all participations purchased by such Revolving Lender in the Offshore Overdraft Amount (net of any participations therein purchased by other Lenders) and (vi) in the case of any Offshore Overdraft Provider with respect to a particular Alternative Currency, the Dollar Equivalent of the relevant Offshore Overdraft Amount (net of any participations therein purchased by other Lenders).

“Multicurrency Revolving Facility” means the credit facility under this Agreement evidenced by the Multicurrency Revolving Commitments and the Multicurrency Revolving Loans.

“Multicurrency Revolving Lender” means any Lender which has a Multicurrency Revolving Commitment or is owed a Multicurrency Revolving Loan (or a portion thereof).

“Multicurrency Revolving Loan” and “Multicurrency Revolving Loans” have the meanings given in Section 2.1(b)(ii).

“Multicurrency Revolving Sublimit” means, (i) when used in reference to Owens-Brockway or an Additional Domestic Subsidiary Borrower, the Total Multicurrency Revolving Commitment and (ii) when used in reference to an Offshore Borrower, the Offshore Sublimit.

“Multicurrency Standby Letters of Credit” means any of the irrevocable standby letters of credit issued pursuant to this Agreement, in form acceptable to the Issuing Lender, together with any increases or decreases in the Stated Amount thereof and any renewals, amendments and/or extensions thereof.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which Holdings, any of its Subsidiaries or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“Net Indebtedness” means, at any date and with respect to any Person, Indebtedness of such Person on such date less Cash and Cash Equivalents of such Person on such date determined in accordance with GAAP.

“Net Insurance/Condemnation Proceeds” means, any Cash payments or proceeds received by Company or any of its Restricted Subsidiaries (i) under any casualty insurance policy (but excluding, for the avoidance of doubt, any personal injury insurance or business interruption insurance) in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or other similar event, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof and, in each case, only to the extent such cash payments or proceeds following any single occurrence of the events set forth in (i) and (ii) above, net of the foregoing documented costs, exceed $100,000,000; provided, that, for the avoidance of doubt, (x) any insurance proceeds received by Holdings or any Subsidiary for asbestos claims and (y) any O-I Venezuela Proceeds shall not constitute Net Insurance/Condemnation Proceeds hereunder.

“Net Proceeds” means, with respect to the incurrence of any Indebtedness or any Asset Sale (i) the cash proceeds actually received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (ii) the sum of (A) bona fide costs incurred in connection with such event, including reasonable commissions and other fees and expenses, (B) the amount of all Taxes paid (or reasonably estimated to be payable) in connection with such event, (C) in the case of an Asset Sale, the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured on such assets and refinancings thereof permitted hereunder or a Lien permitted by Section 8.2(a)(vi) and (D) the amount of any reserves established by Holdings and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years and that are directly attributable to such event (as determined reasonably and in good faith by Company); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” upon such reduction; provided, further, that any O-I Venezuela Proceeds shall not constitute Net Proceeds hereunder.

“New Senior Debt” means any Permitted European Senior Debt, any Permitted Unsecured Debt and/or Permitted Secured Debt which, in each case, does not constitute Subordinated Indebtedness.

“Nominal Restatement” means the amendment and restatement of the Existing Credit Agreement (as defined in the Existing Credit Agreement) dated as of May 19, 2011 by and between ACI and DBTCA, as trustee for the benefit of the Lenders hereunder, under which DBTCA made a loan to ACI in the amount of $10,000, as amended by that certain Australian Acknowledgment Side Deed dated as of April 22, 2015.

“Non-Bank Rules” means the Ten Non-Qualifying Bank Creditor Rule and the Twenty Non-Qualifying Bank Creditor Rule.

“Non-Defaulting Lender” means each Lender which is not a Defaulting Lender.

“Non-Public Lender” means any entity that does not belong to the “public” within the meaning of CRD IV/CRR.

“Non-U.S. Lender” means any Lender, Overdraft Provider or Issuing Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Note” means a note substantially in the form of Exhibit 2.2(a)(1) or Exhibit 2.2(a)(2), and “Notes” means all of such Notes collectively.

“Notice Address” means with respect to the Administrative Agent, the office of Administrative Agent located at Deutsche Bank AG New York Branch, 5022 Gate Parkway, Suite 400, Jacksonville, FL 32256, Attn: Tihana Mesic, email: sheila.lee@db.com; with a copy to: 60 Wall Street, Mail Stop NY C60-4305, New York, New York 10005, Attn: Peter Cucchiara, email: peter.cucchuara@db.com, fax: 212-797-5690 or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.

“Obligations” means all obligations of every nature of any Loan Party from time to time owed to the Administrative Agent, the Lenders or any of them under or in respect of this Agreement, the Notes, the Letters of Credit, the Offshore Overdraft Agreements, the Domestic Overdraft Agreement or any of the other Loan Documents whether for principal, interest, premium, fees, indemnification or otherwise (excluding, for the avoidance of doubt, all obligations under or in respect of Other Lender Guarantied Obligations and Other Permitted Credit Exposure).  Notwithstanding the foregoing, the “Obligations” exclude Excluded Swap Obligations.

“Officers’ Certificate” means, as applied to any corporation, limited liability company, partnership or trust, a certificate executed on behalf of such entity by any one of its Chairman of the Board (if an officer) or its President or one of its Vice Presidents or, if applicable, its managing member, general partner or trustee or, in the case of any Offshore Borrower or Offshore Guarantor, any director or any attorney appointed by power of attorney, or its Chief Financial Officer, its Treasurer, any of its Assistant Treasurers, its Controller or any of its Assistant Controllers or, in the case of any Offshore Borrower or Offshore Guarantor, any other director or attorney appointed by power of attorney (or such other customary instrument of delegation in the jurisdiction of organization of such Offshore Borrower or Offshore Guarantor).

“Offshore Borrower” means ACI, O-I Canada, OIEG, OI Europe and any Additional Foreign Subsidiary Borrower, and “Offshore Borrowers” means ACI, O-I Canada, OIEG, OI Europe, and such Additional Foreign Subsidiary Borrower collectively.

“Offshore Collateral Documents” means the Offshore Security Agreements.

“Offshore Currency Equivalent” means, at any time as to any amount denominated in Dollars, the equivalent amount in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such Alternative Currency with Dollars on the most recent Computation Date.

“Offshore Currency Loan” means any Loan denominated in an Alternative Currency.

“Offshore Guaranties” means the guaranties entered into by each of the Offshore Borrowers (other than OI Europe) of the Obligations of the other Offshore Borrowers and by each of the Offshore Guarantors of the Obligations of the Offshore Borrowers, in each case in a form satisfactory to the Administrative Agent, as the same may be amended, amended and restated or otherwise modified from time to time.

“Offshore Guarantors”  means, collectively, the Australian Guarantors, the Canadian Guarantors, the Dutch Guarantors and, if applicable, an Additional Foreign Subsidiary Borrower and any of its Material

Subsidiaries which are required to become Offshore Guarantors pursuant to Section 7.9(b)(ii).  As of the Closing Date, the Offshore Guarantors are set forth on Schedule 1.1(e).

“Offshore Overdraft Account” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account or the Swiss Overdraft Account, and “Offshore Overdraft Accounts” means the Australian Overdraft Account, the Canadian Overdraft Account, the Dutch Overdraft Account and the Swiss Overdraft Account, collectively.

 “Offshore Overdraft Agreement” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, and “Offshore Overdraft Agreements” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Dutch Overdraft Agreement and the Swiss Overdraft Agreement, collectively.

“Offshore Overdraft Amount” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount and “Offshore Overdraft Amounts” means the Australian Overdraft Amount, the Canadian Overdraft Amount, the Dutch Overdraft Amount and the Swiss Overdraft Amount, collectively.

“Offshore Overdraft Provider” means Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, and “Offshore Overdraft Providers” means Australian Overdraft Provider, Canadian Overdraft Provider, Dutch Overdraft Provider and Swiss Overdraft Provider, collectively.

“Offshore Security Agreements” means, collectively, (i) the security agreements by ACI, each Australian Guarantor, OIEG, each Dutch Guarantor, and, as applicable, each Additional Foreign Subsidiary Borrower and any Material Subsidiary of such Additional Foreign Subsidiary Borrower which is required to become an Offshore Guarantor under Section 7.9, as executed and delivered, or amended and restated, as the case may be, on or prior to (a) the date of this Agreement or (b) with respect to an Additional Foreign Subsidiary Borrower, the date on which such Additional Foreign Subsidiary Borrower has been designated as such pursuant to Section 12.1(c)(i), or (ii) with respect to any Material Subsidiary of an Additional Foreign Subsidiary Borrower which is required to become an Offshore Guarantor under Section 7.9, the date on which such Material Subsidiary executes a counterpart to the applicable Offshore Collateral Document, in each case as the same may be amended, amended and restated or otherwise modified in a form satisfactory to Administrative Agent from time to time in accordance with the terms thereof and hereof.

“Offshore Sublimit” means, at any time, (i) as to ACI, the lesser of (a) $300,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (ii) as to O-I Canada, the lesser of (a) $20,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (iii) as to OIEG, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect, (iv) as to OI Europe, the lesser of (a) $425,000,000 (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect and (v) as to an Additional Foreign Subsidiary Borrower, the Additional Foreign Subsidiary Borrower Sublimit designated pursuant to Section 12.1(c)(ii) (or the Offshore Currency Equivalent thereof) and (b) the Multicurrency Revolving Commitments then in effect; provided that such Offshore Sublimits may be from time to time decreased pursuant to Section 4.1 and increased pursuant to Section 2.9.

“O-I Venezuela Proceeds”  means all proceeds received by Company or any of its Subsidiaries related to the seizure/expropriation by the Venezuelan government of bottling plants in Venezuela.

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Organic Documents” means (i) relative to each Person that is a corporation, its charter, articles of incorporation, articles of amendment, articles of amalgamation, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other equity interests in the Person and (iii) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

“Other Lender Guarantied Obligations” means the obligations owed to Lenders and their Affiliates pursuant to Other Permitted Credit Exposure which are guaranteed pursuant to one or more of the Guarantee Agreements.

“Other Permitted Credit Exposure” means the obligations of Company or any Restricted Subsidiaries of Company owed to Lenders or Affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under interest rate agreements, currency agreements and commodities agreements) and other extensions of credit to Company or such Restricted Subsidiaries; provided, that “Other Permitted Credit Exposure” shall not include Excluded Swap Obligations.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes  that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Excluded Taxes imposed with respect to any assignment.

“Overdraft Agreement” means the Australian Overdraft Agreement, the Canadian Overdraft Agreement, the Domestic Overdraft Agreement, the Dutch Overdraft Agreement, or the Swiss Overdraft Agreement, as applicable.

“Overdraft Amount” means a Domestic Overdraft Amount or Offshore Overdraft Amount, as applicable.

“Overdraft Provider” means the Domestic Overdraft Provider or an Offshore Overdraft Provider, as applicable.

“Owens-Brockway” means Owens-Brockway Glass Container Inc., a Delaware corporation.

“Packaging” means Owens-Brockway Packaging, Inc., a Delaware corporation and the parent corporation of Owens-Brockway.

“Participant Register” has the meaning assigned to that term in Section 12.8(c).

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment Office” means the office of Administrative Agent located at 90 Hudson Street, Jersey City, New Jersey 07302.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Pension Plan” means an “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate.

“Permitted Canadian Liens” means all Liens created by applicable statutory law in Canada, including for amounts owing in respect of the Wage Earners Protection Program of Canada or otherwise for salary wages, vacation pay, employee deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, realty taxes, business taxes, workers’ compensation, employment insurance or Canada Pension Plan or similar obligations, Quebec corporate taxes, pension plan or fund obligations or otherwise under or in respect of any Canadian Foreign Plan and overdue rents.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Holdings with respect to any securities of Holdings which are junior to the applicable Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Holdings’ board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Encumbrances” means the following types of Liens:

(i)            Liens for taxes, assessments or governmental charges or claims the payment of which is not at the time required by Section 7.3 or as to which the grace period has not yet expired (not to exceed 30 days);

(ii)           Permitted Canadian Liens and other Statutory Liens and rights of set-off of banks, Liens of landlords (including in Quebec, pursuant to any hypothec to secure rent payments) and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens imposed by law incurred in the ordinary course of business (including title retention agreements arising in the ordinary course of business) for sums not yet delinquent or that are not overdue for a period of more than 60 days or are being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP (subject to Section 1.2) shall have been made therefor;

(iii)          Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or Section 303(k) of ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv)          Any attachment or judgment Lien not resulting in an Event of Default under Section 10.1(f);

(v)           Leases, subleases or licenses of occupancy granted to others not interfering in any material respect with the business of Company and its Restricted Subsidiaries, taken as a whole;

(vi)          Easements, rights-of-way, restrictions (including zoning restrictions), encroachments, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company and its Restricted Subsidiaries, taken as a whole;

(vii)         Any (a) interest or title of a lessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(viii)        Liens arising from UCC financing statements regarding leases or charges not prohibited by this Agreement or indicated to be “precautionary filings”;

(ix)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)           Liens incurred in the ordinary course of business encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Company and its Restricted Subsidiaries (excluding deposits securing the repayment of Indebtedness);

(xi)          Liens (i) on cash or deposits granted in favor of an Issuing Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit, and (ii) encumbering customary initial deposits and margin deposits securing obligations under Hedging Agreements and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry securing obligations under Hedging Agreements;

(xii)         Liens securing reimbursement obligations under Commercial Letters of Credit or bankers’ acceptance facilities, which Liens encumber documents and other property to be acquired by drawings under such Commercial Letters of Credit or drafts accepted under such bankers’ acceptance facilities;

 (xiii)       [Reserved].

(xiv)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business of the Company and its Restricted Subsidiaries provided that there has occurred and is continuing no default in the obligations related thereto;

(xv)         Liens arising in countries other than the United States of America substantially comparable to the foregoing;

(xvi)        Liens created over credit balances in Dutch or Canadian bank accounts of any Restricted Subsidiaries in the ordinary course of their banking arrangements pursuant to the general conditions of such bank;

(xvii)   licenses and sublicenses of Intellectual Property rights not interfering, individually or in the aggregate, in any material respect, with the conduct of the business of Company or any of its Subsidiaries;

(xviii)  Liens solely on any earnest money deposits made by any Borrower or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement entered into by it to the extent such acquisition is not prohibited hereunder;

(xix)        Liens on Cash and Cash and Cash Equivalents arising in respect of any cash pooling, netting or composite account arrangements in the ordinary course of business between any one or more Borrowers and any of their Restricted Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; and

(xx)         customary rights of set off, revocation, refund or chargeback, Liens or similar rights under agreements with respect to deposits of cash, securities accounts, deposit disbursements, concentration accounts or comparable accounts under the laws of any foreign jurisdiction (including, for the avoidance of doubt, any Lien or set-off arrangements entered into by OIEG or any other Dutch Subsidiary which arise pursuant to any general banking conditions (algemene bankvoorwaarden)) or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions at which any Borrower or any of its Restricted Subsidiaries maintains such securities accounts, deposit disbursements, concentration accounts or comparable accounts under the law of any foreign jurisdiction in the ordinary course of business permitted by this Agreement.

“Permitted European Senior Debt” means (i) OI European Group B.V.’s 4 7/8% Senior Notes due 2021 (including guarantees thereof required by the indenture governing the same), (ii) OI European Group B.V.’s 6 3/4% Senior Notes due 2020 (including guarantees thereof required by the indenture governing the same) and (iii) additional Indebtedness (including guarantees thereof and Indebtedness and guarantees issued in exchange or in replacement thereof containing substantially identical terms); provided that any additional Indebtedness incurred pursuant to the preceding clause (iii) hereof shall have the following characteristics:  (u) the sole issuer or borrower shall be OIEG or another Restricted Foreign Subsidiary reasonably acceptable to the Administrative Agent, (v) any other obligors (whether guarantors or other credit support parties) shall include only Company, Owens Brockway and/or the Subsidiary Guarantors and no other Persons), (w) such Indebtedness (and any guaranties thereof) shall be unsecured or constitute Subordinated Indebtedness or both, (x) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment prior to April 22, 2021, except for provisions requiring any permitted obligor under clause (u) above to repurchase all or a portion of Permitted European Senior Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in the documentation governing such Permitted European Senior Debt) and (y) such Indebtedness is at then-prevailing market terms and conditions, in each case, determined by the Company in good faith.

“Permitted Factoring” means the factoring or sale at a discount (or any such arrangement similar to the foregoing) of accounts receivable of Company or any of its Restricted Subsidiaries on a non-recourse basis in the ordinary course of business.

“Permitted Holdings Hedging Obligations” means obligations under Hedging Agreements entered into by Holdings which could have been entered into by Owens-Brockway under Section 8.4(iii).

“Permitted Preferred Stock” means any preferred stock of Holdings (or any equity security of Holdings that is convertible or exchangeable into any preferred stock of Holdings), so long as the terms of any such preferred stock or equity security of Holdings (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before April 22, 2021, (iv) do not contain any covenants other than any Permitted Covenant, (v) do not grant the holders thereof any voting rights except for (w) voting rights required to be granted to such holders under applicable law, (x) customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Holdings and matters that could adversely affect the rights, preferences, qualifications, limitations or restrictions of such Permitted Preferred Stock and any other voting rights that are customary in the market at the time of issuance of such Permitted Preferred Stock, as determined by the Administrative Agent in its reasonable judgment, (y) other voting rights to the extent not greater than or superior to those allocated to Holdings Common Stock on a per share basis, and (z) voting rights with respect to the election of directors arising from dividends in arrears, and (vi) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Real Property Encumbrances” means (i) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not, (1) secure Indebtedness or (2) in the reasonable opinion of Administrative Agent, materially impair such real property for the purpose for which it is held by the owner thereof, the marketability thereof or the Lien held by Collateral Agent, (ii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises (iii) landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent, (iv) encumbrances for Taxes, assessments and governmental charges not yet due and payable, and (v) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, amendment, restatement, supplementation or other modification of any Indebtedness by the Person that originally incurred such Indebtedness, provided that:

(i)            the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus all accrued interest and premiums and the amounts of all fees, expenses, penalties (including prepayment penalties) and premiums incurred in connection with such replacement, renewal, refinancing, extension, defeasance, restructuring, refunding, repayment, amendment, restatement, supplementation or modification;

(ii)           the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the Indebtedness being renewed, replaced or refinanced;

(iii)          unless such Indebtedness is Indebtedness under this Agreement, the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified;

(iv)          such Indebtedness is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced, extended, defeased, restructured, refunded, repaid, amended, restated, supplemented or modified; and

(v)           such Indebtedness is not secured by any assets other than those securing such originally incurred Indebtedness.

“Permitted Secured Debt” means Indebtedness (including Permitted Refinancing Indebtedness) of the Company, Owens-Brockway or one or more of the Subsidiary Guarantors having the following characteristics:  (v) no collateral (other than all or any portion of the Collateral granted pursuant to the Domestic Collateral Documents) shall secure such Indebtedness and the Liens on the Collateral, if any, shall rank subordinate to or pari passu with the Liens securing the Obligations, (w) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment in excess of 1% of the outstanding principal amount per year prior to April 22, 2021, except for provisions requiring any permitted obligor referred to above to repurchase all or a portion of Permitted Secured Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” (such terms to be defined in documentation governing such Permitted Secured Debt), (y) the Net Proceeds of such Indebtedness shall be applied as required by Section 4.4(e) and (z) such Indebtedness is at then-prevailing market terms and conditions, in each case, determined by the Company in good faith.

“Permitted Unsecured Debt” means Indebtedness (including guarantees thereof and Permitted Refinancing Indebtedness) having the following characteristics:  (u) the obligors (whether borrowers, issuers, guarantors, pledgors or other support parties) shall include the Company, Owens-Brockway and one of more

Subsidiary Guarantors (it being understood and agreed that the right of any such obligor to satisfy its obligations in respect of such Indebtedness with, or the rights of any holder thereof to convert or exchange such Indebtedness into, Holdings Common Stock, or any obligation of Holdings, as a party to the indenture governing such Indebtedness, to issue Holdings Common Stock in satisfaction of any such Indebtedness, shall not render Holdings an “obligor” in respect of such Indebtedness for purposes of this clause (u)), (v) such Indebtedness shall be unsecured or constitute Subordinated Indebtedness or both, (w) such Indebtedness shall not have any scheduled payment of principal, mandatory prepayment, mandatory redemption or sinking fund payment prior to April 22, 2021, except for provisions requiring an obligor to repurchase all or a portion of Permitted Unsecured Debt from the holders thereof upon the occurrence of a “change of control” or following an “asset sale” or, in the case of any such Indebtedness that may, in whole or in part, be converted into, exchanged for, or which may, in whole or in part, be satisfied by delivery of Holdings Common Stock upon the occurrence of a conversion or exchange event relating to the price of Holdings Common Stock, the trading price of such Indebtedness, a “fundamental change” or other specified corporate transaction or corporate event  (such terms to be defined in the documentation governing such Permitted Unsecured Debt) and (x) such Indebtedness is at then-prevailing market terms and conditions, in each case, determined by the Company in good faith.  Permitted Unsecured Debt shall also mean and include the Existing Owens-Brockway Senior Unsecured Notes and related guaranties.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Pledge Agreement” means the Amended and Restated Pledge Agreement amended and restated as of the date of this Agreement, by and between Company and Packaging, in the form attached hereto as Exhibit 5.1(j)(B), as such Pledge Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Securities” means any of the Securities pledged pursuant to any Collateral Document.

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Pro Forma Basis” means, as of any date of determination, (a) if the date of determination is not the last day of a Test Period, the Secured Leverage Ratio or Total Leverage Ratio will be calculated based on Consolidated EBITDA for the most recent Test Period, and Net Indebtedness as of such date of determination, (b) any Pro Forma Events that have occurred (or will have occurred) after the first day of the applicable Test Period and on or before such date of determination shall be given pro forma effect in the calculation of Consolidated EBITDA, as if they occurred on the first day of such Test Period, and (c) for purposes of calculating Consolidated EBITDA in connection with any Acquisition, any historical extraordinary non-recurring costs or expenses or other verifiable costs or expenses that will not continue after the Acquisition or disposition date may be eliminated and other expenses, and cost reductions may be reflected, in each case (a) on a basis consistent with Regulation S-X promulgated by the Securities and Exchange Commission or (b) otherwise to the extent factually supportable and identifiable, pro forma cost savings directly attributable to operational efficiencies expected to be created with respect to such Acquisition, which can be reasonably computed (based on the four (4) fiscal quarters immediately preceding the proposed acquisition) and are approved by Administrative Agent in its reasonable discretion.

With respect to any such Acquisition, such pro forma calculations shall be based on the consolidated balance sheet of such acquired Person or business and its consolidated Restricted Subsidiaries as at the end of its most recent Fiscal Year or the most recent fiscal period preceding such Acquisition and the related consolidated statements of income and of cash flows for such period, which shall have been previously provided to Administrative Agent and shall either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by Administrative Agent.

“Pro Forma Event” means and includes (i) any disposition to third parties by the Company and its Restricted Subsidiaries of assets the fair market value of which equals or exceeds $100,000,000 or (ii) any Acquisition in which the aggregate consideration paid or given (including, without limitation, cash paid, Acquired Indebtedness or assumed Indebtedness and the value of any other consideration paid or given) to third parties equals or exceeds $100,000,000.

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Maximum Commitment with respect to such Facility or Facilities and the denominator of which shall be the Total Commitment with respect to such Facility or Facilities or, if no Commitments are then outstanding, such Lender’s aggregate Loans to the aggregate Loans and Obligations hereunder with respect to such Facility.

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.

“Purchase Money Indebtedness” means Indebtedness incurred simultaneously with or within 180 days after the acquisition, construction, leasing or improvement of real property or tangible personal property to finance such acquisition, construction or improvement of such property (in each case, whether directly or through the purchase of equity interests of a Person owning such real property or tangible personal property that is or becomes a Restricted Subsidiary), and any Permitted Refinancing Indebtedness with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Bank” means a person or entity including any commercial bank or financial institution (irrespective of its jurisdiction of organization) which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all in accordance with the Swiss Guidelines.

“Qualifying Intragroup Creditors” means creditors of receivables (Guthaben) owed by another member of the same group of companies, all in accordance with article 14a of the Swiss Withholding Tax Ordinance of 19 December 1966, SR 642.11 as amended from time to time.

“Quarterly Payment Date” means March 15, June 15, September 15 and December 15 of each year following the Closing Date.

“Real Property” means all right, title and interest of any Loan Party or any of its respective Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Subsidiaries together with, in each case, all improvements and, to the extent deemed real property under applicable laws, appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Real Property Asset” means, at any time of determination, any fee interest then owned or Ground Leasehold Interest then held by any Loan Party in any Real Property.

“Receivables Sale Indebtedness” means Indebtedness incurred or deemed incurred or cash consideration received from the sale of Receivables by Company or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables. Solely for purposes of Section 8.1(xiv), “Receivables Sale Indebtedness” shall be deemed to include the face amount of any account receivable subject to Permitted Factoring until the earlier of (x) the date on which such account receivable becomes due and payable and (y) the payment in full of such account receivable by the applicable account debtor.

“Receivable(s)” means and includes all of Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of Company and its Subsidiaries to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receiver” means a receiver, interim receiver, receiver and manager, liquidator, trustee in bankruptcy or similar person.

“Recipient” means any Agent, any Issuing Lender, any Lender or any Overdraft Provider, as applicable.

“Recovery Event” means the receipt by Holdings (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.4; provided, however, that in no event shall payments made under business interruption insurance or rent insurance constitute a Recovery Event.

“Reference Lender” means DB.

“Refinanced Term Loans” has the meaning assigned to that term in Section 12.1(g).

“Refinancing Term Loans” has the meaning assigned to that term in Section 2.1(c).

“Register” has the meaning assigned to that term in Section 12.12.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to:  (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

“Replaced Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Term Loans” has the meaning assigned to that term in Section 12.1(g).

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Pension Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Non-Defaulting Lenders the sum of whose Effective Amount of outstanding Term Loans, Dollar Revolving Commitments and Multicurrency Revolving Commitments (or, if after the Total Dollar Revolving Commitment or Total Multicurrency Revolving Commitment, as applicable, has been terminated (or any Facility thereof), outstanding Dollar Revolving Loans, Dollar Revolver Pro Rata Share of Dollar LC Obligations, Multicurrency Revolving Loans and Multicurrency Revolver Pro Rata Share of outstanding Overdraft Amounts and Multicurrency LC Obligations) and so long as any Delayed Draw Term Loan Commitments remain outstanding, the aggregate amount of Delayed Draw Term Loan Commitments then in effect constitute greater than 50% of the sum of (i) the total Effective Amount of outstanding Term Loans and so long as any Delayed Draw Term Loan Commitments remain outstanding, the aggregate amount of Delayed Draw Term Loan Commitments then in effect of Non-Defaulting Lenders and (ii) the Total Revolving Commitment less the aggregate Revolving Commitments of Defaulting Lenders (or, if after the Total Revolving Commitment has been terminated, the total Effective Amount of outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolver Pro Rata Share of all Non-Defaulting Lenders of the total outstanding Overdraft Amounts, Dollar LC Obligations and Multicurrency LC Obligations at such time).

“Reset Date” has the meaning assigned to that term in Section 1.3.

“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Company, or, if being applied to a Subsidiary, of the applicable Subsidiary.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of the Company or, if being applied to a Subsidiary, of the Subsidiary.

“Restricted Domestic Subsidiary” means a Restricted Subsidiary which is a Domestic Subsidiary.

“Restricted Foreign Subsidiary” means a Restricted Subsidiary which is a Foreign Subsidiary

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, including, without limitation, Company’s intercompany note to Holdings (other than Permitted Refinancing Indebtedness).

“Restricted Standby Letter of Credit Purposes” means any Standby Letter of Credit issued for the purpose of supporting (i) Indebtedness incurred by any Restricted Foreign Subsidiary or any Joint Venture to which Holdings or any of its Restricted Subsidiaries is a party for working capital and general business purposes, (ii) Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of industrial revenue or development bonds or financings, (iii) obligations with respect to leases of Holdings or any of its Restricted Subsidiaries, or (iv) other obligations of Holdings or any of its Restricted Subsidiaries for which letter of credit support would be used in the ordinary course of Holdings’ or such Restricted Subsidiary’s business or otherwise consistent with custom and practice in the industry.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Revolver Pro Rata Share” means, when used with reference to any Revolving Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Revolving Lender’s Revolving Commitment or, if the Revolver Termination Date for any Revolving Facility has occurred, the Effective Amount of such Revolving Lender’s then outstanding Revolving Loans and the denominator of which shall be the Revolving Commitments or, if the Revolver Termination Date for any Facility has occurred, the Effective Amount of all then outstanding Revolving Loans for such terminated Facility plus all remaining Revolving Commitments.

“Revolver Termination Date” means the five-year anniversary of the Closing Date or such earlier date as the Revolving Commitments shall have been terminated or otherwise reduced to $0 pursuant to this Agreement.

“Revolving Commitment” means, with respect to any Revolving Lender, such Lender’s Dollar Revolving Commitment and/or Multicurrency Revolving Commitment and “Revolving Commitments” means such commitments collectively.

“Revolving Credit Exposure” means, with respect to a Revolving Lender, the sum of (i) the outstanding principal amount of the Revolving Loans made by such Revolving Lender, (ii) the Letter of Credit Exposure of such Revolving Lender and (iii) the Overdraft Amount of such Revolving Lender.

“Revolving Facilities” means the Dollar Revolving Facility and the Multicurrency Revolving Facility.

“Revolving Lender” means any Lender which has a Revolving Commitment or is owed a Revolving Loan (or a portion thereof).

“Revolving Loan” means a Dollar Revolving Loan or a Multicurrency Revolving Loan as the case may be and “Revolving Loans” means such Loans collectively.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive economic or trade Sanctions (which, as of the Closing Date, is Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person who is at such time subject to Sanctions or (d) any Person owned or controlled by any such Person or Persons described in the foregoing (a) through (c).

“Sanctions” has the meaning assigned to that term in Section 6.17.

 “S&P” means Standard & Poor’s Rating Service, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Scheduled Term Loan A Repayments” means, (i) from the Closing Date until the Delayed Draw Funding Date, if applicable, with respect to the principal payments on the Term A Loans for each date set forth below, the percentage of the original aggregate principal amount of Term A Loans made on the Closing Date set forth opposite thereto, and (ii) from the Delayed Draw Funding Date, if applicable, until the Term Loan A Maturity Date, with respect to the principal payments on the Term A Loans for each date set forth below, the percentage of the original aggregate principal amount of Term A Loans outstanding on the Delayed Draw Funding Date, set forth opposite thereto, in each case, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term Loan A Repayment Percentage
September 30, 2015	0.625%
December 31, 2015	0.625%
March 31, 2016	0.625%
June 30, 2016	0.625%
September 30, 2016	0.625%
December 31, 2016	0.625%
March 31, 2017	0.625%
June 30, 2017	0.625%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.25%
June 30, 2018	1.25%
September 30, 2018	1.25%
December 31, 2018	1.25%
March 31, 2019	1.25%
June 30, 2019	1.25%
September 30, 2019	1.25%
December 31, 2019	1.25%
March 31, 2020	1.25%
Term Loan A Maturity Date	81.25%

“Scheduled Term Euro Repayments” means, with respect to the principal payments on the Term Euro Loan for each date set forth below, the percentage of the original aggregate principal amount of Term Euro Loans made on the Closing Date set forth opposite thereto, as reduced from time to time pursuant to Sections 4.3 and 4.4:

Date	Scheduled Term Euro Repayment Percentage
September 30, 2015	0.625%
December 31, 2015	0.625%
March 31, 2016	0.625%
June 30, 2016	0.625%
September 30, 2016	0.625%
December 31, 2016	0.625%
March 31, 2017	0.625%
June 30, 2017	0.625%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.25%
June 30, 2018	1.25%
September 30, 2018	1.25%
December 31, 2018	1.25%
March 31, 2019	1.25%
June 30, 2019	1.25%
September 30, 2019	1.25%
December 31, 2019	1.25%
March 31, 2020	1.25%
Term Euro Loan Maturity Date	81.25%

“Scheduled Term Repayments” means, for any Term Facility, the scheduled principal repayments set forth in the “Scheduled Term Repayments” definition applicable to such Term Facility.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Net Indebtedness as of such date that is then secured by Liens on property or assets of Holdings and its Restricted Subsidiaries to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for the most recently completed Test Period.

“Secured Parties” has the meaning provided in the respective Collateral Documents to the extent defined therein and shall include any Person who is granted a Lien or security interest pursuant to any Loan Document.

 “Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Amended and Restated Security Agreement amended and restated as of the date of this Agreement, by and among Company, Owens-Brockway and the Subsidiary Guarantors, in the form attached hereto as Exhibit 5.1(j)(i)(A), as such Security Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time (including any amendments effectuating the addition of an Additional Domestic Subsidiary Borrower appointed pursuant to Section 7.9(c) hereof).

“SFAS 133” means Statements of Financial Accounting Standards No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities.”

“Solvent” means, (A) with respect to any Person organized under the laws of a state of the United States of America, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; (B) with respect to any Person organized under the laws of Australia, the Netherlands or Canada means that such Person is able to pay its debts as such debts become due and payable; and (C) with respect to any Person organized under the laws of Switzerland means that as of the date of determination, (i) the value of the assets of such Person is higher than the sum of (a) the liabilities of such Person and (b) half of the share capital of such Person, and (ii) such Person disposes of cash or cash equivalents in an amount that is not less than the total of the short-term liabilities.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Intercompany Debt” means the obligations outstanding as of the Closing Date, and interest accrued or capitalized thereon, under and evidenced by (i) the  Inter-Company Revolving Advance Facility Agreement dated December 18, 2009 between Fabrica de Vidrio Los Andes, C.A., as lender, and O-I Manufacturing Netherlands B.V, as Borrower, and (ii) the  Inter-Company Revolving Advance Facility Agreement dated February 9, 2010 between Owens Illinois de Venezuela C.A., as lender, and O-I Manufacturing Netherlands B.V, as Borrower.

“Specified Representations” means the representations and warranties made by Company and the Borrowers, in or pursuant to Sections 6.1 (with respect to the Borrowers only), 6.13, 6.17 and 6.18.

“Spot Rate” means, with respect to any foreign exchange computation in respect of any Alternative Currency or otherwise or, with respect to a Letter of Credit, other non-Dollar currency, the rate quoted by the Administrative Agent in accordance with its customary procedures as the spot rate for the purchase by Administrative Agent of Dollars with such currency or the purchase by Administrative Agent of such Alternative Currency with Dollars, as the case may be, through its FX Trading Office at 10:30 A.M. (New York time) on such date as of which the applicable foreign exchange computation is made for delivery two Business Days later.

“Stated Amount” or “Stated Amounts” means (i) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than Dollars, the Dollar Equivalent of the stated or face amount of such Letter of Credit (to the extent) available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.  For purposes of calculating the Stated Amount of any Letter of Credit at any time:

(i)            any increase in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the date Issuing Lender actually issues an amendment purporting to increase the Stated Amount of such Letter of Credit, whether or not Issuing Lender receives the consent of the Letter of Credit beneficiary or beneficiaries to the amendment, except that if a Borrower has required that the increase in Stated Amount be given effect as of an earlier date and Issuing Lender issues an amendment to that effect, then such increase in Stated Amount shall be deemed effective under this Agreement as of such earlier date requested by such Borrower; and

(ii)           any reduction in the Stated Amount of any Letter of Credit by reason of any amendment to any Letter of Credit shall be deemed effective under this Agreement as of the later of (x) the date Issuing Lender actually issues an amendment purporting to reduce the Stated Amount of such Letter of Credit, whether or not the amendment provides that the reduction be given effect as of an earlier date, or (y) the date Issuing Lender receives the written consent (including by authenticated telex, cable, SWIFT messages or facsimile transmission with, in the case of a facsimile transmission, a follow-up original hard copy)) of the Letter of Credit beneficiary or beneficiaries to such reduction, whether written consent must be dated on or after the date of the amendment issued by Issuing Lender purporting to effect such reduction.

“Subordinated Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries that is expressly subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person (i) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP  and, (iv) in relation to any entity incorporated or established in the Netherlands shall include a “dochtermaatschappij” within the meaning of section 2:24a of the Dutch Civil Code; provided, that, notwithstanding the foregoing, Owens-Illinois de Venezuela C.A. and Fabrica de Vidrio Los Andes C.A. shall not constitute Subsidiaries.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means any Restricted Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty.  As of the Closing Date, the Subsidiary Guarantors are set forth on Schedule 1.1(d).

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty dated as of the date of this Agreement, by and among all wholly-owned Restricted Domestic Subsidiaries party thereto as of the Closing Date (excluding Owens-Brockway, the Harbor Capital Subsidiaries, Bolivian Investments, Inc., Sovereign Air, LLC, Maumee Air Associates Inc., ACI Ventures, Inc., OI Caribbean Sales and Distributions Inc., O-I Holding LLC, OI International Holdings Inc. and O-I US Procurement Company, Inc.), in the form attached hereto as Exhibit 7.9, and as supplemented hereafter under certain circumstances by certain Restricted Domestic Subsidiaries of Company in accordance with Section 7.9, and as such Subsidiary Guaranty may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swiss Guidelines” means, collectively, the guidelines S-02.122.1 in relation to bonds of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.1 vom April 1999 betreffend “Obligationen”), S-02.122.2 in relation to customer credit balances of April 1999 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.122.2 vom April 1999 betreffend “Kundenguthaben”) and S-02.123 in relation to interbank transactions of 22 September 1986 as issued by the Swiss Federal Tax Administration (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (“Interbankguthaben”)), S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt S-02.128 vom January 2000 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”), and S-02.130.1 in relation to accounts receivable of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”) and the circular letter no. 15 (1-015-DVS-2007) of February 7, 2007 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. February 2007) as issued, and as amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Overdraft Account” means an account established by OI Europe with Swiss Overdraft Provider and referenced in a Swiss Overdraft Agreement.

“Swiss Overdraft Agreement” means that certain agreement between OI Europe and Crédit Agricole Corporate and Investment Bank, dated on or about the date hereof, and any Offshore Overdraft Agreement between OI Europe, OIEG and any successor Swiss Overdraft Provider, in substantially the form of Exhibit 2.1(e) annexed hereto, with such modifications thereto as may be approved by Administrative Agent and any successor Offshore Overdraft Agreement executed and delivered by OI Europe and such successor Swiss Overdraft Provider pursuant to Section 12.8(d), as any such Offshore Overdraft Agreement may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Swiss Overdraft Amount” means, as at any date of determination, the aggregate principal amount of outstanding overdrafts charged to the Swiss Overdraft Account.

“Swiss Overdraft Provider” means Crédit Agricole Corporate and Investment Bank or any successor Swiss Overdraft Provider pursuant to Section 12.8(d); provided, however, that no such Lender shall be a successor Swiss Overdraft Provider until OI Europe and such Lender have executed and delivered a Swiss Overdraft Agreement to Administrative Agent.

“Swiss Withholding Tax Statute” means the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21) together with the related regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer von 13 Oktober 1965 / Loi fédérale du 13 octobre 1965 sur l’impôt anticipé, SR/RS 642.21), as amended from time to time.

“Tax Transferee” means any Person who acquires any interest in the Loans (other than any Person listed on Schedule 1(a) or Schedule 12.8(j)) (whether or not by operation of law) or the new office to which a Lender or Agent has transferred its Loans for purposes of determining where the Loans are made, accounted for or booked.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed by any Governmental Authority, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Ten Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors of a Borrower under any credit facility which are not Qualifying Banks must not exceed 10 (ten), all in accordance within the meaning of the Swiss Guidelines.

“Term Commitment” means, with respect to any Lender and any Term Facility, the principal amount set forth opposite such Lender’s name in Schedule 1.1(a), the Register or in any Assignment and Assumption Agreement under the caption for the amount of commitment to such Term Facility, as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively.

“Term Euro Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Term Euro Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount” as the same may be adjusted from time to time pursuant to the terms hereof, and “Term Euro Commitments” means such commitments collectively, which commitments equal €278,810,000 in the aggregate as of the Closing Date.

“Term Euro Facility” means the credit facility under this Agreement evidenced by the Term Euro Commitments and the Term Euro Loans.

“Term Euro Lender” means any Lender which has a Term Euro Commitment or is owed a Term Euro Loan (or a portion thereof).

“Term Euro Loan” means a loan made pursuant to Section 2.1(a)(ii) or Section 2.9(a)(iv).

“Term Euro Loan Maturity Date” means the date that is the fifth anniversary of the Closing Date.

“Term Loan A” means a loan made pursuant to Section 2.1(a)(i) or Section 2.9(a)(ii).

“Term Loan A Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name in the Register or in any Assignment and Assumption Agreement under the caption “Amount of Term Loan A Commitment,” which commitment as of the Closing Date is the amount set forth opposite such lender’s name on Schedule 1.1(a) hereto under the caption “Amount” as the same may be adjusted from time to time pursuant to the terms hereof, and “Term Loan A Commitments” means all such commitments collectively, which commitments equal $600,000,000 in the aggregate as of the Closing Date.

“Term Loan A Facility” means the credit facility under this Agreement evidenced by the Term Loan A Commitments, the Delayed Draw Term Loan Commitments and the Term A Loans.

“Term Loan A Lender” means any Lender which has a Term Loan A Commitment or Delayed Draw Term Loan Commitment or is owed a Term Loan A (or a portion thereof).

“Term Loan A Maturity Date” means the date that is the fifth anniversary of the Closing Date.

“Term Facilities” means the Facilities under the Agreement other than the Revolving Facilities, collectively.

“Term Lender” means, with respect to any Term Facility, any Lender which has a Term Commitment for such Term Facility or is owed a Term Loan (or portion thereof) under such Term Facility.

“Term Loans” means the Loans under the Term Facilities, collectively.

“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement.

“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate Effective Amount of all Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate Effective Amount of all Term Loans outstanding at such time.

“Term Pro Rata Share” means, with respect to any Term Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Facility and the denominator of which shall be the amount of all then outstanding Loans under such Facility.

“Test Period” means the four consecutive Fiscal Quarters of Holdings then last ended.

“Threshold Debt Ratings” means a corporate credit rating of Owens-Brockway’s of BBB- or higher by S&P and a corporate family rating of Baa3 or higher by Moody’s.

“Total Available Dollar Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Dollar Revolving Commitments of the Lenders at such time.

“Total Available Multicurrency Revolving Commitment” means, at the time any determination thereof is made, the sum of the respective Available Multicurrency Revolving Commitments of the Lenders at such time.

“Total Available Revolving Commitment” means, at any date, the sum of (i) the Total Available Dollar Revolving Commitment on such date, plus (ii) the Total Available Multicurrency Revolving Commitment on such date.

“Total Commitment” means, at the time any determination thereof is made, the sum of the Term Commitments and the Revolving Commitments of each of the Lenders at such time.

“Total Dollar Revolving Commitment” means, at any time, the sum of the Dollar Revolving Commitments of each of the Lenders at such time.

“Total Leverage Ratio” means, for any Test Period, the ratio of (a) Net Indebtedness of Holdings and its Restricted Subsidiaries as of the last day of such Test Period, to (b) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period.

“Total Multicurrency Revolving Commitment” means, at any time, the sum of the Multicurrency Revolving Commitments of each of the Lenders at such time.

“Total Revolving Commitment” means, at any time, the sum of the Revolving Commitments of each of the Lenders at such time.

“Transactions” means and includes (i) each of the Credit Events occurring on the Closing Date, (ii) the repayment in full of the loans and other obligations outstanding under the Existing Credit Agreement and (iii) the payment of fees and expenses in connection with the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(g).

“Trigger Quarter” has the meaning assigned to that term in Section 9.1.

“Triggering Asset Sale” means an Asset Sale that generates Net Proceeds equal to or in excess of $100,000,000.

“Twenty Non-Qualifying Bank Creditor Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks and Qualifying Intragroup Creditors, of a Swiss Borrower under all outstanding loans, facilities and/or private placements (including under this Agreement) must not at any time exceed twenty (20), in each case in accordance with the meaning of the Guidelines.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Unfunded Pension Liability” means, with respect to any Pension Plan, the “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) of such Pension Plan, determined as of the then most recent actuarial valuation report for such Pension Plan based on the assumption relied on in such actuarial valuation for the applicable plan year.

“Unpaid Drawing” has the meaning set forth in Section 2.10(d).

“Unrestricted Subsidiary” means (i) any Subsidiary of Company designated by the board of directors of Company as an Unrestricted Subsidiary pursuant to Section 7.10 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“USA Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001, P.L. 107-56.

“U.S. Borrower” means Owens-Brockway.

“U.S. Collateral” means that portion of the Collateral securing the U.S. Obligations.

“U.S. Obligations” means all of the Obligations owing by the U.S. Borrower.

 “VAT” means any Tax imposed by EC Directive 2006/112/EC on the Common System of value added tax, and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other Tax of a similar nature imposed by any Governmental Authority and all interest, additions to tax or penalties related thereto.

“Voting Participant” has the meaning assigned to that term in Section 12.8(j).

“Voting Participant Notification” has the meaning assigned to that term in Section 12.8(j).

“Voting Securities” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of Capital Stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person; provided that (i) OI Manufacturing Italy SpA shall be deemed a Wholly-Owned Subsidiary of OI Italia S.R.L. and (ii) O-I Glasspack GmbH & Co. KG shall be deemed to be a Wholly-Owned Subsidiary of O-I Glasspack Beteiligungs Verwaltungs GmbH.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

“WURA” means the Winding-Up and Restructuring Act (Canada), as amended.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  References to “Articles,” “Sections,” “paragraphs,” “Exhibits” and

“Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise expressly provided herein, references to constitutive and Organic Documents and to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

1.2          Terms Generally; Financial Statements.

(a)           Except as otherwise expressly provided herein, all accounting terms used herein but not expressly defined in this Agreement, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall have the respective meanings given to them or shall be made in accordance with GAAP and on a basis consistent with the presentation of the financial statements and projections delivered pursuant to, or otherwise referred to in, Sections 7.1(h) and 8.3(v).  Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation.  Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person.  For purposes of this Agreement, amounts of Indebtedness shall be determined according to the face or principal amount thereof, based on the amount owing under the applicable Obligation (without regard to any election by Holdings or any of its Restricted Subsidiaries to measure an item of indebtedness using fair value or any other discount that may be applicable under GAAP).  In the event that any changes in generally accepted accounting principles in the U.S. occur after the date of this Agreement or the application thereof from that used in the preparation of the financial statements referred to in Section 6.3 hereof occur after the Closing Date and such changes or such application result in a material variation in the method of calculation of financial covenants or other terms of this Agreement, then such changes shall not be given effect for purposes of calculations in connection with the financial covenant, standards or term found in this Article I, Article VII or Article VIII until such time as the Company, the Administrative Agent and the Lenders shall enter into and diligently pursue negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such changes so that the criteria for evaluating Holdings’ financial condition will be the same after such changes as if such changes had not occurred.

(b)           For purposes of computing ratios in the financial covenants in Article IX as of the end of any Test Period, all components of such ratios for the applicable Test Period shall be calculated on a Pro Forma Basis as determined in good faith by Company and certified to by a Responsible Officer of Company to Administrative Agent.

(c)           For purposes of the limitations, levels and baskets in Articles IV, VII, VIII and X stated in Dollars, non-Dollar currencies will be converted into Dollars at the time of incurrence or receipt, as the case may be, using the methodology set forth in the definition of Dollar Equivalent.

(d)           Notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on the consolidated balance sheet of the Holdings or Company, such obligations may, at the option of the Company, continue to be treated as operating leases and be excluded from the definition of Indebtedness and other relevant definitions for any or all purposes under this Agreement.

1.3          Calculation of Exchange Rate.  On each Exchange Rate Determination Date, Administrative Agent, as applicable, shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof to each Borrower and to each Lender that shall have requested such information.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars and Canadian Dollars or Alternative Currencies as applicable.

1.4          Dutch Terms. In relation to any entity that is incorporated, or where applicable, has its centre of main interest in the Netherlands, and in relation to any assets in the Netherlands a reference to:

(a)           a moratorium includes (voorlopige) surseance van betaling;

(b)           winding up, liquidation, dissolution and reorganization (and any of those terms) includes an entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht);

(c)           any proceedings relation to an insolvency, a moratorium, a winding up, liquidation or dissolution includes an entity having filed (i) for surseance van betaling or voorlopige surseance van betaling or (ii) any notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) (“TCA”) or section 60 paragraphs 2 and/or 3 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with section 36 of the TCA;

(d)           a Lien includes any privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and any other right created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(e)           a liquidator includes a curator;

(f)            an administrator includes a bewindvoerder; and

(g)           an attachment includes conservatoir and executoriaal beslag.

ARTICLE II
AMOUNT AND TERMS OF U.S. DOLLAR, EURO AND ALTERNATIVE CURRENCY CREDITS

2.1          The Commitments.

(a)           Term Loans.

(i)            Term Loan A Facility.  Each Term Loan A Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan (each such loan, a “Term Loan A” and collectively, the “Term Loans A”) to Owens-Brockway on the Closing Date in an aggregate principal amount equal to the Term Loan A Commitment of such Lender.  The Term

Loans A (i) shall be incurred by Owens-Brockway pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Term Loan A Commitment, if any, of such Lender at such time.  Each Lender’s Term Loan A Commitment shall expire immediately and without further action on the Closing Date, after giving effect to the Term Loans A made thereon.  No amount of any Term Loan A which is repaid or prepaid by Owens-Brockway may be reborrowed hereunder.

(ii)           Term Euro Facility.  Each Term Euro Lender, severally and for itself alone, hereby agrees, on the terms and subject to conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan (each such loan, a “Term Euro Loan” and collectively, the “Term Euro Loans”) to OIEG on the Closing Date in an aggregate principal amount equal to the Term Euro Commitment of such Lender.  The Term Euro Loans (i) shall be incurred by OIEG pursuant to a single drawing, (ii) shall be denominated in Euros, (iii) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Term Euro Commitment, if any, of such Lender at such time.  Each Term Euro Lender’s Term Euro Commitment shall expire immediately and without further action on the Closing Date, after giving effect to the Term Euro Loans (if any) made thereon.  No amount of a Term Euro Loan which is repaid or prepaid by OIEG may be reborrowed hereunder.

(b)           Revolving Loans.

(i)            Dollar Revolving Loan Facility.  Each Dollar Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to Owens-Brockway or an Additional Domestic Subsidiary Borrower, as the case may be, denominated in Dollars on a revolving basis from time to time during the Commitment Period, in an amount not to exceed its Dollar Revolver Pro Rata Share of the Total Available Dollar Revolving Commitment (each such loan by any Lender, a “Dollar Revolving Loan” and collectively, the “Dollar Revolving Loans”); provided, that no such Dollar Revolving Loan shall be made if after giving effect thereto, the Total Available Dollar Revolving Commitments would equal less than zero.  All Dollar Revolving Loans comprising the same Borrowing hereunder shall be made by the Dollar Revolving Lenders simultaneously and in proportion to their respective Dollar Revolving Commitments.  Prior to the Revolver Termination Date for the Dollar Revolving Facility, Dollar Revolving Loans may be repaid and reborrowed by U.S. Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6, all Dollar Revolving Loans comprising the same Borrowing shall at all times be of the same Type.

(ii)           Multicurrency Revolving Loan Facility.  Each Multicurrency Revolving Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make loans to any Borrower, denominated in Dollars or an Alternative Currency as set forth below, on a revolving basis from time to time during the Commitment Period for the Multicurrency Revolving Facility, in an amount not to exceed its Multicurrency Revolver Pro Rata Share of (a) with respect to all Borrowers the Total Available Multicurrency Revolving Commitment and (b) with respect to any applicable Borrower, such Borrower’s Available Multicurrency Revolving Sublimit (each such loan by any Lender, a “Multicurrency Revolving Loan” and collectively, the “Multicurrency Revolving Loans”); provided, that (v) no such Multicurrency Revolving Loan shall be made if after giving effect thereto, the Total Available Multicurrency Revolving Commitments would equal less than zero, (w) Multicurrency Revolving Loans made to ACI shall be made in ADollars or Euro, (x) Multicurrency Revolving Loans made to OIEG shall be made in Dollars, ADollars and Euro, (y) Multicurrency Revolving Loans made to OI Europe shall be made in Euro, and (z) Multicurrency Revolving Loans made to O-I Canada shall be made in Dollars (provided that Lenders shall not be obligated to make Multicurrency Revolving Loans to O-I Canada, and O-I Canada may not request any such Multicurrency Revolving Loans at any time a Canadian Overdraft Agreement is in effect, except to repay the Canadian Overdraft Amount upon notice from the Canadian Overdraft Provider pursuant to Section 2.1(e)).  All Multicurrency Revolving Loans comprising the same Borrowing hereunder shall be made by the Multicurrency Revolving Lenders simultaneously and in proportion to their respective Multicurrency Revolving Commitments.  Prior to the Revolver Termination Date for the Multicurrency Revolving Commitment, Multicurrency Revolving Loans may be repaid and reborrowed by a Borrower in accordance with the provisions hereof and, except as otherwise specifically provided in Section 3.6 all Multicurrency Revolving Loans comprising the same Borrowing shall at all times be of the same Type.  For the avoidance of doubt, the aggregate principal amount of Multicurrency Revolving Loans made to Offshore Borrowers shall reduce the availability of Multicurrency Revolving Loans made to Owens-Brockway and other Additional Domestic Subsidiary Borrowers on a dollar-for-dollar basis to the extent of the Dollar Equivalent of the Multicurrency Revolving Loans outstanding.

(c)           Refinancing Term Loans.  (i)  Owens-Brockway, ACI and OIEG shall have the right at any time (so long as (x) no Unmatured Event of Default or Event of Default then exists and (y) Borrowers’ Agent shall have delivered to Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner consistent with the requirements of Section 7.1(c) giving pro forma effect to such incurrence and evidencing compliance with the covenants referred to in such Compliance Certificate), to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such loans and commitments to make loans to Owens-Brockway, ACI or OIEG as applicable (the “Refinancing Term Loans”) in an aggregate principal amount not to exceed the aggregate amount of Term Loans A and Term Euro Loans and theretofore made to such Borrower and thereafter repaid (or to be repaid with the proceeds of such Refinancing Term Loans). Refinancing Term Loans may be incurred as one or more tranches (of at least $150,000,000 each) of Refinancing Term Loans as determined by the Administrative Agent that are pari passu in all respects with, have a Weighted Average Life to Maturity of not less than, have a final maturity no earlier than and shall otherwise be (except as to pricing) on terms and conditions substantially similar to, the Type of Term Loan such tranche of Refinancing Term Loans is to replace or refinance.

(ii)           If Owens-Brockway, ACI or OIEG desires to incur Refinancing Term Loans, Owens-Brockway or OIEG, as applicable, will enter into an amendment with the lenders (which shall upon execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Refinancing Term Loans, which amendment shall set forth any terms and conditions of the Refinancing Term Loans not covered by this Agreement as agreed by Owens-Brockway, ACI or OIEG, as applicable, and such Lenders, and shall provide for the issuance of promissory notes to evidence the Refinancing Term Loans if requested by the lenders advancing Refinancing Term Loans (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Agents and consistent with the terms of this Section 2.1(c)(ii) and of the other provisions of this Agreement.  Borrowers shall, and shall cause the other Loan Parties to, execute and deliver such documents and instruments and take such other actions as may be reasonably requested by the Administrative Agent in connection with the Refinancing Term Loans.  No consent of any Lender (other than any Lender making Refinancing Term Loans) is required to permit the Loans contemplated by this Section 2.1(c)(ii) or the aforesaid amendment to effectuate the Refinancing Term Loans.  No Lender shall have any obligation, whether express or implied, to commit to provide any Refinancing Term Loans.  This Section shall supersede any provisions contained in this Agreement, including, without limitation, Section 12.1.

(d)           Domestic Overdraft Account.  (i)  The Lenders agree that Owens-Brockway and Administrative Agent may establish and maintain the Domestic Overdraft Account to be established pursuant to the Domestic Overdraft Agreement; provided that (x) the Domestic Overdraft Amount shall not exceed at any time $100,000,000, and (y) no extension of credit under the Domestic Overdraft Agreement shall be made if the Total Available Multicurrency Revolving Commitments equal less than zero.  Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in Section 2.1(b)(ii) with respect to the making of Multicurrency Revolving Loans), Lenders and Owens-Brockway further agree that Administrative Agent at any time in its sole and absolute discretion may, upon notice to Owens-Brockway and Multicurrency Revolving Lenders, require each Multicurrency Revolving Lender (including Administrative Agent) on one Business Day’s notice to make a Multicurrency Revolving Loan on behalf of Owens-Brockway in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share, or, in the sole and absolute discretion of Administrative Agent, require each other Multicurrency Revolving Lender to purchase a participation in amounts due with respect to the Domestic Overdraft Amount in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share of the Domestic Overdraft Amount; provided, however, that the obligation of each such Lender to make each such Multicurrency Revolving Loan on behalf of Owens-Brockway or to purchase each such participation in the Domestic Overdraft Amount is subject to the condition that at the time such extension of credit under the Domestic Overdraft Agreement was made the duly authorized officer of Administrative Agent responsible for the administration of Administrative Agent’s credit relationship with Owens-Brockway believed in good faith that (x) no Event of Default had occurred and was continuing or (y) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under Section 12.1, all Lenders or all Lenders directly affected, as applicable) at the time such extension of credit under the Domestic Overdraft Agreement was made.

(ii)           In the case of Multicurrency Revolving Loans made by Lenders other than the Administrative Agent under Section 2.1(d)(i), each such Lender shall make the amount of its Multicurrency Revolving Loan available to Administrative Agent in accordance with Section 2.7.  The proceeds of such Multicurrency Revolving Loans shall be immediately delivered to Administrative Agent (and not to Owens-Brockway or any other Loan Party) and applied to repay the Domestic Overdraft Amount.  On the day such Multicurrency Revolving Loans are made, Administrative Agent’s Multicurrency Revolver Pro Rata Share of the Domestic Overdraft Amount being refunded shall be deemed to be paid with the proceeds of a Multicurrency Revolving Loan made by Administrative Agent and such portion of the Domestic Overdraft Amount deemed to be so paid shall no longer be outstanding.

(iii)          Owens-Brockway authorizes Administrative Agent to charge its account with Administrative Agent (up to the amount available in such account) in order to immediately pay Administrative Agent the amount of the Domestic Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from Administrative Agent, are not sufficient to repay in full the Domestic Overdraft Amount to be refunded and provided further that Administrative Agent shall give Owens-Brockway notice of such charges prior thereto or as soon as reasonably practicable thereafter.

(iv)          Each Multicurrency Revolving Loan made in accordance with this Section 2.1(d) shall be made as a Base Rate Loan.  If any portion of any such amount paid to Administrative Agent should be recovered by or on behalf of Owens-Brockway from Administrative Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Multicurrency Revolving Lenders in the manner contemplated by Section 4.5.

(v)           In the event that Administrative Agent requires the other Multicurrency Revolving Lenders to purchase participations in the Domestic Overdraft Amount, payment for such participations shall be made directly to Administrative Agent at the applicable Payment Office not later than 1:00 P.M. (New York time) on the Business Day next succeeding the date notice to purchase such participations is given.  Except as provided above in this Section 2.1(d) (and, in the case of the obligation to make Multicurrency Revolving Loans, except for the satisfaction of the conditions specified in Section 5.1 and 5.2) each Lender’s obligation to make Multicurrency Revolving Loans pursuant to this Section 2.1(d) and to purchase participations in the Domestic Overdraft Amount pursuant to this Section 2.1(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (v) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, any Loan Party or any other Person for any reason whatsoever; (w) the occurrence or continuance of an Event of Default or a Unmatured Event of Default; (x) any adverse change in the condition (financial or otherwise) of any Loan Party; (y) any breach of this Agreement by any Loan Party or any other Multicurrency Revolving Lender; or (z) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Multicurrency Revolving Loans are terminated in accordance with Article X, Lenders having a Multicurrency Revolving Commitment shall thereafter only be obligated to purchase participations in the Domestic Overdraft Amount as provided in this Section 2.1(d).  In the event that any Lender fails to make available to Administrative Agent the amount of any of such Lender’s Multicurrency Revolving Loans required to be made pursuant to this Section 2.1(d) or the amount of any participations in the Domestic Overdraft Amount which are required to be purchased from Administrative Agent by such Lender pursuant to this Section 2.1(d), Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this Section 2.1(d) shall be deemed to prejudice the right of any Lender to recover from Administrative Agent any amounts made available by such Lender to Administrative Agent pursuant to this Section 2.1(d) in respect of any extension of credit by Administrative Agent under the Domestic Overdraft Agreement in the event that it is determined by a court of competent jurisdiction that such extension of credit by Administrative Agent constituted gross negligence or willful misconduct on the part of Administrative Agent.

(vi)          Any notice given by Administrative Agent to Lenders pursuant to the immediately preceding paragraph shall be concurrently given by Administrative Agent to Owens-Brockway or Borrowers’ Agent.

(e)           Offshore Overdraft Accounts.  (i) The Lenders agree that ACI, O-I Canada, OIEG and OI Europe may each establish and maintain an Offshore Overdraft Account with an Offshore Overdraft Provider pursuant to an Offshore Overdraft Agreement; provided that (a) (1) the Australian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $30,000,000, (2) the Canadian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $20,000,000 and (3) the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of $60,000,000, and (b) in no event shall an Offshore Borrower request an extension of credit under an Offshore Overdraft Agreement (and no Offshore Overdraft Provider shall be obligated to extend credit under an Offshore Overdraft Agreement) if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments or such Borrower’s Available Multicurrency Revolving Sublimit would equal less than zero.

(ii)           Notwithstanding anything contained in this Agreement to the contrary (but subject, however, to the limitations set forth in Section 2.1(b)(ii) with respect to the making of Multicurrency Revolving Loans), Lenders and each Offshore Borrower further agree that any Offshore Overdraft Provider at any time in its sole and absolute discretion may, upon notice to the relevant Offshore Borrower, the Administrative Agent and the Lenders, require each Multicurrency Revolving Lender (including such Offshore Overdraft Provider) on three Business Days’ notice to (a) make a Multicurrency Revolving Loan in Dollars (in the case of such a Loan to O-I Canada), ADollars (in the case of such a Loan to ACI) or Euro (in the case of such a Loan to OIEG or OI Europe) in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share (determined with respect to such Type of Multicurrency Revolving Commitments) of the relevant Offshore Overdraft Amount (calculated in the case of such a Loan to O-I Canada by reference to the applicable Spot Rate on the date such Multicurrency Revolving Loan is to be made) or, (b) in the event the relevant Type of Multicurrency Revolving Loan Commitment has terminated or the conditions for the making of such Multicurrency Revolving Loans under Section 5.2 are not satisfied, require each Multicurrency Revolving Lender to purchase a participation in Dollars (in the case of the Canadian Overdraft Amount), ADollars (in the case of the Australian Overdraft Amount) or Euro (in the case of the Dutch Overdraft Amount or Swiss Overdraft Amount) in amounts due with respect to the relevant Offshore Overdraft Account in an amount equal to that Lender’s Multicurrency Revolver Pro Rata Share of the relevant Offshore Overdraft Amount (calculated in the case of a participation in the Canadian Overdraft Amount by reference to the applicable Spot Rate on the date such participation is to be purchased); provided, however, that the obligation of each Multicurrency Revolving Lender to make each such Multicurrency Revolving Loan or of each Multicurrency Revolving Lender to purchase each such participation in any such Offshore Overdraft Amount is subject to the condition that at the time such extension of credit under the applicable Offshore Overdraft Agreement was made the duly authorized officer of such Offshore Overdraft Provider responsible for the administration of such Offshore Overdraft Provider’s credit relationship with the relevant Offshore Borrower believed in good faith that (a) no Event of Default had occurred and was continuing, or (b) any Event of Default that had occurred and was continuing had been waived by Requisite Lenders (or, if applicable under Section 12.1, all Lenders or all Lenders with Obligations directly affected, as applicable) at the time such extension of credit under such Offshore Overdraft Agreement was made.

(iii)          In the case of Multicurrency Revolving Loans or participation purchases made by Lenders other than Administrative Agent under Section 2.1(e)(i), each such Lender shall make the amount of its Multicurrency Revolving Loan or the amount of its participation, as applicable, available to Administrative Agent in accordance with Section 2.7.  The proceeds of such Multicurrency Revolving Loans or participation purchases shall be delivered by Administrative Agent to such Offshore Overdraft Provider (and not to any Borrower or other Loan Party) as soon as practicable and applied to repay the relevant Offshore Overdraft Amount.  On the day such Multicurrency Revolving Loans are made or such participations are purchased, such Offshore Overdraft Provider’s Multicurrency Revolver Pro Rata Share of the Offshore Overdraft Amount being refunded shall be deemed to be paid with the proceeds of a Multicurrency Revolving Loan made by such Offshore Overdraft Provider and such portion of the Offshore Overdraft Amount deemed to be so paid shall no longer be outstanding.

(iv)          Each Offshore Borrower authorizes the Offshore Overdraft Provider to charge such Offshore Borrower’s accounts with such Offshore Overdraft Provider (up to the amount available in each such account) in order to immediately pay such Offshore Overdraft Provider the amount of the Offshore Overdraft Amount to be refunded to the extent amounts received from Lenders, including amounts deemed to be received from such Offshore Overdraft Provider, are not sufficient to repay in full the Offshore Overdraft Amount to be refunded; provided that such Offshore Overdraft Provider shall give such Offshore Borrower notice of such charges prior thereto or as soon as reasonably practicable thereafter.

(v)           Each Multicurrency Revolving Loan made in accordance with the foregoing shall be made as a Base Rate Loan.  If any portion of any such amount paid to any Offshore Overdraft Provider should be recovered by or on behalf of such Offshore Borrower from such Offshore Overdraft Provider in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 4.5.

(vi)          Except as provided above in this Section 2.1(e) (and, in the case of the obligation to make Multicurrency Revolving Loans, except for the satisfaction of the conditions specified in Sections 5.1 and 5.2), each Lender’s obligation to make Multicurrency Revolving Loans pursuant to this Section 2.1(e) and the obligation of each Multicurrency Revolving Lender to purchase participations in any Offshore Overdraft Amount pursuant to this Section 2.1(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Offshore Overdraft Provider, any Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default or a Unmatured Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Loan Party; (d) any breach of this Agreement by any Borrower or any other Lender; or (e) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing; provided that in the event that the obligations of Lenders to make Multicurrency Revolving Loans are terminated in accordance with Article X, Multicurrency Revolving Lenders shall thereafter only be obligated to purchase participations in the relevant Offshore Overdraft Amount as provided in this Section 2.1(e).  In the event that any Lender fails to make available to the relevant Administrative Agent the amount of any of such Lender’s Multicurrency Revolving Loans required to be made pursuant to this Section 2.1(e) or to the Administrative Agent the amount of any participations in the relevant Offshore Overdraft Amount which are required to be purchased from such Offshore Overdraft Provider by such Lender pursuant to this Section 2.1(e), such Offshore Overdraft Provider shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by such Offshore Overdraft Provider for the correction of errors among banks in the relevant jurisdiction for three Business Days and thereafter at the Base Rate.  Nothing in this Section 2.1(e) shall be deemed to prejudice the right of any Lender to recover from any Offshore Overdraft Provider any amounts made available by such Lender to such Offshore Overdraft Provider pursuant to this Section 2.1(e) in respect of any extension of credit by such Offshore Overdraft Provider under the relevant Offshore Overdraft Agreement in the event that it is determined by a court of competent jurisdiction that such extension of credit by such Offshore Overdraft Provider constituted gross negligence or willful misconduct on the part of such Offshore Overdraft Provider.

(vii)         Any notice given by any Offshore Overdraft Provider to the relevant Lenders pursuant to Section 2.1(e)(ii) shall be concurrently given by such Offshore Overdraft Provider to the Administrative Agent and the applicable Offshore Borrower or Borrowers’ Agent.

(viii)        Not later than the end of the first and third week of each month, and promptly upon request by Administrative Agent, each Offshore Overdraft Provider shall deliver to Administrative Agent a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Account since the last such report and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report.

(ix)          Anything contained in this Agreement to the contrary notwithstanding, no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by any Borrower therefrom, shall modify, terminate or waive in any manner adverse to any Offshore Overdraft Provider any provision of this Section 2.1(e) or any other provision of this Agreement directly relating to the Offshore Overdraft Accounts or the Offshore Overdraft Amounts (including any provision directly relating to the repayment of the Offshore Overdraft Amounts with the proceeds of Multicurrency Revolving Loans or directly relating to the obligations of Lenders to purchase participations in the Offshore Overdraft Amounts) without the written concurrence of the applicable Offshore Overdraft Providers.

(f)            Delayed Draw Term Loans A. Subject to the terms and conditions set forth herein, each Term Loan A Lender, severally and for itself alone, hereby agrees, on the terms and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein and in the other Loan Documents to make a loan (each such loan, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”) to U.S. Borrower on the Delayed Draw Funding Date (which may be the Closing Date) in an aggregate principal amount equal to the Delayed Draw Term Loan Commitment of such Lender.  The Delayed Draw Term Loans (i) shall be incurred by U.S. Borrower pursuant to a single drawing, (ii) shall be denominated in Dollars and (iii) shall not exceed for any Lender at the time of incurrence thereof on the Delayed Draw Funding Date that aggregate principal amount which equals the Delayed Draw Term Loan Commitment, if any, of such Lender at such time.  Each Lender’s Delayed Draw Term Loan Commitment shall expire immediately and without further action on the Delayed Draw Termination Date, after giving effect to the Delayed Draw Term Loans made thereon.  No amount of any Delayed Draw Term Loan which is repaid or prepaid by U.S. Borrower may be reborrowed hereunder.  Subject to Section 4.1(b), the Borrowers may, upon written notice to the Administrative Agent, irrevocably terminate all Delayed Draw Term Loan Commitments hereunder.

2.2          Evidence of Indebtedness; Repayment of Loans.

(a)           Evidence of Indebtedness.  At the request of any Lender (which request shall be made to Administrative Agent), each respective Borrower’s obligation to pay the principal of and interest on all the Loans made to it by such Lender shall be evidenced, (1) if Term Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(1) hereto, with blanks appropriately completed in conformity herewith and (2) if Revolving Loans, by a promissory note duly executed and delivered by such Borrower substantially in the form of Exhibit 2.2(a)(2) hereto, with blanks appropriately completed in conformity herewith.

(b)           Notation of Payments.  Each Lender will note on its internal records the amount of each Loan made by it, the Applicable Currency of such Loan and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation shall not affect any Borrower’s or any guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans.

(c)           Repayment of Loans.  Each Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Loans of such Borrower, on the applicable Revolver Termination Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Revolving Loan made to it by each such Revolving Lender, in the Applicable Currency and (ii) in respect of Term Loans of such Borrower, on the applicable Term Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Term Loan made to it by each such Term Lender, in the Applicable Currency.  Each Borrower hereby further agrees to pay interest in immediately available funds (in the Applicable Currency) at the applicable Payment Office on the unpaid principal amount of the Revolving Loans and Term Loans made to it from time to time from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

2.3          Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing by any Borrower hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples above such minimum (or, if less, the then Total Available Dollar Revolving Commitment or the Total Available Multicurrency Revolving Commitment).  More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than (i) six (6) Borrowings of Eurocurrency Loans with weekly Interest Periods in the aggregate by any Borrower (other than Owens-Brockway or any Additional Domestic Subsidiary Borrower) nor more than one (1)

Borrowing of Eurocurrency Loans with a weekly Interest Period by Owens-Brockway or any Additional Domestic Subsidiary Borrower nor (ii) unless approved by Administrative Agent in its reasonable discretion, twenty (20) Borrowings of Eurocurrency Loans at any time.

2.4          Borrowing Options.  The Term Loans and the Revolving Loans shall, at the option of the applicable Borrower except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans.  The Term Loans and Revolving Loans denominated in Alternative Currencies shall be Eurocurrency Loans.  Any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate with reasonable and appropriate capacities to fund the applicable currency and without any increased cost to Borrowers to make or continue any Loan, provided that in such event the funding of that Lender’s Loan shall, for the purposes of this Agreement, be considered to be the obligations of or to have been made by that Lender and the obligation of the applicable Borrower to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5          Notice of Borrowing.  Whenever any Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder, (ii) in the case of Alternative Currency Loans (other than ADollar denominated Loans), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time); or (iii) in the case of ADollar Loans, at least four Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (Melbourne, Australia time); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Closing Date may, at the discretion of Administrative Agent, be delivered later than the time specified above but no later than 10:00 a.m. (New York City time) on the Business Day prior to the Closing Date.  Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by such Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing stated in the relevant currency, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Loans being made pursuant to such Borrowing are to be Term Loans A, Term Euro Loans, Dollar Revolving Loans or Multicurrency Revolving Loans, as applicable, (iv) whether such Loans are to be Base Rate Loans or Eurocurrency Loans and (v) with respect to Eurocurrency Loans, the Interest Period and Applicable Currency to be applicable thereto.  Administrative Agent shall as promptly as practicable give each Lender that would be required to fund a portion of a proposed Borrowing written or telephonic notice (promptly confirmed in writing) of such proposed Borrowing, such Lender’s Revolver Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing.  Without in any way limiting any Borrower’s obligation to confirm in writing any telephonic notice, Administrative Agent or the respective Issuing Lender (in the case of Letters of Credit) may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of such Borrower prior to receipt of written confirmation.  Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on each Borrower with respect to evidence of the terms of such telephonic Notice of Borrowing.  Each Borrower hereby agrees not to dispute Administrative Agent’s or such Issuing Lender’s record of the time of telephonic notice.

2.6          Conversion or Continuation.  Any Borrower may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Loans and (ii) at the end of any Interest Period with respect thereto, to convert Loans denominated in Dollars that are Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period and (iii) at the end of any Interest Period with respect thereto, to continue Loans denominated in an Alternative

Currency for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof.  Each conversion or continuation of Loans of a Facility shall be allocated among the Loans of the Lenders in such Facility in accordance with their respective Pro Rata Shares.  Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ prior written notice thereof to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day).  Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans other than Loans denominated in Alternative Currencies, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing.  Borrowers shall not be entitled to specify an Interest Period in excess of one month for any Alternative Currency Loan if an Unmatured Event of Default or an Event of Default has occurred and is continuing.  If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to continue any Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans or, in the case of an Alternative Currency Loan, Eurocurrency Loans in the same Applicable Currency with an Interest Period of one month.  Each Notice of Conversion or Continuation shall be irrevocable.

2.7          Disbursement of Funds.  No later than 9:00 a.m. (New York time) on the date specified in each Notice of Borrowing, each applicable Lender will make available its Pro Rata Share of Loans, of the Borrowing requested to be made on such date in the Applicable Currency and in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to the applicable Borrower at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 10:00 a.m. (New York time); provided, that the Term Loans A made pursuant to Delayed Draw Term Loan Commitments shall initially be in the form of a pro rata increase in each Borrowing of the then outstanding Term Loans A.  Unless Administrative Agent shall have been notified by any Lender at least one (1) Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the applicable Borrower and, if so notified, the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent.  Administrative Agent shall also be entitled to recover from the applicable Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question; provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Borrower to such Lender under Section 3.1 in respect of such corresponding amount.  Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days after the date such amount is due and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%, together with Administrative Agent’s standard interbank processing fee.  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its Letters of Credit (or its participations therein) and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise).  Such Lender shall not have recourse against such Borrower with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence, provided that, such Lender shall have full recourse against such Borrower to the extent of the amount of such Loans it has so been deemed to have made.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights which such Borrower may have against the Lender as a result of any default by such Lender hereunder.

2.8          Utilization of Revolving Commitments in an Alternative Currency.

(a)           Administrative Agent will determine the Dollar Equivalent amount with respect to any (i) Credit Event comprised of a borrowing of Revolving Loans denominated in an Alternative Currency as of the requested Credit Event date, (ii) outstanding Revolving Loans denominated in an Alternative Currency as of the last Business Day of each Interest Period for such Loan, (iii) Multicurrency Letters of Credit denominated in an Alternative Currency, as of each Determination Date, (iv) outstanding Revolving Loans and Unpaid Drawings denominated in an Alternative Currency as of any redenomination date pursuant to this Agreement, and (v) the Offshore Overdraft Amount as of receipt of any notice with regard to any Overdraft Agreement (other than the Domestic Overdraft Agreement) pursuant to Section 2.1(e)(viii) (each such date under clauses (i) through (v) a “Computation Date”).  Upon receipt of any Notice of Borrowing, Administrative Agent shall, as promptly as practicable, notify each applicable Revolving Lender thereof and of the amount of such Lender’s Revolver Pro Rata Share of the Borrowing.  In the case of a Borrowing comprised of Revolving Loans denominated in an Alternative Currency, such notice will provide the approximate amount of each Lender’s Revolver Pro Rata Share of the Borrowing, and Administrative Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender’s Revolver Pro Rata Share of the Borrowing.

(b)           A Borrower shall be entitled to request that Multicurrency Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of “Alternative Currency” herein, that in the reasonable opinion of each of the Multicurrency Revolving Lenders is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”).  The applicable Borrower shall deliver to Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 12.3, to be received by Administrative Agent not later than 11:00 a.m. (New York City time) at least ten (10) Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency.  Upon receipt of any such request Administrative Agent will promptly notify the applicable Multicurrency Revolving Lenders thereof, and each applicable Multicurrency Revolving Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof.  Each Multicurrency Revolving Lender may grant or accept such request in its sole discretion.  Administrative Agent will promptly notify Borrowers’ Agent of the acceptance or rejection of any such request.

(c)           In the case of a proposed Borrowing comprised of Multicurrency Revolving Loans denominated in an Agreed Alternative Currency, the Multicurrency Revolving Lenders shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event Administrative Agent will give notice to Borrowers’ Agent no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders.  If Administrative Agent shall have so notified Borrowers’ Agent that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing.  If a Borrower does so withdraw such Notice of Borrowing, the Borrowing requested therein shall not occur and Administrative Agent will promptly so notify each Multicurrency Revolving Lender.  If such Borrower does not so withdraw such Notice of Borrowing, Administrative Agent will promptly so notify each Multicurrency Revolving Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Base Rate Loans in an aggregate amount equal to the Dollar Equivalent of the originally requested Borrowing in the Notice of Borrowing; and in such notice by Administrative Agent to each Lender will state such aggregate amount of such Borrowing in Dollars and such Lender’s Pro Rata Share thereof.

(d)           In the case of a proposed continuation of Revolving Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.6, the Multicurrency Revolving Lenders shall be under no obligation to continue such Loans if Administrative Agent has received notice from any of the Multicurrency Revolving Lenders by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event Administrative Agent will give notice to Borrowers’ Agent not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by Administrative Agent to the Multicurrency Revolving Lenders.  If Administrative Agent shall have so notified Borrowers’ Agent that any such continuation of Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans.  Administrative Agent will promptly notify Borrowers’ Agent and the Multicurrency Revolving Lenders of any such redenomination and in such notice by Administrative Agent to each Lender will state the aggregate Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Revolver Pro Rata Share thereof.

2.9          Additional Facility.

(a)           Any Borrower (other than O-I Europe or O-I Canada) shall have the right at any time (so long as (x) no Unmatured Event of Default or Event of Default then exists; provided, that, in the case of Additional Facilities (as defined below) incurred to consummate an Acquisition permitted pursuant to Section 8.3, the closing conditions therefore shall be solely the closing conditions set forth in the applicable Additional Facility amendment and (y) Company shall have delivered to Administrative Agent a Compliance Certificate for the period of four (4) full Fiscal Quarters immediately preceding the incurrence described below (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1) giving pro forma effect to such incurrence and the application of the proceeds thereof (excluding the cash proceeds of such incurrence and, with respect to any Additional Revolving Commitment, assuming a borrowing of the maximum amount of Loans available thereunder) and evidencing compliance with the covenant set forth in Article IX); provided, that, in the case of Additional Facilities (as defined below) incurred to consummate an Acquisition permitted pursuant to Section 8.3, such Compliance Certificate may, at the Company’s election, be delivered at the time of entry into definitive documentation for an Acquisition permitted pursuant to Section 8.3 evidencing compliance with the covenant set forth in Article IX on a Pro Forma Basis as of the last day of the Fiscal Quarter immediately preceding the entry into such definitive documentation, and from time to time after the Closing Date to incur from one or more existing Lenders and/or other Persons that are Eligible Assignees and which, in each case, agree to make such commitments and loans to such Borrower, in Dollars or in an Alternative Currency, in an aggregate principal amount not to exceed the greater of (A) $1,250,000,000 (or the Dollar Equivalent thereof in an Alternative Currency at the time of funding) minus the total amount of Accordion-Reducing Permitted Secured Debt incurred through such date or (B) an amount such that, at the time of the incurrence of the applicable Additional Facility (after giving effect to the full utilization of the applicable Additional Facility) the Secured Leverage Ratio (calculated as though the total amount of Accordion-Reducing Permitted Secured Debt incurred through such date was outstanding on such date) does not exceed 1.50:1.00 (such amount, the “Incremental Cap”), which may be incurred as (i) commitments to increase any tranche of Revolving Commitments (“Additional Revolving Commitments”), (ii) one or more tranches of additional term loans substantially similar to the Term Loans A (the “Additional Term A Loans”) that are pari passu in all respects to the Term Loans made pursuant to Section 2.1(a) under a facility that would provide that the Additional Term A Loans would have a Weighted Average Life to Maturity of not less than the Term Loans A with the then longest Weighted Average Life to Maturity and a final maturity no earlier than latest Term Loan A Maturity Date, (iii) one or more tranches of additional term B loans (the “Additional Term B Loans,” and together with any Additional Term A Loans, the “Additional Term Loans”) that are pari passu in all respects to the Term Loans made pursuant to Section 2.1(a) and a final maturity date no earlier than Term Loan A Maturity Date and/or (iv) increases to one or more existing Term Facilities (collectively, “Additional Facilities”); provided, that no Additional Term Loans, Additional Revolving Commitments or Additional Facilities shall be guaranteed by entities other than the Loan Parties (other than OI Europe) and the terms and conditions of any Additional Term Loans shall be substantially similar to those applicable to the existing Term Facilities (other than as to pricing, fees and other economic terms, and provided, that the applicable Borrower shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits (such rights and benefits “Additional Incremental Rights”) and the “substantially similar” requirement of this proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits);  provided further, that any existing Lender approached to provide all or a portion of the Additional Facilities may elect or decline, in its sole discretion, to provide such Additional Facilities.

(b)           In the event that a Borrower desires to create an Additional Facility or Additional Revolving Commitments, such Borrower will enter into an amendment with the lenders (who shall by execution thereof become Lenders hereunder if not theretofore Lenders) to provide for such Additional Facility or Additional Revolving Commitments, which amendment shall set forth any terms and conditions of the Additional Facility or Additional Revolving Commitments not covered by this Agreement as agreed by the applicable Borrower and such Lenders, and shall provide for the issuance of promissory notes to evidence the Additional Facility or Additional Revolving Commitments if requested by the Lenders making advances under the Additional Facility or providing Additional Revolving Commitments (which notes shall constitute Notes for purposes of this Agreement), with such amendment to be in form and substance reasonably acceptable to Administrative Agent to the extent the terms thereof are inconsistent with the terms of this Section 2.9(b) and of the other provisions of this Agreement.  Notwithstanding anything herein to the contrary, no consent of any Lender (other than any Lender making loans or whose commitment is increased under the Additional Facility or Additional Revolving Commitments) is required to permit the Loans or commitments contemplated by this Section 2.9(b) or the aforesaid amendment to effectuate the Additional Facility or Additional Revolving Commitments.  No

Lender shall have any obligation, whether express or implied, to commit to provide any Additional Facility or Additional Revolving Commitments.

(c)           On the effective date of any Additional Revolving Commitments, the participations held by the Revolving Lenders in the LC Obligations immediately prior to such increase will be reallocated so as to be held by the Revolving Lenders ratably in accordance with their respective Revolving Commitment percentages after giving effect to such Additional Revolving Commitments.  If, on the date of an Additional Revolving Commitment, there are any Revolving Loans outstanding, the Borrowers shall prepay such Revolving Loans in accordance with this Agreement on the date of effectiveness of such Additional Revolving Commitment (but the Borrower may finance such prepayment with a concurrent borrowing of Revolving Loans from the Revolving Lenders in accordance with their Revolver Pro Rata Share after giving effect to such Additional Revolving Commitment).

2.10        Letters of Credit.

(a)           Letter of Credit Commitments.

(i)            Multicurrency Letters of Credit.  Subject to and upon the terms and conditions herein set forth, Borrowers’ Agent may request, on behalf of itself or any Borrower (other than O-I Canada; provided, however, that Borrowers’ Agent may request that a Letter of Credit be issued for the account of Owens-Brockway which will support an obligation of O-I Canada), that any Issuing Lender issue (and the Issuing Lenders hereby agree to issue), at any time and from time to time on and after the Closing Date, and prior to the 30th Business Day preceding the Revolver Termination Date for the Multicurrency Revolving Facility (x) for the account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of such Borrower or any of its Subsidiaries, an irrevocable standby letter of credit in Dollars or an Alternative Currency, in a form customarily used by such Issuing Lender, or in such other form as has been approved by such Issuing Lender (each such standby letter of credit, a “Multicurrency Standby Letter of Credit”), in support of LC Supportable Indebtedness and (y) for the account of such Borrower and in support of trade obligations of such Borrower or any of its Subsidiaries, an irrevocable sight letter of credit in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such commercial letter of credit, a “Multicurrency Commercial Letter of Credit,” and together with the Multicurrency Standby Letters of Credit, the “Multicurrency Letters of Credit”) in support of commercial transactions of the Company and its Subsidiaries; provided, however, no Multicurrency Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, (i) when added to the Effective Amount of all Multicurrency LC Obligations (exclusive of Unpaid Drawings relating to Multicurrency Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Letter of Credit at such time), would exceed either (x) when aggregated with all Dollar Letters of Credit issued pursuant to Section 2.10(a)(ii) below, $350,000,000 (or, in the case of Multicurrency Standby Letters of Credit, when aggregated with all Dollar Standby Letters of Credit issued pursuant to Section 2.10(a)(ii) below for Restricted Standby Letter of Credit Purposes, $200,000,000), (y) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Overdraft Amounts and Multicurrency LC Obligations then outstanding with respect to all Borrowers, the Total Multicurrency Revolving Commitment at such time, or (z) without the consent of the applicable Issuing Lender (other than with respect to the Existing Letters of Credit on the Closing Date; provided, that the consent of DB will be required for any modification, extension, renewal or other change to the term or tenor of any of the Existing Letters of Credit after the Closing Date), with respect to Letters of Credit issued by such Issuing Lender, the Letter of Credit Issuer Sublimit of such Issuing Lender or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Multicurrency Revolving Loans, Multicurrency LC Obligations and Overdraft Amounts of such Borrower, such Borrower’s Multicurrency Revolving Sublimit.

(ii)           Dollar Letters of Credit.  Subject to and upon the terms and conditions herein set forth, Owens-Brockway may request, on behalf of itself, that an Issuing Lender issue, at any time and from time to time on and after the Closing Date, and prior to the 30th Business Day preceding the Revolver Termination Date, (x) for the account of Owens-Brockway and for the benefit of any holder (or any trustee, agent or other similar representative for any such holder) of LC Supportable Indebtedness of Owens-Brockway or any of its Subsidiaries, an irrevocable standby letter of credit in Dollars, in a form customarily used and as provided from time to time by such Issuing Lender, or in such other form as has been approved by such Issuing Lender (each such standby letter of credit, a “Dollar Standby Letter of Credit” and, together with any Multicurrency Standby Letters of Credit, the “Standby Letters of Credit”), in support of LC Supportable Indebtedness and (y) for the account of Owens-Brockway and in support of trade obligations of Owens-Brockway or any of its Subsidiaries, an irrevocable sight letter of credit in a form customarily used and as provided from time to time by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such commercial letter of credit, a “Dollar Commercial Letter of Credit,” and, together with any Multicurrency Commercial Letters of Credit, the “Commercial Letters of Credit”) in support of commercial transactions of the Company and its Subsidiaries; provided, however, no Dollar Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, (i) when added to the Effective Amount of all Dollar LC Obligations (exclusive of Unpaid Drawings relating to Dollar Letters of Credit which are repaid on or prior to the date of, and prior to the issuance of, the respective Dollar Letter of Credit at such time), would exceed either (x) when aggregated with all Multicurrency Letters of Credit issued pursuant to Section 2.10(a)(i) above, $350,000,000 (or, in the case of Standby Letters of Credit, when aggregated with all Multicurrency Letters of Credit issued pursuant to Section 2.10(a)(i) above for Restricted Standby Letter of Credit Purposes, $200,000,000), (y) when added to the Dollar Equivalent of the aggregate principal amount of all Dollar Revolving Loans, Domestic Overdraft Amounts and Dollar LC Obligations then outstanding with respect to all Borrowers, the Total Dollar Revolving Commitment at such time or (z) without the consent of the applicable Issuing Lender (other than with respect to the Existing Letters of Credit on the Closing Date; provided, that the consent of DB will be required for any modification, extension, renewal or other change to the term or tenor of any of the Existing Letters of Credit after the Closing Date), with respect to Letters of Credit issued by such Issuing Lender, the Letter of Credit Issuer Sublimit of such Issuing Lender or (ii) when added to the Dollar Equivalent of the aggregate principal amount of all Dollar Revolving Loans, Dollar LC Obligations and Overdraft Amounts of such Borrower, such Borrower’s Multicurrency Revolving Sublimit.

(iii)          Borrowers’ Agent shall identify in the request for the issuance of a Letter of Credit under which of the Multicurrency Revolving Facility or the Dollar Revolving Facility such Letter of Credit shall be issued; provided that Letters of Credit denominated in a currency other than Dollars may only be requested to be issued under the Multicurrency Revolving Facility (and, for the avoidance of doubt, Letters of Credit in Dollars may be issued under either the Dollar Revolving Facility or the Multicurrency Revolving Facility).

(b)           Obligation of Issuing Lender to Issue Letter of Credit.  Each Issuing Lender agrees that it will (subject to the terms and conditions contained herein), at any time and from time to time on or after the Closing Date and prior to the Revolver Termination Date for the Revolving Facilities, following its receipt of the respective Letter of Credit Request, issue for the account of the applicable Borrower one or more Letters of Credit under either the Multicurrency Revolving Facility or the Dollar Revolving Facility, as applicable (x) in the case of Standby Letters of Credit, in support of such LC Supportable Indebtedness of the applicable Borrower or any of its Subsidiaries as is permitted to remain outstanding without giving rise to an Event of Default or Unmatured Event of Default hereunder and (y) in the case of Commercial Letters of Credit, in support of trade obligations as referenced in Section 2.10(a)(i) or Section 2.10(a)(ii), provided, that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)                  any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Lender from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the Closing Date and which such Issuing Lender in good faith deems material to it; or

(ii)               such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in Section 2.10(b)(ii)(A)(v).

(A)                               Notwithstanding the foregoing, (i) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Letter of Credit’s date of issuance, provided, that (x) any Standby Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Issuing Lender retains an option, satisfactory to such Issuing Lender, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date and (y) each Commercial Letter of Credit shall have an expiry date occurring not later than 180 days after such Commercial Letter of Credit’s date of issuance; (ii) (x) no Standby Letter of Credit shall have an expiry date occurring later than 10 days prior to the Revolver Termination Date for the Revolving Facilities and (y) no Commercial Letter of Credit shall have an expiry date occurring later than 30 days prior to the Revolver Termination Date for the applicable Revolving Facility; (iii) each Multicurrency Letter of Credit shall be denominated in Dollars, or in the respective Issuing Lender’s sole discretion, an Alternative Currency, and be payable on a sight basis and each Dollar Letter of Credit shall be denominated in Dollars and be payable on a sight basis; (iv) the Stated Amount of each Letter of Credit shall not be less than the Dollar Equivalent of $100,000 or such lesser amount as is acceptable to the respective Issuing Lender; and (v) no Issuing Lender will issue any Letter of Credit after it has received written notice from the applicable Borrower or the Requisite Lenders stating that an Event of Default or Unmatured Event of Default exists until such time as such Issuing Lender shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Event of Default or Unmatured Event of Default by the Requisite Lenders (or all the Lenders to the extent required by Section 12.1).

(B)                               Notwithstanding the foregoing, in the event there is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit unless the respective Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in a manner satisfactory to it and the Company to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender or Lenders’ applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of the applicable LC Obligations, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.12(a)(i) (and such Defaulting Lender shall not participate therein).

(c)                                  Procedures for Issuance and Amendments of Letter of Credit.  Whenever a Borrower desires that a Letter of Credit be issued, such Borrower shall give Administrative Agent and the respective Issuing Lender written notice thereof prior to 1:00 p.m. (New York City time) at least five (5) Business Days (or such shorter period as may be acceptable to such Issuing Lender) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit

2.10(c) (each, a “Notice of Issuance”) and may be submitted via facsimile to the respective Issuing Lender (who may rely upon such facsimile if it were an original thereof).  Each such notice shall specify (A) the proposed issuance date and expiration date, (B) the name(s) of each obligor with respect to such Letter of Credit, (C) the applicable Borrower as the account party, (D) the name and address of the beneficiary (which Person shall be acceptable to the applicable Issuing Lender), (E) the Stated Amount in Dollars or, if applicable, the Alternative Currency, of such proposed Letter of Credit, (F) whether such Letter of Credit is to be a Standby Letter of Credit or Commercial Letter of Credit and (G) the purpose of such Letter of Credit, which must be a purpose permitted by Section 2.10(a) and such other information as such Issuing Lender may reasonably request.  In addition, each Letter of Credit request shall contain a general description of the terms and conditions to be included in such proposed Letter of Credit (all of which terms and conditions shall be acceptable to the respective Issuing Lender).  Unless otherwise specified, all Letters of Credit will be governed by the Uniform Customs and Practices for Documentary Credit Operations as in effect on the date of issuance of such Letter of Credit.  Each Notice of Issuance shall include any other documents as the respective Issuing Lender customarily requires in connection therewith.  From time to time while a Letter of Credit is outstanding and prior to the Revolver Termination Date for the applicable Revolving Facility, the applicable Issuing Lender will, upon written request received by the Issuing Lender (with a copy sent by Borrower to Administrative Agent) at least three (3) Business Days (or such shorter time as the Issuing Lender and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it.  Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail reasonably satisfactory to the Issuing Lender:  (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Lender may require.  The Issuing Lender shall be under no obligation to amend any Letter of Credit if:  (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.  In the case of Standby Letters of Credit, each Issuing Lender shall, promptly after the issuance of or amendment or modification to such a Letter of Credit, give Administrative Agent and the applicable Borrower written notice of the issuance, amendment or modification of such Letter of Credit, accompanied by a copy of such issuance, amendment or modification.  Promptly upon receipt of such notice, Administrative Agent shall give each Multicurrency Revolving Lender or Dollar Revolving Lender, as applicable, written notice of such issuance, amendment or modification, and if so requested by any such Lender, Administrative Agent shall provide such Lender with copies of such issuance, amendment or modification.  As to any Letters of Credit issued by a Issuing Lender other than DB, the respective Issuing Lender shall furnish to Administrative Agent, on the first Business Day of each week, by facsimile a report detailing the aggregate daily total outstanding Commercial Letters of Credit for such Issuing Lender during the prior week.

(d)                                 Agreement to Repay Letter of Credit Payments.

(i)                                     The applicable Borrower hereby agrees to reimburse the respective Issuing Lender, by making payment to Administrative Agent in immediately available funds in Dollars at the Payment Office, for the Dollar Equivalent of any payment or disbursement made by such Issuing Lender under and in accordance with any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”), no later than one Business Day after the date on which such Borrower receives notice of such payment or disbursement (if such Unpaid Drawing was in an Alternative Currency, then in the Dollar Equivalent amount of such Unpaid Drawing), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender is reimbursed therefor by such Borrower at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin for Revolving Loans with respect to Multicurrency Letters of Credit in Dollars, provided, however, that, anything contained in this Agreement to the contrary notwithstanding, (i) unless such Borrower shall have notified Administrative Agent and the applicable Issuing Lender prior to 10:00 a.m. (New York City time) on the Business Day following receipt of such notice that the applicable Issuing Lender will be reimbursed for the amount of such Unpaid Drawing with funds other than the proceeds of Revolving Loans such Borrower shall be deemed to have timely given a Notice of Borrowing to Administrative Agent requesting each Multicurrency Revolving Lender or Dollar Revolving Lender, as applicable, to make Multicurrency Revolving Loans or Dollar Revolving Loans, as applicable, which are Base Rate Loans, on the date on which such Unpaid Drawing is honored in an amount equal to the Dollar Equivalent of the amount of such Unpaid Drawing and Administrative Agent shall, if such Notice of Borrowing is deemed given, promptly notify the Lenders thereof and (ii) unless any of the events described in Section 10.1(i) shall have occurred (in which event the procedures of Section 2.10(e) shall apply), each such Multicurrency Revolving Lender or Dollar Revolving Lender, as applicable, shall, on the date such drawing is honored, make Multicurrency Revolving Loans or Dollar Revolving Loans, as applicable, which are Base Rate Loans in the amount of its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of the Dollar Equivalent of such Unpaid Drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the applicable Issuing Lender for the amount of such Unpaid Drawing; and provided, further, that, if for any reason, proceeds of Multicurrency Revolving Loans or Dollar Revolving Loans are not received by the applicable Issuing Lender on such date in an amount equal to the amount of the Dollar Equivalent of such drawing, the applicable Borrower shall reimburse the applicable Issuing Lender, on the Business Day immediately following the date such drawing is honored, in an amount in same day funds equal to the excess of the amount of the Dollar Equivalent of such drawing over the Dollar Equivalent of the amount of such Multicurrency Revolving Loans or Dollar Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 3.1(a) or (g), as applicable; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the fifth Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the applicable Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Base Rate Margin (plus an additional 2% per annum), such interest also to be payable on demand.  The respective Issuing Lender shall give the applicable Borrower prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish any Loan Party’s obligations hereunder.

(ii)               The obligations of each Borrower under this Section 2.10(d) to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against any Issuing Lender, Agent or any Lender (including in its capacity as issuer of the Letter of Credit or as LC Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Borrower.

(e)                                  Letter of Credit Participations.  Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to (i) each Multicurrency Revolving Lender with respect to each Multicurrency Letter of Credit and (ii) each Dollar

Revolving Lender with respect to each Dollar Letter of Credit, in each case, other than such Issuing Lender (each such Lender, in its capacity under this Section 2.10(e), an “LC Participant”), and each such LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Multicurrency Revolver Pro Rata Share (with respect to Multicurrency Letters of Credit) and such Dollar Revolver Lender’s Dollar Revolver Pro Rata Share (with respect to Dollar Letters of Credit), as the case may be, in such Letter of Credit, each substitute Letter of Credit, each Drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto (although Letter of Credit fees shall be payable directly to Administrative Agent for the account of the LC Participant as provided in Section 2.10(g) and the LC Participants shall have no right to receive any portion of the issuing fees), and any security therefor or guaranty pertaining thereto.  Upon any change in the Multicurrency Revolving Commitments of the Multicurrency Revolving Lenders or the Dollar Revolving Commitments of the Dollar Revolving Lenders, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating to Letters of Credit, there shall be an automatic adjustment pursuant to this Section 2.10(e) to reflect the new Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the assignor and assignee Lender or of all Lenders with Multicurrency Revolving Commitments or Dollar Revolving Commitments, as the case may be.  In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the LC Participants other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Loan Party or any Lender.

(f)                                   Draws Upon Letter of Credit; Reimbursement Obligations.  In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.10(d), such Issuing Lender shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each LC Participant of such failure, and each such LC Participant shall promptly and unconditionally pay to Administrative Agent for the account of such Issuing Lender, the amount of such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of such payment in Dollars or, in the case of a Letter of Credit denominated in an Alternative Currency, in such Alternative Currency and in same day funds; provided, however, that no LC Participant shall be obligated to pay to Administrative Agent its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of such unreimbursed amount for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction on the part of such Issuing Lender.  If Administrative Agent so notifies any LC Participant required to fund a payment under a Letter of Credit prior to 11:00 a.m. (New York City time) or, in the case of a Letter of Credit denominated in an Alternative Currency, 11:00 a.m. (London time) on any Business Day, such LC Participant shall make available to Administrative Agent for the account of the respective Issuing Lender such LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the amount of such payment on such Business Day in same day funds.  If and to the extent such LC Participant shall not have so made its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the amount of such payment available to Administrative Agent for the account of the respective Issuing Lender, such LC Participant agrees to pay to Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds rate.  The failure of any LC Participant to make available to Administrative Agent for the account of the respective Issuing Lender its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of any payment under any Letter of Credit issued by it shall not relieve any other LC Participant of its obligation hereunder to make available to Administrative Agent for the account of such Issuing Lender its applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of any payment under any such Letter of Credit on the day required, as specified above, but no LC Participant shall be responsible for the failure of any other LC Participant to make available to Agent for the account of such Issuing Lender such other LC Participant’s applicable Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of any such payment.

(i)                  Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which Administrative Agent has received for the account of such Issuing Lender any payments from the LC Participants pursuant to this Section 2.10(f), such Issuing Lender shall pay to Administrative Agent and Administrative Agent shall pay to each LC Participant which has paid its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, thereof, in Dollars or, if in an Alternative Currency, in such Alternative Currency and in same day funds, an amount equal to such LC Participant’s Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(ii)               The obligations of the LC Participants to make payments to each Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A)                               any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                               The existence of any claim, setoff, defense or other right which any Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any LC Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Company or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

(C)                               any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect to any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E)                                the occurrence of any Event of Default or Unmatured Event of Default.

(g)                                  Fees for Letters of Credit.

(i)                  Issuing Lender Fees.  The applicable Borrower agrees to pay the following amount to the respective Issuing Lender with respect to the Letters of Credit issued by it for the account of any Borrower or any of its Subsidiaries:

(A)                               with respect to payments made under any Letter of Credit, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such payment from the date of the payments through the date such amount is reimbursed by such Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 2.10(c)) at a rate determined in accordance with the terms of Section 2.10(d)(i);

(B)                               with respect to the issuance or amendment of each Letter of Credit and each payment made thereunder, documentary and processing charges in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be; and

(C)                               an issuing fee equal to one-eighth of one percent (0.125%) per annum of the Stated Amount outstanding and undrawn LC Obligations payable in arrears on each Quarterly Payment Date and on the Revolver Termination Date and thereafter, on demand together with customary issuance and payment charges.

(ii)               Participating Lender Fees.  Each Borrower agrees to pay to Administrative Agent in the currency in which such Letter of Credit is denominated for distribution to each LC Participant (A) in respect of all Multicurrency Letters of Credit issued for the account of such Borrower outstanding such Lender’s Multicurrency Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Multicurrency Revolving Loans with respect to the Effective Amount under such outstanding Letters of Credit (the “Multicurrency LC Commission”) payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date for the Multicurrency Revolving Facility and thereafter, on demand and (B) in respect of all Dollar Letters of Credit issued for the account of such Borrower outstanding such Lender’s Dollar Revolver Pro Rata Share of a commission equal to the then Applicable Eurocurrency Margin for Dollar Revolving Loans with respect to the amount outstanding under such Letters of Credit (the “Dollar LC Commission”) payable in arrears on each Quarterly Payment Date, on the Revolver Termination Date and thereafter, on demand.  Each of the Multicurrency LC Commission and the Dollar LC Commission shall be computed on a daily basis from the first day of issuance of each Letter of Credit and on the basis of the actual number of days elapsed over a year of 360 days.

Promptly upon receipt by the respective Issuing Lender or Administrative Agent of any amount described in clause (i)(A) or (ii) of this Section 2.10(g), such Issuing Lender or Administrative Agent shall distribute to each Lender that has reimbursed such Issuing Lender in accordance with Section 2.10(d) its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share of such amount.  Amounts payable under clause (i)(B) and (C) of this Section 2.10(g) shall be paid directly to such Issuing Lender.

(h)                                 Indemnification.  In addition to amounts payable as elsewhere provided in this Agreement, each Borrower hereby agrees to protect, indemnify, pay and hold each Issuing Lender harmless, on an after-Tax basis, from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction of the applicable with respect to such Issuing Lender or (ii) the failure of the applicable Issuing Lender to honor a Drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”), provided that OI Europe shall only be responsible to so indemnify with respect to Letters of Credit issued for its own account.  As between any Borrower and each Issuing Lender, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by any Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of or any Drawing under such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of any of the applicable Issuing Lender’s rights or powers hereunder.  For the avoidance of doubt, this Section 2.10(h) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, and in the absence of gross negligence or willful misconduct as determined by a final and non-appealable judgment rendered by a court of competent jurisdiction, shall not put any Issuing Lender under any resulting liability to any Borrower.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall have any obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender to the extent arising out of the gross negligence or willful misconduct of such Issuing Lender.  The right of indemnification in the first paragraph of this Section 2.10(h) shall not prejudice any rights that any Borrower may otherwise have against each Issuing Lender with respect to a Letter of Credit issued hereunder.

(i)                                     Increased Costs.  If at any time after the Closing Date the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Agent, Issuing Lender, Lender or other Recipient with any request or directive by any such authority (whether or not having the force of law or any change in GAAP), shall (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Issuing Lender or any Lender any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Lender or any such other Recipient of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Lender, or Lender or other Recipient hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the applicable Borrower by the respective Issuing Lender, Lender or other Recipient (a copy of which demand shall be sent by such Issuing Lender, Lender or other Recipient to Administrative Agent), the applicable Borrower shall pay to such Issuing Lender, Lender or other Recipient such additional amount or amounts as will compensate such Issuing Lender, Lender or other Recipient for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Each Recipient, upon determining that any additional amounts will be payable pursuant to this Section 2.10(i), will give prompt written notice thereof to the applicable Borrower, which notice shall include a certificate submitted to the applicable Borrower by the respective Recipient (a copy of which certificate shall be sent by such Recipient to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Recipient, although failure to give any such notice shall not release or diminish any Loan Party’s obligations to pay additional amounts pursuant to this Section 2.10(i).  The certificate required to be delivered pursuant to this Section 2.10(i) shall, absent manifest error, be final, conclusive and binding on the Loan Parties.

(j)                                    Existing Letters of Credit.  The letters of credit set forth under the caption “Letters of Credit Outstanding on the Closing Date” on Schedule 2.10(j) annexed hereto and made a part hereof which were issued pursuant to the Existing Credit Agreement and which remain outstanding as of the Closing Date are referred to as the “Existing Letters of Credit”.  Each Borrower, each Issuing Lender and each of the Lenders hereby agree with respect to the Existing Letters of Credit that such Existing Letters of Credit, for all purposes under this Agreement shall be deemed to be Letters of Credit (as indicated on Schedule 2.10(j)), governed by the terms and conditions of this Agreement.  Each Lender agrees to participate in each Existing Letter of Credit issued by any Issuing Lender in an amount equal to its Multicurrency Revolver Pro Rata Share or Dollar Revolver Pro Rata Share, as the case may be, of the Stated Amount of such Existing Letter of Credit.

2.11                        Pro Rata Borrowings.  Borrowings of Loans under this Agreement shall be loaned by the applicable Lenders pro rata on the basis of their applicable Facility Commitments.  No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitments hereunder.

2.12                        Defaulting Lenders.

(a)                                 Reallocation of Defaulting Lender Commitment, Etc.  If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender:

(i)                  so long as no Event of Default has occurred and is continuing, the Letter of Credit Exposure and obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments under the applicable Revolving Facility; provided that (a) after giving effect to such reallocation, (x) the sum of each Non-Defaulting Lender’s total of the Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (y) the sum of each Non-Defaulting Lender’s total of the Multicurrency Revolving Credit Exposure may not in any event exceed the Multicurrency Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (z) the sum of each Non-Defaulting Lender’s total of the Dollar Revolving Credit Exposure may not in any event exceed the Dollar Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Lenders, the Overdraft Provider or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii)               to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Lender and/or the Overdraft Provider, as the case may be), (a) cash collateralize the obligations of the Borrower to the Issuing Lenders and the Overdraft Provider in respect of such Letter of Credit Exposure and the obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure and obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts or (b) in the case of such obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts, prepay in full the unreallocated portion of the obligations under Sections 2.1(d) and 2.1(e) regarding Overdraft Amounts of such Defaulting Lender.

(b)                                 Fees.

(i)                  Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Commitment Fee accruing during such period pursuant to Section 3.2(b) and the Borrowers shall no longer be required to pay the portion of the Commitment Fee accruing during such period that would have been payable to such Defaulting Lender.

(ii)               Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any Letter of Credit fees accruing during such period (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees to the extent provided herein); provided that (x) to the extent that all or a portion of the Letter of Credit Exposure of a Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.12(a)(i), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such Letter of Credit Exposure cannot be so reallocated, such Letter of Credit fees will instead accrue for the benefit of and be payable to the Issuing Lenders based on their pro rata share of the undrawn face amount of Letters of Credit outstanding; provided that if at any time and so long as the Borrowers shall have cash collateralized Letter of Credit Exposure of a Defaulting Lender as required pursuant to Section 2.12(a)(ii), then the Borrower shall no longer be required to pay Letter of Credit fees in respect of such cash collateralized amounts in respect of the Letter of Credit Exposure of such Defaulting Lender.

(c)                                  Termination of Defaulting Lender Commitment.  So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, the Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof); provided that (i) prior to any such termination, the Borrower shall have repaid in full all outstanding Revolving Loans (without any reduction of the Revolving Commitments) and all accrued but unpaid interest and fees hereunder owing to all Lenders and (ii) such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Lenders, the Overdraft Provider or any Lender may have against such Defaulting Lender; provided further that in the case of the termination of a Defaulting Lender’s Revolving Commitment, if such Defaulting Lender is a Issuing Lender with one or more outstanding Letters of Credit, then the Borrowers shall be required to fully cash collateralize such Letters of Credit.

(d)                                 Reallocation of Payments.  If a Lender becomes, and during the period it remains, a Defaulting Lender, except in connection with a termination of such Defaulting Lender’s Revolving

Commitments pursuant to Section 2.12(c) above, any amount paid by the Borrowers for the account of such Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.12(e)) the earlier of (x) termination of the applicable Revolving Commitments and payment in full of all obligations of the Borrowers under such Revolving Facility and (y) the Revolver Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrowers under such Revolving Facility to all Lenders owing on such Revolver Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Overdraft Provider (pro rata as to the respective amounts owing to each of them) under this Agreement, third as the Borrowers’ Agent may request (so long as no Unmatured Event of Default or Event of Default then exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and fourth after the earlier of (x) termination of the applicable Revolving Commitments and payment in full of all obligations of the Borrowers under such Revolving Facility and (y) the Revolver Termination Date applicable to such Defaulting Lender and payment in full of all obligations of the Borrowers under such Revolving Facility to all Lenders owing on such Revolver Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.  For the sake of clarity, it is understood and agreed that any payment by the Borrowers on account of the obligations of a Defaulting Lender shall be and be deemed to be a payment by the Borrowers to such Defaulting Lender (and no interest will thereafter accrue on such amount) whether or not such payment is paid to such Defaulting Lender or deposited in the above-referenced non-interest bearing account.

(e)                                  Cure.  If Borrowers’ Agent, the Administrative Agent, the Issuing Lenders and the Overdraft Provider agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.12(d)), such Lender will, to the extent applicable, purchase such portion of the outstanding Revolving Loans of the other Lenders (together with any break funding incurred by such other Lenders) and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Multicurrency Revolving Commitments, Dollar Revolving Commitments, Revolving Commitments, Multicurrency Revolving Loans, Dollar Revolving Loans, Revolving Loans, Letter of Credit participation obligations and Overdraft Amount participation obligations of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments under the applicable Revolving Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.13                        Borrowers’ Agent.  O-I General is hereby appointed Borrowers’ agent hereunder by each Borrower (in such capacity “Borrowers’ Agent”).  Each Borrower hereby authorizes, directs and empowers O-I General to act for and in the name of such Borrower and as its agent hereunder and under the other instruments and agreements referred to herein (including, without limitation, with respect to any service of process to be effected with respect to such Borrower).  O-I General hereby accepts each such appointment.  Each Borrower hereby irrevocably authorizes O-I General to take such action on such

Borrower’s behalf and to exercise such powers hereunder, under the other Loan Documents, and under the other agreements and instruments referred to herein or therein as may be contemplated being taken or exercised by such Borrower by the terms hereof and thereof, together with such powers as may be incidental thereto, including, without limitation, to borrow hereunder and deliver Notices of Borrowing, Notices of Conversion or Continuation and Compliance Certificates hereunder, to convert, continue, repay or prepay Loans made hereunder, to reduce the Commitments, to pay interest, fees, costs and expenses incurred in connection with the Loans, this Agreement, the other Loan Documents, and the other agreements and instruments referred to herein or therein, to receive from or deliver to any Agent any notices, statements, reports, certificates or other documents or instruments contemplated herein, in the other Loan Documents or in any other agreement or instrument referred to herein and to receive from or transmit to any Agent any Loan proceeds or payments.  Each Agent and each Lender shall be entitled to rely on the appointment and authorization of O-I General with respect to all matters related to this Agreement, the other Loan Documents and any other agreements or instruments referred to herein or therein whether or not any particular provision hereof or thereof specifies that such matters may or shall be undertaken by Borrowers’ Agent.  In reliance hereon, each Agent and each Lender may deal with O-I General alone with the same effect as if such Agent or such Lender had dealt with each Borrower separately and individually.

ARTICLE III
INTEREST AND FEES

3.1                               Interest.

(a)                                 Base Rate Loans.  Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to such Borrower (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Base Rate plus the Applicable Base Rate Margin.

(b)                                 Eurocurrency Loans.  Each applicable Borrower agrees to pay interest in respect of the unpaid principal amount of such Borrower’s Eurocurrency Loans from the date the proceeds thereof are made available to such Borrower (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the relevant Eurocurrency Rate plus the Applicable Eurocurrency Margin.

(c)                                  [Reserved.]

(d)                                 [Reserved.]

(e)                                  Payment of Interest.  Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(g) shall be payable from time to time on demand.  Interest shall also be payable on all then outstanding Revolving Loans on the applicable Revolver Termination Date and on all Loans on the date of repayment (including prepayment) thereof (except that voluntary prepayments of Revolving Loans that are Base Rate Loans made pursuant to Section 4.3 on any day other than a Quarterly Payment Date or the applicable Revolver Termination Date need not be made with accrued interest from the most recent Quarterly Payment Date, provided such accrued interest is paid on the next Quarterly Payment Date) and on the date of maturity (by acceleration or otherwise) of such Loans.  During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(f)                                   Notification of Rate.  Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Borrowers and the Lenders thereof.  Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(g)                                  Default Interest.  Notwithstanding the rates of interest specified herein, effective immediately upon any failure to make principal payments on any Loans, whether by acceleration or otherwise, the principal balance of each Loan then due and outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(h)                                 Maximum Interest.  If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, the applicable Borrower shall be obligated to pay the maximum amount then permitted by applicable law and the applicable Borrower shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full.  To the extent necessary to comply with applicable usury law, provisions of any Collateral Documents related to maximum rates of interest are incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary.  In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section.  Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the applicable Lender and the applicable Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the applicable Lender of interest at a rate not in contravention of the Criminal Code Section.

(i)                                     Minimum interest. The rates of interest provided for in this Agreement, including, without limitation, in this Section 3.1, are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 3.1 or in other sections of this Agreement is not and will not become subject to Swiss Withholding Tax.  Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by an obligor and if Section 4.7(a) is unenforceable for any reason, the payment of interest due by such obligor shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.  For the purposes of this Section 3.1(i), “Non-refundable Portion” of Swiss Withholding Tax shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35 per cent.) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-refundable Portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender. If requested by a Lender, the relevant obligor shall provide to the Administrative Agent the documents required by law or applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Withholding Tax so deducted.

(j)                                    Interest Act (Canada) Disclosure.  For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained (365 or 366, as applicable) and divided by 360 or such other period of time, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

3.2                               Fees.

(a)                                 Upfront Fees.  The Company shall pay (or cause to be paid) the fees as set forth in the Fee Letter at the times set forth in such letter for distribution as set forth therein.

(b)                                 Commitment Fees; Agency Fees; Delayed Draw Undrawn Fees.

(i)                                     Commitment Fees. U.S. Borrower agrees to pay (or cause to be paid) to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Dollar Revolving Commitment (based on its Dollar Revolver Pro Rata Share) a commitment fee in Dollars (the “Dollar Commitment Fee”) for the period commencing on the Closing Date to and including the Revolver Termination Date for the Dollar Revolving Facility or the earlier termination of the Dollar Revolving Commitments (and, in either case, repayment in full of the Dollar Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Issuing Lender, of the Dollar LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Dollar Revolving Commitment.  Unless otherwise specified, accrued Dollar Commitment Fees shall be due and payable in arrears (A) on each Quarterly Payment Date, (B) on the Revolver Termination Date for the Dollar Revolving Facility and (C) upon any reduction or termination in whole or in part of the Dollar Revolving Commitments (but only, in the case of a reduction, on the portion of the Dollar Revolving Commitments then being reduced); and

(ii)                                  U.S. Borrower agrees to pay (or cause to be paid) to Administrative Agent for pro rata distribution to each Non-Defaulting Lender having a Multicurrency Revolving Commitment (based on its Multicurrency Revolver Pro Rata Share) a commitment fee in Dollars (the “Multicurrency Commitment Fee”) for the period commending on the Closing Date to and including the Revolver Termination Date for the Multicurrency Revolving Facility or the earlier termination of the Multicurrency Revolving Commitments (and, in either case, repayment in full of the Multicurrency Revolving Loans and payment in full, or collateralization (by the deposit of cash into the Collateral Account or otherwise) in amounts and pursuant to arrangements satisfactory to Administrative Agent and the applicable Issuing Lender, of the Multicurrency LC Obligations), computed at a rate equal to the Applicable Commitment Fee Percentage per annum on the average daily Total Available Multicurrency Revolving Commitment.  Unless otherwise specified, accrued Multicurrency Commitment Fees shall be due and payable (A) on each Quarterly Payment Date, (B) on the Revolver Termination Date for the Multicurrency Revolving Facility and (C) upon any reduction or termination in whole or in part of the Multicurrency Revolving Commitments (but only, in the case of a reduction, on the portion of the Multicurrency Revolving Commitments then being reduced).

(c)                                  Agency Fees.  U.S. Borrower shall pay or cause to be paid to Administrative Agent for its own account, agency and other Loan fees in the amount and at the times set forth in the engagement letter between the Company and Administrative Agent.

(d)                                 Delayed Draw Undrawn Fee.  The Borrowers agree to pay to the Administrative Agent, for the account of each Lender that has a Delayed Draw Term Loan Commitment, an undrawn fee, calculated based on a year of 360 days (the “Delayed Draw Undrawn Fee”) equal to a per annum rate of 0.25% per annum calculated on the aggregate unused Delayed Draw Term Loan Commitment of such Lender (as such commitment may be decreased or terminated pursuant to Sections 2.1(f) and 4.1(b)), accruing from and including the Closing Date to the Delayed Draw Termination Date.  The Delayed Draw Undrawn Fee shall be payable in arrears on the Delayed Draw Termination Date.  For the avoidance of doubt, in the event the Delayed Draw Funding Date is the Closing Date, no Delayed Draw Undrawn Fee shall be payable.

3.3                               Computation of Interest and Fees.  Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that (i) interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable and (ii) interest on all Loans denominated in ADollars shall be computed on the basis of the actual number of days elapsed over a year of 365 days.  Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.  Administrative Agent shall, at any time and from time to time upon request of Borrowers’ Agent, deliver to Borrowers’ Agent a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.  Each change in the Applicable Base Rate Margin or Applicable Eurocurrency Margin or the Applicable Commitment Fee Percentage as a result of a change in the Applicable Leverage Ratio shall become effective on the date upon which such change in such ratio occurs.

3.4                               Interest Periods.  At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans, the applicable Borrower shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of the applicable Borrower, be one, two or three weeks or one, two, three or six months or, if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) a twelve-month period; provided that:

(a)                                 all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b)                                 the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

(c)                                  if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)                                 if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)                                  no Interest Period may be selected at any time when an Event of Default is then in existence; provided, that Alternative Currency Loans shall continue with Interest Periods of one month if any Event of Default is then in existence;

(f)                                   no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan or the applicable Revolver Termination Date for any Revolving Loan;

(g)                                  no Interest Period in respect of any Borrowing of Term Loans of any Facility shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loan Facility will be required to be made under Section 4.4(b) or (c) as the case may be, if the aggregate principal amount of Term Loans of such Facility, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Facility then outstanding less the aggregate amount of such required prepayment; and

(h)                                 if any Borrower requests any Eurocurrency Loan having an Interest Period with a duration other than one week or one, two, three or six months (but not longer than twelve months), the applicable interest rate for such period shall be the rate determined by the Administrative Agent by means of straight-line interpolation (rounded upwards, if necessary to the next 1/100th of 1%) of (i) the rate that would be applicable for the next closest Interest Period otherwise available with a duration shorter than the requested period and (ii) the rate that would be applicable for the next closest Interest Period otherwise available with a duration longer than the requested period; provided that if the requested Interest Period extends over any year-end, the higher of the two rates will apply.

3.5                               Compensation for Funding Losses.  The applicable Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans but excluding Excluded Taxes) which such Lender may sustain as a result of:

(a)                                 for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn);

(b)                                 any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever on a date which is not the last day of an Interest Period applicable thereto;

(c)                                  any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by such Borrower; or

(d)                                 (i) any other failure by such Borrower to repay such Borrower’s Eurocurrency Loans by the terms of this Agreement or (ii) an election made by Borrower pursuant to Section 3.7.  A written notice setting forth in reasonable detail the basis of the incurrence of additional amounts owed such Lender under this Section 3.5 and delivered to such Borrower and Administrative Agent by such Lender shall, absent manifest or demonstrable error, be final, conclusive and binding for all purposes.

Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though that Lender had actually funded its relevant Eurocurrency Loan through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurocurrency Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

(e)                                  For the avoidance of doubt, this Section 3.5 shall not apply to Taxes, except any Taxes that represent losses, expenses and liabilities arising from any non-Tax claim.

3.6                               Increased Costs, Illegality, Etc.

(a)                                 Generally.  In the event that any Lender shall have determined (which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                  on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)               at any time, that any Recipient shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Loan because of (x) any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates since the date of this Agreement such as, for example, but not limited to:  (A) the imposition of any Tax of any kind with respect to this Agreement or any Loan (other than (I) Indemnified Taxes and (II) Excluded Taxes); provided, that, if such increased costs are determined by a court of competent jurisdiction in a final non-appealable judgment to have been imposed as a result of a Lender’s gross negligence or willful misconduct, such Lender will promptly repay to the applicable Borrower the amount of any increased costs paid to such Lender by such Borrower under this Section 3.6, or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (excluding, however, differences in a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between such Lender and Administrative Agent); provided, that, any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to Eurocurrency Loans; or

(iii)            at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, and in any such event, such Lender (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to Borrowers.  Thereafter, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Borrowers’ Agent and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by any Borrower with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower and, in the case of Alternative Currency Loans, such Loans shall thereafter bear interest at a rate equal to Administrative Agent’s cost of funds for such Alternative Currency plus the Applicable Eurocurrency Margin, (y) in the case of clause (ii) above, such Borrower shall pay to such Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (any written notice as to the additional amounts owed to such Lender, showing in reasonable detail the reasonable basis for the calculation thereof, submitted to Borrowers’ Agent by such Lender shall, absent manifest or demonstrable error, be final and conclusive and binding; provided, that, no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 180th day before the giving of such notice), and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts pursuant to clause (y) of the immediately preceding sentence, each Lender shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts receivable relate to such Lender’s loans in general and are not specifically attributable to a Loan hereunder, use averaging and attribution methods which are reasonable and which cover all loans similar to the Loans made by such Lender whether or not the loan documentation for such other loans permits the Lender to receive increased costs of the type described in this Section 3.6(a).

(b)                                 Eurocurrency Loans.  At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), any Borrower may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrowers’ Agent or the applicable Borrower was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c)                                  Capital Requirements.  Without duplication of Section 3.6(a), if any Lender determines that any Change in Law concerning capital adequacy or liquidity requirements by any Governmental Authority will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower shall pay to such Lender, within fifteen days of its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity.

(d)                                 Certificates for Reimbursement.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Borrowers’ Agent and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of any Borrower’s obligations to pay additional amounts pursuant to this Section 3.6; provided, that, no Lender shall be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 135th day before the giving of such notice, except that if the Change in Law giving rise to such increased costs is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Commitments, Loans and obligations hereunder, cover all commitments, loans and obligations similar to the Commitments, Loans and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6.  Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6(d), will give prompt written notice thereof to Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

3.7                               Mitigation Obligations; Replacement of Affected Lenders.

(a)                                 Change of Lending Office.  Each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) or Section 4.7(a) or (c) will, if requested by Borrowers’ Agent, use reasonable efforts (subject to overall policy considerations of such Lender) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to such Lender and will not, in the judgment of such Lender, be otherwise disadvantageous in any significant respect to such Lender.  The Company hereby agrees to pay, or to cause the applicable Borrower to pay, all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.  Nothing in this Section 3.7(a) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided for herein.

(b)                                 Replacement of Lenders.  If (x) any Revolving Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(a), (b) or (c) materially in excess of increased costs owed to the other Lenders or (z) as provided in the last sentence of Section 12.1(a) or in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, the Company shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”), reasonably acceptable to Administrative Agent, provided that (i) in the case of any replacement made pursuant to clause (y), such replacement will reduce the amount of any compensation payable by the Loan Parties under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.7(a), (b), or (c), (ii) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participation in Letters of Credit by, the Replaced Lender (or, at the option of Borrowers’ Agent if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (iii) the Company shall have paid, or shall have caused the applicable Borrower to pay, to Administrative Agent the assignment fee specified in Section 12.8, and (iv) all obligations of all Loan Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (ii), (iii) and (iv) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by each applicable Borrower, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including under Section 4.7), which shall survive as to such Replaced Lender.  Notwithstanding anything to the contrary contained above, no Lender that acts as a Issuing Lender may be replaced hereunder at any time when it has Letters of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender (including the furnishing of a Letter of Credit in form and substance, and issued by an issuer satisfactory to such Issuing Lender or the depositing of cash collateral into the Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letters of Credit.

ARTICLE IV

REDUCTION OF COMMITMENTS; PAYMENTS AND PREPAYMENTS

4.1                               Voluntary Reduction of Commitments(a)               .  (a) Upon at least three (3) Business Days’ prior written notice (or telephonic notice confirmed in writing) (which notice may be conditioned upon the happening of a future event) to Administrative Agent at the Notice Address (which notice Administrative Agent shall promptly transmit to each Lender), Borrowers’ Agent shall have the right, without premium or penalty, to terminate the unutilized portion of the Dollar Revolving Commitments or the Multicurrency Revolving Commitment in part or in whole, provided that (x) any such voluntary termination of the Dollar Revolving Commitment or Multicurrency Revolving Commitment shall apply to proportionately and permanently reduce the Dollar Revolving Commitment or Multicurrency Revolving Commitment of each Dollar Revolving Lender or Multicurrency Revolving Lender, as the case may be, (y) any partial voluntary reduction pursuant to this Section 4.1 shall be in the amount of at least $5,000,000 and integral multiples of $1,000,000 in excess of that amount and (z) any such voluntary termination of the Dollar Revolving Commitment or Multicurrency Revolving Commitment shall occur simultaneously with a voluntary prepayment, pursuant to Section 4.3 to the extent necessary such that the Total Dollar Revolving Commitment or Multicurrency Revolving Commitment, as applicable, shall not be reduced below (1) the aggregate principal amount of outstanding Dollar Revolving Loans plus the aggregate amount of outstanding Dollar LC Obligations in the case of the Dollar Revolving Commitment or (2) the Effective Amount of the aggregate principal amount of outstanding Multicurrency Revolving Loans plus the aggregate Effective Amount of Multicurrency LC Obligations and Overdraft Amounts, in the case of Multicurrency Revolving Commitments.

(b)                                 The Borrowers may at any time prior to the funding of the Delayed Draw Term Loans terminate or reduce the Delayed Draw Term Loan Commitments, without premium or penalty (except with respect to the payment of the Delayed Draw Undrawn Fee pursuant to Section 3.2(d)).  The Borrowers shall notify the Administrative Agent (which notice may be conditioned upon the happening of a future event) of any election to terminate or reduce the Delayed Draw Term Loan Commitments at least three (3) Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof.  Any termination or reduction of the Delayed Draw Term Loan Commitments shall be permanent.

4.2                               Mandatory Reductions of Term Commitments(a)                   .  (a) The Term Commitments (other than Delayed Draw Term Loan Commitments) terminate on the Closing Date after giving effect to the Borrowing of the Term Loans A and Term Euro Loans.

(b)                                 Subject to Section 4.1(b), all Delayed Draw Term Loan Commitments shall automatically terminate on the Delayed Draw Funding Date, whether or not the full amount of available Delayed Draw Term Loans are Borrowed.

4.3                               Voluntary Prepayments.  Each Borrower shall have the right to prepay the Loans without premium or penalty in whole or in part from time to time on the following terms and conditions:

(a)                                 the applicable Borrower shall give Administrative Agent irrevocable written notice (which notice may be conditioned upon the happening of an event) at its Notice Address (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Dollar Revolving Loans or Multicurrency Revolving Loans the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by the applicable Borrower to Administrative Agent by 12:00 noon (New York City time) at least three (3) Business Days prior in the case of Eurocurrency Loans and at least one (1) Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b)                                 each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000 or €1,000,000; provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c)                                  Eurocurrency Loans may only be prepaid pursuant to this Section 4.3 on the last day of an Interest Period applicable thereto or on any other day subject to Section 3.5;

(d)                                 each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided, that such prepayment shall not be applied to any Loans of a Defaulting Lender at any time when the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Pro Rata Share of all Loans then outstanding; and

(e)                                  unless otherwise specified by the applicable Borrower, each voluntary prepayment of Term Loans shall be applied to the Scheduled Term Repayments of all outstanding Term Loans in proportional amounts equal to the applicable Term Percentage of Term Loans with respect to such prepayment and, within each Term Loan, to reduce the remaining Scheduled Term Repayments ratably.  Unless otherwise specified by the applicable Borrower, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurocurrency Loans.

The notice provisions, the provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.3 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

4.4                               Mandatory Prepayments.

(a)                                 Prepayment Upon Overadvance.

(i)                   U.S. Borrower and/or any applicable Additional Domestic Subsidiary Borrower shall prepay the outstanding principal amount of the Loans under the Dollar Revolving Facility on any date on which the aggregate Effective Amount of such Loans and all Dollar LC Obligations exceeds the aggregate Dollar Revolving Commitment, in the amount of such excess. If, after giving effect to the prepayment of all outstanding Dollar Revolving Loans, the aggregate Effective Amount of Dollar LC Obligations exceeds the aggregate Dollar Revolving Commitments then in effect, such Borrower shall cash collateralize Dollar LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Dollar LC Obligations and the aggregate Dollar Revolving Commitments then in effect.  Administrative Agent shall establish in its name for the benefit of the Dollar Revolving Lenders a cash collateral account (the “Collateral Account”) into which it shall deposit such cash to hold as collateral security for the Dollar LC Obligations.

(ii)               Each applicable Borrower shall prepay the outstanding principal amount of the Loans under the Multicurrency Revolving Facility on any date on which the aggregate Effective Amount of such Loans, together with the aggregate Effective Amount of Multicurrency LC Obligations and Effective Amount of Overdraft Amounts exceeds the aggregate Multicurrency Revolving Commitments, in the amount of such excess.  If, after giving effect to the prepayment of all outstanding Multicurrency Revolving Loans, the aggregate Effective Amount of Multicurrency LC Obligations, plus the aggregate Effective Amount of Overdraft Amounts exceeds the aggregate Multicurrency Revolving Commitments then in effect, each applicable Borrower shall cash collateralize Multicurrency LC Obligations by depositing, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent, cash with Administrative Agent in an amount equal to the positive difference, if any, between the Effective Amount of such Multicurrency LC Obligations and the aggregate Multicurrency Revolving Commitments then in effect.  Administrative Agent shall establish in its name for the benefit of the Multicurrency Revolving Lenders a cash collateral account into which it shall deposit such cash to hold as collateral security for the Multicurrency LC Obligations.

(b)                                 Scheduled Term Repayments.  The applicable Borrower shall cause to be paid Scheduled Term Repayments for each Term Facility on the Term Loans until the Term Loans are paid in full in the amounts and currencies and at the times specified in each of the Scheduled Term Repayment definitions to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(c)                                  Mandatory Prepayment Upon Asset Sale.  From and after the Closing Date, (i) on the third Business Day after the date of receipt thereof by the Company or any of the Loan Parties of any Net Proceeds in respect of any Triggering Asset Sale by Company or any such Loan Parties, the Borrowers shall (A) prepay Term Loans in an amount equal to the lesser of (x) the portion of the Net Proceeds permitted to be applied to the Term Loans under the terms of the Intercreditor Agreement, and (y) the aggregate amount of Term Loans outstanding, and/or (B) if and to the extent required hereunder, permanently reduce the Dollar Revolving Commitments and the Multicurrency Revolving Commitments on a pro rata basis by an amount equal to the respective Dollar Revolving Commitments and Multicurrency Revolving Commitments, as the case may be, multiplied by the positive difference (if any) between the Net Proceeds permitted to be applied to the Term Loans under the terms of the Intercreditor Agreement and amounts applied to the Term Loans under clause (i)(A) of this clause (c), and (ii) in the event of a Triggering Asset Sale by a foreign Wholly-Owned Subsidiary of Company that is not an Offshore Borrower or Offshore Guarantor, not later than the third Business Day after receipt by such Restricted Foreign Subsidiary of any Net Proceeds, if and to the extent such Net Proceeds may be repatriated or otherwise transferred (by reason of payment of intercompany note or otherwise) to a Borrower or Borrowers with Term Loans outstanding without (in the reasonable judgment of Company) resulting in a material tax or other liability to Company or its Restricted Subsidiaries, such Net Proceeds shall be applied pursuant to clause (i) above; provided, that any such Net Proceeds therefrom shall not be required to be so applied on such date to the extent that (A) no Loan Party would be obligated to make an offer to purchase any Indebtedness if such Net Proceeds were not used to repay Term Loans and (B) no Event of Default then exists and such Loan Party uses such Net Proceeds to make Investments in Restricted Subsidiaries, purchase assets or reinvest in the business of the Company and its Restricted Subsidiaries within 365 days of the date of such Asset Sale; provided, further, that (A) if all or any portion of such Net Proceeds not so applied to the repayment of Term Loans are not so used (or contractually committed to be used) within such 365 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Term Loans as provided above in this Section 4.4(c) and (B) if all or any portion of such Net Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(c).

(d)                                 [Reserved]

(e)                                  Mandatory Prepayment with Proceeds of Indebtedness.  From and after the Closing Date, promptly on receipt of Net Proceeds by Company, Owens-Brockway or any or the Subsidiary Guarantors from the issuance of Permitted Secured Debt issued following the Closing Date, (i) the Borrowers of Term Loans shall prepay the Term Loans in an amount equal to 100% of such Net Proceeds and (ii) if, and to the extent required hereunder, the Dollar Revolving Commitments and the Multicurrency Revolving Commitments shall be permanently reduced on a pro rata basis by an amount equal to the positive difference (if any) between the Net Proceeds and the amounts thereof applied to the Term Loans under clause (i) of this clause (e); provided, that the Borrowers’ Agent may elect by written notice to the Administrative Agent following receipt of such Net Proceeds, to reduce the amount of any required prepayment or commitment reduction, as the case may be, under this clause (e) by up to the maximum amount of Loans and Commitments permitted to be added to this Agreement pursuant to Section 2.9 (any Permitted Secured Debt for which such election is made being referred to as “Accordion-Reducing Permitted Secured Debt”).  Any mandatory prepayment under this clause (e) shall be applied in the order set forth in Section 4.5.

(f)                                   Mandatory Prepayment Upon Recovery Event.  From and after the Closing Date, within ten (10) days following each date on which the Company or any Loan Party receives any Net Insurance/Condemnation Proceeds from any Recovery Event, the Borrowers shall prepay the Term Loans in an amount equal to the lesser of (A) the portion of the Net Insurance/Condemnation Proceeds permitted to be applied to the Loans under the terms of the Intercreditor Agreement and (B) the aggregate amount of Loans outstanding; provided that any such Net Insurance/Condemnation Proceeds therefrom shall not be required to be so applied on such date to the extent that (A) no Loan Party would be obligated to make an offer to purchase any Indebtedness if such Net Insurance/Condemnation Proceeds were not used to repay Term Loans and (B) no Event of Default then exists and such Loan Party uses such Net Proceeds to make Investments in Restricted Subsidiaries, purchase assets or reinvest in the business of the Company and its Restricted Subsidiaries within 365 days of the date on which the Company or any Loan Party receives such Net Insurance/Condemnation Proceeds; and, provided, further, that:

(i)                  if all or any portion of such Net Insurance/Condemnation Proceeds not required to be applied to the repayment of Term Loans pursuant to the first proviso of this Section 4.4(f) are not so used (or contractually committed to be used) within 365 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Term Loans provided in this Section 4.4(f); and

(ii)               if all or any portion of such Net Insurance/Condemnation Proceeds are not required to be applied on the 365th day referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, then such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment of principal of outstanding Term Loans as provided in this Section 4.4(f).

4.5                               Application of Prepayments; Waiver of Certain Prepayments.

(a)                                 Prepayments.  Except as expressly provided in this Agreement, all prepayments of principal made by Borrowers pursuant to Section 4.4 shall be applied (i) first to the payment of the unpaid principal amount of the Term Loans until paid in full (with, except as provided in the next succeeding sentence, the Term Percentage for each Term Facility of such repayment to be applied as a repayment of Term Loans of such Term Facility), and second, if an Event of Default exists to the payment of the then outstanding balance of the Revolving Loans, pro rata and the cash collateralization of LC Obligations and to the payment of the then outstanding balance of Overdraft Amounts, with any excess being retained by Borrower; (ii) within each of the foregoing Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans; and (iii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine).  Each prepayment of Term Loans made pursuant to Section 4.4(c), (e) and (f) shall be applied to the Term Loans pro rata according to the respective outstanding principal amounts of the Term Loans (in each case, within each Term Facility ratably to the remaining Scheduled Term Repayments thereof in forward order of maturity).  If any prepayment of Eurocurrency Loans, denominated in Dollars, made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans denominated in Dollars.  All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(b)                                 Payments.  All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and (ii) with respect to Eurocurrency Loans, in such order as Borrowers shall request (and in the absence of such request, as Administrative Agent shall determine).  All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.6                               Method and Place of Payment.

(a)                           Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) on the date when due and shall be made in immediately available funds in the Applicable Currency and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that with respect to payments in Dollars, written telex or telecopy notice by U.S. Borrower to Administrative Agent to make a payment from the funds in U.S. Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement.  If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon or local time in the city in which the Payment Office for the payment is located on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate (or the applicable cost of funds with respect to amounts denominated in an Alternative Currency) for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(b)                                 Any payments under this Agreement which are made by any Borrower later than 12:00 Noon (local time in the city in which the Payment Office for the payment is located) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c)                                  Unless Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the applicable Borrower will not make such payment, Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal Funds Rate for amounts in Dollars (and, at Administrative Agent’s cost of funds for amounts in any Alternative Currency) for the first three days and thereafter at the Federal Funds Rate (or such cost of funds rate) plus 1%.

4.7                               Net Payments.

(a)                                 All payments made by or on account of any obligation of any Loan Party under any Loan Document will be made without recoupment, setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments under any Loan Document (including, without limitation, payments on account of principal and interest, and fees) shall be made by or on account of any obligation of any Loan Party free and clear of and without deduction or withholding for, or on account of, any Taxes.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires an applicable withholding agent to deduct or withhold any Tax from any payment by or on account of any obligation of any Loan Party under any Loan Document, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, to the extent such Tax is an Indemnified Tax, then the applicable Loan Party shall pay such additional amounts as may be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.7(a)), the applicable Recipient receives, in aggregate, an amount equal to the sum it would have received had no such deduction or withholding been made.  Each Loan Party shall deliver to the Agent within 30 days after it has made any such payment to the applicable Governmental Authority an original or certified receipt issued by such Governmental Authority (or other evidence reasonably satisfactory to Administrative Agent) evidencing the payment to such Governmental Authority of all amounts so required to be deducted or withheld from such payment.

(b)                                 The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  OI Europe shall only with respect to Indemnified Taxes imposed to it, and the other Loan Parties shall jointly and severally, indemnify and hold harmless each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if a Recipient does not notify the applicable Borrower of any indemnification claim under this Section 4.7(c) within 120 days after such Recipient has received written notice of the claim of a Governmental Authority giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the applicable Borrower within such 120-day period.  A certificate delivered to the applicable Borrower (showing in reasonable detail the basis for such calculation) as to the amount of such payment by a Recipient (with a copy to Administrative Agent if such Recipient is not Administrative Agent), absent manifest error, shall be final, conclusive, and binding upon on all parties.

(d)                                 (i)  Subject to Section 4.7(e), each Lender shall deliver to the applicable Borrower and Administrative Agent, at such times as are reasonably requested by such Borrower or Administrative Agent, any documentation prescribed by law or information required under any administrative policy or any relevant Governmental Authority, or reasonably requested by such Borrower or Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document or otherwise required or reasonably necessary to establish such Lender’s status for withholding tax or information reporting purposes in an applicable jurisdiction.  Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in this Section 4.7(d)) or information expired, obsolete or inaccurate in any material respect, deliver promptly to the applicable Borrower and Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify such Borrower and Administrative Agent of its inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.7(d)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                        Without limiting the generality of the foregoing, with respect to each Lender receiving payments in respect of any Loans, Letters of Credit, or Commitments provided to U.S. Borrower:

(A)                                 each such Lender, other than a Non-U.S. Lender, shall deliver to U.S. Borrower and Administrative Agent on or before the date on which it becomes a party to this Agreement, two duly executed, properly completed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding,

(B)                                 each such Lender that is a Non-U.S. Lender entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to U.S. Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement, whichever of the following is applicable:

(I)                                   duly executed, properly completed originals of IRS Form W-8BEN or W-8BEN-E or any successor thereto claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(II)                              duly executed, properly completed originals of IRS Form W-8ECI or any successor thereto;

(III)                         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “U.S. Tax Compliance Certificate”), in substantially the form of Exhibit 4.7(d), to the effect that (i) such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) interest payments on the Loans are not effectively connected with the Non-U.S. Lender’s conduct of a U.S. trade or business, and (y) duly executed, properly completed copies of IRS Form W-8BEN or W-8BEN-E;

(IV)                          to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), duly executed, properly completed originals of IRS Form W-8IMY, or any successor thereto, of the Non-U.S. Lender, accompanied by IRS Form W-9, Form W-8ECI, Form W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, or any other required information, or any successor forms, from each beneficial owner that would be required under this Section 4.7(d) if such beneficial owner were a Lender, as applicable (provided that, if the Non-U.S. Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owners, provided such certificates are duly executed and properly completed originals), or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made; or

(V)                               any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit U.S. Borrower and Administrative Agent to determine the withholding or deduction required to be made.

(C)                                 If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to U.S. Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by U.S. Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by U.S. Borrower or Administrative Agent as may be necessary for U.S. Borrower or Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or Issuing Lender has complied with such Lender’s obligations under FATCA or to determine or, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 4.7(d), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(e)                                  Each Agent, Lender and Arranger will cooperate with ACI, and will do or provide such other things as may be reasonably requested from time to time by ACI, to demonstrate that the requirements of section 128F of the Income Tax Assessment Act of 1936 (Commonwealth of Australia) were satisfied in relation to the issues of Revolving Loans made to ACI and revolving Notes issued by ACI under this Agreement, so that payment of interest under each of the above-mentioned Loans will be exempt from withholding tax under the Income Tax Assessment Act of 1936 (Commonwealth of Australia). Non-compliance by either Arranger with this paragraph shall not relieve ACI of its obligations under Sections 4.7(a) or 4.7(c).

(f)                                   Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)                                  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.7  (including by the payment of additional amounts pursuant to this Section 4.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 For purposes of this Section 4.7, the term “Lender” shall include any Overdraft Provider or Issuing Lender, and the term “applicable law” shall include FATCA.

(i)                                     Each party’s obligations under this Section 4.7 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender.

ARTICLE V
CONDITIONS OF CREDIT

5.1                               Conditions to Closing Date.  In addition to the conditions precedent specified in Sections 5.2, 5.3 and 5.4, as applicable, the obligations of Lenders to make the Loans and to issue Letters of Credit hereunder is subject to the prior or concurrent satisfaction of the following conditions:

(a)                                 Loan Party Documents.  On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent with such number of originally executed copies as Administrative Agent may request the following with respect to Company or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)                                     Copies of the Organic Documents (with respect to OI Europe, being its certified excerpt of the commercial register of the canton of Vaud and its certified copy of the articles of association) of such Person, certified by the Secretary of State of its jurisdiction of organization (or other applicable authority) or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, together with a good standing certificate from the Secretary of State (or other applicable authority) of its jurisdiction of organization (if available from such jurisdiction) and, to the extent generally available and customary in its jurisdiction of organization, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(ii)                                  Resolutions of the board of directors or, if required, the shareholders of such Person (with respect to OI Europe, being its resolution of the board of gérants, and its resolution of the partners’ meeting) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or in the case of foreign Loan Parties, a similar officer of such Person as being in full force and effect without modification or amendment and to the extent required a shareholders resolution in relation to each Dutch Borrower and Dutch Guarantor;

(iii)                               Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)                              Executed originals of the Loan Documents to which such Person is a party; and

(v)                                 Such other customary documents as the Administrative Agent may reasonably request with sufficient notice to the relevant Loan Parties prior to the Closing Date.

(b)                                 Fees.  Owens-Brockway shall have paid, or caused to have been paid, to Administrative Agent, for distribution (as appropriate), Agents and Arrangers, the fees payable on the Closing Date referred to in Section 3.2.

(c)                                  [Reserved]

(d)                                 New Senior Debt.  On the Closing Date, Company shall have delivered to Administrative Agent Schedule 5.1(d) setting forth New Senior Debt as of the Closing Date.

(e)                                  Representations and Warranties; Performance of Agreements.  Company and each Borrower shall have delivered to Administrative Agent a certificate executed by a Financial Officer of each of the Borrowers, in form and substance satisfactory to Agents, to the effect that the representations and warranties in Article VI, are true, correct and complete in all material respects on and as of the

Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that the appropriate Loan Party or Loan Parties shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agents and except that no certification need be made as to Administrative Agent’s satisfaction with any documents, instrument or other matters.

(f)                                   Opinions of Counsel to Loan Parties.  Administrative Agent shall have received executed copies of one or more favorable written opinions of (i) Latham & Watkins LLP, special counsel to Company and (ii) James W. Baehren, general counsel of the Company, in each case in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Closing Date (this Agreement constituting a written request by Loan Parties to such counsel to deliver such opinions to Lenders).

(g)                                  Opinions of Foreign Counsel.  Administrative Agent shall have received executed copies of one or more favorable written opinions of Clayton Utz, Australian counsel to ACI, Stewart, McKelvey, and Osler, Hoskin & Harcourt LLP, Canadian counsel to O-I Canada, Houthoff Buruma B.V., Dutch counsel to Administrative Agent, and Deloitte SA, Swiss counsel to OI Europe, in each case dated as of the Closing Date as to such matters as Agents acting on behalf of Lenders may reasonably request.

(h)                                 Solvency Assurances.  On the Closing Date, Administrative Agent and Lender shall have received a certificate executed by a Financial Officer of Company dated the Closing Date, in form and substance satisfactory to the Administrative Agent and with appropriate attachments, demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, Company and its Subsidiaries on a consolidated basis will be Solvent.

(i)                                     Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s and/or Borrowers’ respective insurance brokers or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 7.4 with respect to Company and its Restricted Domestic Subsidiaries is in full force and effect and that Collateral Agent on behalf of Lenders has been named as additional insured and/or lender’s loss payee thereunder to the extent required under Section 7.4.

(j)                                    Security Interests in Personal Property.  Administrative Agent shall have received evidence satisfactory to it that the Loan Parties shall have taken or caused to be taken (or will have taken within applicable perfection periods) all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, made or caused to be made all such filings and made (or substantially concurrently with the Closing Date will make) any related payments of filing fees, taxes or similar expenditures that may be necessary or, in the opinion of Agents, desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, and holders of the Other Lender Guarantied Obligations as of the Closing Date, a valid and (upon such filing and recording or other means of perfection) perfected First Priority security interest in substantially all present and after acquired personal property Collateral.  Such actions shall include the following:

(i)                                     Stock Certificates and Instruments.  Delivery to Collateral Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent (or the equivalent thereof in any applicable jurisdiction)) representing all Capital Stock of Subsidiaries required to be pledged pursuant to the Pledge Agreement, the Security Agreement and, if required thereby, the Offshore Security

Agreements and (b) all intercompany notes required to be pledged pursuant to the Pledge Agreement or Security Agreement.

(ii)                                  Lien Searches and UCC Termination Statements.  Delivery to Collateral Agent of (a) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements and fixture filings which may have been made with respect to any personal or mixed property of any Company or any Domestic Subsidiary that is a Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens created by the Collateral Documents or otherwise permitted to remain outstanding pursuant to the terms of this Agreement).

(iii)                               UCC Financing Statements.  Delivery to Collateral Agent of UCC financing statements and, where appropriate fixture filings, duly authorized by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions deemed necessary by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(iv)                              PPSA Financing Statements.  Financing statements with respect to all present and after acquired personal property Collateral of any Loan Party other than O-I Canada shall have been filed in all jurisdictions deemed necessary or advisable by Collateral Agent to perfect the security interest created in such collateral pursuant to the Collateral Documents.

(v)                                 Intellectual Property Filing.  To the extent required by Agents, delivery to Collateral Agent of all cover sheets or other documents or instruments required to be filed with the U.S. Patent and Trademark Office and the U.S. Copyright Office in order to create or perfect Liens in respect of any material IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement).

(k)                                 Offshore Collateral Documents and Offshore Guaranties.  Administrative Agent shall have received duly executed and delivered copies of the Offshore Collateral Documents and the Offshore Guaranties and all related documentation, all in form, substance and scope satisfactory to Agents.

(l)                                     [Reserved].

(m)                             Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Agents, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Agents and such counsel, and Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Agents may reasonably request.

(n)                                 Material Adverse Effect.  Since December 31, 2014, except as publicly disclosed in filings by Holdings or any Borrower with the SEC prior to the Closing Date, there has been no Material Adverse Effect with respect to any Loan Party.

5.2                               Conditions Precedent to All Loans.  The obligations of Lenders to make Loans (other than the Delayed Draw Term Loans) on the date the Loan is funded are subject to the following further conditions precedent:

(a)                                 Prior to making each Loan, Administrative Agent shall have received, in accordance with the provisions of Section 2.5, an executed Notice of Borrowing, in each case signed by a duly authorized officer of the applicable Borrower.

(b)                                 As of that time the Loan is funded:

(i)                                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects (provided, that if a representation is qualified as to “materiality”, Material Adverse Effect, “material adverse effect” or similar language, such representation shall be true, correct and complete in all respects) on and as of that time the Loan is funded to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, in the case of any Loan made pursuant to an Additional Facility in order to consummate an Acquisition permitted pursuant to Section 8.3, the foregoing requirement shall be limited to those representations set forth in the amendment relating to any such Additional Facility pursuant to Section 2.9(b); and

(ii)                        Subject to Section 2.9(a), no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Unmatured Event of Default.

5.3                               Conditions to Letters of Credit.  The issuance of any Letter of Credit (other than Existing Letters of Credit) hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

(a)                                 On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

(b)                                 On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 2.10(c), an executed Notice of Issuance (or a facsimile copy thereof) in each case signed by a duly authorized officer of the Borrower requesting the Letter of Credit, together with all other information specified in Section 2.10(c) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

(c)                                  On the date of issuance of such Letter of Credit, all conditions precedent described in Section 5.2 shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were the date the Loan was funded.

5.4                               Conditions to the Borrowing of the Delayed Draw Term Loans.  The obligations of the Lenders to make Delayed Draw Term Loans is subject to the satisfaction or waiver of the following conditions precedent (such date on which such conditions are so satisfied or waived and the Delayed Draw Term Loans are borrowed, which shall be a date during the Delayed Draw Commitment Period, the “Delayed Draw Funding Date”):

(a)                                 Major Default.  No Major Default has occurred and is continuing.

(b)                                 Specified Representations.  As of the Delayed Draw Funding Date, immediately before giving effect to the borrowing of the Delayed Draw Term Loans, each Specified Representation shall be true and correct in all material respects.

(c)                                  Notice of Borrowing.  Prior to the making of each Loan on the Delayed Draw Funding Date, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5.

(d)                                 Fees.  The payment in full of all fees (including the Delayed Draw Undrawn Fee), and all expenses expressly payable on or before the Delayed Draw Funding Date hereunder or under the Commitment Letter and the Fee Letter to the extent invoiced at least two (2) Business Days prior to the Delayed Draw Funding Date (which amounts shall be offset against the proceeds of the Borrowings of Delayed Draw Term Loans hereunder).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, to induce the Lenders to thereafter make Term Loans, Dollar Revolving Loans, Multicurrency Revolving Loans hereunder, to induce Administrative Agent to make overdrafts under the Domestic Overdraft Account, to induce the Offshore Overdraft Providers to make overdrafts under the Offshore Overdraft Accounts, to induce Issuing Lenders to issue Letters of Credit and to induce Lenders to purchase participations in Letters of Credit, in the Domestic Overdraft Amount and in the Offshore Overdraft Amounts, Company and each Borrower makes the following representations and warranties to each Lender, on the Closing Date, and on each Credit Event (other than the incurrence of the Delayed Draw Term Loans), in each case, except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true as of such specified date only (which representations and warranties made by an Offshore Borrower shall be limited to such Offshore Borrower and its Subsidiaries):

6.1                               Organization, Powers, Good Standing, Business and Subsidiaries.

(a)                                 Organization and Powers.  Each of the Loan Parties is a company, duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation.  Each of the Loan Parties has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to carry out the transactions contemplated hereby and thereby, and, in the case of Borrowers, to issue the Notes.

(b)                                 Good Standing.  Each of the Loan Parties is (to the extent such concept is relevant) in good standing wherever necessary to carry on its present business and operations, except in jurisdictions in which the failure to be in good standing has not had and will not have, in the aggregate, a Material Adverse Effect.

(c)                                  Subsidiaries.  All of the Subsidiaries of Company and their jurisdictions of organization or incorporation are identified in Schedule 6.1 annexed hereto, as said Schedule 6.1 may be supplemented from time to time pursuant to the provisions of Section 7.1(i).  The Capital Stock of each of the Subsidiaries of Company identified in Schedule 6.1 annexed hereto (as so supplemented), is duly authorized, validly issued, fully paid and nonassessable and as of the Closing Date none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 6.1 annexed hereto (as so supplemented) is a company duly organized (or incorporated), validly existing and, where applicable, in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and (to the extent such concept is relevant) in good standing where applicable in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  Schedule 6.1 annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

6.2                               Authorization of Borrowing, Etc.

(a)                                 Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the issuance, delivery and payment of the Notes have been duly authorized by all necessary organizational action by each Loan Party which is a party thereto.

(b)                                 No Conflict.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not (i) violate any provision of law applicable to such Loan Party, the Organic Documents of such Loan Party, or any order, judgment or decree of any court or other agency of government binding on such Loan Party, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of such Loan Party, (iii) result in or require the creation or imposition of any Lien (other than Liens in favor of Collateral Agent) upon any of the properties or assets of such Loan Party, or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of such Loan Party, other than those approvals and consents which have been obtained.

(c)                                  Governmental Consents.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the issuance, delivery and performance of the Notes do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body except for filings, consents or notices that have been or will be made during the period in which they are required to be made.

(d)                                 Binding Obligations.  This Agreement and the other Loan Documents executed prior to the date of this Agreement are, and the other Loan Documents and the Notes that are executed subsequent to the date of this Agreement, when executed and delivered will be, the legally valid and binding obligations of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

6.3                               Financial Condition.  Borrowers have heretofore delivered to Lenders, at Lenders’ request, the audited consolidated balance sheet of Holdings and its Subsidiaries as at December 31, 2014 and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended and the unaudited consolidated balance sheet of Holdings and its Subsidiaries and the unaudited consolidated balance sheet of Company and its Subsidiaries as of September 30, 2014 and the related unaudited consolidated statements of income and cash flows of Company and its Subsidiaries for the periods then ended.  All such statements were prepared in conformity with GAAP.  All such consolidated financial statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the date thereof and the consolidated results of operations and cash flows of Holdings and its Subsidiaries for the period covered thereby subject to, in the case of quarterly financial statements, year-end adjustments and the absence of footnotes.  Neither Holdings nor any of its Subsidiaries has any material contingent liability or material liability for taxes, long- term lease or unusual forward or long-term commitment, which is not reflected in the foregoing financial statements or in the most recent consolidated financial statements delivered pursuant to Section 7.1 of this Agreement, except for those incurred since the date of such financial statements that are not prohibited hereunder.

6.4                               No Adverse Material Effect.  Since December 31, 2014, except as publicly disclosed in filings by Holdings or any Borrower with the SEC prior to the Closing Date, there has been no Material Adverse Effect.

6.5                               Litigation; Adverse Facts.  Except as disclosed in Holdings’ annual report on Form 10-K for the Fiscal Year ended December 31, 2014, there is no action, suit, proceeding, governmental investigation or arbitration of which Company has knowledge (whether or not purportedly on behalf of Company or any of its Restricted Subsidiaries) at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

6.6                               Payment of Taxes.  Except to the extent permitted by Section 7.3, all material tax returns and reports of Holdings and each of its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges upon such Persons and upon their respective properties, assets, income and franchises which are due and payable have been paid when due and payable.

6.7                               Governmental Regulation.  Neither Holdings nor any of its Subsidiaries an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

6.8                               Securities Activities.

(a)                                 Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Borrowing will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U or X of the Board.

(b)                                 Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of Sections 8.2 or 8.7 or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Material Indebtedness and within the scope of Section 10.1(e), was or will be attributable to Margin Stock

6.9                               Employee Benefit Plans.

(a)                                 Each Employee Benefit Plan (other than a Multiemployer Plan) is in compliance with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state law, and each of Holdings and its Subsidiaries has performed all of its obligations under each Employee Benefit Plan, in each case, except to the extent that such noncompliance or failure to perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan.

(b)                                 (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan which is reasonably likely to be terminated within the next twelve (12) months has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), would reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) none of Holdings, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction subject to Section 4069 or 4212(c) of ERISA that, in any case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)                                  With respect to any Foreign Plan, (i) such Foreign Plan is in compliance with all applicable foreign law, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) as of the date hereof, Company and its Subsidiaries have made full payment when due of all required contributions to such Foreign Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10                        Disclosure.  No representation or warranty of any Loan Party contained in this Agreement, any Loan Document or any other document, certificate or written statement (other than any projections, budgets delivered pursuant to Section 7.1(h) and pro forma financial information) furnished to Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to such Loan Party in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Loan Parties to be reasonable at the time made, it being recognized by Lenders that uncertainty is inherent in any such projection and pro forma financial information, such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material.

6.11                        Environmental Protection.  Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the effect of the preceding sentence:

(a)                                 neither Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of any Environmental Liability, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(b)                                 to the best of Company’s knowledge there are no environmental, health or safety conditions existing at any real property owned, operated or leased by Company or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by Company or any of its existing or former Subsidiaries for waste treatment or disposal, which would reasonably be expected to require any construction or other capital costs or Environmental Liability to be incurred by the Company or any of its Subsidiaries (or any Person for whom the Company may have liability by law or contract) prior to the final scheduled maturity of the Obligations in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.12                        Title to Properties; Liens; Intellectual Property.

(a)                                 Title to Properties; Liens.  Company and its Material Subsidiaries have (i) good and legal title to (in the case of fee or freehold interests in Real Property), (ii) valid leasehold interests in (in the case of Ground Leasehold Interests, or other leasehold interests in the UK, in Real Property or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 6.3 or in the most recent financial statements delivered pursuant to Section 7.1, in each case except for (x) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 8.7 and (y) for such defects that individually or in the aggregate, would not have a Material Adverse Effect.

(b)                                 Intellectual Property.  As of the Closing Date, Company and its Restricted Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, and Loan Parties do not know of any valid basis for any such claim except for such claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The use of such Intellectual Property by Company and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.13                        Solvency.  As of the Closing Date, the Company and its Subsidiaries on a consolidated basis are, and upon the incurrence of any Obligations by any Loan Party on the Closing Date, will be, Solvent.

6.14                        Matters Relating to Collateral.

(a)                                 Creation, Perfection and Priority of Liens.  As of the Closing Date, the execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to or after the date hereof pursuant to Section 7.9, and (ii) the delivery to Collateral Agent of any Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Collateral has been so delivered) are effective to create in favor of Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral (except for Collateral for which the absence or failure of the Lien on such Collateral would not constitute an Event of Default under Section 10.1(k)), and all filings and other actions necessary to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect (or will be duly made or taken within applicable time periods), other than the periodic filing of UCC continuation statements and such other ongoing filings as may be required in the other jurisdictions in which Collateral is located, in each case, subject to the limitations set forth in the Collateral Documents and only to the extent any such actions are required pursuant to the terms of the Collateral Documents.

(b)                                 Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 6.14(a) and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

(c)                                  Absence of Third-Party Filings.  Except such as may have been filed in favor of Collateral Agent as contemplated by Section 6.14(a) or to evidence permitted lease obligations and other Liens permitted pursuant to Section 8.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO or the U.S. Copyright Office (or analogous foreign agencies with respect to Collateral secured by the Offshore Collateral Documents), and (iii) no effective filings, registrations or other notices of Liens exist in relation to any of the Loan Parties or any of the Collateral at any agencies, registries offices or relevant governmental or other regulatory bodies outside the United States of America.

6.15                        Credit Agreement Under Indentures.  This Agreement is the “Credit Agreement” as described in the indentures governing the Existing Owens-Brockway Senior Unsecured Notes and Borrowers’ Agent hereby designates this Agreement as such.

6.16                        Non-Bank Rules.  In so far as it is a Swiss Borrower, it is at all times in compliance with the Non-Bank Rules. For the purpose of its compliance with the Non-Bank Rules under this Section, each Swiss Borrower shall assume that in relation to the Multicurrency Revolving Facility or any Additional Facility the aggregate maximum number of lenders which are not Qualifying Banks or Qualifying Intragroup Creditors is 10 (irrespective of whether or not there are, at any time, any such lenders).

6.17                        Anti-Terrorism and Sanctions Laws.

(a)                                 None of the Loan Parties and, to the knowledge of the Loan Parties, none of their Affiliates, are in material violation of any Anti-Corruption Laws or any applicable laws relating to terrorism, money laundering or economic sanctions (“Anti-Terrorism Laws”), including (i) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA Patriot Act, (ii) the economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) and its regulations at 31 C.F.R. Subtitle B, Chapter V (“OFAC Regulations”) or the U.S. Department of State, (iii) any anti-terror or economic sanctions legislation of Canada, including those provided for pursuant to the Special Economic Measures Act (Canada) or the United Nations Act (Canada), or published regulations under the foregoing or (iv) economic or financial sanctions or trade embargoes imposed, administered or enforced by the United Nations Security Council, the European Union, the Netherlands, Her Majesty’s Treasury of the United Kingdom (collectively, the “Sanctions”). No part of the proceeds of the Loans or Letters of Credit will be used directly or indirectly by any Borrower for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or in any manner that would result in the violation of any Anti-Corruption Laws or Sanctions applicable to any party hereto.

(b)                                 No Loan Party or, to the knowledge of the Loan Parties, any of its directors, officers, employees or Affiliates is any of the following:

(A)                               a Sanctioned Person; or

(B)                               a Person or entity owned or controlled by, or acting for or on behalf of, any Sanctioned Person.

6.18                        USA Patriot Act; Foreign Corrupt Practices Act.  To the extent applicable, each of the Borrowers and to the Borrowers’ knowledge, each of their respective Subsidiaries is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, the OFAC Regulations, and any other enabling legislation or executive order relating thereto, (b) the USA Patriot Act or (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly by any Borrower, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada).

ARTICLE VII

AFFIRMATIVE COVENANTS

From and after the Closing Date, Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full of all of the Loans, the Offshore Overdraft Amounts and the Domestic Overdraft Amount, the cancellation or expiration of all Letters of Credit and the reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and to the extent expressly provided for in this Article VII shall cause each of their respective Restricted Subsidiaries to perform, all covenants in this Article VII.

7.1                               Financial Statements.  Company and Borrowers will maintain, and cause Holdings and each of their respective Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of Holdings and Company in conformity with GAAP (except as approved by the accountants preparing such statements or the Chief Financial Officer of the Company or Holdings, as the case may be, and disclosed therein).  Company and Borrowers will deliver, or cause to be delivered, to Administrative Agent (for distribution to the Lenders):

(a)                                 Quarterly Financial Statements.  as soon as practicable and in any event within 45 days after the end of each Fiscal Quarter, other than quarters which are the last quarter in a Fiscal Year, the consolidated balance sheets of Holdings and Company as at the end of such period and the related consolidated statements of income and cash flows of Holdings and Company for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by any of the chief accounting officer, the chief financial officer, the treasurer, an assistant treasurer, the controller or an assistant controller of Company that they fairly present in all material respects the consolidated financial condition of Holdings and Company as at the dates indicated and the consolidated results of operations and cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(b)                                 Annual Financial Statements.  as soon as practicable and in any event within 90 days after the end of each Fiscal Year of Company the audited consolidated balance sheets of Holdings and Company as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and Company for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous year, all in reasonable detail, each accompanied by a report thereon of an independent registered public accounting firm of recognized national standing selected by Company which report shall be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present in all material respects the consolidated financial position of Holdings and Company, respectively, at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated in conformity with GAAP;

(c)                                  Compliance Certificates.  together with each delivery of financial statements of Holdings and/or Company pursuant to clauses (a) and (b) above, (i) a compliance certificate of Company substantially in the form attached hereto as Exhibit 7.1(c) (the “Compliance Certificate”) (A) stating that no Event of Default or Unmatured Event of Default exists or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto, and (B) certifying compliance (as determined in accordance with GAAP) during and at the end of such accounting periods) with respect to Section 9.1 and, in addition and (ii) a written statement of the chief accounting officer, chief financial officer, treasurer, any assistant treasurer, controller or any assistant controller of Company describing in reasonable detail the differences between the financial information contained in such financial statements and the information contained in the Compliance Certificate relating to Company’s compliance with Section 9.1;

(d)                                 [Reserved]

(e)                                  SEC Filings and Press Releases.  promptly after the sending or filing thereof, copies of (i) all annual reports and proxy statements sent or made available generally by Holdings to its security holders or by any Restricted Subsidiary of Holdings to its security holders other than Holdings or another Restricted Subsidiary and (ii) all reports (including, without limitation, its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q) and all registration statements of Holdings and Borrowers filed with the SEC on Forms S-2, S-3, S-4 and 8-K provided that such materials filed with the SEC shall be deemed delivered when posted to the SEC website;

(f)                                   Events of Default.  promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of any condition or event which constitutes an Event of Default or Unmatured Event of Default, an Officers’ Certificate specifying the nature and the period of existence of any such condition or event, and what action Company or such Borrower has taken, is taking and proposes to take with respect thereto;

(g)                                  Litigation or Other Proceedings.  promptly upon any Responsible Officer of Company or any Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Restricted Subsidiaries or any property of Company or any of its Restricted Subsidiaries not previously disclosed by Company or a Borrower to Lenders, or (ii) any material development in any such action, suit, proceeding, governmental investigation or arbitration, which, in the case of either (i) or (ii), if adversely determined, would reasonably be expected to cause a Material Adverse Effect, written notice thereof to Lenders and provide such other information as may be reasonably available to it to enable Lenders and their counsel to evaluate such matters;

(h)                                 Financial Plans.  as soon as practicable and in any event within 90 days after the beginning of each Fiscal Year of Company, a consolidated plan and financial forecast, prepared in accordance with Company’s normal accounting procedures applied on a consistent basis, for such Fiscal Year of Company and its Subsidiaries, including, without limitation, (i) a forecasted consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of Company for such Fiscal Year, and (ii) the amount of forecasted capital expenditures for such Fiscal Year;

(i)                                     New Subsidiaries.  within 90 days of the end of each Fiscal Year, a written notice setting forth with respect to all Persons that became Subsidiaries of Company during the previous Fiscal Year, (i) the date on which such Person became a Subsidiary of Company and (ii) all of the data required to be set forth in Schedule 6.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 6.1 annexed hereto for all purposes of this Agreement);

(j)                                    Overdraft Reporting.  promptly upon request by Administrative Agent, if any Offshore Overdraft Provider has not provided the information required pursuant to Section 2.1(e) in a timely manner, a written report in form satisfactory to Administrative Agent setting forth activity with respect to the applicable Offshore Overdraft Accounts for the requested period and the applicable Offshore Overdraft Amount outstanding as of the end of the period covered by such report; and

(k)                                 Other Information.  with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent.

Company and Borrowers shall be deemed to have delivered reports referred to in clauses (a), (b), (c) or (e) of this Section 7.1 when (A) such reports or other information have been posted on the SEC website (http://www.sec.gov) or on its own Internet website as previously identified to Agents and Lenders, and (B) Company and Borrowers have notified Administrative Agent by electronic mail of such posting; provided that if any Agent or any Lender requests such information to be delivered in hard copies, Company and/or any Borrower, as applicable, shall furnish to such Agent or Lender, as applicable, such information accordingly.

7.2                               Corporate Existence, Etc.  Company and each Borrower will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its business and the businesses of each of its Restricted Subsidiaries, except, in each case with respect to any Restricted Subsidiary, as would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation, dissolution or other transaction permitted under Section 8.3 or Section 8.7.

7.3                               Payment of Taxes and Claims; Tax Consolidation.

(a)                                 Company and each Borrower will, and will cause each of its Material Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP (or its equivalent in the relevant jurisdiction of the taxing authority with respect thereto) shall have been made therefor.

(b)                                 Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries or such other Person as may be reasonably acceptable to Administrative Agent).

7.4                               Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

(a)                                 Company and Borrowers will maintain or cause to be maintained in good repair, working order and condition all material properties used or useful in the business of Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Company and Borrowers will each maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its material properties and business, and the material properties and business of its Material Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations (“Industry Standards”) and may self-insure to the extent, and only to the extent, consistent with Industry Standards; provided that nothing in this Section 7.4(a) shall prevent Company and Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of Company or Borrowers, as the case may be, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained with financially sound and reputable insurance companies replacement value casualty insurance on the Collateral against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Each such policy of insurance shall (i) name Collateral Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $25,000,000 and provides for at least 30 days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

(b)                                 Application of Net Insurance/Condemnation Proceeds.  Upon receipt by Company or any other Loan Party, or by Collateral Agent as lender’s loss payee, of any Net Insurance/Condemnation Proceeds, so long as no Event of Default shall have occurred and be continuing, Company or such other Loan Party may retain such proceeds pending a determination by Company or the applicable Loan Party as to whether Company or applicable Loan Party (i) will repair, restore or replace the assets in respect of which such Net Insurance/Condemnation Proceeds were received or otherwise reinvest such Net Insurance/Condemnation Proceeds into the business of Company or a Loan Party; or (ii) will elect to cause prepayments of the Loans.  The failure by Company or such Loan Party to make an election under the preceding sentence on or before the date that is 120 days after receipt of the Net Insurance/Condemnation Proceeds shall be deemed an election to cause the prepayments of the Loans and the Borrowers shall prepay the Loans and make any other payments required under the Intercreditor Agreement in an amount equal to such Net Insurance/Condemnation Proceeds.  If an Event of Default shall have occurred and be continuing, the applicable Loan Party shall deliver to Collateral Agent for application to the Loans if Collateral Agent so elects an amount equal to such portion of such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in Section 4.4 subject to any limitations contained in the Intercreditor Agreement. Upon any election pursuant to subclause (i) above, Company or the applicable Loan Party shall, following such election, diligently pursue (x) the repair, restoration or replacement of the assets in respect of which such Net Insurance/Condemnation Proceeds were received or (y) the reinvestment of such Net Insurance/Condemnation Proceeds into the business of Company or a Loan Party.  If any portion of such Net Insurance/Condemnation Proceeds are not used to repair, replace or restore the assets in respect of which such Net Insurance/Condemnation Proceeds were received or otherwise reinvested in the business of Company or a Loan Party within, in the case of any such proceeds that would constitute “Excess Proceeds” under the indenture governing the Existing Owens-Brockway Senior Unsecured Notes if not so used by a date certain, 355 days of such receipt (or Company and/or the applicable Loan Party cease the diligent pursuit of the same), any amount of such Net Insurance/Condemnation Proceeds not so used shall be applied to prepay the Term Loans and shall be otherwise applied as required by the Intercreditor Agreement, provided that the Net Insurance/ Condemnation Proceeds received by OI Europe shall only be applied in connection with Loans drawn for its own account.

7.5                               Inspection.  Company and Borrowers shall permit any authorized representatives designated by any Lender, at the expense of such Lender, to visit and inspect any of the properties of

Company or any of its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and, if an Event of Default has occurred and is continuing, independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours.

7.6                               Compliance with Laws.  Company, Borrowers and their Restricted Subsidiaries shall exercise all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws) of any Governmental Authority, noncompliance with which in any case or in the aggregate would reasonably be expected to result in a Material Adverse Effect. The Loan Parties will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each of the Loan Parties, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.

7.7                               Securities Activities.  Following the application of the proceeds of any Loans, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.2 or 8.7, or subject to any similar restriction contained in any agreement or instrument between Company and any Lender or any Affiliate of any Lender relating to Material Indebtedness and within the scope of Section 10.1(e), will be attributable to Margin Stock.

7.8                               Environmental Matters.

(a)                                 The Company will, and will cause each of its Subsidiaries to:

(i)                                     use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all Environmental Permits in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii)                                  promptly notify Administrative Agent and provide copies of all written inquiries, claims, complaints, notices or other communications from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(iii)                               promptly notify Administrative Agent of any of the following that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect  (a) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (1) expose Company or any of its Subsidiaries to, or result in, Environmental Liabilities or (2) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations, and (b) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws or Environmental Liabilities; and

(iv)                              provide such information and certifications which Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.8.

(b)                                 The Company and each Borrower shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company, any Borrower or its or their Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any allegation of Environmental Liability against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

7.9                               Execution of Subsidiary Guaranty and Security Agreement After the Closing Date.

(a)                                 Execution of Subsidiary Guaranty and Security Agreement. If (i) (x) any wholly-owned Restricted Domestic Subsidiary of Company existing on the Closing Date (other than the Harbor Capital Subsidiaries, Owens-Brockway, Bolivian Investments, Inc., Sovereign Air, LLC, and Maumee Air Associates Inc.) that has not previously executed the Subsidiary Guaranty or (y) any Person becomes a wholly-owned Restricted Domestic Subsidiary of Company after the Closing Date (other than, in the case of each of the foregoing clauses (x) and (y), (A) a Restricted Domestic Subsidiary formed in connection with any Receivables Sale Indebtedness, (B) a Restricted Domestic Subsidiary (1) that owns or acquires assets with an aggregate fair market value (without netting such fair market value against any liability of such Restricted Domestic Subsidiary) not exceeding $30,000,000, (2) subject to a restriction permitted under Section 8.2(b) or any other contractual, legal or regulatory restriction prohibiting such Restricted Domestic Subsidiary’s execution of the Subsidiary Guaranty or the Security Agreement, or (3) whose execution of the Subsidiary Guaranty or the Security Agreement would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (C) a Restricted Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the burden or cost or other consequences (including any material adverse tax consequences) of executing the Subsidiary Guaranty and/or the Security Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (D) any special purpose securitization vehicle, project finance entity or captive insurance subsidiary), or (iii) either OI International Holdings Inc. or O-I Holding LLC cease to be a Foreign Subsidiary Holdco, Borrowers’ Agent will promptly notify Administrative Agent of that fact and cause such Restricted Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and (except during a Collateral Release Period) a counterpart of the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Restricted Domestic Subsidiary to the extent required by the applicable forms of Collateral Documents. To the extent any such Restricted Domestic Subsidiary is owned by a Subsidiary Guarantor, the Capital Stock of such Restricted Domestic Subsidiary shall be pledged pursuant to the Security Agreement.  Within 30 days of the Closing Date, Company shall deliver to Administrative Agent documentation reasonably satisfactory to Administrative Agent evidencing the release of each of the entities set forth on Schedule 7.9(a) from their respective guaranty of (x) the Existing Owens-Brockway Senior Unsecured Notes and (y) the existing Permitted European Senior Debt.

(b)                                 Restricted Foreign Subsidiaries.  If (i) any Restricted Foreign Subsidiary that is a direct Wholly-Owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized under the laws of the jurisdiction of such Offshore Borrower or Offshore Guarantor, or (ii) any Person becomes a direct Wholly-Owned Subsidiary of an Offshore Borrower or Offshore Guarantor organized in the jurisdiction of such Offshore Borrower (other than the jurisdiction of organization of OI Europe) or Offshore Guarantor (other than (A) any special purpose vehicle formed in connection with the incurrence or maintenance of Receivables Sale Indebtedness permitted hereunder (B) a Restricted Foreign Subsidiary (x) subject to a restriction permitted under Section 8.2(b) or any other contractual, legal or regulatory restriction prohibiting such Restricted Foreign Subsidiary’s execution of the applicable Offshore Guaranty or the applicable Offshore Security Agreement or (z) whose execution of the applicable Offshore Guaranty or the applicable Offshore Security Agreement would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (C) a Restricted Foreign Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Company, the burden or cost or other consequences (including any material adverse tax consequences) of executing the applicable Offshore Guaranty or the applicable Offshore Security Agreement shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (D) any special purpose securitization vehicle, project finance entity or captive insurance subsidiary or (E) a Restricted Foreign Subsidiary which is not a Material Subsidiary), Borrowers’ Agent will promptly notify Collateral Agent of that fact and cause such Restricted Foreign Subsidiary, to the extent legally permissible, to execute and deliver to Collateral Agent a counterpart of the applicable Offshore Guaranty and (except during a Collateral Release Period)  a counterpart of (or accession document to) the applicable Offshore Security Agreement and such other documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of Collateral Agent, desirable but, in each case, consistent with market practice in the relevant jurisdiction for like companies in the context of like credit facilities, to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Restricted Foreign Subsidiary described in the applicable forms of Collateral Documents.  If, on or after the Closing Date, a wholly-owned Restricted Foreign Subsidiary becomes a Restricted Foreign Subsidiary which is a Subsidiary directly owned by a Subsidiary Guarantor, the Capital Stock of such Restricted Foreign Subsidiary shall be pledged pursuant to the Security Agreement unless (1) such Restricted Foreign Subsidiary is a special purpose vehicle formed in connection with the incurrence or maintenance of Receivables Sale Indebtedness permitted hereunder (2) such Restricted Foreign Subsidiary or the Subsidiary Guarantor which is its direct parent is (x) subject to a restriction permitted under Section 8.2(b) or any other contractual, legal or regulatory restriction prohibiting such Restricted Foreign Subsidiary’s or Subsidiary Guarantors’ execution of a stock pledge or (y) whose execution of a stock pledge would require any governmental or regulatory consent, approval or authorization (unless such consent, approval or authorization has been obtained or could reasonably be expected to be obtained without undue cost or delay), (3) in the reasonable judgment of the Administrative Agent and the Company, the burden or cost or other consequences (including any material adverse tax consequences) of executing the stock pledge shall be excessive in view of the benefits to be obtained by the Lenders therefrom, or (4) such Restricted Foreign Subsidiary is a special purpose securitization vehicle or captive insurance subsidiary.

(c)                                  Additional Domestic Subsidiary Borrower and/or Additional Foreign Subsidiary Borrower.

(i)                                     At any time at which an Additional Domestic Subsidiary Borrower is designated as such pursuant to Section 12.1(c), such Additional Domestic Subsidiary Borrower, if not already a Subsidiary Guarantor, shall execute a counterpart of the Subsidiary Guaranty and (except during a Collateral Release Period) a counterpart of the Security Agreement and take all such further actions and execute all such further documents required to be taken pursuant to the terms of the Subsidiary Guaranty and Security Agreement to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Additional Domestic Subsidiary Borrower described in the applicable form of the Collateral Documents.  The Capital Stock of such Additional Domestic Subsidiary Borrower shall be pledged pursuant to the Security Agreement.

(ii)                                  At any time an Additional Foreign Subsidiary Borrower is designated pursuant to Section 12.1(c), such Additional Foreign Subsidiary Borrower, if not already an Offshore Guarantor, shall execute a guaranty agreement (or, as applicable, a counterpart of an existing Offshore Guaranty), and (except during a Collateral Release Period) a security agreement (or, as applicable, a counterpart of an existing Offshore Security Agreement), in each case, together with all such other documents and instruments as may be necessary or, in the opinion of the Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on substantially all of the personal property assets of such Additional Foreign Subsidiary Borrower and to take all such further actions as the Collateral Agent deem desirable in order to effectuate the guaranty and the First Priority Lien as per this subclause. If such Additional Foreign Subsidiary Borrower is, or at any time becomes a directly Wholly-Owned Subsidiary of a Subsidiary Guarantor, the Capital Stock of such Additional Foreign Subsidiary Borrower shall be pledged pursuant to the Security Agreement unless the Collateral Agent agrees otherwise due to the illegality or impracticability of such pledge or because the costs of obtaining such pledge are excessive in relation to the value of the security to be afforded thereby; provided that in no circumstances shall a pledge of shares in the Common Stock or share capital of a Person organized in the Netherlands be required to the extent, and only for so long as, such Common Stock is held by another Person organized in the Netherlands.

(d)                                 Subsidiary Organizational Documents, Legal Opinions, Etc.  Company and Borrowers shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Restricted Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Restricted Domestic Subsidiary, a good standing certificate from the Secretary of State (or other applicable authority) of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or, in the case of a Foreign Subsidiary, similar officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if such Subsidiary is a Material Subsidiary, a customary opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (A) the due organization and (where applicable) good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel, subject to customary exceptions and qualifications.

7.10                        Designation of Unrestricted Subsidiaries.

The Borrowers’ Agent may at any time after the Closing Date designate any Restricted Subsidiary (other than a Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Unmatured Event of Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, Company shall be in compliance with the covenants set forth in Sections 8.3 and 9.1, determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter, in each case, as if such designation had occurred on the last day of such fiscal quarter of Company and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (d) the Company shall cause each Unrestricted Subsidiary to simultaneously be designated as an “Unrestricted Subsidiary” under the Existing Owens-Brockway Senior Unsecured Notes, any Permitted Secured Debt, any Permitted Unsecured Debt, any Permitted European Senior Debt or any other Indebtedness the terms of which permits a similar designation.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary.  Notwithstanding the foregoing, no existing or future Borrower shall be permitted to be an Unrestricted Subsidiary.

7.11                        Personal Property Securities Act.

(a)                                 PPSA Further Steps. If the Administrative Agent determines that a Collateral Document (or a transaction in connection with it) is or contains a security interest for the purposes of the PPSA, the Loan Party agrees to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information) which the Administrative Agent asks and considers necessary (acting reasonably) for the purposes of:

(i)                  ensuring that the security interest is enforceable, perfected (including, where possible, by control in addition to registration) and otherwise effective.

(ii)               enabling the Administrative Agent to apply for any registration, or give any notification, in connection with the security interest so that the security interest has the same priority which it had prior to the introduction of the PPSA; or

(iii)            enabling the Administrative Agent to exercise rights in connection with the security interest.

(b)                                 PPSA Undertaking. If the Loan Party holds any security interests for the purposes of the PPSA and if a failure by the Loan Party to perfect some or all of those security interests would materially adversely affect the business, operation, property, condition (financial or otherwise), or prospects of the Loan Parties (taken as a whole), the Loan Party agrees to implement, maintain and comply in all material respects with, procedures for the perfection of those security interests. These procedures must include procedures designed to ensure that the Loan Party takes all reasonable steps under the PPSA to perfect any such security interest with the highest ranking priority reasonably possible (such as perfecting a purchase money security interest, perfecting a security interest by control or including the serial number in a financing statement for personal property that may or must be described by a serial number). If the Administrative Agent asks, the Loan Party agrees to arrange at its expense an audit of the PPSA procedures. The Administrative Agent may only ask the Loan Party to do this if it reasonably suspects that a Loan Party is not complying with this clause.

(c)                                  No PPSA Notice Required Unless Mandatory. The Administrative Agent need not give any notice under the PPSA (including a notice of a verification statement) unless the notice is required by the PPSA and cannot be excluded.

7.12                        Use of Proceeds. Borrowers will use all proceeds of the Loans as provided in Sections 6.8, 6.17 and 6.18.

ARTICLE VIII

NEGATIVE COVENANTS

Company and each Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, the Notes, the Offshore Overdraft Amounts, the Domestic Overdraft Amount and other Obligations (other than contingent indemnification obligations not then due) and the cancellation or expiration of all Letters of Credit and reimbursement of all amounts drawn thereunder, unless Requisite Lenders shall otherwise give prior written consent, Company and each Borrower shall perform, and shall cause each of its respective Restricted Subsidiaries (or Material Subsidiaries in the case of Section 8.2(b) and Section 8.7(a)) to perform, all covenants in this Article VIII.

8.1                               Indebtedness.

Company and each Borrower shall not, and shall not permit any of its Restricted Subsidiaries to create, incur, assume or guaranty, or otherwise become or remain liable with respect to, any Indebtedness or any Receivables Sale Indebtedness, except:

(i)                       Loan Parties may become and remain liable with respect to the Obligations and may guaranty the Obligations and the Other Lender Guarantied Obligations pursuant to their respective Guarantee Agreements;

(ii)                    Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by Section 8.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)                 Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capitalized Leases and Purchase Money Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (a) $450,000,000 and (b) 12.5% of Consolidated Tangible Assets;

(iv)                Company may become and remain liable with respect to Indebtedness to any of its Restricted Subsidiaries, and any Restricted Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Restricted Subsidiary of Company; provided that, all such intercompany Indebtedness owed by Company or any Borrower shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and Company may become and remain liable with respect to Indebtedness to Holdings; provided that such Indebtedness shall be evidenced by the amended and restated subordinated intercompany notes existing as of the Closing Date (which subordinated notes shall not be further amended in a manner that could be reasonably expected to be materially adverse to the interests of the Lenders without the consent of the Administrative Agent);

(v)                   Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Indebtedness or the commitments therefor described in Schedule 8.1 annexed hereto and any extensions, renewals and refinancing of such Indebtedness and/or commitments therefor described in Part I of Schedule 8.1 to the extent that such extension, renewal or refinancing does not result in an increase in the aggregate principal amount or commitment amount of such Indebtedness as described in such Part I;

(vi)                Company and Packaging may remain liable with respect to the Existing Holdings Senior Notes on a subordinated basis;

(vii)             Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and remain liable with respect to Permitted Secured Debt;

(viii)          Company and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(ix)                Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and remain liable with respect to Permitted Unsecured Debt on a subordinated or unsecured basis or both;

(x)                   OIEG or another Restricted Foreign Subsidiary reasonably acceptable to Administrative Agent may become and remain liable with respect to Permitted European Senior Debt;

(xi)                In addition to Indebtedness permitted by the other clauses of this Section, Restricted Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $700,000,000 at any time outstanding (inclusive of amounts outstanding or committed under Schedule 8.1, Part II);

(xii)             In addition to Indebtedness permitted by the other clauses of this Section, Company and its Restricted Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $400,000,000 at any time outstanding;

(xiii)          Company and its Restricted Subsidiaries may become and remain liable with respect to Acquired Indebtedness and Permitted Refinancing Indebtedness thereof;

(xiv)         Company and its Restricted Subsidiaries may become and remain liable with respect to Receivables Sale Indebtedness in an aggregate principal amount not to exceed $1,000,000,000 at any time outstanding;

(xv)            A Subsidiary may remain liable for Indebtedness deemed incurred by such Subsidiary as a result of a redesignation of such Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary pursuant to Section 7.10; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the fiscal quarter for which financial statements were delivered under Section 7.1(a) or (b)) on a Pro Forma Basis the Company and its Restricted Subsidiaries would be in compliance with Section 9.1, and any Permitted Refinancing Indebtedness thereof;

(xvi)         Company and its Restricted Subsidiaries may become and remain liable for Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations; and

(xvii)      Company and its Restricted Subsidiaries may become and remain liable for Indebtedness arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds or overdraft protections in respect of same, provided that such Indebtedness is covered by the Company or any of its Restricted Subsidiaries within ten Business Days.

8.2                               Liens and Related Matters.

(a)                                 Prohibition on Liens.  Company and each Borrower shall not, and shall not permit any of its Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, any Borrower or any of their Restricted Subsidiaries, whether now owned or hereafter acquired except:

(i)                  Permitted Encumbrances;

(ii)               Liens granted pursuant to the Collateral Documents;

(iii)            Liens described in Schedule 8.2 annexed hereto and any extensions, refinancings or renewals thereof, provided that (i) the property covered thereby is not changed in any material respect, (ii) the amount secured thereby is not increased and (iii) the direct and contingent obligors with respect thereto are not changed (other than ceasing to be obligors);

(iv)           Liens securing Purchase Money Indebtedness permitted by Section 8.1(iii) and arising from the giving, simultaneously with or within 180 days after the acquisition, construction or improvement of real property or tangible personal property, of any purchase money Lien (including vendors’ rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on real property or tangible personal property acquired, constructed or improved and not theretofore owned by Company, any Borrower or any of its Restricted Subsidiaries, or from the acquiring of real property or tangible personal property not theretofore owned by Company, any Borrower or any of its Restricted Subsidiaries subject to any then-existing Lien (whether or not assumed), or from the extension, renewal or replacement of any Indebtedness secured by any of the foregoing Liens so long as the aggregate principal amount thereof and the security therefor is not thereby increased; provided, however, that in each case (a) such Lien is limited to such acquired, constructed or improved real or tangible personal property and fixed improvements, if any, then existing or thereafter erected thereon, and (b) the principal amount of the Indebtedness secured by such Lien, together (without duplication) with the principal amount of all other Indebtedness secured by Liens on such property, shall not exceed the cost (which shall be deemed to include, without duplication, the amount of Indebtedness secured by Liens, including existing Liens, on such property) of such property to Company, any Borrower or its applicable Restricted Subsidiary;

(v)              Permitted Real Property Encumbrances;

(vi)           Liens on acquired assets securing Acquired Indebtedness; and Liens on any assets of any Person existing at the time such Person becomes a Restricted Subsidiary or is merged or amalgamated with or into the Company or another Restricted Subsidiary of the Company (so long as such Lien does not attach to any assets of the surviving Person other than those assets subject to such Liens prior to such amalgamation or merger); provided that such Liens were created prior to and not in anticipation of the acquisition of such acquired assets or acquired Restricted Subsidiary; or such merger or amalgamation;

(vii)        In addition to Liens permitted by the other clauses of this Section, Liens on the assets of Restricted Foreign Subsidiaries securing Indebtedness or other obligations of such Restricted Foreign Subsidiaries (other than ACI, O-I Canada, OIEG, OI Europe, any of the Offshore Guarantors and/or, as applicable, an Additional Foreign Subsidiary Borrower);

(viii)     In addition to Liens permitted by the other clauses of this Section, Liens securing Indebtedness or other obligations of Company and any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (A) $500,000,000 or (B) 7.50% of Consolidated Tangible Assets;

(ix)           Liens securing Receivables Sale Indebtedness; provided that such Liens encumber solely the receivables so sold and customary related assets (including cash reserves and deposit accounts established in connection therewith);

(x)              Liens on deposits of cash or Cash Equivalents securing bona-fide hedging arrangements with Lenders or Affiliates thereof;

(xi)           Liens in respect of Indebtedness permitted under Section 8.1(xv) to the extent such Lien exists at the time of redesignation of the applicable Person; and

(xii)        Liens incurred in connection with the issuance of letters of credit permitted under Section 8.4(ii)(y).

(b)                                 No Restrictions on Restricted Subsidiary Distributions to Company or Other Restricted Subsidiaries.  Company and Borrowers will not, and will not permit any of its or their Material Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Company or any other Restricted Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Company or any other Restricted Subsidiary of Company, (iii) make loans or advances to Company or any other Material Subsidiary, or (iv) transfer any of its property or assets to Company or any other Material Subsidiary (any such consensual encumbrance or restriction, a “Restriction”), except for such Restrictions existing by reason of (a) any Restrictions existing under any of the Loan Documents or any other agreements or contracts in effect on the Closing Date, (b) any Restrictions with respect to any Person that becomes a Restricted Subsidiary of Company after the Closing Date under any agreement in existence at the time such Person becomes such a Restricted Subsidiary, (c) any Restrictions with respect to any Restricted Subsidiary of Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (d) any Restrictions with respect to any Restricted Subsidiary of Company all or substantially all of whose assets consist of property encumbered by Liens permitted under Section 8.2(a), (e) Restrictions imposed by applicable laws, (f) Restrictions under licenses or other contracts governing Intellectual Property rights, joint venture agreements, leases of, or mortgages and other agreements relating to Liens on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens, subletting, sublicensing or other similar transfers of property or assets), (g) any Restrictions under (1) indentures governing Permitted Unsecured Debt, Permitted Secured Debt or Permitted European Senior Debt or (2) any agreement evidencing Indebtedness pursuant to Sections 8.1(xi) or (xii), which Restrictions (taken as a whole) are either not materially more restrictive as those under clause (h) below or are approved by Administrative Agent, which approval will not be unreasonably withheld or delayed so long as such Restrictions are similar to comparable transactions in the market at the time such Indebtedness is issued, (h) any Restrictions under the indentures governing the Existing Owens-Brockway Senior Unsecured Notes, (i) any Restrictions under any agreements evidencing or relating to Acquired Indebtedness; (j) any Restrictions with respect to Receivables Sale Indebtedness (including in connection with the creation of any special purpose vehicle to purchase and sell accounts receivable), provided that such Restrictions apply only to the accounts receivable which are the subject of any accounts receivable transaction; and (k) any Restrictions existing under any agreement (including in respect of Permitted Refinancing Indebtedness) that amends, refinances, supplements, restates, renews or replaces any agreement containing Restrictions permitted under the preceding clauses (a) through (j); provided that the terms and conditions of any such agreement, as they relate to any such Restrictions, are not materially more restrictive to Company, Borrowers and such Restricted

Subsidiaries, as applicable, taken as a whole, than those under the agreement so amended, refinanced, supplemented, restated, renewed or replaced.

8.3                               Investments; Acquisitions.

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person (each such acquisition, an “Acquisition”) except:

(i)             Company and its Restricted Domestic Subsidiaries may make and own Investments in Cash Equivalents and the Restricted Foreign Subsidiaries may make and own Investments in Cash Equivalents and short term investments similar to Cash Equivalents customarily used in the countries in which they are located;

(ii)          Company and its Restricted Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Restricted Subsidiaries of Company, and Company and its Restricted Subsidiaries may make and own additional equity Investments in Loan Parties (other than OI Europe) and Restricted Foreign Subsidiaries that are not Loan Parties may make and own additional equity investments in other non-Loan Parties;

(iii)       Company and its Restricted Subsidiaries may make intercompany loans to the extent permitted under Section 8.1(iv);

(iv)      Company and its Restricted Subsidiaries may continue to own the Investments owned by them and described in Schedule 8.3 annexed hereto;

(v)         Company and its Restricted Subsidiaries may make Acquisitions (and Company and its Restricted Domestic Subsidiaries may make Investments in Restricted Foreign Subsidiaries necessary to consummate any such Acquisition) so long as (i) immediately after giving effect to such Acquisition, the Borrowers are in compliance with the financial covenant set forth in Section 9.1 as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis after giving effect to such Acquisition, provided, that the determination of compliance for this Section 8.3(v)(i) may be made as of either the signing of the acquisition or purchase agreement or the closing of such Acquisition at the Borrowers’ option; and (ii) with respect to any Acquisition for which the purchase consideration is in excess of $100,000,000, the Total Available Revolving Commitment is at least $150,000,000;

(vi)           Company and its Restricted Subsidiaries may make additional Investments in their respective Restricted Foreign Subsidiaries;

(vii)        Company and its Restricted Subsidiaries may make and own Investments arising in connection with Commodities Agreements entered into in accordance with current industry practice (at the time of making any such Investment) or the past practices of Company and its Restricted Subsidiaries;

(viii)     Company may acquire and hold obligations of one or more officers or other employees of Company or its Restricted Subsidiaries in connection with such officers’ or employees’ acquisition of shares of Holdings’ common stock, so long as no cash is actually advanced by Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(ix)            Company and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale or other sales of assets permitted by Section 8.7;

(x)               Company and its Restricted Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim;

(xi)            In addition to Investments permitted by the other clauses of this Section, Company and its Restricted Subsidiaries may make and own other Investments (including Investments in Unrestricted Subsidiaries) after the Closing Date in an aggregate amount not to exceed an amount equal to (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from December 31, 2004 to the end of Company’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Investment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit) (provided that the amount determined under this clause (a) shall never be less than zero) plus (b) the amount of net Cash proceeds contributed to Company by Holdings from issuances of Holdings Common Stock or Permitted Preferred Stock plus (c) $200,000,000 less the aggregate amount of Restricted Payments made as of such date of determination pursuant to Section 8.5(vi);

(xii)        other Investments made after the Closing Date not constituting Acquisitions not in excess of $200,000,000 at any time outstanding; and

(xiii)      Company and its Restricted Subsidiaries may enter into and consummate transactions described in Sections 8.7(i) and (ix).

8.4                               Contingent Obligations.

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to create or become or remain liable with respect to any Contingent Obligation, except:

(i)                  Loan Parties may become and remain liable with respect to Contingent Obligations under their respective Guarantee Agreements;

(ii)               Company, Borrowers and its and their Restricted Subsidiaries may become and remain liable with respect to (x) Contingent Obligations in respect of Letters of Credit in an aggregate amount not to exceed at any time $350,000,000 and (y) Contingent Obligations in respect of other letters of credit and surety bonds in an aggregate amount not to exceed at any time $150,000,000;

(iii)            Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations under Hedging Agreements (other than Commodities Agreements) with respect to Indebtedness or other obligations of Company and its Restricted Subsidiaries;

(iv)           Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets of Company and its Restricted Subsidiaries;

(v)              Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Restricted Subsidiaries in an aggregate amount not to exceed at any time $100,000,000;

(vi)           Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Restricted Subsidiaries to the extent such Indebtedness is specifically permitted by Section 8.1 (other than Existing Holdings Senior Notes, Permitted Secured Debt, Permitted Unsecured Debt and except to the extent the obligors for any particular issuance of Indebtedness are otherwise specifically restricted by this Agreement);

(vii)        Company and its Restricted Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations described in Schedule 8.4 annexed hereto and Permitted Refinancing Indebtedness thereof;

(viii)     Company and its Restricted Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any obligation of Company or any of its Restricted Subsidiaries not prohibited under this Agreement (other than any obligation with respect to Indebtedness);

(ix)           Company and Packaging may remain liable with respect to Contingent Obligations in respect of Existing Holdings Senior Notes;

(x)              Company, Packaging, Owens-Brockway and Subsidiary Guarantors may become and/or remain liable with respect to Contingent Obligations in respect of Permitted Unsecured Debt, Permitted Secured Debt and Permitted European Senior Debt;

(xi)           Company and its Restricted Subsidiaries may become and remain liable for any performance guaranties or bonds, statutory bonds, appeal bonds, bid bonds or similar obligations (including any reimbursement or indemnity obligations entered into with respect thereto) incurred by Company and its Restricted Subsidiaries in the ordinary course of business;

(xii)        OIEG and the Dutch Guarantors may become and remain liable for any joint and several liability arising as a result of the establishment of a fiscal unity (fiscale eenheid); and

(xiii)     In addition to Contingent Obligations permitted by the other clauses of this Section, Company and its Restricted Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate principal liability, contingent or otherwise, of Company and its Restricted Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $400,000,000.

8.5                               Restricted Payments.

Company and Borrowers shall not, and shall not permit any of its and their Restricted Subsidiaries to declare, order, pay, make or set apart any sum for any Restricted Payment; provided that Company and its Restricted Subsidiaries may (i) make Holdings Ordinary Course Payments, so long as Holdings applies the amount of any such Restricted Payment for such purpose; (ii) make Restricted Payments to Holdings for purchases of Common Stock of Holdings in connection with the administration of Holdings’ employee benefits program and repurchases of employee shares; (iii) make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time to the extent not prohibited by Section 8.12(a); provided, in the case of Company’s intercompany notes to Holdings, such payments of interest shall be limited to non-cash payments on a basis consistent with past practices; (iv) make payments of intercompany indebtedness other than payments of Company’s intercompany Indebtedness to Holdings; (v) make Restricted Payments to Holdings to redeem, repay, repurchase or defease Existing Holdings Senior Notes; and (vi) otherwise make Restricted Payments so long as (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom and (b) the Total Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis for the most recent Test Period both immediately before and immediately after giving effect to such Restricted Payment.  The provisions of this Section 8.5 shall not be breached by the payment of any Restricted Payments to Holdings for the purposes of Holdings making a dividend payment under clause (iv) of Holdings Ordinary Course Payments definition within 60 days after the declaration of the dividend by Holdings, if at such date of declaration, the making of such payment would not have been in violation of this Section.

8.6                               [Reserved]

8.7                               Restriction on Fundamental Changes; Asset Sales.

Company and Borrowers shall not, and shall not permit (a) any of its and their Material Subsidiaries to enter into any transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (b) any of its and their Restricted Subsidiaries to convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                            (x) any Restricted Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions, to Company, any Borrower, any Subsidiary Guarantor or any Offshore Guarantor; provided that, in the case of such a merger or amalgamation, Company, such Borrower, such Subsidiary Guarantor or such Offshore Guarantor shall be the continuing or surviving Person and (y) a Borrower (other than Owens-Brockway) may merge with and into any other Borrower incorporated or otherwise organized in the same jurisdiction as the Borrower with or into which such Borrower is merging if (a) the aggregate amount of outstanding Loans of the surviving Borrower will not exceed such Borrower’s Multicurrency Revolving Sublimit and (b) the Administrative Agent determines that such merger would not be materially adverse to the interests of the Lenders;

(ii)                         Company and its Restricted Subsidiaries may sell, lease, sublease or otherwise dispose of assets in transactions that do not constitute Asset Sales and sell inventory and other personal and real property held for resale in the ordinary course of business;

(iii)                      Company and its Restricted Subsidiaries may dispose of obsolete, worn out, uneconomical, unmerchantable, unsaleable or surplus property in the ordinary course of business;

(iv)                     Company and its Restricted Subsidiaries may make Asset Sales of assets having an aggregate book value (at the time of disposition) not in excess of 15% of Consolidated Tangible Assets in any Fiscal Year; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the Net Proceeds arising from such Asset Sales shall be applied as required under Section 4.4(c); provided, however, to the extent that the Net Proceeds of any Asset Sale that are not required to be used to prepay the Loans pursuant to Section 4.4(c) are reinvested in the manner and in the time periods prescribed in Section 4.4(c), and if Company or such Restricted

Subsidiary has complied with the provisions of Section 7.9 with respect to any assets purchased with such reinvested proceeds, such Asset Sale shall be disregarded for purposes of calculations pursuant to this Section 8.7(iv) (and shall otherwise be deemed to be permitted under this Section 8.7(iv)) to the extent of the reinvested proceeds, from and after the time of compliance with Section 7.9 with respect to the acquisition of such other property;

(v)                        in order to resolve disputes that occur in the ordinary course of business, Company and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable in accordance with past practice and Company and Restricted Subsidiaries may sell accounts receivable in connection with Receivables Sale Indebtedness permitted under Section 8.1(xiv);

(vi)                     Company and its Restricted Subsidiaries may make Acquisitions and Investments permitted by Section 8.3;

(vii)                  Company or a Restricted Subsidiary may sell or dispose of shares of Capital Stock of any of its Restricted Subsidiaries in order to qualify members of the Governing Body of the Restricted Subsidiary if required by applicable law;

(viii)               any Person (other than Holdings or a Borrower) may be merged or amalgamated with or into Company or any Restricted Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Restricted Subsidiary would not be prohibited pursuant to Section 8.3; provided that (a) in the case of Company or a Borrower, Company or such Borrower shall be the continuing or surviving Person, (b) if a Restricted Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Restricted Subsidiary and complies with the provisions of Sections 7.9 and 7.10 and (c) no Unmatured Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix)                     any Restricted Subsidiary of Company (other than a Borrower) may be merged or amalgamated with or into any other Restricted Subsidiary of Company (other than a Borrower) or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased or otherwise disposed of (including its notes or receivables and Capital Stock), in one transaction or a series of transactions to any other Restricted Subsidiary of Company (other than a Borrower), so long as, at the time of such event, neither Restricted Subsidiary is a Subsidiary Guarantor or an Offshore Guarantor;

(x)                        Company and its Restricted Subsidiaries may lease, including subleases and assignments of leases and subleases, real or personal property in the ordinary course of business (except in connection with a sale and lease back transaction);

(xi)                     Company and its Restricted Subsidiaries may enter into consignment arrangements (as consignor or as consignee) or similar arrangements for the sale of goods in the ordinary course of business;

(xii)                  Company and its Restricted Subsidiaries may sell, transfer or otherwise dispose of any award, judgment or other rights related to the O-I Venezuela Proceeds;

(xiii)               Company and its Restricted Subsidiaries may (y) enter into licenses or sublicenses of Intellectual Property and general intangibles in the ordinary course of business and which do not materially interfere with the business of such Person and (z) abandon or dispose of intellectual property or other proprietary rights of such Person that, in the reasonable business judgment of such Person, is no longer practical to maintain or useful in the conduct of its business;

(xiv)              Company and its Restricted Subsidiaries may enter into sale and leaseback transactions permitted under Section 8.10;

(xv)                 Company and its Restricted Subsidiaries may make Restricted Payments permitted pursuant to Section 8.5;

(xvi)              Company and its Restricted Subsidiaries may make dispositions of owned or leased vehicles in the ordinary course of business;

(xvii)           Company and its Restricted Subsidiaries may make dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any their respective property or assets; and

(xviii)        Company and its Restricted Subsidiaries may surrender or waive contractual rights to settle, release or surrender any contract or litigation claims in the ordinary course of business; provided, that, notwithstanding any of the foregoing clauses or anything else in this Agreement to the contrary, (i) Owens-Brockway may not issue any new Capital Stock to any Person other than to Packaging, and (ii) Packaging may not convey, sell, transfer or otherwise dispose of any Capital Stock in Owens-Brockway, other than the security interest therein pledged to Collateral Agent pursuant to the Pledge Agreement.

8.8                               [Reserved].

8.9                               Transactions with Shareholders and Affiliates.

(i)                  Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (A) any transaction between Company and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries, (B) customary fees and compensation paid to officers and members of the Board of Directors of Company and its Restricted Subsidiaries, and customary indemnities provided on behalf of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries, (C) transactions approved by a majority of the disinterested members of the Board of Directors or other similar governing body of Company or the applicable Restricted Subsidiary, (D) transactions permitted under Sections 8.3, 8.5 and 8.7, (E) the payment by Owens Insurance, Ltd. to Holdings of insurance settlement amounts received, (F) any transaction between or among Holdings, Company, any Borrower or any other Restricted Subsidiary, subject to the restrictions of Section 8.9(ii) below, and (G) any agreements in existence on the Closing Date and disclosed in the Form 10-K or the Form 10-Q or otherwise set forth on Schedule 8.9 hereto (as such agreements may be amended, modified, restated, renewed, supplemented, refunded, replaced, refinanced or otherwise continued in effect, in all cases, on terms no less favorable to such Borrower or such Restricted Subsidiaries than on the date of this Agreement).

(ii)               Except any transactions expressly permitted hereunder, Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange or any property or the rendering of any service) between such Person and Holdings that is materially adverse to the interests of the Lenders.

8.10                        Sales and Lease Backs.

Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to become or remain liable as lessee or as a guarantor or other surety with respect to any lease entered into after the date hereof, whether an Operating Lease or a Capitalized Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Company or any of its Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Restricted Subsidiaries) or (ii) that Company or any of its Restricted Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Restricted Subsidiaries to any Person (other than Company or any of its Restricted Subsidiaries) in connection with such lease; provided that Company and its Restricted Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Restricted Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under Section 8.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

8.11                        Conduct of Business.

From and after the Closing Date, Company and Borrowers shall not, and shall not permit any of its or their Restricted Subsidiaries to, fundamentally or substantively alter the character of its business from that conducted by Company and its Restricted Subsidiaries, taken as a whole, as of the Closing Date.

8.12                        Amendments of Documents Relating to Subordinated Indebtedness; No Prepayments of Subordinated Indebtedness.

(a)                                 Amendments of Documents Relating to Subordinated Indebtedness. Company and Borrowers shall not, and shall not permit Holdings or any of its or their Restricted Subsidiaries to, amend or otherwise change, or consent to any amendment or change to, the terms of any Subordinated Indebtedness (other than intercompany indebtedness among any of Company and its Restricted Subsidiaries), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change, taken as a whole, is materially adverse to the interests of the Lenders.

(b)                                 No Prepayments of Subordinated Indebtedness.  Company and Borrowers shall not make, and shall not permit any of its or their Restricted Subsidiaries to make, any voluntary or optional payment on Subordinated Indebtedness or to make any Restricted Payment to Holdings to permit Holdings to make any voluntary or optional payment on Subordinated Indebtedness, except in each case as permitted under Section 8.5.

ARTICLE IX

FINANCIAL COVENANT

9.1                               Total Leverage Ratio.  Each Loan Party will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter (other than a Trigger Quarter and the following three (3) succeeding Fiscal Quarters as provided below) to exceed 4.00:1.00; provided, that, at Company’s election (which shall be evidenced by delivery of a written notice by Borrowers’ Agent to Administrative Agent), if in any Fiscal Quarter an Acquisition permitted by Section 8.3 with total consideration (including any Indebtedness assumed in connection therewith) in excess of $200,000,000 is consummated by Company or any of its Restricted Subsidiaries (such Fiscal Quarter, a “Trigger Quarter”), each Loan Party will not permit the Total Leverage Ratio for any Test Period to exceed 4.50:1.00 for such Fiscal Quarter and for the next three (3) succeeding Fiscal Quarters; provided, further, that following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless the Total Leverage Ratio is less than or equal to 4:00:1:00 as of the end of any Fiscal Quarter following the occurrence of such initial Trigger Quarter.

ARTICLE X

EVENTS OF DEFAULT

10.1                        Listing of Events of Default.  Each of the following events or occurrences described in this Section 10.1 shall constitute an “Event of Default” from and after the Closing Date:

(a)                                 Failure to Make Payments When Due.  Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by operation of Section 4.4, by notice of prepayment or otherwise; failure to make reimbursement with respect to any Letter of Credit when due; or failure to pay any interest on any Loan or any other amount due under this Agreement (other than with respect to any Other Permitted Credit Exposure guaranteed under Article XIV) within five Business Days after the date due.

(b)                                 Representations and Warranties.  Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or certificate furnished by or on behalf of any Loan Party to Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made, and the circumstances which gave rise to such representation or warranty having become false in any material respect shall not have been rectified within ten (10) Business Days so as to make such representation or warranty true in all material respects as if it had been made on the date on which it was originally made or deemed to have been made.

(c)                                  Certain Covenants.  Any Loan Party shall default in the due performance and observance of any of its obligations under Section 7.1(f), Section 7.2 (with respect to the maintenance and preservation of Company’s or any Borrower’s legal existence), Article VIII or Article IX.

(d)                                 Other Covenants, Default Under Other Loan Documents.  Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied or unwaived for a period of thirty (30) days after written notice from Administrative Agent.

(e)                                  Default Under Other Agreements.  A default by Company, any Borrower or any Material Subsidiary shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness, or any guarantee thereof, or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness, or any guarantee thereof, if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness, or any guarantee thereof, or is to enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness, or any guarantee thereof, to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that no Event of Default under this clause (ii) shall occur or be continuing if (x) such failure, default or breach has been waived by such holder or holders or trustee on behalf of such holder or holders or (y) if the applicable failure, breach or default is in respect of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness which is paid.

(f)                                   Judgments.  Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $75,000,000 individually or $150,000,000 in the aggregate shall be rendered against Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any Material Subsidiary (or any combination thereof) and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; (ii) such judgment has not been stayed, bonded, vacated or discharged within sixty (60) days of entry or in any event later than five (5) days prior to the date of any proposed sale thereunder; or (iii) there shall be any period (after any applicable statutory grace period) of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance or bonded (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of Holdings.

(g)                                  Employee Benefit Plans.  An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan, or, with respect to clause (ix) of the definition of ERISA Event, with respect to a Foreign Plan that is not subject to regulation under ERISA by reason of Section 4(b)(4) of ERISA.

(h)                                 Change of Control.  Any Change of Control shall occur.

(i)                                     Insolvency.  Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries shall:  (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, Receiver, administrator, sequestrator or other custodian for Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, Receiver, administrator, sequestrator or other custodian for Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided that Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit or suffer to exist the commencement of any Insolvency Proceeding, bankruptcy, reorganization, administration, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, and, if any such case or proceeding is not commenced by Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries, such case or proceeding shall be consented to or acquiesced in by Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed and unstayed, provided that Holdings, Company, Owens-Brockway, any Additional Domestic Subsidiary Borrower, any Offshore Borrower or any of their respective Material Subsidiaries hereby expressly authorize Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing; provided, however, that no Event of Default shall be deemed to have occurred for purposes of this Section 10.1(i) in the event that any Australian Subsidiary other than ACI, with the consent of Administrative Agent (which consent shall not be unreasonably withheld), commences a voluntary winding up with respect to itself for the purposes of a solvent reconstruction or amalgamation under Australian law.

(j)                                    Guaranties.  The obligations of the Company under Article XIV or the obligations of any other Loan Party under the Guarantee Agreements shall cease to be in full force and effect (other than in accordance with its terms) in any material respect or any Guarantor shall repudiate in writing its obligations thereunder.

(k)                                 Collateral Documents.  Any Lien purported to be created under any Collateral Document shall fail or cease to be (other than by termination of such Collateral Document in accordance with the terms hereof or thereof) in any material respect, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral individually or in the aggregate having a fair market value in excess of $250,000,000, except as a result of (i) the Collateral Agent’s failure to take any action (x) reasonably requested by any Borrower in order to maintain a valid and perfected Lien on any Collateral or (y) solely within the Collateral Agent’s control or (ii) any action taken by the Collateral Agent to release any Lien on any Collateral in accordance with the terms of this Agreement, the applicable Collateral Document and the Intercreditor Agreement.

(l)                                     Invalidity of Loan Documents.  Any assertion in writing by any Borrower or Guarantor of the invalidity of any Loan Document to which it is party.

(m)                             Activities of Holdings.   Holdings shall engage in any activity other than the ownership of the Capital Stock and intercompany debt of Company, activities related to the administration of claims for asbestos-related liabilities, the refinancing of the Existing Holdings Senior Notes, other activities constituting substantially the same business conducted by Holdings as of the Closing Date and activities reasonably incidental to the foregoing.

10.2                        Action if Bankruptcy.  If any Event of Default described in clauses (i) through (v) of Section 10.1(i) shall occur with respect to Company or any Borrower, (i) the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers, and (ii) the Borrowers shall immediately cash collateralize all outstanding Letters of Credit by depositing cash with the Collateral Agent, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Administrative Agent.

10.3                        Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 10.1(i) with respect to Company or any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, Administrative Agent, upon the direction of the Requisite Lenders shall by written notice to Borrowers and each Lender (a) declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments  (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate or (b) direct Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or immediately and automatically upon the occurrence and during the continuance of any Event of Default specified in Section 10.1(i) with respect to such Borrower it will pay) to Administrative Agent at the Payment Office such additional amount of cash, to be held as security by Administrative Agent for the benefit of the Secured Parties, as is equal to the sum of (a) the aggregate Stated Amount of all Letters of Credit issued for the account of Holdings and its Subsidiaries and then outstanding and (b) the aggregate amount of all Unpaid Drawings, provided that, at such time as (y) no Event of Default shall be continuing or (z) this Agreement shall have terminated in accordance with Section 12.15, the balance, if any, of the amount held pursuant to this clause (b) shall be returned to the Borrowers and (c) enforce, or cause the Collateral Agent to enforce, the Guarantee Agreement, the provisions of Article XIV, and all of the Liens and security interests created pursuant to the Collateral Documents in accordance with their terms.

10.4                        [Reserved].

10.5                        Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

10.6                        Application of Proceeds.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof, but subject to Section 10.6(d)), all payments and proceeds (including the proceeds of any Asset Sale or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations in respect of any sale of, collection from, or realization upon all or any part of the Foreign Collateral shall be applied:  first, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Foreign Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to all other Foreign Obligations outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Foreign Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof).  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article IV hereof, but subject to Section 10.6(d)), all payments and proceeds (including the proceeds of any Asset Sale or other sale of, or other realization upon, all or any part of the U.S. Collateral) received after acceleration of the Obligations in respect of any sale of, collection from, or realization upon all or any part of the U.S. Collateral shall be applied:  first, to all fees, costs and expenses incurred by or owing to Administrative Agent, Collateral Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to all other Obligations outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable, and with respect to amounts applied to Term Loans, pro rata among all remaining Scheduled Term Repayments thereof).  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(c)                                  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

(d)                                 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that (i) no payments from the proceeds arising out of Offshore Collateral Documents shall be applied to pay any U.S. Obligations and (ii) no Offshore Borrower or Offshore Guarantor shall be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees or other Obligations of the U.S. Borrower or any Loan Party party to the Subsidiary Guaranty as a result of the exercise of remedies by the Agents and the Lenders under Section 10.3 or otherwise, provided further that no Swiss Borrower shall be liable to pay or otherwise be liable, in whole or in part, for principal, interest, fees and other Obligations of the other Loan Parties as a result of the exercise of remedies by the Agents and the Lenders under Section 10.3 or otherwise; provided that any Net Insurance/ Condemnation Proceeds received by OI Europe shall only be applied in connection with Loans drawn for its own account.

(e)                                  Anything in this Article X to the contrary notwithstanding, Administrative Agent shall, at the request of the Requisite Lenders, rescind and annul any acceleration (other than an acceleration pursuant to Section 10.2) of the Loans by written instrument filed with Borrowers; provided that at the time such acceleration is so rescinded and annulled:  (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

ARTICLE XI

THE AGENTS

11.1                        Appointment.

(a)                                 Each of the Lenders and each Overdraft Provider in such capacity hereby (i) appoints DB to act on its behalf as Administrative Agent hereunder, as Collateral Agent under all Collateral Documents (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as Collateral Agent pursuant to the Collateral Documents) to act as herein specified herein and in the other Loan Documents, including amending the Loan Documents pursuant to Section 12.1.  Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize Administrative Agent, Collateral Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Requisite Lenders as are consented to in writing by the Requisite Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent or Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. Each Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 Each Lender and each Overdraft Provider in such capacity hereby authorizes the Collateral Agent to enter into each Collateral Document on behalf of such Lender or such Overdraft Provider and to exercise its rights and perform its obligations thereunder.

11.2                        The Administrative Agent in Its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Requisite Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.3                        Nature of Duties.

(a)                                 The Administrative Agent, the Collateral Agent and the Arrangers shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b)                                 Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 12.4.  Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c)                                  If the Administrative Agent requests instructions from the Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Requisite Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Requisite Lenders.

11.4                        Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.5                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6                        Resignation by the Administrative Agent.

(a)                                 The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving thirty (30) days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.1(a) or 10.1(i) then exists, Borrowers’ Agent.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                                 Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall, upon five (5) days’ notice to Company and Borrowers’ Agent, appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust and such appointment shall be subject to the consent of Borrowers’ Agent, which consent shall not be unreasonably withheld (provided that approval by Borrowers’ Agent shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists).

(c)                                  If a successor Administrative Agent shall not have been so appointed within such thirty (30) day period, the Administrative Agent, with the consent of Borrowers’ Agent (which consent shall not be unreasonably withheld or delayed, provided that the consent of Borrowers’ Agent shall not be required if an Event of Default under Section 10.1(a) or 10.1(i) then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Requisite Lenders (with the consent of Borrowers’ Agent as provided above) appoint a successor Administrative Agent as provided above.

(d)                                 If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the thirtieth (30th) day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall nonetheless become effective and the Requisite Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Requisite Lenders (with the consent of the Borrower as provided above) appoint a successor Administrative Agent as provided above.  However, in the case of any Collateral held by the Collateral Agent on behalf of the Lenders, or in the case of Dutch Collateral Documents on its own behalf, the retiring Collateral Agent shall continue to hold such collateral security until such time as a replacement Collateral Agent has been appointed and until all legal steps and formalities to ensure the Collateral is validly held by such replacement Collateral Agent have been fulfilled.

(e)                                  Upon a resignation of the Administrative Agent pursuant to this Section 11.6, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article XI (and the analogous provisions of the other Loan Documents) and Section 12.4 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 11.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(f)                                   Any resignation of Administrative Agent pursuant to this Section 11.6 shall also constitute the resignation of Administrative Agent as the provider of the Domestic Overdraft Account and the resignation or removal of Administrative Agent or its Affiliate (including DBTCA, if applicable) as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 11.6 shall, upon its acceptance of, and as a condition to, such appointment, become the successor provider of the Domestic Overdraft Account and Collateral Agent for all purposes hereunder.  In the event of any such resignation (i) Owens-Brockway shall repay in full the Domestic Overdraft Amount and all other amounts owing to the retiring Administrative Agent under the Domestic Overdraft Agreement, and (ii) Borrowers and the retiring Administrative Agent shall terminate the Domestic Overdraft Agreement to which they are a party and Company and the successor Administrative Agent shall enter into a successor Domestic Overdraft Agreement.

11.7                        Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Company, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Company, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Company, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Company, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Unmatured Event of Default or Event of Default.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.8                        No Other Duties, Etc.

(a)                                 Anything herein to the contrary notwithstanding, none of the Administrative Agent, Joint Bookrunners, Joint Lead Arrangers, Syndication Agent, or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

(b)                                 The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.9                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 12.4) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, Receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

11.10                 Intercreditor Agreements, Collateral and Guaranty Matters.

(a)                                 Each Lender authorizes and directs the Collateral Agent to continue in its role under the Intercreditor Agreement for the benefit of that Lender, and agrees to be bound by the terms of the Intercreditor Agreement.  Each Lender hereby authorizes Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Each Collateral Agent is hereby authorized on behalf of all of the Secured Parties, without the necessity of any notice to or further consent from any Secured Party, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents;

(b)                                 The Lenders hereby authorize and direct each Collateral Agent, in accordance with the terms hereof, (1) to release any Lien granted to or held by such Collateral Agent upon any Collateral (i) automatically upon termination of the Commitments and payment and satisfaction in full of all of the Obligations as provided in Section 12.15, (ii) constituting property being sold or otherwise disposed of (to Persons other than any Loan Party) automatically upon the sale or other disposition thereof in compliance with Section 8.7, (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or all of the Lenders hereunder, to the extent required by Section 12.1), (iv) constituting property acquired by any Loan Party after the Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(a)(vi), (v) if the property subject to such Lien is owned by a Guarantor, automatically upon release of such Guarantor from its obligations under its Guarantee Agreements hereunder or under any other Loan Document as a result of a transaction permitted hereunder, (vi) constituting a Deposit Account in respect of which a Loan Party has granted a Lien permitted under Section 8.2(a) upon receipt of a certificate by the applicable Loan Party delivered in accordance with Section 20 of the Security Agreement or (vi) as otherwise may be expressly provided in the relevant documentation granting such Lien, (2) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.10 and required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens and (3) to release any Guarantor from its obligations under the applicable Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder.  Upon request by the Collateral Agent at any time, the Requisite Lenders will confirm in writing such Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 11.10.  In each case as specified in this Section 11.10, the applicable Collateral Agent will (and each Lender irrevocably authorizes such Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreements, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

(c)                                  The Administrative Agent and Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent and Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent and Collateral Agent in this Section 11.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent and Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s and Collateral Agent’s own interest in the Collateral as Lenders and that the Administrative Agent and Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)                                 Upon the satisfaction of the Collateral Release Conditions and delivery by Borrowers’ Agent of an Officers’ Certificate to such effect, Collateral Agent shall at Borrowers’ expense, execute and deliver releases of its security interests in all Collateral (except for Capital Stock) as may be reasonably requested by the Borrowers’ Agent.

11.11                 Intercreditor Agreement; Nominal Restatement.  The Lenders hereby authorize, with the consent of the Requisite Lenders at the time of execution of such agreement or arrangement, the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders; provided, that, the consent of the Requisite Lenders shall not be required for the execution of any acknowledgment or other document in connection with the Intercreditor Agreement.  In addition, each Lender authorizes the Collateral Agent to hold loans made by it under the Nominal Restatement in trust for the benefit of the Lenders and, as beneficiaries of the nominal loans to ACI under the Nominal Restatement, each Lender authorizes and directs the Collateral Agent, in its capacity as lender agent under the Amended and Restated Intercreditor Agreement, to acknowledge that the Existing Credit Agreement is no longer the “Original Credit Agreement” (as defined in the Nominal Restatement) and this Amended and Restated Credit Agreement is the “Credit Agreement”  for purposes of the Intercreditor Agreement.

11.12                 Withholding Tax Indemnity.  To the extent required by any applicable law, the applicable Agent may withhold from any payment to any Lender or Issuing Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 4.7(a) or (c), each Lender and each Issuing Lender shall, and does hereby, indemnify each Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Agent) incurred by or asserted against Agent by the IRS or any other Governmental Authority as a result of the failure of Agent to properly withhold tax from amounts paid to or for the account of any Lender or Issuing Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or Issuing Lender failed to notify Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the applicable Agent shall be conclusive absent manifest or demonstrable error.  Each Lender and each Issuing Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Lender under this Agreement or any other Loan Document against any amount due such Agent under this Section 11.12.  The agreements in this Section 11.12 shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For purposes of this Section 11.12, the term “Lender” shall include any Overdraft Provider.

11.13                 Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

ARTICLE XII

MISCELLANEOUS

12.1                        No Waiver; Modifications in Writing.

(a)                                 No failure or delay on the part of any Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Agent or any Lender at law or in equity or otherwise.  Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Loan Parties party thereto and the Requisite Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender affected thereby (other than, subject to clause (h) below, a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)),

(i)                                     extend the final scheduled maturity of any Loan or Note (or extend the stated maturity of any Letter of Credit beyond the Revolver Termination Date), or reduce the rate or extend the time of payment of interest or fees thereon (except payment of interest at the Default Rate), or reduce the principal amount thereof,

(ii)                                  release the Company as a Guarantor or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Security Documents or during a Collateral Release Period),

(iii)                               amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of “Requisite Lenders” or amend, modify or waive any other provision of any Loan Document (other than the Collateral Documents, which are governed by Section 12.17), specifying the number or percentage of Lenders (or Lenders of any Facility) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder (except, in each case, for technical amendments with respect to additional extensions of credit pursuant to Section 2.1 and 2.9 which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Closing Date,

(iv)                              amend or modify the definition of “Pro Rata Share” or any component thereof,

(v)                                 change Section 12.8(e) in a manner that further restricts assignments thereunder, or

(vi)                              amend or modify the provisions of Section 4.5(a) or (b) or 10.6 in a manner that would by its terms alter the pro rata sharing of payments required thereby;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall

(A)                               increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of the definition of Multicurrency Revolving Sublimit, conditions precedent, representations, warranties, covenants, Events of Default or Unmatured Events of Default shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender),

(B)                               without the consent of Administrative Agent and each Issuing Lender, amend, modify or waive any provision of Section 2.10 or alter the rights or obligations of any Issuing Lender with respect to Letters of Credit,

(C)                               without the consent of Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent,

(D)                               without the consent of Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent under the other Loan Documents,

(E)                                amend, modify, terminate or waive any provision of Section 2.1(d) or any other provision of this Agreement directly affecting the Domestic Overdraft Account or the Domestic Overdraft Amount (including any provision relating to the repayment of the Domestic Overdraft Amount with the proceeds of Multicurrency Revolving Loans or relating to the obligations of Lenders to purchase participations in the Domestic Overdraft Amount) without the consent of Administrative Agent,

(F)                                 amend, modify, terminate or waive any provision of this Agreement directly affecting an Offshore Overdraft Account or an Offshore Overdraft Amount (including any provision relating to the repayment of such Offshore Overdraft Amount with the proceeds of Multicurrency Revolving Loans or relating to the obligations of Lenders to purchase participations in such Offshore Overdraft Amount) without the consent of the applicable Offshore Overdraft Provider,

(G)                               without the consent of the Requisite Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to Section 4.5(a) (although the Requisite Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered),

(H)                              without the consent of the Requisite Lenders of the applicable Facility, amend the definition of Scheduled Term Repayments for such Facility in a manner that decreases or delays any Scheduled Term Repayment, or

(I)                                   without the consent of each Term Loan A Lender amend, modify, terminate or waive any provision of Section 5.4:

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (G) through (H) of the second proviso to such sentence, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Borrowers if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement, waiver, discharge, termination or other change.

(c)                                  In addition to the amendments effected pursuant to the foregoing Section 12.1(a), Schedule 1.1(c) may be amended as follows:

(i)                                     to add Wholly-Owned Subsidiaries of the Company as an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, upon (A) execution by the Company, any such Additional Domestic Subsidiary Borrower or Additional Foreign Subsidiary Borrower, as the case may be, and the Administrative Agent of a Joinder Agreement in the form of Exhibit 12.1(c), providing for an Additional Domestic Subsidiary Borrower Sublimit or Additional Foreign Subsidiary Borrower Sublimit, as the case may be, acceptable to the Administrative Agent, (B) delivery to the Administrative Agent of (1) to the extent not previously delivered, the pledge and security agreements required pursuant to Section 7.9(c), (2) an opinion of counsel which covers such matters related to such agreements as the Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to the Administrative Agent, and (3) such other documents with respect thereto as the Administrative Agent shall reasonably request (including, without limitation, USA Patriot Act and “know your customer” related documentation); or

(ii)                                  to remove any Subsidiary as an Additional Domestic Subsidiary Borrower or an Additional Foreign Subsidiary Borrower, as the case may be, upon (A) execution and delivery by the Company of a written request providing for such amendment and (B) repayment in full of all outstanding Loans and other Obligations of such Additional Domestic Subsidiary Borrower or Additional Foreign Subsidiary Borrower, as the case may be.

(d)                                 Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Administrative Agent to be delivered pursuant to Section 2.9 in connection with an Additional Facility, this Agreement shall be deemed amended without further action by any Lender to reflect, as applicable, any new Lenders and technical and conforming amendments to reflect the terms of such Additional Facility and any documentation to evidence any Additional Incremental Rights.

(e)                                  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Loan Parties, the Requisite Lenders and Administrative Agent (and, if their rights or obligations are affected thereby, each other Agent and each Issuing Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(f)                                   A Revolving Lender may allocate any proportion of its Revolving Credit Commitment or Revolving Credit Exposure with respect to any waiver, amendment, modification, consent or any other action pursuant to this Section 12.1 or any other Loan Document in order to vote separate portions thereof differently with respect thereto.

(g)                                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Company, Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all Term Loans outstanding under one or more Term Facilities (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Term Loans in effect immediately prior to such refinancing.

(h)                                 Notwithstanding the foregoing, with respect to amendments under Section 12.1(a) requiring the approval of all of the Lenders under the Revolving Facility adversely affected thereby, if all such Lenders other than one or more Defaulting Lenders approve such amendment, the failure of such Defaulting Lenders to approve such amendment shall not prevent such amendment from becoming effective with respect to such Lenders approving such amendment (it being understood that such amendment will not be effective with respect to such Defaulting Lenders that do not approve such amendment).

(i)                                     In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Company and the Borrowers to make any changes to this Agreement or any other Loan Document deemed in the best interest of the Lenders, in consultation with counsel, in connection with the joinder or addition of any Borrower or Guarantor that was not a Loan Party on the Closing Date, including in connection with the creation or perfection of a security interest in any Collateral located in a jurisdiction under which Collateral was not secured or perfected in connection with the Closing Date under the Offshore Collateral Documents, upon delivery to the Administrative Agent of (1) to the extent not previously delivered, the pledge and security agreements required pursuant to Section 7.9(c), (2) an opinion of counsel which covers such matters related to such agreements as the Administrative Agent shall reasonably determine with such exceptions as are reasonably satisfactory to the Administrative Agent, and (3) such other documents with respect thereto as the Administrative Agent shall reasonably request.

(j)                                    Notwithstanding anything to the contrary contained in this Section 12.1, if the Administrative Agent and Company shall have jointly identified an obvious error or any error, defect or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

12.2                        Further Assurances.  Company agrees to, and to cause its Subsidiaries to, do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Agent its rights, powers and remedies hereunder.

12.3                        Notices, Etc.

(a)                                 Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party as follows:

(i)                                     if to Company, any Borrower or Borrowers’ Agent, to it at One Michael Owens Way, Perrysburg, OH 43551, attention: Juan Amezquita and James Gibbons, e-mail: juan.amezquita@o-i.com (telecopy: 567.336.1218);

(ii)                                  if to Administrative Agent, to it at the Notice Address; and

(iii)                               if to a Lender or any other Issuing Lender, to it at its address (or telecopy number) set forth on its most recent administrative questionnaire delivered to Administrative Agent or in the Assignment and Assumption Agreement pursuant to which such Lender shall have become a party hereto.

(b)                                 Notices and other communications to or by any Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Issuing Lender.  Any Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address or by facsimile transmission shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.  Each Loan Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.

12.4                        Costs and Expenses; Indemnification.

(a)                                 Generally.  Owens-Brockway agrees to pay promptly upon request by any Agent (or any Lender in connection with any enforcement or atonement as provided below) (i) all reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution, delivery and syndication of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith, including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent and of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and

(iii) all reasonable and documented out-of-pocket costs and expenses incurred by any Agent, any Lender or any Issuing Lender, including the fees, charges and Attorney Costs in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification.  Owens-Brockway will indemnify and hold harmless each Agent and each Lender and each director, officer, employee, agent, attorney and Affiliate of each Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, or liabilities and related reasonable, documented and out-of-pocket expenses, including Attorney Costs, charges and disbursements to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Loan Party, insofar as such losses, claims, damages, penalties, expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not an Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release or threatened Release of any Hazardous Materials into the environment for which any Loan Party or any of its Subsidiaries has any liability or which is related to any property currently or formerly owned, leased or operated by or on behalf of Company or any of its Subsidiaries, any Environmental Lien, any Environmental Liability related in any way to Company or any of its Subsidiaries or any liability which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Loan Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i)                                     that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction (it being acknowledged by Owens-Brockway that the entry into the Nominal Restatement and the making of the Loans thereunder at ACI’s request shall not constitute gross negligence, bad faith or willful misconduct) or (y) any dispute solely between the Indemnified Persons other than claims against an Indemnified Person in its capacity in fulfilling its role as an Arranger or Agent under a Loan Document; and

(ii)                                  that nothing contained herein shall affect the express contractual obligations of the Lenders to any Loan Party contained herein or in the other Loan Documents.

For the avoidance of doubt, this Section 12.4(b) shall not apply to Taxes, except any Taxes that represent claims, demands, liabilities, damages, losses, costs, charges and expenses arising from any non-Tax claim.

If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Company or the applicable Borrower will, if requested by any Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified.  Each Indemnified Person shall, unless an Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party; provided, however, that in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, the Loan Parties shall not be liable for fees and expenses of more than one counsel (in addition to any local counsel), which counsel shall be designated by Administrative Agent provided, further, however, each Indemnified Person shall have the right to employ separate counsel in any such inquiry, action, claim or proceeding and to control the defense thereof, and the reasonable fees and expenses of such counsel shall be at the expense of the Loan Parties to the extent that (i) Company or any other Loan Party shall have agreed in writing to pay such fees and expenses or (ii) such Indemnified Person shall have notified Company that it has been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the other Indemnified Persons and that such common representation would adversely impact the adequacy of the proposed representation.

Any and all amounts so expended by any Agent shall be repaid to it by the Loan Parties promptly upon such Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by such Agent to the date of repayment.  To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, the Loan Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law, provided that no Swiss Borrower shall be liable to indemnify, pay or hold harmless any Indemnify Person, in whole or in part, for obligations of the other Loan Parties as a result of the exercise of remedies by the Agents and the Lenders under this Section 12.4 or otherwise.  The obligations of the Loan Parties under this Section 12.4 shall survive the termination of this Agreement and the discharge of the Loan Party’s other Obligations hereunder.

(c)                                  To the extent permitted by applicable law, no party hereto, no Indemnified Person, and no Loan Party or any Affiliate of any Loan Party, shall assert, and each hereby waive, any claim against any party hereto, Indemnified Person, or Loan Party or any Affiliate of any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the extension of credit under any Domestic Overdraft Account or Offshore Overdraft Account, or, in each case, the use of the proceeds thereof.

(d)                                 Foreign Exchange Indemnity.  If any sum due from any Loan Party or any of its Subsidiaries under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against any Loan Party with any Governmental Authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, such Loan Party shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof, provided that no Swiss Borrower shall be liable to indemnify, pay or hold harmless any Indemnified Person, in whole or in part, for obligations of the other Loan Parties as a result of the exercise of remedies by the Agents and the Lenders under this Section 12.4 or otherwise.  The foregoing indemnity shall constitute a separate obligation of each Loan Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

12.5                        Confirmations.  Each Borrower and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6                        Adjustment; Setoff.

(a)                                 If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(i) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Loan Party or any Subsidiary thereof.  Each Loan Party agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to any Loan Party or any of its Subsidiaries, any such notice being expressly waived by Company, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Company or any Loan Party to such Lender, any amount owing from such Lender to Company or any of its Subsidiaries, at or at any time after, the happening of  any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Company or any Loan Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative Receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Company or any Loan Party, or against anyone else claiming through or against, Company or any Loan Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, Receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Company and

Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.  In the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12(a) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the applicable Issuing Lender, the Overdraft Provider and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

(c)                                  Company expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Company or any other Loan Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, Receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state, provincial or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7                        Execution in Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8                        Binding Effect; Assignment; Addition and Substitution of Lenders.

(a)                                 This Agreement shall be binding upon, and inure to the benefit of, Company, U.S. Borrower, O-I Canada, ACI, OIEG, and each other Loan Party hereto, the Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, except pursuant to a transaction permitted under Section 8.7, none of Company, U.S. Borrower, O-I Canada, ACI, OIEG, or any other Loan Party may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b)                                 Each Lender may at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or any portion of its Commitment and Loans or participation in Letters of Credit or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”).  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Loan Parties and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Company, U.S. Borrower, ACI, OIEG, and each other Loan Party hereto agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6.  Company, U.S. Borrower, ACI, OIEG, and each other Loan Party hereto also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.7 (subject to the requirements and limitations of such Sections, including the requirements of Section 4.7(d)) with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b); provided that a participant shall not be entitled to receive any greater payment, under Section 3.6 or Section 4.7 than the participating Lender would have been entitled to  receive under Section 3.6 or Section 4.7 with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in any law after the sale of the participation takes place.  Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the foregoing would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than any Term Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or extend the stated maturity of any Letter of Credit in which such Participant is participating beyond the Revolver Termination Date or reduce the rate or extend the time of payment of interest or fees on any such Loan, Note or Letter of Credit (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any other Loan Party of any of its rights and obligations under this Agreement or (iii) release the Company as a Guarantor or release all or substantially all of the Collateral under all of the Collateral Documents (other than any such release upon the achievement of the Collateral Release Conditions in accordance with Section 11.10(d) or as expressly provided in the Loan Documents) supporting the Loans and/or Letters of Credit hereunder in which such Participant is participating.

(c)                                  Each Lender that sells a participation to a Participant pursuant to Section 12.8(b) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  This Section 12.8(c) shall be construed so that the participations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 Successor Offshore Overdraft Providers.  Any Offshore Overdraft Provider may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the relevant Offshore Borrower, Borrowers’ Agent and Administrative Agent.  Upon (i) any such notice of resignation, upon five days’ notice to Lenders and Administrative Agent, or (ii) an assignment by such Offshore Overdraft Provider of all of its Multicurrency Revolving Commitment, such Offshore Borrower shall have the right to appoint a Lender with Multicurrency Revolving Credit Exposure as successor Offshore Overdraft Provider with respect to the applicable Borrower; provided that such appointment shall be subject to the consent of Administrative Agent, which consent shall not be unreasonably withheld.  Upon the acceptance of any such appointment as an Offshore Overdraft Provider hereunder by a successor Offshore Overdraft Provider, the relevant Offshore Borrower shall repay in full the relevant Offshore Overdraft Amount and all other amounts owing to the resigning Offshore Overdraft Provider under the relevant Offshore Overdraft Agreement, and such Borrower and the resigning Offshore Overdraft Provider shall terminate such Offshore Overdraft Agreement and the successor Offshore Overdraft Provider shall enter into a successor Offshore Overdraft Agreement.

(e)                                  Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its Credit Exposure in an amount not less than $5,000,000 for the Dollar Revolving Facility or Multicurrency Revolving Facility and $1,000,000 for the Term Facilities (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure with respect to such Facility, and (ii) shall require the prior written consent of the Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, Borrower’s Agent (the consent of Borrower’s Agent not to be unreasonably withheld or delayed provided further, that it shall be reasonable for Borrower’s Agent to withhold consent to an assignment or transfer, if the proposed assignment or transfer would lead to a breach of the Ten Non-Qualifying Bank Creditor Rule; provided that Borrower’s Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof); provided, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender that are Qualifying Banks or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender that is a Qualifying Bank).  In addition to the foregoing, the consent of the applicable Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).  Upon execution of an Assignment and Assumption Agreement and the payment of a non-refundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds and that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) in immediately available funds to such Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by such Administrative Agent of such assignment and the resulting effect upon the Loans and Dollar Revolving Commitment or Multicurrency Revolving Commitment of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that each Borrower, each other Loan Party hereto and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the applicable Borrower and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of any Borrower or any other Loan Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by any Borrower, the Lenders or Administrative Agent shall be required.  At the time of each assignment pursuant to this Section 12.8(e) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to the applicable and Administrative Agent the appropriate forms, certificates and information as provided in Section 4.7(d), if applicable.  Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Credit Exposure.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto (or, with respect to Term Loans, the Register), to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Pro Rata Share or Revolver Pro Rata Share, as the case may be (in each case, rounded to twelve decimal places), the Loans, any outstanding Letters of Credit and any new Notes, if requested, to be issued, at the applicable Borrower’s expense, to such Assignee, and no further consent or action by any Loan Party or the Lenders shall be required to effect such amendments.  Notwithstanding anything contained in any of the Loan Documents to the contrary, the Issuing Lenders shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder.

(f)                                   No such assignment will be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions hereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Overdraft Provider and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Overdraft Amounts in accordance with its applicable Revolving Commitments.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(g)                                  Company and each Borrower authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Company, such Borrower and any of their Subsidiaries which has been delivered to such Lender by Company or any Borrower pursuant to this Agreement or which has been delivered to such Lender by Company or any Borrower in connection with such Lender’s credit evaluation of Company or any Borrower prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.16 hereof.

(h)                                 A Lender can and may only assign or transfer any of its rights or obligations to a Transferee if such Transferee is a Non-Public Lender.

(i)                                     Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents to secure its obligations (including, without limitation, the Notes held by it), including any pledge or assignment to secure obligations to any Federal Reserve Bank or other central banking authority in accordance with Regulation A of the Federal Reserve Board, without notice to, or the consent of, any Loan Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(i) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations owed or securities issued by such Lender including any to its trustee for or representative of such holders.  No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(j)                                    Notwithstanding anything in this Section 12.8 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrowers’ Agent and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrowers’ Agent and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the selling Lender to the Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this clause (j), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 12.8(j) shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrowers’ Agent and the Administrative Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit 12.8(d), (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrowers’ Agent within three (3) Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 12.8(j) or delivered in connection with any Voting Participant Notification. The Borrowers and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 12.8(j), delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (j) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrowers or the Administrative Agent pursuant to this clause (j). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

12.9                        CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL; SERVICE OF PROCESS.

(a)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS BORROWER’S AGENT AS ITS DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH LOAN PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND ADMINISTRATIVE AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH LOAN PARTY, AT ITS ADDRESS SET FORTH IN AND IN ACCORDANCE WITH SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH LOAN PARTY IN ANY OTHER JURISDICTION.

(b)                                 EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d)                                 THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

(e)                                  EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3, SUBJECT TO SUCH OTHER FORM OF NOTICE AS MAY BE REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO THE GERMAN BORROWERS.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(f)                                   BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OFFSHORE BORROWER ACKNOWLEDGES THAT IT HAS BY SEPARATE WRITTEN INSTRUMENT, DESIGNATED AND APPOINTED BORROWERS’ AGENT (AND ANY SUCCESSOR ENTITY), AS ITS AUTHORIZED AGENT UPON WHICH PROCESS MAY BE SERVED IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS THAT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK.

(g)                                  EACH OFFSHORE BORROWER, TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SETOFF OR ANY LEGAL PROCESS (WHETHER SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY OR ASSETS, HEREBY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (IT BEING UNDERSTOOD THAT THE WAIVERS CONTAINED IN THIS PARAGRAPH (E) SHALL HAVE THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976, AS AMENDED, AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR THE PURPOSES OF SUCH ACT).

12.10                 Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11                 Transfers of Notes.  In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and the applicable Borrower of such transfer, and Administrative Agent and Borrowers shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and the applicable Borrower shall have received written notice to the contrary.  Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder.  Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and the applicable Borrower of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Borrowers shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.12                 Registry.  Borrowers hereby designate Administrative Agent to serve as Borrowers’ non-fiduciary agent, solely for purposes of this Section 12.12 to maintain a register (the “Register”) on which it will record the Commitment from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount (and interest amounts) of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect any Loan Party’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by such Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8.  The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary.  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or new Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.13                 Amendment and Restatement.  This Agreement amends, restates, supersedes, and replaces in its entirety the Existing Credit Agreement.  The Obligations (as defined in the Existing Credit Agreement) by the Borrowers under the Existing Credit Agreement continue without interruption under this Agreement and such Obligations (as defined in the Existing Credit Agreement) are hereby ratified and confirmed in all respects.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Credit Agreement, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Agreement shall be construed as a release or discharge of Borrowers under the Existing Credit Agreement.

12.14                 Headings.  The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.15                 Termination of Agreement.  This Agreement shall terminate when the Commitment of each Lender has terminated and all outstanding Obligations (other than any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of such Other Permitted Credit Exposure shall have been made) and Loans have been paid in full and all Letters of Credit have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender); provided, however, that the rights and remedies of each Agent and each Lender with respect to any representation and warranty made by any Loan Party pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.16                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices and procedures for handling such information and in a prudent fashion, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any other Loan Party and its obligations, (g) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (h) with the consent of Company, (i)  to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, or (j) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to any Agent, any Lender or any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Company.  Nothing in this provision shall imply that any party has waived any privilege that it may have with respect to advice it has received.

For purposes of this Section, “Information” means all information received from Company or any of its Subsidiaries relating to Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by Company or any of its Subsidiaries.  In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement but not the Schedules hereto), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of  information and instructed to make available in the course of its business of assigning identification numbers.

12.17                 Concerning the Collateral and the Loan Documents.

(a)                                 Authority.  Each Lender and each other Secured Party hereby irrevocably (for itself and its assignees, Participants and successors) authorizes Administrative Agent and/or the Collateral Agent to enter into the each Collateral Document on behalf of and for the benefit of that Lender or other Secured Party and its assignees, Participants and successors, and agrees to be bound by the terms of each Collateral Document.  Unless expressly provided for in Section 12.1(i) and (j), each Lender and each other Secured Party irrevocably (for itself and its assignees, Participants and successors) agrees that Administrative Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Collateral Documents without the prior consent of the Requisite Lenders.  Each Lender and each other Secured Party agrees irrevocably (for itself and its assignees, Participants and successors) that it and its assignees, Participants and successors shall not have any right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of Administrative Agent, the Lenders and the other Secured Parties upon the terms of the Collateral Documents.

(b)                                 Notwithstanding anything herein to the contrary, no provision of this Agreement shall render any Offshore Borrower liable for the Obligations of Company, Owens-Brockway or any Additional Domestic Subsidiary Borrower.

(c)                                  Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then O-I Canada’s and any Canadian Guarantor’s Obligations, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

(d)                                 [Reserved].

(e)                                  Each Lender and each other Secured Party agrees that any action taken by Administrative Agent or the Requisite Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by any Agent, the Collateral Agent or the Requisite Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and each other Secured Party.  Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and each other Secured Party with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Company or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders and each other Secured Party for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, Administrative Agent hereby appoints, authorizes and directs each Lender and each other Secured Party to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Company’s and its Subsidiaries’ respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender and each other Secured Party; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to any Agent or the Lenders and each other Secured Party with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

12.18                 Release of Canadian Collateral.  The Lenders, Agents and Borrowers hereby consent, acknowledge and agree that all security interests and Collateral (as defined under the Existing Credit Agreement) granted under any Offshore Security Agreement by O-I Canada is hereby released, discharged, reassigned or re-conveyed and DBTCA and the Collateral Agent may execute and file (and may authorize others to execute and file) any letters, terminations or other documents that the Collateral Agent deems desirable to implement or evidence such termination.

12.19                 Dutch Parallel Debt

(a)                                 For the purpose of ensuring the validity and enforceability of any Dutch Collateral Documents and notwithstanding any other provision of this Agreement, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent (the “Dutch Parallel Debt”), as creditor in its own right and not as representative of the other Dutch Secured Parties, sums equal to and in the currency of each amount payable by the Offshore Borrowers under each of the Loan Documents as and when that amount falls due for payment under the relevant Loan Document.

(b)                                 Any amount due and payable by a Loan Party to the Collateral Agent under this Section 12.19 shall be decreased to the extent that the Dutch Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the Dutch Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment of the Dutch Parallel Debt under this Section 12.19.

(c)                                  The Collateral Agent shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 12.19 and shall not act as not as agent, trustee or representative of any other Dutch Secured Party.

(d)                                 The rights of the Dutch Secured Parties  (other than the Collateral Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Collateral Agent to receive payment under this Section 12.19.

(e)                                  If the Collateral Agent resigns, each Loan Party shall execute such documents and take all such other action as is necessary or (in the opinion of the Collateral Agent) desirable in connection with the substitution, in accordance with applicable law, of the successor Collateral Agent as creditor of the Dutch Parallel Debt and as beneficiary of any Collateral securing the Dutch Parallel Debt.

(f)                                   Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debt and any Dutch Collateral Document the rights, powers and authorities vested in the Collateral Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law.

12.20                 Intercreditor Matters.  For the purposes of capitalized terms used in the Intercreditor Agreement, but not defined therein or defined by cross reference to this Agreement, the following terms have the meanings indicated:

“Currency Agreement” shall mean a Hedging Agreement relating to currency transactions.

“Interest Rate Agreement” shall mean a Hedging Agreement relating to interest rate swaps or derivatives.

“Net Asset Sale Proceeds” shall mean Net Proceeds relating to an Asset Sale.

“Offshore Loan” shall mean an Offshore Currency Loan.

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

12.21                 Replacement Collateral Agent.  Each party hereto hereby acknowledges the Assignment Agreement and consents to (i) the replacement of DBTCA by DB as Collateral Agent (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and each of the Loan Documents (as defined in the Existing Credit Agreement), waiving any notice periods or other formalities required by any of the Loan Documents (as defined in the Existing Credit Agreement), and (ii) DB making any and all filings or assignments and any other actions that DB deems desirable to implement or evidence such replacement.

12.22                 Release of Domestic Guarantors and Collateral.  The Lenders, Agents and Borrowers hereby consent, acknowledge and agree that (i) the entities listed on Schedule 7.9(a) are, as of the Closing Date, hereby released as guarantors under the Subsidiary Guaranty and as grantors under the Domestic Collateral Documents to which such entities are party and (ii) all security interests and Collateral (as defined in the Security Agreement and any other applicable Domestic Collateral Document) granted under any Domestic Collateral Document by such entities is hereby released, discharged, reassigned and re-conveyed, as applicable, and DBTCA and the Collateral Agent is authorized (and may authorize others) to execute and file any letters, terminations or other documents that the Collateral Agent deems desirable to implement or evidence the foregoing.

12.23                 No Fiduciary Duty.  Each Agent, each Lender, each Overdraft Provider, each Issuing Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other, in connection with the Loan Documents.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the entry into the Loan Documents or the process leading thereto.

ARTICLE XIII

COLLECTION ALLOCATION MECHANISM

To the extent permitted by applicable law and regulation:

13.1                        Implementation of CAM.

(a)                                 (i)  On the CAM Exchange Date, to the extent not otherwise prohibited by a Requirement of Law or otherwise, each Multicurrency Revolving Lender shall immediately be deemed to have acquired participations in the Overdraft Amounts in an amount equal to such Multicurrency Revolving Lender’s Multicurrency Revolver Pro Rata Share of each Overdraft Amount outstanding on such date and (ii) on the CAM Exchange Date, all Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) (“Converted Loans”), (iii) [reserved], (iv) on the CAM Exchange Date (with respect to Loans described in the foregoing clause (ii)) to the extent necessary to cause the fraction for each Lender described in the definitions of Dollar Revolver Pro Rata Share, Multicurrency Revolver Pro Rata Share and each Term Pro Rata Share to be equal for each Facility for such Lender after giving effect to the purchase and sale of participating interests under this clause, each Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell in U.S. Dollars a participating interest in the Loans (including such Converted Loans) in an amount equal to its CAM Percentage of the outstanding principal amount of the Loans (including Converted Loans) All Converted Loans (which shall have been converted into Multicurrency Revolving Loans denominated in Dollars) shall bear interest at the rate which would otherwise be applicable to Base Rate Loans and (v) on the CAM Exchange Date, all Commitments shall be automatically deemed terminated.  Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility.  Each Borrower agrees from time to time to execute and deliver to the Administrative Agent all instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b)                                 If, for any reason, the Loans to be Converted, may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 13.1, (i) Administrative Agent shall determine the Dollar Equivalent of the Loans to be Converted, as the case may be (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 13.1) and (ii) effective on such CAM Exchange Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted in an amount equal to its CAM Percentage of such Loans to be Converted.  Each Lender will immediately transfer to the appropriate Agent, in immediately available funds, the amount(s) of its participation(s) and the proceeds of such participation(s) shall be distributed by such Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.

(c)                                  To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Loan, each Borrower, with respect to the relevant Loans made to it, shall be required to pay additional amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 4.7 if such Borrower were making payments with respect to the participating interest directly to the Other Lender.

(d)                                 As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by Administrative Agent or Collateral Agent pursuant to any Loan Document in respect of the Obligations, and each distribution made by Collateral Agent pursuant to any Collateral Document in respect of the Obligations, shall be distributed to the Lenders based upon their Pro Rata Share of the Facilities pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of an Obligation shall be paid over to Administrative Agent for distribution to the Lenders in accordance herewith.

13.2                        Letters of Credit.

(a)                                 In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed either by Borrowers or with the proceeds of a Revolving Loan, each Multicurrency Revolving Lender with respect to Multicurrency Letters of Credit and each Dollar Revolving Lender with respect to each Dollar Letter of Credit shall promptly pay over to Administrative Agent, in immediately available funds in the same currency as such Letter of Credit, as the case may be, in the case of any undrawn amount, and in Dollars, in the case of any unreimbursed amount, an amount equal to such Multicurrency Revolving Lender’s or Multicurrency Revolving Lender’s applicable Pro Rata Share of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to Administrative Agent at the rate that would be applicable at the time to a Base Rate Revolving Loan in a principal amount equal to such amount.  Administrative Agent shall establish a separate interest bearing account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders and the Multicurrency Revolving Lenders as provided above.  Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit and shall establish a sub-account within each Lender’s LC Reserve Account in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding LC Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.10.

(b)                                 In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, Administrative Agent shall, at the request of Issuing Lender, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage (but not in excess of the amount allocated to the sub-account for such Letter of Credit) of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to Issuing Lender in satisfaction of the reimbursement obligations of the applicable Revolving Lenders or Multicurrency Revolving Lenders, as applicable, under Section 2.10(f).  In the event any Revolving Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of any Letter of Credit as provided in this Section 13.2, Issuing Lender shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.10(f), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in Borrowers’ reimbursement obligations pursuant to Section 13.1.  Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)                                  In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, Administrative Agent shall withdraw from the LC Reserve Account of each applicable Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)                                 With the prior written approval of Administrative Agent and Issuing Lender (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to Administrative Agent, for the account of Issuing Lender, on demand, its CAM Percentage of such drawing.

(e)                                  Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, Administrative Agent will, at the direction of such Lender and subject to such rules as such Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash and Cash Equivalents.  Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by such Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

ARTICLE XIV

COMPANY GUARANTY

14.1                        Guaranty.  Company hereby irrevocably and unconditionally guaranties the due and punctual payment of all Obligations of all Borrowers hereunder and any Other Permitted Credit Exposure, when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent, Agents or Lenders or their Affiliates party to such Other Permitted Credit Exposure (each, a “Guarantied Party” and collectively, the “Guarantied Parties”) in enforcing or preserving any rights under this Guaranty (all such obligations collectively (excluding any Excluded Swap Obligations), the “Guarantied Obligations”); provided, that, in order to enjoy the benefit of the foregoing guaranty any such Lender or Affiliate thereof party to any such Other Permitted Credit Exposure shall execute and deliver to Collateral Agent, during such time as such Lender is a Lender under this Agreement, an acknowledgment to the Intercreditor Agreement agreeing to be bound thereby and acknowledged by Borrowers’ Agent.  Any Lender or Affiliate thereof obtaining the benefit of the foregoing guaranty with respect to Other Permitted Credit Exposure shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under this Agreement.

14.2                        Waivers.

(a)                                 Company agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that Company will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

(b)                                 Company waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment.  The obligations of Company under this Guaranty shall not be affected by:

(i)                                     the failure of any Guarantied Party or any other Person to assert any claim or demand or to enforce any right or remedy against Company, any Borrower or any Subsidiary under the provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement or otherwise.

(ii)                                  any extension or renewal of any provision of any thereof,

(iii)                               any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any instrument or agreement executed pursuant hereto or thereto,

(iv)                              the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent, any Agent or any other Person for any of the Guarantied Obligations, or

(v)                                 the failure of any Guarantied Party or any other Person to exercise any right or remedy against any Borrower or any guarantor of any of the Guarantied Obligations.

(c)                                  Company further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party or any other Person in favor of a Borrower or any other Person.

(d)                                 The obligations of Company under this Article XIV shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other guarantor from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise (including due to any expropriation, confiscation, nationalization or requisition by any Governmental Authority).  Without limiting the generality of the foregoing, the obligations of Company under this Article XIV shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent, any Agent or any other Person to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any document relating to Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any hereof or thereof, by any default, or any other act or thing or event or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Company or which would otherwise operate as a discharge of Company as a matter of law or equity.

(e)                                  Company further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent, any Agent or any other Person upon the bankruptcy or reorganization of Company, any other Person or otherwise.

14.3                        Payment.  Company further agrees, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent, any Agent or any other Person may have at law or in equity against Company by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Company will forthwith pay, or cause to be paid, in cash, to Collateral Agent for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to any Borrower, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

(a)                                 First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

(b)                                 Second, (i) upon and during the effectiveness of the Intercreditor Agreement, to the payment of the Guarantied Obligations as provided in Section 3 of the Intercreditor Agreement and (ii) except as set forth in clause (i), to the payment of the Guarantied Obligations for the ratable benefit of the holders thereof; and

(c)                                  Third, after payment in full of all Guarantied Obligations, to the payment to Company, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

14.4                        Waiver of Subrogation, Etc.

Company hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against any Borrower or any of its other Subsidiaries or any of its assets in connection with this Section 9 or the performance by Company of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Company now has or may hereafter have against any Borrower or Subsidiary thereof, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any other Guarantied Party now has or may hereafter have against any Borrower or a Subsidiary thereof, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any other Guarantied Party.  In addition, until the Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of such Other Permitted Credit Exposure shall have been made) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), Company shall withhold exercise of any right of contribution it may have against any other guarantor of the Guarantied Obligations as a result of any payment hereunder.  Company further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Company may have against any Borrower or any of its other Subsidiaries or against any collateral or security, and any such rights of contribution a guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against any Borrower or other guarantor, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to Company on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of Other Permitted Credit Exposure shall have been made) shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

Collateral Agent has been appointed to act on behalf of Guarantied Parties hereunder by Lenders for their benefit and, by their acceptance of the benefits hereof, the holders of any Other Lender Guarantied Obligations.  Except as otherwise provided in the next succeeding paragraph, Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and this Agreement; provided that, except as otherwise provided in the Intercreditor Agreement, Collateral Agent shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of Requisite Lenders.  In furtherance of the foregoing provisions of this paragraph, each holder of Other Lender Guarantied Obligations, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Article XIV, it being understood and agreed by such holder that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of the Guarantied Parties in accordance with the terms of this paragraph and that all decisions of the Requisite Lenders shall be binding on such holders.

Anything contained in this Guaranty to the contrary notwithstanding, upon and during the effectiveness of the Intercreditor Agreement no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through Collateral Agent in accordance with the terms of the Intercreditor Agreement.

14.5                        Termination.  At such time as all Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable holder of such Other Permitted Credit Exposure shall have been made) have been paid in full and all Commitments have terminated and all Letters of Credit have expired or have been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), the provisions of this Article XIV shall be of no further force and effect as to any Guarantied Obligations guaranteed hereby.

14.6                        Security.  The obligations of Company under this Article XIV are secured pursuant to the Pledge Agreement and the Security Agreement.

14.7                        Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by Company to honor all of its obligations under this Company Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.7, or otherwise under this Company Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a repayment in full and termination of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 14.7 constitute, and this Section 14.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

OWENS-ILLINOIS GROUP, INC.

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Vice President

OWENS-BROCKWAY GLASS CONTAINER INC.

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Senior Vice President

ACI OPERATIONS PTY. LTD. ACN 004 230 326

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Authorized Signatory

O-I CANADA CORP.

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Secretary

OI EUROPEAN GROUP B.V.

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Attorney-in-Fact

OI EUROPE SARL

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Attorney-in-Fact

Signature Page to Credit Agreement

OWENS-ILLINOIS GENERAL INC.,
as Borrowers’ Agent

By:	/s/James W. Baehren
Name: James W. Baehren
Title: Vice President

Signature Page to Credit Agreement

AGENTS AND LENDERS:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

Signature Page to Owens-Illinois Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH
as Collateral Agent

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

Signature Page to Owens-Illinois Credit Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Multicurrency Revolving Lender, Term Euro Lender, and
Term Loan A Lender

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

Signature Page to Owens-Illinois Credit Agreement

COBANK, ACB,
as Dollar Revolving Lender and Delayed Draw Term Loan A Lender

By:	/s/ Kyle Weaver
Name: Kyle Weaver
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

Bank of America, N.A.,
as Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Michael Delaney
Name: Michael Delaney
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Olivier Lopez
Name: Olivier Lopez
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
as Multicurrency Revolving Lender

By:	/s/ Michael N. Tam
Name: Michael N. Tam
Title: Senior Vice President

[Signature Page to Owens-Illinois Credit Agreement]

The Bank of Nova Scotia,
as Multicurrency Revolving Lender, Term Euro Lender, Term Loan A Lender, and Overdraft Provider

By:	/s/ Rafael Tobon
Name: Rafael Tobon
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

BNP Paribas,
as Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ James Goodall
Name: James Goodall
Title: Managing Director

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Multicurrency Revolving Lender, Term Euro Lender, Term Loan A Lender, and Overdraft Provider

By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

By:	/s/ James Austin
Name: James Austin
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

BARCLAYS BANK PLC,
as Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Christopher R. Lee
Name: Christopher R. Lee
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

HSBC Bank USA National Association,
as Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Richard Dalton
Name: Richard Dalton
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

GOLDMAN SACHS BANK USA,
As Term Loan A Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Owens-Illinois Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC,
as Multicurrency Revolving Lender and Term Euro Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[Signature Page to Owens-Illinois Credit Agreement]

COÖPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH
as Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Peter Duncan
Name: Peter Duncan
Title: Managing Director

By:	/s/ Jeff Bliss
Name: Jeff Bliss
Title: Executive Director

[Signature Page to Owens-Illinois Credit Agreement]

Industrial and Commercial Bank of China Limited, New York Branch
as Dollar Revolving Lender and Multicurrency Revolving Lender

By:	/s/ Mr. Yuqiang Xiao
Name: Yuqiang Xiao
Title: General Manager

[Signature Page to Owens-Illinois Credit Agreement]

TD Bank N.A.,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Michele Dragonetti
Name: Michele Dragonetti
Title: Senior Vice President

[Signature Page to Owens-Illinois Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Mark S. Campbell
Name: Mark S. Campbell
Title: Authorized Signatory

[Signature Page to Owens-Illinois Credit Agreement]

Citicorp North America, Inc.
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Paul L. Burroughs Jr.
Name: Paul L. Burroughs Jr.
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

UniCredit Bank AG, New York Branch
as Multicurrency Revolving Lender and Term Euro Lender

By:	/s/ Filippo Pappalardo
Name: Filippo Pappalardo
Title: Managing Director

By:	/s/ Mario Fogliati
Name: Mario Fogliati
Title: Associate

[Signature Page to Owens-Illinois Credit Agreement]

Intesa Sanpaolo S.p.A., New York Branch,
as Dollar Revolving Lender, Multicurrency Revolving Lender, and Term Euro Lender

By:	/s/ Gianluca Fiore
Name: Gianluca Fiore
Title: Global Relationship Manager

By:	/s/ Francesco Dí Mario
Name: Francesco Dí Mario
Title: FVP & Head of Credit

[Signature Page to Owens-Illinois Credit Agreement]

Westpac Banking Corporation,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, Term Loan A Lender, and Overdraft Provider

By:	/s/ Su-Lin Watson
Name: Su-Lin Watson
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

Credit Industriel et Commercial,
as Dollar Revolving Lender, Multicurrency Revolving Lender, and Term Euro Lender

By:	/s/ Garry Weiss
Name: Garry Weiss
Title: Managing Director

By:	/s/ Marcus Edward
Name: Marcus Edward
Title: Managing Director

[Signature Page to Owens-Illinois Credit Agreement]

Fifth Third Bank,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Christopher C. Motley
Name: Christopher C. Motley
Title: Senior Vice President

[Signature Page to Owens-Illinois Credit Agreement]

Fifth Third Bank,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:
Name:
Title:

Fifth Third Bank, operating through its Canadian Branch,
as Multicurrency Revolving Lender

By:	/s/ Ramin Ganjavi
Name: Ramin Ganjavi
Title: Director

[Signature Page to Owens-Illinois Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Jeffrey S. Johnson
Name: Jeffrey S. Johnson
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

WELLS FARGO BANK, N.A.,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ James Salmon
Name: James Salmon
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

The Bank of East Asia, Limited, New York Branch,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ James Hua
Name: James Hua
Title: SVP

By:	/s/ Kitty Sin
Name: Kitty Sin
Title: SVP

[Signature Page to Owens-Illinois Credit Agreement]

BANCO DE SABADELL, S.A. — MIAMI BRANCH,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Maurici Lladó
Name: Maurici Lladó
Title: Executive Director,
Corporate & Investment Banking Americas

[Signature Page to Owens-Illinois Credit Agreement]

KBC BANK NV,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Larry Manochio
Name: Larry Manochio
Title: Director

By:	/s/ Susan M. Silver
Name: Susan M. Silver
Title: Managing Director

[Signature Page to Owens-Illinois Credit Agreement]

Bank Hapoalim B.M.,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

By:	/s/ James P. Surless
Name: James P. Surless
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

First Commercial Bank, Ltd. New York Branch, as Dollar
Revolving Lender and Term Loan A Lender

By:	/s/ Bill Wang
Name: Bill Wang
Title: S.V.P. & General Manager

[Signature Page to Owens-Illinois Credit Agreement]

The Northern Trust Company,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ John Dilegge
Name: John Dilegge
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as Term Euro Lender and Term Loan A Lender

By:	/s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

[Signature Page to Owens-Illinois Credit Agreement]

City National Bank,
as Dollar Revolving Lender, Multicurrency Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ Jeanine Smith
Name: Jeanine Smith
Title: Senior Vice President

[Signature Page to Owens-Illinois Credit Agreement]

DZ BANK AG
Deutsche Zentral-Genossenschaftsbank
Frankfurt am Main
New York Branch

as Dollar Revolving Lender, Multicurrency Revolving Lender, and Term Euro Lender

By:	/s/ Paul Fitzpatrick
Name: Paul Fitzpatrick
Title: Senior Vice President

By:	/s/ Oliver Hildenbrand
Name: Oliver Hildenbrand
Title: Head of International Corporates &
Trade Finance North America
German Desk

[Signature Page to Owens-Illinois Credit Agreement]

Taipei Fubon Commerical Bank Co., Ltd.,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Robin S. Wu
Name: Robin S. Wu
Title: FVP & Deputy General Manager

[Signature Page to Owens-Illinois Credit Agreement]

FIRSTMERIT BANK, N.A.,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Evan Bing
Name: Evan Bing
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

Mercantil Commercebank N.A.,
as Dollar Revolving Lender, Term Euro Lender, and Term Loan A Lender

By:	/s/ John Viault
Name: John Viault
Title: Vice President

By:	/s/ Carlos Iafigliola
Name: Carlos Iafigliola
Title: Senior Vice President

[Signature Page to Owens-Illinois Credit Agreement]

Chang Hwa Commercial Bank, Ltd., New York Branch,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Jane Yang
Name: Jane Yang
Title: VP & General Manager

[Signature Page to Owens-Illinois Credit Agreement]

TRISTATE CAPITAL BANK,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Trent L. Meteer
Name: Trent L. Meteer
Title: Senior Vice President

[Signature Page to Owens-Illinois Credit Agreement]

E.Sun Commercial Bank, Ltd., Los Angeles Branch
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Homer Hou
Name: Homer Hou
Title: VP & Credit Manager

[Signature Page to Owens-Illinois Credit Agreement]

Bank of Taiwan, New York Branch,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Kevin H. Hsieh
Name: Kevin H. Hsieh
Title: VP and General Manager

[Signature Page to Owens-Illinois Credit Agreement]

Sumitomo Mitsui Trust Bank, Limited, New York Branch,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Albert C. Tew II
Name: Albert C. Tew II
Title: Vice President

[Signature Page to Owens-Illinois Credit Agreement]

Mega International Commercial Bank Co., Ltd. Chicago Branch,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Luke L. Hwang
Name: Luke L. Hwang
Title: VP and General Manager

[Signature Page to Owens-Illinois Credit Agreement]

MEGA INTERNATIONAL COMMERCIAL BANK, CO., LTD., SILICON VALLEY BRANCH,
as Dollar Revolving Lender and Term Loan A Lender

By:	/s/ Nian Tzy Yeh
Name: Nian Tzy Yeh
Title: VP & General Manager

[Signature Page to Owens-Illinois Credit Agreement]

Exhibit 2.1(d)

FORM OF

DOMESTIC OVERDRAFT AGREEMENT

(see attached)

DOMESTIC OVERDRAFT AGREEMENT

This DOMESTIC OVERDRAFT AGREEMENT is dated as of April 22, 2015 and entered into by and between OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, (“Owens-Brockway”), and DEUTSCHE BANK AG, NEW YORK BRANCH (“Bank”).

RECITALS

WHEREAS, Owens-Brockway and Bank are parties to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG, New York Branch, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(d) of the Credit Agreement, Owens-Brockway and Bank are permitted to establish and maintain an overdraft facility to facilitate Owens-Brockway’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.                                      Upon presentment to Bank for payment of an item drawn by Owens-Brockway on its account (the “Domestic Overdraft Account”; such Domestic Overdraft Account is identified on Schedule 1 of this agreement attached hereto) with Bank in an amount that, when charged against the Domestic Overdraft Account, creates an overdraft in the Domestic Overdraft Account, Bank shall pay such item (subject to Section 2 hereof); provided, that, after giving effect to such overdraft (i) the Domestic Overdraft Amount shall not exceed $100,000,000, and (ii) the Total Available Multicurrency Revolving Commitments equal less than zero.

2.                                      Bank may elect not to pay any item that would create an overdraft, with or without notice to Owens-Brockway, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(d) of the Credit Agreement, to require each other Multicurrency Revolving Lender to make a Multicurrency Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.                                      Owens-Brockway shall pay to Bank on demand an amount equal to the Domestic Overdraft Amount then outstanding in respect of such overdraft.  In addition, Owens- Brockway shall pay, on demand or, if no demand is made, on the last Business Day of each month, interest on the Domestic Overdraft Amount applicable to the Domestic Overdraft Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed) equal to the Base Rate; provided, that, if the Domestic Overdraft Amount or interest thereon is not paid when due, the Domestic Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to the Base Rate plus 2.00% per annum; and provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day.  Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans as provided in subsection 2.1(d) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Domestic Overdraft Amount as set forth above.

4.                                      Owens-Brockway shall make each payment hereunder to Bank in lawful money of the United States of America and in same day funds at the office of Bank located at 60 Wall Street, New York, NY 10005.

5.                                      Promptly after the last day of each month, Bank will prepare and send to Borrowers’ Agent (with a copy to Administrative Agent) copies of the statement of the Domestic Overdraft Account showing the charges made thereto and the Domestic Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month.  Such statement, and any photocopies of items and other records held by Bank relating to the Domestic Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Owens-Brockway hereunder.

6.                                      Without prejudice to Bank’s other rights, Owens-Brockway hereby authorizes Bank to charge against any balance in the Domestic Overdraft Account and/or in any of Owens-Brockway’s other accounts with Bank and/or against any other debt owing by Bank to Owens- Brockway any amount owing by Owens-Brockway to Bank hereunder; provided, that, Bank shall give Borrowers’ Agent notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Domestic Overdraft Account if such payment would be an extension of credit to Owens-Brockway in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.                                      This Agreement shall terminate upon the termination of the Multicurrency Revolving Commitments.  In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Borrowers’ Agent may, upon at least thirty (30) days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Owens-Brockway’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts.  This Agreement is not for the benefit of any party other than Owens-Brockway and Bank.

9.                                      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by fax or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

2

11.                               Owens-Brockway hereby submits to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in Section 12.9(a) of the Credit Agreement and Section 12.9(a) of the Credit Agreement is hereby incorporated herein by this reference.

12.                               The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(c) of the Credit Agreement and Section 12.9(c) of the Credit Agreement is hereby incorporated herein by this reference.

13.                               This Agreement supersedes and replaces in its entirety the Domestic Overdraft Agreement dated as of May 19, 2011 between Owens-Brockway Glass Container Inc. and Deutsche Bank AG, New York Branch, as amended to date and any moneys outstanding on the Domestic Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.

[Remainder of page intentionally left blank]

3

WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

OWENS-BROCKWAY GLASS CONTAINER INC.

By:

Title:

SCHEDULE 1
DOMESTIC OVERDRAFT AGREEMENT

DOMESTIC BORROWER	DOMESTIC OVERDRAFT ACCOUNT

Owens-Brockway Glass Container Inc.	117976790008*

*This account is in the name of Owens-Illinois General, Inc.

Exhibit 2.1(e)

FORM OF

OFFSHORE OVERDRAFT AGREEMENTS

(see attached)

AUSTRALIAN OVERDRAFT AGREEMENT

This AUSTRALIAN OVERDRAFT AGREEMENT is dated as of April 22, 2015 and entered into by and between ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a company registered in the State of Victoria (“Offshore Borrower”) and WESTPAC BANKING CORPORATION ABN 33 007 457 141, a company registered in the State of New South Wales (“Bank”).

RECITALS

WHEREAS, Offshore Borrower and Bank are parties to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Offshore Borrower, Owens-Brockway Glass Container Inc., a Delaware corporation, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders, the Joint Lead Arrangers, and the agents from time to time party thereto, including Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG, New York Branch, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(e) of the Credit Agreement, Offshore Borrower and Bank are permitted to establish and maintain an overdraft facility to facilitate Offshore Borrower’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.                                      Upon request to Bank for financial accommodation that is expressed to be given under this Agreement by a payment of an item drawn by the Offshore Borrower to fund Offshore Borrower’s account at Bank’s Brisbane Branch, account number 34002-423010 (the “Australian Overdraft Account”), Bank shall make available in ADollars such financial accommodation to the Offshore Borrower (subject to Section 2 hereof); provided that after giving effect to such financial accommodation (i) the Australian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of US $30,000,000 (thirty million United States Dollars), and (ii) in no event shall Offshore Borrower request an extension of credit hereunder nor shall Bank be obligated to extend credit hereunder if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments would equal less than zero.

2.                                      Bank may elect not to make financial accommodation under this Agreement that would create an overdraft, with or without notice to Offshore Borrower, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(e) of the Credit Agreement, to require each other Lender having Multicurrency

Revolving Credit Exposure to make a Multicurrency Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such outstanding accommodation.

3.                                      Offshore Borrower shall pay to Bank on demand an amount equal to the Australian Overdraft Amount then outstanding in respect of such overdraft.  In addition, Offshore Borrower shall pay, on demand or, if no demand is made, within three (3) business days of the last Business Day of each month, interest on the Australian Overdraft Amount applicable to the Australian Overdraft Account from time to time outstanding in respect of the previous month at a fluctuating rate per annum (calculated on the basis of a 365-day year and the actual number of days elapsed) equal to the Reserve Bank of Australia Cash Rate Target (which appears on Reuters page RBA27) plus a margin of 1.85% (the “Interest Rate”); provided that if the Australian Overdraft Amount or interest thereon is not paid when due, the Australian Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to the Interest Rate plus 1.85% per annum; and provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day.  Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans to Offshore Borrower as provided in subsection 2.1(e) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Australian Overdraft Amount as set forth above.

4.                                      Offshore Borrower shall make each payment hereunder to Bank in ADollars and in same day funds at the office of Bank.

5.                                      Promptly after the last day of each month, Bank will prepare and send to Offshore Borrower and Administrative Agent copies of the statement of the Australian Overdraft Account showing the charges made thereto and the Australian Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month.  Such statement, and any photocopies of items and other records held by Bank relating to the Australian Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Offshore Borrower hereunder.

6.                                      Without prejudice to Bank’s other rights, Offshore Borrower hereby authorizes Bank to charge against any balance in the Australian Overdraft Account and/or in any of Offshore Borrower’s other accounts with Bank and/or against any other debt owing by Bank to Offshore Borrower any amount owing by Offshore Borrower to Bank hereunder; provided, that, Bank shall give Offshore Borrower notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Australian Overdraft Account if such payment would be an extension of credit to Offshore Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.                                      Offshore Borrower undertakes to promptly serve Bank with notice of the occurrence of any Event of Default but in any event such notice must be served on Bank no later than any similar notice which Offshore Borrower is required to serve on the Administrative Agent or any other person under the Credit Agreement.

9.                                      This Agreement shall terminate upon the termination of the Multicurrency Revolving Commitments.  In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Offshore Borrower may, upon at least thirty (30) days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Offshore Borrower’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts.  This Agreement is not for the benefit of any party other than Offshore Borrower and Bank.

10.                               Any notices, demands, statements, consents, requests, requirements and certificates hereunder must be in writing. They must be sent by facsimile, post or other means to the address or number notified to the sender by the recipient.

In respect of any notice received by Bank pursuant to Section 8 hereof: (i) such notice must be signed by an authorized signatory of Offshore Borrower and sent by facsimile to Bank (facsimile number +61 2 8253 8844) and marked to the attention of “Credit Administration”; and (ii) if such notice is received by Bank later than 5:00 p.m. (Sydney time) on a Business Day (being a day on which Bank is open for business in Sydney) then it will deemed to have been received by Bank on the next Business Day.

If Bank receives a notice on a day other than a Business Day, the notice will be deemed to have been received on the next Business Day.

All notices required to be signed by Offshore Borrower must be signed by one or more authorized signatories referred to in an Offshore Borrower’s certificate, or any other or additional signatories subsequently appointed, whose names and specimen signatures have been notified to Bank.

11.                               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

12.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

13.                               Offshore Borrower hereby submits to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(a) of the Credit Agreement and such subsection 12.9(a) of the Credit Agreement is hereby incorporated herein by this reference.

14.                               The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(c) of the Credit Agreement and such subsection 12.9(c) of the Credit Agreement is hereby incorporated herein by this reference.

15.                               This Agreement supersedes and replaces in its entirety the Australian Overdraft Agreement dated as of May 19, 2011 between ACI Operations Pty. Limited and Westpac Banking Corporation, as amended to date and any moneys outstanding on the Australian Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.

[Remainder of page intentionally left blank]

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

ACI OPERATIONS PTY. LTD.

By:

Name:

Title:

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

WESTPAC BANKING CORPORATION

By:

Name:

Title:

CANADIAN OVERDRAFT AGREEMENT

This CANADIAN OVERDRAFT AGREEMENT is dated as of April 22, 2015 and entered into by and between O-I CANADA CORP., a company organized under the laws of the Province of Nova Scotia (“Offshore Borrower”) and THE BANK OF NOVA SCOTIA (“Bank”).

RECITALS

WHEREAS, Offshore Borrower and Bank are parties to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Offshore Borrower, Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI Europe Sarl, a Swiss Société à responsabilité limitée (limited liability corporation) (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG, New York Branch, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(e) of the Credit Agreement, Offshore Borrower and Bank are permitted to establish and maintain an overdraft facility to facilitate Offshore Borrower’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.                                      Upon presentment to Bank for payment of an item drawn by Offshore Borrower on Offshore Borrower’s account NOS.: US: 800021131311 and CDN: 800026246818 (the “Canadian Overdraft Account”) with Bank in an amount that, when charged against the Canadian Overdraft Account, creates an overdraft in the Canadian Overdraft Account, Bank shall pay such item (subject to Section 2 hereof); provided, that, after giving effect to such overdraft (i) the Canadian Overdraft Amount shall not exceed at any time the Offshore Currency Equivalent of US $20,000,000 (twenty million United States Dollars), and (ii) in no event shall Offshore Borrower request an extension of credit hereunder nor shall Bank be obligated to extend credit hereunder if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments would equal less than zero.

2.                                      Bank may elect not to pay any item that would create an overdraft, with or without notice to Offshore Borrower, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(e) of the Credit Agreement, to require each other Lender having Multicurrency Revolving Credit Exposure to make a Multicurrency Revolving Loan or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.                                      Offshore Borrower shall pay to Bank on demand an amount equal to the Canadian Overdraft Amount then outstanding in respect of such overdraft in the currency in which such overdraft was paid by Bank.  In addition, Offshore Borrower shall pay, on demand or, if no demand is made, on the last Business Day of each month, interest on the Canadian Overdraft Amount applicable to the Canadian Overdraft Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) equal to the Bank’s US Dollar Base Lending Rate in Canada (with respect to amounts outstanding in US Dollars) or Canadian Dollar Prime Lending Rate (with respect to amounts outstanding in Canadian Dollars; provided that if the Canadian Overdraft Amount or interest thereon is not paid when due, the Canadian Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to the Bank’s US Dollar Base Lending Rate in Canada (with respect to amounts outstanding in US Dollars) or Canadian Dollar Prime Lending Rate (with respect to amounts outstanding in Canadian Dollars) plus 2.00% per annum; provided, further, that, unless demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day; and provided further that for the purposes of the Interest Act (Canada) and disclosure thereunder whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained (365 or 366, as applicable) and divided by 360 or such other period of time, as applicable.  Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans to the Offshore Borrower as provided in subsection 2.1(e) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Canadian Overdraft Amount as set forth above.

4.                                      Offshore Borrower shall make each payment hereunder to Bank in the currency in which such overdraft was paid by Bank and in same day funds at the office of Bank located at 44 King Street West, Toronto, ON M5H1H1.

5.                                      Promptly after the last day of each month, Bank will prepare and send to Offshore Borrower and Administrative Agent copies of the statement of the Canadian Overdraft Account showing the charges made thereto and the Canadian Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month.  Such statement, and any photocopies of items and other records held by Bank relating to the Canadian Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Offshore Borrower hereunder.

6.                                      Without prejudice to Bank’s other rights, Offshore Borrower hereby authorizes Bank to charge against any balance in the Canadian Overdraft Account and/or in any of Offshore Borrower’s other accounts with Bank and/or against any other debt owing by Bank to Offshore Borrower any amount owing by Offshore Borrower to Bank hereunder; provided, that, Bank shall give Offshore Borrower notice of any such charge prior thereto or as soon as reasonably practicable thereafter.

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Canadian Overdraft Account if such payment would be an extension of credit to Offshore Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

8.                                      This Agreement shall terminate upon the termination of the Multicurrency Revolving Commitments.  In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Offshore Borrower may, upon at least thirty (30) days written notice to the other party, terminate this Agreement; provided, that, no such termination shall affect Offshore Borrower’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts.  This Agreement is not for the benefit of any party other than Offshore Borrower and Bank.

9.                                      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.                               Offshore Borrower undertakes to promptly serve Bank with notice of the occurrence of any Event of Default but in any event such notice must be served on Bank no later than any similar notice which Offshore Borrower is required to serve on the Administrative Agent or any other person under the Credit Agreement.

11.                               Any notices, demands, statements, consents, requests, requirements and certificates hereunder must be in writing. They must be sent by facsimile, post or other means to the address or number notified to the sender by the recipient.

In respect of any notice received by Bank pursuant to Section 10 hereof: (i) such notice must be signed by an authorized signatory of Offshore Borrower and sent by facsimile (facsimile number 1-877-909-7038) or post (to the address below) to Bank; and (ii) if such notice is received by Bank later than 3 p.m. Eastern Standard Time on a Business Day (being a day on which Bank is open for business in Toronto) then it will deemed to have been received by Bank on the next Business Day.

The Bank of Nova Scotia

20 Queen Street West 4th Floor

Toronto, Ontario

M5H 3R3

If Bank receives a notice on a day other than a Business Day, the notice will be deemed to have been received on the next Business Day.

All notices required to be signed by Offshore Borrower must be signed by one or more authorized signatories referred to in an Offshore Borrower’s certificate, or any other or additional signatories subsequently appointed, whose names and specimen signatures have been notified to Bank.

12.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

13.                               Offshore Borrower hereby submits to the jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(a) of the Credit Agreement and such subsection 12.9(a) of the Credit Agreement is hereby incorporated herein by this reference.

14.                               The parties hereto agree to waive their respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 10.19 of the Credit Agreement and such subsection 12.9(c) of the Credit Agreement is hereby incorporated herein by this reference.

15.                               This Agreement supersedes and replaces in its entirety the Canadian Overdraft Agreement dated as of May 19, 2011 between O-I Canada Corp. and The Bank of Nova Scotia, as amended to date and any moneys outstanding on the Canadian Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.

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WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

O-I CANADA CORP.

By:

Name:

Title:

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

THE BANK OF NOVA SCOTIA

By:

Name:

Title:

DUTCH OVERDRAFT AGREEMENT

This DUTCH OVERDRAFT AGREEMENT is dated as of April 22, 2015 and entered into by and between OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statuaire zetel) in Schiedam, the Netherlands, registered with the Dutch trade register under number 24291478 (“Offshore Borrower”) and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Bank”).

RECITALS

WHEREAS, Offshore Borrower and Bank are parties to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Offshore Borrower, Owens-Brockway Glass Container Inc., a Delaware corporation, ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI Europe Sarl, a Swiss société à responsabilité limitée (limited liability corporation), O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG, New York Branch, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(e) of the Credit Agreement, Offshore Borrower and Bank are permitted to establish and maintain an overdraft facility to facilitate Offshore Borrower’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.                                      Upon presentment to Bank for payment of an item drawn by the Offshore Borrower on Offshore Borrower’s account 31489 00010 00226972046 47 “O-I EUR GROUP BV LOAN ACCOUNT” (the “Dutch Overdraft Account”) with Bank in an amount that, when charged against the Dutch Overdraft Account, creates an overdraft in the Dutch Overdraft Account and delivery to Bank of a notice sent to Bank by electronic mail substantially in the form of Exhibit A hereto, Bank shall pay such item (subject to Sections 2 and 7 hereof); provided that (A) after giving effect to such overdraft (i) the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the lesser of (x) the Offshore Currency Equivalent in Euros of USD 60,000,000 (sixty million United States Dollars) or (y) the Offshore Borrower’s Available Multicurrency Revolving Sublimit, and (ii) in no event shall the Offshore Borrower request an extension of credit hereunder nor shall Bank be obligated to extend credit hereunder if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments would equal less than zero, and (B) as a condition precedent to the making of each overdraft, each of the conditions precedent in subsection 5.2 of the Credit Agreement shall be satisfied on the date of creation of such overdraft, as if each reference in said subsection 5.2 to “the date the Loan is funded” or “that time the Loan is funded” were to the date or time of such overdraft, and as if each reference in said Section to “Loan” or “Loans” were to such overdraft (the presentment for payment of each item shall be deemed to be a representation and warranty by the Offshore Borrower as to all matters set forth in subsection 5.2(b)(i) and also a representation and warranty that all other conditions precedent in said subsection 5.2 and all other requirements of this proviso are fulfilled). For the purpose of this agreement, “Spot Rate” shall mean the Spot Rate as defined in the Credit Agreement, provided that for the purposes of such definition (i) Bank shall substitute the Administrative Agent for the purpose of any such quotation, (ii) the trading office referred to in the Credit Agreement shall be the Bank’s trading office in Paris, and (iii) the time for computation shall be 11 a.m., Paris time.

Presentment hereunder may be made by telephonic instructions by duly empowered officers or agents of Offshore Borrower. Offshore Borrower acknowledges that it is aware that such process may lead to technical failure in the proper communication of its instructions and it hereby irrevocably and unconditionally waives any claim, demand or complaint in law or equity that it may have against Bank or any of its agents or representatives (except for the gross negligence or willful misconduct of Bank) arising from or in relation to any misunderstanding, misinterpretation or mishandling of instructions or presentment thus given or made and the consequences thereof.

Bank shall send to Offshore Borrower promptly upon receiving and giving effect to any such instruction a confirmation notice in the form of a fax message to the number given by Offshore Borrower. Such notice shall state the time (expressed in hours and minutes, Paris time) when the instructions were given to Bank, the name of Offshore Borrower’s officer or agent from whom the telephonic instructions were received by Bank, the amount of the item and the bank account to which Bank has been instructed to credit the proceeds of such item. Such notice shall (absent manifest error) constitute prima facie evidence of the instruction and the performance thereof by Bank, and unless the Offshore Borrower delivers to Bank a protest in writing received by Bank two business days in Paris after the date of Bank’s notice to Offshore Borrower, such notice from Bank shall be deemed to be the final and conclusive evidence of the instructions received by Bank hereunder and shall bind Offshore Borrower.

2.                                      Bank may elect not to pay any item that would create an overdraft, with or without notice to Offshore Borrower, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(e) of the Credit Agreement, to require each Lender having Multicurrency Revolving Credit Exposure to make a Multicurrency Revolving Loan to the Offshore Borrower, or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.                                      Offshore Borrower shall pay to Bank on demand an amount equal to the aggregate of the Dutch Overdraft Amount then outstanding in respect of such overdraft. In addition, Offshore Borrower shall pay to the Bank on demand (or, if not demanded, on the last Business Day of each month) interest on the Dutch Overdraft Amount applicable to the Dutch Overdraft Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) equal to EONIA (as defined below) plus the then Applicable Eurocurrency Margin extended hereto mutatis mutandis; provided that if any portion of the Dutch Overdraft Amount or interest thereon is not paid when due, the Dutch Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to EONIA plus 2.00% per annum; and provided, further that, unless written demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day. Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans as provided in subsection 2.1(e) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Dutch Overdraft Amount as set forth above. Offshore Borrower hereby waives any right it may have under Section 2.1(e) of the Credit Agreement to receive notice of such request to the Multicurrency Revolving Lenders. “EONIA” shall mean, for any particular day, the European Overnight Index Average, the overnight inter-bank rate for deposits in Euros and published on page 247 of Telerate (or on such other page as may be substituted) on the following Business Day when Banks are open in Paris.

In the case of unavailability of published rates, EONIA shall be determined by the Bank on the basis of the overnight rates offered to the Bank by three leading banks active on the euro inter-bank market.

The Bank shall calculate promptly the mathematical mean (rounded up to the nearest sixteenth per cent (1/16%), if necessary) of the rates notified by each such banks and the resulting calculation shall be the EONIA applicable to the relevant payment.

4.                                      Offshore Borrower shall make each payment hereunder to Bank in Euro and in same day funds on the Dutch Overdraft Account without set-off, counterclaim or deduction of any kind.

5.                                      Irrespective of the notices provided for in Section 1 of this Agreement, promptly after the last day of each month, Bank will prepare and send to Offshore Borrower and Administrative Agent copies of the statement of the Dutch Overdraft Account showing the charges made thereto and the Dutch Overdraft Amount relating thereto,  and interest accrued thereon as of the last day of such month. Such statement, and any photocopies of items and other records held by Bank relating to the Dutch Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Offshore Borrower hereunder. The Offshore Borrower shall pay to the Bank the interests amount therein stated within five Business Days in Paris from the dispatch thereof by the Bank to the Offshore Borrower.

6.                                      Without prejudice to Bank’s other rights, the Offshore Borrower hereby authorizes Bank to charge against any balance in the Dutch Overdraft Account and/or in any of Offshore Borrower’s other accounts with Bank and/or against any other debt owing by Bank to Offshore Borrower any amount owing by Offshore Borrower to Bank hereunder; provided that Bank shall give Offshore Borrower notice of any such charge as soon as reasonably practicable thereafter.

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Dutch Overdraft Account if such payment would be an extension of credit to Offshore Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation in the Credit Agreement.

8.                                      Each of Sections 3.6, 4.7, 12.1, 12.10 and 12.8(d) of the Credit Agreement, together with any definitions of terms used therein, in each case as in effect on the date of this Agreement and without regard to any amendment, modification or termination of the Credit Agreement, is hereby incorporated herein mutatis mutandis as if each reference therein to “Borrower” were to the Offshore Borrower, as if each reference therein to “this Agreement” were to this Agreement, as if each reference therein to “Lender” were to Bank, as if each reference therein to “Loan” were to the overdraft(s) hereunder.

9.                                      This Agreement shall automatically terminate upon the termination of the Multicurrency Revolving Commitments. In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Offshore Borrower may, upon at least thirty (30) days written notice to the other party, terminate this Agreement. Notwithstanding the foregoing, no termination of this Agreement, whether pursuant to either of the two preceding sentences or otherwise, shall affect Offshore Borrower’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts or its rights under the Credit Agreement in relation thereto. This Agreement is not for the benefit of any party other than Offshore Borrower and Bank.

10.                               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND 5-1402

OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WHICH IS EXPRESSLY MADE APPLICABLE HERETO).

11.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement shall be effective as delivery of a manual executed counterpart of this Agreement.

12.                               Offshore Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in Section 12.9 of the Credit Agreement and such Section 12.9 of the Credit Agreement, together with any definitions of terms used therein, in each case as in effect on the date of this Agreement and without regard to any amendment, modification or termination of the Credit Agreement, is hereby incorporated herein mutatis mutandis as if each reference therein to “Borrower” were to the Offshore Borrower, and as if each reference therein to “this Agreement” were to this Agreement.

13.                               Each of the parties hereto irrevocably waives its respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(c) of the Credit Agreement and such subsection 12.9(c) of the Credit Agreement, together with any definitions of terms used therein, in each case as in effect on the date of this Agreement and without regard to any amendment, modification or termination of the Credit Agreement, is hereby incorporated herein mutatis mutandis as if each reference therein to “Borrower” were to the Offshore Borrower, and as if each reference therein to “this Agreement” were to this Agreement.

14.                               Offshore Borrower agrees to promptly pay to Bank (i) Bank’s actual and reasonable costs and expenses of preparation of this Agreement and all costs of furnishing all opinions of counsel and of Offshore Borrower’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, and (ii) the reasonable fees, expenses an disbursements of counsel to Bank in connection with the negotiation, preparation, execution and administration of this Agreement and the overdrafts hereunder, and any amendments and waivers hereto.

15.                               All notices and other communications between the parties under or in connection with this Agreement shall be given in accordance with subsection 12.3 of the Credit Agreement as in effect on the date hereof.

16.                               This Agreement supersedes and replaces in its entirety the Dutch Overdraft Agreement dated as of May 19, 2011 between OI European Group B.V. and Crédit Agricole Corporate and Investment Bank, as amended to date and any moneys outstanding on the Dutch Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.

[Remainder of page intentionally left blank]

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

OI EUROPEAN GROUP B.V.

By:

Name:

Title:

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:

Name:

Title:

By:

Name:

Title:

Exhibit A

FORM OF OVERDRAFT NOTICE

Ref: Dutch Overdraft Agreement dated as of April 22, 2015 (as amended from time to time, the “Agreement”)

Please find below our instructions:

Drawing Date:  [Date]

Amount:  [EUR xxx]

Offshore Borrower’s officer:  [O-I EUROPEAN GROUP BV]

Account credited:  [11224212 (CITIBANK LONDON)] [xxxxxxxxxxxx]

The Offshore Borrower represents and warrants that (1) each of the conditions precedent in Section 5.2 of the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated April 22, 2015 (as amended from time to time) (“Credit Agreement”), on the terms described in Section 1 of the above referenced Agreement signed between you and us, is satisfied, and (2) after giving effect to the overdraft requested by this message, the limitations on utilization of the Multicurrency Revolving Commitments in Section 2.1(e)(i) of that Credit Agreement also are satisfied.

OI EUROPEAN GROUP B.V.

By:
Title:

SWISS OVERDRAFT AGREEMENT

This SWISS OVERDRAFT AGREEMENT is dated as of April 22, 2015 and entered into by and between OI EUROPE SARL., a Swiss Société à responsabilité limitée (limited liability corporation) (“Offshore Borrower”) and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Bank”).

RECITALS

WHEREAS, Offshore Borrower and Bank are parties to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Offshore Borrower, Owens-Brockway Glass Container Inc., a Delaware corporation, , ACI Operations Pty Limited, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI European Group B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, O-I Canada Corp., a Nova Scotia company (each of the foregoing a “Borrower”), Owens-Illinois Group, Inc., a Delaware corporation, Owens-Illinois General Inc., a Delaware corporation, the Lenders and the agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent (“Administrative Agent”) for the Lenders and Deutsche Bank AG, New York Branch, as Collateral Agent for the Lenders.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement; and

WHEREAS, pursuant to and subject to the limitations set forth in subsection 2.1(e) of the Credit Agreement, Offshore Borrower and Bank are permitted to establish and maintain an overdraft facility to facilitate Offshore Borrower’s cash management practices.

NOW, THEREFORE, in consideration of the premises and the terms and conditions stated herein, the parties hereby agree as follows:

1.                                      Upon presentment to Bank for payment of an item drawn by the Offshore Borrower on Offshore Borrower’s bank account with number 00226971949 (the “Swiss Overdraft Account”) with Bank in an amount that, when charged against the Swiss Overdraft Account, creates an overdraft in the Swiss Overdraft Account and delivery to Bank of a notice sent to Bank by electronic mail substantially in the form of Exhibit A hereto, Bank shall pay such item (subject to Sections 2 and 7 hereof); provided that (A) after giving effect to such overdraft (i) the aggregate of the Dutch Overdraft Amount and the Swiss Overdraft Amount shall not exceed at any time the lesser of (x) the Offshore Currency Equivalent in Euros of USD 60,000,000 (sixty million United States Dollars) or (y) the Offshore Borrower’s Available Multicurrency Revolving Sublimit, and (ii) in no event shall the Offshore Borrower request an extension of credit hereunder nor shall Bank be obligated to extend credit hereunder if, after giving effect to such extension of credit the Total Available Multicurrency Revolving Commitments would equal less than zero, and (B) as a condition precedent to the making of each overdraft, each of the conditions precedent in subsection 5.2 of the Credit Agreement shall be satisfied on the date of creation of such overdraft, as if each reference in said subsection 5.2 to “the date the Loan is funded” or “that time the Loan is funded” were to the date or time of such overdraft, and as if each reference in said Section to “Loan” or “Loans” were to such overdraft (the presentment for payment of each item shall be deemed to be a representation and warranty by the Offshore Borrower as to all matters set forth in subsection 5.2(b)(i) and also a representation and warranty that all other conditions precedent in said subsection 5.2 and all other requirements of this proviso are fulfilled). For the purpose of this agreement, “Spot Rate” shall mean the

Spot Rate as defined in the Credit Agreement, provided that for the purposes of such definition (i) Bank shall substitute the Administrative Agent for the purpose of any such quotation, (ii) the trading office referred to in the Credit Agreement shall be the Bank’s trading office in Paris, and (iii) the time for computation shall be 11 a.m., Paris time.

Presentment hereunder may be made by telephonic instructions by duly empowered officers or agents of Offshore Borrower. Offshore Borrower acknowledges that it is aware that such process may lead to technical failure in the proper communication of its instructions and it hereby irrevocably and unconditionally waives any claim, demand or complaint in law or equity that it may have against Bank or any of its agents or representatives (except for the gross negligence or willful misconduct of Bank) arising from or in relation to any misunderstanding, misinterpretation or mishandling of instructions or presentment thus given or made and the consequences thereof.

Bank shall send to Offshore Borrower promptly upon receiving and giving effect to any such instruction a confirmation notice in the form of a fax message to the number given by Offshore Borrower. Such notice shall state the time (expressed in hours and minutes, Paris time) when the instructions were given to Bank, the name of Offshore Borrower’s officer or agent from whom the telephonic instructions were received by Bank, the amount of the item and the bank account to which Bank has been instructed to credit the proceeds of such item. Such notice shall (absent manifest error) constitute prima facie evidence of the instruction and the performance thereof by Bank, and unless the Offshore Borrower delivers to Bank a protest in writing received by Bank two business days in Paris after the date of Bank’s notice to Offshore Borrower, such notice from Bank shall be deemed to be the final and conclusive evidence of the instructions received by Bank hereunder and shall bind Offshore Borrower.

2.                                      Bank may elect not to pay any item that would create an overdraft, with or without notice to Offshore Borrower, if Bank, in its sole discretion, believes in good faith that it will not be able, pursuant to subsection 2.1(e) of the Credit Agreement, to require each Lender having Multicurrency Revolving Credit Exposure to make a Multicurrency Revolving Loan to the Offshore Borrower or to purchase a participation, in each case for the purpose of refunding Bank in the amount of such overdraft.

3.                                      Offshore Borrower shall pay to Bank on demand an amount equal to the aggregate of the Swiss Overdraft Amount then outstanding in respect of such overdraft. In addition, Offshore Borrower shall pay to the Bank on demand (or, if not demanded, on the last Business Date of each month) interest on the Swiss Overdraft Amount applicable to the Swiss Overdraft Account from time to time outstanding at a fluctuating rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) equal to EONIA (as defined below) plus the then Applicable Eurocurrency Margin extended hereto mutatis mutandis; provided that if any portion of the Swiss Overdraft Amount or interest thereon is not paid when due, the Swiss Overdraft Amount and, to the extent permitted by applicable law, any interest thereon not paid when due shall thereafter bear interest payable on demand at a rate per annum equal to EONIA plus 2.00% per annum; and provided, further that, unless written demand is otherwise made, the interest payable on the last Business Day of any month shall be that which is accrued and unpaid through such Business Day. Bank may, at its option, request Multicurrency Revolving Lenders to make Multicurrency Revolving Loans as provided in subsection 2.1(e) of the Credit Agreement and apply the proceeds of such Multicurrency Revolving Loans to effect payment of the Swiss Overdraft Amount as set forth above. Offshore Borrower hereby waives any right it may have under Section 2.1(e) of the Credit Agreement to receive notice of such request to the Multicurrency Revolving Lenders. “EONIA” shall mean, for any particular day, the European Overnight Index Average, the overnight inter-bank rate for deposits in Euros and published on page 247 of Telerate (or on such other page as may be substituted) on the following Business Day when Banks are open in Paris.

In the case of unavailability of published rates, EONIA shall be determined by the Bank on the basis of the overnight rates offered to the Bank by three leading banks active on the euro inter-bank market.

The Bank shall calculate promptly the mathematical mean (rounded up to the nearest sixteenth per cent (1/16%), if necessary) of the rates notified by each such banks and the resulting calculation shall be the EONIA applicable to the relevant payment.

4.                                      Offshore Borrower shall make each payment hereunder to Bank in Euro and in same day funds on the Swiss Overdraft Account without set-off, counterclaim or deduction of any kind.

5.                                      Irrespective of the notices provided for in Section 1 of this Agreement, promptly after the last day of each month, Bank will prepare and send to Offshore Borrower and Administrative Agent copies of the statement of the Swiss Overdraft Account showing the charges made thereto and the Swiss Overdraft Amount relating thereto, and interest accrued thereon as of the last day of such month. Such statement, and any photocopies of items and other records held by Bank relating to the Swiss Overdraft Account, shall (absent manifest or demonstrable error) constitute evidence of the Indebtedness owed by Offshore Borrower hereunder. The Offshore Borrower shall pay to the Bank the interests amount therein stated within five Business Days in Paris from the dispatch thereof by the Bank to the Offshore Borrower.

6.                                      Without prejudice to Bank’s other rights, the Offshore Borrower hereby authorizes Bank to charge against any balance in the Swiss Overdraft Account and/or in any of Offshore Borrower’s other accounts with Bank and/or against any other debt owing by Bank to Offshore Borrower any amount owing by Offshore Borrower to Bank hereunder; provided that Bank shall give Offshore Borrower notice of any such charge as soon as reasonably practicable thereafter.

7.                                      Notwithstanding anything to the contrary contained herein, Bank shall not be obligated to pay any item which would create an overdraft in the Swiss Overdraft Account if such payment would be an extension of credit to Offshore Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation or in the Credit Agreement.

8.                                      Each of Sections 3.6, 4.7, 12.1, 12.10 and 12.8(d) of the Credit Agreement, together with any definitions of terms used therein, in each case as in effect on the date of this Agreement and without regard to any amendment, modification or termination of the Credit Agreement, is hereby incorporated herein mutatis mutandis as if each reference therein to “Borrower” were to the Offshore Borrower, as if each reference therein to “this Agreement” were to this Agreement, as if each reference therein to “Lender” were to Bank, as if each reference therein to “Loan” were to the overdraft(s) hereunder.

9.                                      This Agreement shall automatically terminate upon the termination of the Multicurrency Revolving Commitments. In addition, at any time prior to the termination of the Multicurrency Revolving Commitments, Bank or Offshore Borrower may, upon at least thirty (30) days written notice to the other party, terminate this Agreement. Notwithstanding the foregoing, no termination of this Agreement, whether pursuant to either of the two preceding sentences or otherwise, shall affect Offshore Borrower’s obligations with respect to overdrafts created on or prior to such termination or Bank’s rights with respect to such overdrafts or its rights under the Credit Agreement in relation thereto. This Agreement is not for the benefit of any party other than Offshore Borrower and Bank.

10.                               THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 AND 5-1402

OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, WHICH IS EXPRESSLY MADE APPLICABLE HERETO).

11.                               This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement shall be effective as delivery of a manual executed counterpart of this Agreement.

12.                               Offshore Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the State of New York with respect to any action or proceeding in connection with this Agreement to the full extent provided in Section 12.9 of the Credit Agreement and such Section 12.9 of the Credit Agreement, together with any definitions of terms used therein, in each case as in effect on the date of this Agreement and without regard to any amendment, modification or termination of the Credit Agreement, is hereby incorporated herein mutatis mutandis as if each reference therein to “Borrower” were to the Offshore Borrower, and as if each reference therein to “this Agreement” were to this Agreement.

13.                               Each of the parties hereto irrevocably waives its respective rights to a jury trial with respect to any action or proceeding in connection with this Agreement to the full extent provided in subsection 12.9(c) of the Credit Agreement and such subsection 12.9(c) of the Credit Agreement, together with any definitions of terms used therein, in each case as in effect on the date of this Agreement and without regard to any amendment, modification or termination of the Credit Agreement, is hereby incorporated herein mutatis mutandis as if each reference therein to “Borrower” were to the Offshore Borrower, and as if each reference therein to “this Agreement” were to this Agreement.

14.                               Offshore Borrower agrees to promptly pay to Bank (i) Bank’s actual and reasonable costs and expenses of preparation of this Agreement and all costs of furnishing all opinions of counsel and of Offshore Borrower’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, and (ii) the reasonable fees, expenses an disbursements of counsel to Bank in connection with the negotiation, preparation, execution and administration of this Agreement and the overdrafts hereunder, and any amendments and waivers hereto.

15.                               All notices and other communications between the parties under or in connection with this Agreement shall be given in accordance with subsection 12.3 of the Credit Agreement as in effect on the date hereof.

16.                               This Agreement supersedes and replaces in its entirety the Swiss Overdraft Agreement dated as of May 19, 2011 between OI Europe SARL and Crédit Agricole Corporate and Investment Bank, as amended to date and any moneys outstanding on the Swiss Overdraft Account at the commencement of this Agreement are deemed to be drawn under, and subject to the terms and conditions of, this Agreement.

[Remainder of page intentionally left blank]

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

OI EUROPE SARL

By:

Name:

Title:

WITNESS the due execution hereof by the respective duly authorized officers, directors or attorneys of the undersigned as of the date first written above.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:

Name:

Title:

By:

Name:

Title:

Exhibit A

FORM OF OVERDRAFT NOTICE

Ref: Swiss Overdraft Agreement dated as of April 22, 2015 (as amended from time to time, the “Agreement”)

Please find below our instructions:

Drawing Date:  [Date]

Amount:  [EUR xxx]

Offshore Borrower’s officer:  [O-I EUROPE SARL]

Account credited:  [11224212 (CITIBANK LONDON)] [ xxxxxxxxxxxx ]

The Offshore Borrower represents and warrants that (1) each of the conditions precedent in Section 5.2 of the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated April 22, 2015 (as amended from time to time) (“Credit Agreement”), on the terms described in Section 1 of the above referenced Agreement signed between you and us, is satisfied, and (2) after giving effect to the overdraft requested by this message, the limitations on utilization of the Multicurrency Revolving Commitments in Section 2.1(e)(i) of that Credit Agreement also are satisfied.

OI EUROPE SARL

By:
Title:

Exhibit 2.2(a)(1)

FORM OF

TERM                    NOTE

New York, New York

,

FOR VALUE RECEIVED, the undersigned, [OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation (“Owens-Brockway”)] [OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478 (“OIEG”)], hereby unconditionally promises to pay to                              (the “Lender”) at the Payment Office (as defined in the Credit Agreement referenced below) in [Dollars] [Euros] and in immediately available funds on the                      Maturity Date (as defined in the Credit Agreement referred to below) the principal sum of                        (                  ) or, if less, the then unpaid principal amount of all                  Loans (as defined in the Credit Agreement) made by the Lender to [Owens-Brockway] [OIEG] pursuant to Section 2.1 of the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement. [Owens-Brockway] [OIEG]  Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, Owens-Brockway, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OIEG, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the                  Maturity Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

[OWENS-BROCKWAY GLASS CONTAINER INC.]

[OI EUROPEAN GROUP B.V.]

By:
Name:
Title:

Exhibit 2.2(a)(2)

FORM OF

             REVOLVING NOTE

New York, New York

,

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower”), hereby unconditionally promises to pay to                                          (the “Lender”) at the [applicable] Payment Office (as defined in the Credit Agreement referred to below) [in Dollars ] [in the Applicable Currencies] and in immediately available funds, the principal amount of                                (                  ), or, if less, the aggregate unpaid principal amount of all [Dollar] [Multicurrency] Revolving Loans (as defined in the Credit Agreement referred to below) made by the Lender to [such] Borrower pursuant to Section 2.1(b) of the Credit Agreement referred to below. The principal amount of each [Dollar] [Multicurrency] Revolving Loan evidenced hereby shall be payable as set forth in the Credit Agreement, with any then outstanding principal amount of the [Dollar] [Multicurrency] Revolving Loans made by the Lender being payable on the Revolver Termination Date (as defined in the Credit Agreement, as amended). [Each] Borrower further agrees to pay interest in like money at such office on the unpaid principal amount [made to such Borrower]from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, Owens-Brockway, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OIEG, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders, and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to optional and mandatory prepayment prior to the Revolver Termination Date, in whole or in part. Terms defined in the Credit Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN

ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

[OWENS-BROCKWAY GLASS CONTAINER INC.]

By:

Name:

Title:

[ACI OPERATIONS PTY. LTD.]

By:

Name:

Title:

[O-I CANADA CORP.]

By:

Name:

Title:

[OI EUROPEAN GROUP B.V.]

By:

Name:

Title:

[OI EUROPE SARL]

By:

Name:

Title:

Exhibit 2.5

FORM OF

NOTICE OF BORROWING(1)

Date:

DEUTSCHE BANK AG, NEW YORK BRANCH

as Administrative Agent

[ ]

[ ], [ ] [ ]

Attention:

Ladies and Gentlemen:

(1)                                 Whenever any Borrower desires to make a Borrowing of any Loan hereunder, it shall give Administrative Agent at its Notice Address (i) in the case of Dollar denominated Loans, at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), given not later than 12:00 p.m. (New York City time), of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder and (ii) in the case of Alternate Currency Loans, at least three Business Days’ (or four Business Days in the case of Alternate Currency Loans denominated in ADollars) prior written notice (or telephonic notice promptly confirmed in writing) given not later than 12:00 p.m. (London time) (or 12:00 p.m. Sydney time in the case of Alternate Currency Loans denominated in ADollars); provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the Closing Date may, at the discretion of Administrative Agent, be delivered later than the time specified above, but no later than 3:00 p.m. (New York City time) on the Business Day prior to the Closing Date.

Reference is made to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.5 of the Credit Agreement of their request for the Lenders to make a Loan as follows.

1.                                      Amount to be borrowed (denominated in U.S. Dollars or the Alternative Currency desired)(2) and Facility of Borrowing                             .

2.                                      The Business Day of the Borrowing is                                      (the “Borrowing Date”).

3.                                      Specify type of Loan or combination thereof:

[4.                                  If Borrowing is to include Eurocurrency Loans indicate:

Initial Interest Period                                              ]

[5.                            Specify whether Borrowing is a Dollar Revolving Loan or Multicurrency Revolving Loan.]

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true on the date hereof, and will be true on the Borrowing Date:

[(A) the Specified Representations will be true and correct in all material respects, at and as of such time, as though made on and as of such time; and](3)

[(A) the representation and warranties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects, at and as of such time, as though made on and as of such time, except to the extent such representations and warranties are expressly made as of a

(2)                                 Each Borrowing shall be in an amount equal to (i) with respect to Base Rate Loans made in Dollars, at least $5,000,000 and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (ii) with respect to Eurocurrency Loans, (a) at least $5,000,000 in the case of a Borrowing in Dollars and, if greater, shall be in integral multiples of $1,000,000 above such minimum, (b) in the case of a Borrowing in Euros, at least €5,000,000 and, if greater, shall be in integral multiples of €1,000,000 above such minimum and (c) in the case of a Borrowing in ADollars, at least AUD$5,000,000 and, if greater, shall be in integral multiples of AUD$1,000,000 above such minimum.

(3)                                 Use for the borrowing to be made on the Delayed Draw Funding Date.

specified date, in which event such representations and warranties shall be true and correct in all material respects as of such specified date; and](4)

(B) [no Unmatured Event of Default or Event of Default has occurred and is continuing, or would occur after giving effect to the consummation of the borrowing contemplated by this Notice of Borrowing.](5)

Very truly yours,

[ ](6)

By:

Name:

Title:

(4)  In the case of a borrowing under an Additional Facility, reps to be limited to those contained in the Additional Facility amendment pursuant to Section 2.9(b).

(5)                                 Use for borrowings requested after the Closing Date (other than borrowings of Delayed Draw Term Loans).

(6)                                 Specify Borrower making the request.

Exhibit 2.6

FORM OF

NOTICE OF CONVERSION OR CONTINUATION

Deutsche Bank AG, New York Branch	Date:

as Administrative Agent

[ ]

[ ], [ ] [ ]

Attention:

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. The undersigned hereby gives notice pursuant to Section 2.6 of the Credit Agreement that they (a) elect to convert Base Rate Loans or any portion thereof into Eurocurrency Loans; (b) elect to convert Eurocurrency Loans denominated in Dollars or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans under the Credit Agreement; or (c) elect to continue Loans denominated in an Alternative Currency or any portion thereof under the Credit Agreement, and in that connection sets forth below the terms on which such conversion or continuation is requested to be made:(1)

1.	Date of Conversion or Continuation (which date is a Business Day and, if a conversion from or continuation of Eurocurrency Loans,

(1)                                 This written notice must be given to Administrative Agent at least three Business Days’ prior to the conversion/continuation to the Notice Address given not later than 12:00 p.m. (New York City time) (12:00 p.m. London time in the case of a continuation of an Alternative Currency Loan) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day).

which date is the last day of the Interest Period therefor):

2.	Aggregate Amount (denominated in Dollars or the applicable Alternative Currency) of Eurocurrency Loans or Base Rate Loans to be converted or continued(2):

3.	Type and Facility of the proposed Conversion or Continuation:

4.	Interest Period (in the case of a conversion to or a continuation of Eurocurrency Loans)(3):

5.	Such conversion or continuation is made with respect to [Dollar Revolving Loans] [Multicurrency Revolving Loans] [Term A Loans] [Term Euro Loans]:

(2)                                 When (i) converting any Base Rate Loans into Eurocurrency Loans or continuing any Eurocurrency Loans or any part thereof in an aggregate amount not less than $5,000,000, in the case of a Borrowing in Dollars, or that is in an integral multiple of $1,000,000 in excess thereof, not less than €5,000,000 in the case of a Borrowing in Euros, or that is an integral multiple of €1,000,000 in excess thereof and not less than AUD$5,000,000 in the case of a Borrowing in ADollars, or that is an integral multiple of AUD$1,000,000 in excess thereof; or (ii) converting any Eurocurrency Loans into Base Rate Loans or any part thereof in an aggregate amount not less than $1,000,000 or that is in an integral multiple of $1,000,000 in excess thereof.

(3)                                 Which shall be subject to the definition of “Interest Period” set forth in the Credit Agreement and shall end on or before the Revolver Termination Date for any Revolving Loans, the Term Loan A Maturity Date, for any Term A Loans and the Term Euro Loan Maturity Date for any Term Euro Loans, respectively.

Very truly yours,

[ ](4)

By:

Name:

Title:

(4)                                 Specify Borrower making the request.

Exhibit 2.10(c)

FORM OF

NOTICE OF ISSUANCE

Deutsche Bank AG, New York Branch,	Date:

as Administrative Agent

[Issuing Lender]

Ladies and Gentlemen:

The undersigned, [BORROWER] refers to the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.(1)

(1)                                 At least five Business Days’ (or such shorter period as may be acceptable to the Issuing Lender) prior written notice is required and such notice must be given prior to 1:00 P.M. (New York City time).

The undersigned hereby requests that the Issuing Lender issue a Letter of Credit for the account of                         (2) on                            ,          (the “Date of Issuance”) in the aggregate Stated Amount of                          in the following currency:                (3).

The Letter of Credit is to be a [Multicurrency Standby][Commercial] Letter of Credit.

The beneficiary of the requested Letter of Credit will be                               (4), and such Letter of Credit will include the following terms and conditions                                (5) and will have a stated expiration date of                                             .(6)

The undersigned hereby certifies on behalf of Borrowers and not in his individual capacity that the following statements are true and correct on the date hereof, and will be true and correct on the date of issuance:

(A) The representations and warranties contained in the Credit Agreement or the other Loan Documents are and will be true and correct in all material respects, at and as of such time, as though made on the Date of Issuance, except to the extent such representations and warranties are expressly made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date; and

(B) no Unmatured Event of Default or Event of Default has occurred and is continuing, or would result after giving effect to such Credit Event.

A statement of the purpose of the requested Letter of Credit and copies of all documentation that the Issuing Lender has reasonably requested with respect to the supported transaction are attached hereto.

(2)                                 Insert name of applicable Borrower.

(3)                                 Insert Stated Amount of Letter of Credit in Dollars or the applicable Alternative Currency.

(4)                                 Insert name and address of beneficiary.

(5)                                 Insert description of the terms and conditions of the Letter of Credit.

(6)                                 Expiration date must be one year or less from date of issuance for any Letter of Credit; provided, that, any Letter of Credit may be automatically extendable for periods of up to one year so long as such Letter of Credit provides that the respective Issuing Lender retains an option, satisfactory to such Issuing Lender, to terminate such Letter of Credit within a specified period of time prior to each scheduled extension date.

Very truly yours,

[BORROWER]

By:

Name:

Title:

Exhibit 4.7(d)-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished Administrative Agent and Owens-Brockway with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Owens-Brockway and Administrative Agent in writing and deliver promptly to Owens-Brockway and Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Owens-Brockway or Administrative Agent) or promptly notify Owens-Brockway and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished Owens-Brockway and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by Owens-Brockway or Administrative Agent.

[NAME OF NON-U.S. LENDER]

By:

Name:

Title:

Date:	,20[ ]

Exhibit 4.7(d)-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,20[ ]

Exhibit 4.7(d)-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned or any direct or indirect partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,20[ ]

Exhibit 4.7(d)-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 4.7(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a “controlled foreign corporation” related to U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned or its partners/members that are claiming the portfolio interest exemption.

The undersigned has furnished Administrative Agent and Owens-Brockway with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Owens-Brockway and Administrative Agent in writing and deliver promptly to U.S. Borrower and Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Owens-Brockway or Administrative Agent) or promptly notify Owens-Brockway and Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished Owens-Brockway and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by Owens-Brockway or Administrative Agent.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:	, 20[ ]

Exhibit 5.1(a)(ii)

FORM OF DOMESTIC BORROWERS’ GUARANTY

(see attached)

AMENDED AND RESTATED DOMESTIC BORROWERS’ GUARANTY

This AMENDED AND RESTATED DOMESTIC BORROWERS’ GUARANTY (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”) is entered into as of April 22, 2015, by OWENS-BROCKWAY GLASS CONTAINER INC. (“Guarantor”) in favor of and for the benefit of DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Collateral Agent for and representative of (in such capacity herein called the “Collateral Agent”) the lenders (“Lenders”) from time to time party to the Credit Agreement (as hereinafter defined), as well as the holders of certain Other Permitted Credit Exposure that are Lenders or Affiliates of Lenders (as hereinafter defined) referred to below (collectively, the “Guarantied Parties”).  Initially capitalized terms used herein without definition are defined in the Credit Agreement.

R E C I T A L S

WHEREAS, in connection with that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the predecessor Credit Agreement by an agent to the lenders thereunder) among the Borrowers named therein, Owens-Illinois Group, Inc. (the “Company”), Owens-Illinois General, Inc. (the “Borrowers’ Agent”), the Lenders, Collateral Agent and Deutsche Bank AG, New York Branch as Administrative Agent, Guarantor and Collateral Agent desire to enter into this Guaranty;

WHEREAS, Pursuant to that certain Credit Agreement and Syndicated Facility Agreement dated as of May 19, 2011 (the “Existing Credit Agreement”) among the Lender Agent, Deutsche Bank Trust Company Americas as collateral agent, the Lenders party thereto from time to time, and the Company, the Borrowers named therein and the Borrowers’ Agent, the parties hereto entered into that certain Subsidiary Guaranty dated as of May 19, 2011 (the “Existing Guaranty”) making the guaranties set forth therein in favor of Deutsche Bank Trust Company Americas (“DBTCA”), as Collateral Agent (as defined in the Existing Credit Agreement, in such capacity, the “Existing Collateral Agent”) for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain Assignment Agreement dated as of April 22, 2015 and the Credit Agreement, DBTCA resigned as Collateral Agent (as defined in the Existing Credit Agreement), the Lenders appointed DB as Collateral Agent (as defined in the Existing Credit Agreement) and the Existing Collateral Agent assigned and the Collateral Agent assumed the interest in and to all of the rights, duties and obligations of the “Collateral Agent” under the Loan Documents, including without limitation, the Existing Guaranty;

WHEREAS, it is contemplated that the Company and certain Restricted Subsidiaries of Company may from time to time incur obligations to Lenders or their Affiliates through loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures and other extensions of credit in the form of Other Permitted Credit Exposure to Guarantor and the Company and such Restricted Subsidiaries;

WHEREAS, it is contemplated that the Other Permitted Credit Exposure will inure to, in whole or in part, the benefit of Guarantor;

WHEREAS, Lenders have required that this Guaranty be executed and delivered by Guarantor pursuant to Section 5.1 of the Credit Agreement; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Guarantor hereby irrevocably and unconditionally guarantees the due and punctual payment of:

(i)            all Loans made to, and all other Obligations of, the Offshore Borrowers, and

(ii)           all Other Permitted Credit Exposure, in each case, whether at stated maturity, by required payment, declaration, demand or otherwise (including reasonable amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), and agrees to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent or Lenders in enforcing or preserving any rights under this Guaranty, in each case, excluding any Excluded Swap Obligations (clauses (i) and (ii) collectively, the “Guarantied Obligations”); provided, that, the guaranty hereunder and any other provisions of this Guaranty shall be effective as to any obligations in respect of any Other Permitted Credit Exposure, and such obligations shall be Guarantied Obligations hereunder, only if the holders of said obligations (or their representatives) shall have delivered to Collateral Agent an acknowledgment to the Intercreditor Agreement, duly executed by such holder or its representative and by Borrowers’ Agent together with evidence that any guaranty of such Other Permitted Credit Exposure by Holdings, if any, has been released in full.  Certain such acknowledgments have previously been so executed, delivered and acknowledged with respect to the Other Permitted Credit Exposure described on Exhibit I attached to the Intercreditor Agreement which Exhibit shall be supplemented on the date hereof by delivery to the Collateral Agent of a supplement to such Exhibit which shall supersede and replace such Exhibit and thereafter such supplement shall constitute Exhibit I to the Intercreditor Agreement.  Any Lender or Affiliate thereof obtaining the benefit of this Guaranty (including those listed on Exhibit I attached to the Intercreditor Agreement and supplemented on the date hereof) with respect to Other Permitted Credit Exposure shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under the Credit Agreement.

Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Guarantor under this Guaranty, such obligations of Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of Guarantor in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution hereunder).

Guarantor agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from Guarantor, and that Guarantor will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

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Guarantor waives presentation of, demand of, and protest of any Guarantied Obligation and also waives notice of protest for nonpayment.  The obligations of Guarantor under this Guaranty shall not be affected by, and Guarantor hereby waives, all defenses that may now or hereafter arise from:

(a)           the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any right or remedy against any Borrower or any other borrower under the provisions of the Credit Agreement, any other Loan Document or any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

(b)           any extension or renewal of any provision of any Loan Document or any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

(c)           any rescission, waiver, amendment or modification of any of the terms or provisions of the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any instrument or agreement executed pursuant thereto, in each case in accordance with its terms,

(d)           the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent or any other Person for any of the Guarantied Obligations, or

(e)           the failure of any Guarantied Party, Collateral Agent or any other Person to exercise any right or remedy against any other guarantor of any of the Guarantied Obligations.

Guarantor further agrees that this Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by any Guarantied Party, Collateral Agent or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party, Collateral Agent or any other Person in favor of Company or any other Person.

The obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other borrower from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any document relating to any Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any thereof, by any default, or any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantor or which would otherwise operate as a discharge of Guarantor as a matter of law or equity.

Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent or any other Person upon the bankruptcy or reorganization of Company, Guarantor, any other Person or otherwise.

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Guarantor further agrees, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent or any other Person may have at law or in equity against Guarantor by virtue hereof, upon the failure of any obligor of any Guarantied Obligation to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will forthwith pay, or cause to be paid, in cash to Collateral Agent, for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to Company, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, (i) upon and during the effectiveness of the Intercreditor Agreement, to the payment of the Guarantied Obligations as provided in the Intercreditor Agreement and (ii) except as set forth in clause (i), to the payment of the Guarantied Obligations for the ratable benefit of the holders thereof; and

Third, after payment in full of all Guarantied Obligations, to the payment to Guarantor, its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

Guarantor hereby waives any claim, right or remedy, direct or indirect, that it now has or may hereafter have against Company or any Borrower or any of their respective assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Company or any Borrower, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any Guarantied Party now has or may hereafter have against Company or any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any Guarantied Party.  In addition, until the Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable Hedge Bank, Lender or Affiliate of Lender shall have been made) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), Guarantor shall withhold exercise of any right of contribution Guarantor may have against any other guarantor of the Guarantied Obligations (including without limitation any such right of contribution hereunder) as a result of any payment hereunder.  Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification Guarantor may have against Company or any other Loan Party or against any collateral or security, and any such rights of contribution Guarantor may have against any such other guarantor, shall be junior and

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subordinate to any rights Collateral Agent or any Guarantied Party may have against Company, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

No delay or omission by any Guarantied Party or Collateral Agent to exercise any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof.  No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of Requisite Lenders under the Credit Agreement, and all decisions of Requisite Lenders shall be binding on all Guarantied Parties.  No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default.

Anything contained in this Guaranty to the contrary notwithstanding, upon and during the effectiveness of the Intercreditor Agreement, no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through the Collateral Agent in accordance with the terms of the Intercreditor Agreement.

This Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of Collateral Agent and Guarantied Parties and, in the event of any transfer or assignment of rights by Collateral Agent or any Guarantied Party, the rights and privileges herein conferred upon Collateral Agent and Guarantied Parties shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Upon the liquidation of Guarantor, its obligations hereunder shall be assumed by its successors (including, without limitation, its stockholders on the date of such liquidation) except to the extent that any such assumption shall be prohibited by applicable law.

THIS GUARANTY SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)          WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

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(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO GUARANTOR AT THE ADDRESS OF BORROWERS’ AGENT PROVIDED IN THE CREDIT AGREEMENT;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)           AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS PARAGRAPH RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Guarantor hereby agrees to waive its right to a jury trial with respect to any action or proceeding in connection with this Guaranty to the full extent provided in subsection 12.9 of the Credit Agreement and such subsection 12.9 of the Credit Agreement is hereby incorporated herein by reference.

This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to Guarantor upon the execution of a counterpart hereof by Guarantor and receipt by Collateral Agent of written or telephonic notification of such execution and authorization of delivery thereof.  At such time as all Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) have been paid in full and all Commitments have terminated and all Letters of Credit have expired or have been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), this Guaranty shall be of no further force and effect as to any Guarantied Obligations, including (without limitation) any Other Lender Guarantied Obligations guaranteed hereby and this Guaranty of Guarantor shall automatically be discharged and released without any further action by Collateral Agent, any Guarantied Party or any other Person.  At the request of Borrower’s Agent, Collateral Agent shall execute an acknowledgment thereof.

This Guaranty amends, restates, supersedes, and replaces in its entirety the Existing Guaranty.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Guaranty, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Guaranty shall be construed as a release or discharge of any Guarantor under the Existing Guaranty.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by

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Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until a repayment in full and termination of the Guaranteed Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable Hedge Bank, Lender or Affiliate of Lender shall have been made or Letters of Credit which have been cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender).  Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned Guarantor has caused this Guaranty to be duly executed as of the day and year first written above.

OWENS-BROCKWAY GLASS CONTAINER INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

2

Exhibit 5.1(j)(i)(A)

FORM OF SECURITY AGREEMENT

(see attached)

AMENDED AND RESTATED SECURITY AGREEMENT

This AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) is dated as of April 22, 2015, and entered into by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”), each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 22 hereof (each of the Company, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Collateral Agent for the lenders (“Lenders”) party to the Credit Agreement referred to below, the Other Permitted Credit Exposure Holders (as hereinafter defined), and the Permitted Secured Debt Representatives (as hereinafter defined).

R E C I T A L S

1.             The Lenders and Deutsche Bank AG, New York Branch as agent and representative thereof (in such capacity, “Lender Agent”) have entered into a certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 with the Borrowers named therein, Company and Borrowers’ Agent (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the predecessor Credit Agreement by an agent to the lenders thereunder).  Initially capitalized terms used herein without definition are defined in the Credit Agreement.

2.             Pursuant to that certain Credit Agreement and Syndicated Facility Agreement dated as of May 19, 2011 (the “Existing Credit Agreement”) among the Lender Agent, Deutsche Bank Trust Company Americas as collateral agent, the Lenders party thereto from time to time, and the Company, the Borrowers named therein and the Borrowers’ Agent, the Company, the Borrowers’ Agent and the other Subsidiaries party thereto entered into that certain Security Agreement dated as of May 19, 2011 (the “Existing Security Agreement”) granting the security interests set forth therein in favor of Deutsche Bank Trust Company Americas as collateral agent for the benefit of the Secured Parties (in such capacity, the “Existing Collateral Agent”).

3.             Pursuant to that certain Assignment Agreement dated as of April 22, 2015 and the Credit Agreement, DBTCA resigned as Collateral Agent (as defined in the Existing Credit Agreement), the Lenders appointed DB as Collateral Agent (as defined in the Credit Agreement) and the Existing Collateral Agent assigned and the Collateral Agent assumed the interest in and to all of the rights, duties and obligations of the “Collateral Agent” under the Loan Documents, including without limitation, the Existing Security Agreement.

4.             In consideration of the extensions of credit under the Credit Agreement, the Grantors listed on the signature pages hereof continue, confirm and ratify their grant of a security interest in the Collateral, made pursuant to the Existing Security Agreement.

5.             Owens-Brockway has guaranteed (A) all Offshore Loans made to, and all other Obligations of, the Offshore Borrowers and (B) the Other Lender Guarantied Obligations, all pursuant to an Amended and Restated Domestic Borrowers’ Guaranty dated as of April 22, 2015 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Domestic Borrowers’ Guaranty”).

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6.             Company has guaranteed the Obligations of the Borrowers under the Credit Agreement as well as certain Other Permitted Credit Exposure (as defined below) pursuant to Article XIV of the Credit Agreement.

7.             Subsidiary Grantors (other than the Domestic Borrower) have executed and delivered that certain Amended and Restated Subsidiary Guaranty dated as of April 22, 2015 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Subsidiary Guaranty”) in favor of the Collateral Agent for the benefit of the Lenders and the Other Permitted Credit Exposure Holders (as defined below), pursuant to which each such Subsidiary Grantor has guaranteed the prompt payment and performance when due of all Obligations of Borrowers under the Credit Agreement, as well as certain Other Permitted Credit Exposure.

8.             Company and Restricted Subsidiaries of Company have, and it is contemplated that, from time to time in the future, Restricted Subsidiaries of Company may incur obligations to Lenders or affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Hedging Agreements) or extensions of credit to the extent permitted under the Credit Agreement, including those set forth on Exhibit I (as supplemented on the date hereof) to the Intercreditor Agreement (as defined below) in each case, excluding any Excluded Swap Obligations (“Other Permitted Credit Exposure”) in favor of the holders thereof (each, including those holders of Other Permitted Credit Exposure set forth on Exhibit I (as supplemented on the date hereof) to the Intercreditor Agreement (as defined below), an “Other Permitted Credit Exposure Holder” and, collectively, the “Other Permitted Credit Exposure Holders”).  The documents and instruments evidencing or relating to any such Other Permitted Credit Exposure are referred to as the “Other Permitted Credit Exposure Documents”.

9.             It is contemplated that, from time to time in the future to the extent permitted by the Credit Agreement, Grantors may issue and/or guaranty, certain Permitted Secured Debt.  Any indenture, debenture, note, guaranty or other document executed by a Grantor in connection with the issuance of any such Permitted Secured Debt is referred to herein as a “Permitted Secured Debt Document” individually and the “Permitted Secured Debt Documents” collectively.  Any trustee or like representative of the holders of any such Permitted Secured Debt acting in such capacity for the benefit of the holders of Permitted Secured Debt is referred to herein as a “Permitted Secured Debt Representative”.  The Collateral Agent, the Lenders, the Other Permitted Credit Exposure Holders and the holders of any Permitted Secured Debt and the Permitted Secured Debt Representatives, collectively, are referred to herein as the “Secured Parties”.

10.          The Collateral Agent has entered into a Fourth Amended and Restated Pledge Agreement dated as of April 22, 2015 (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Pledge Agreement”) which provides for, inter alia, the appointment of the Collateral Agent to administer the Company Pledged Collateral (as defined therein) and Packaging Pledged Collateral (as defined therein).

11.          Existing Collateral Agent and the Lender Agent entered into a Third Amended and Restated Intercreditor Agreement dated as of May 19, 2011 (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Intercreditor Agreement”).  Any Permitted Secured Debt Representative, and any holder of Permitted Secured Debt represented by such Permitted Secured Debt Representative, and any Other Permitted Credit Exposure Holder shall only be entitled to the benefits of this Agreement, and shall only be a Secured Party hereunder, if such Person (or the representative thereof) has prior to the date hereof executed and delivered to Collateral Agent an

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acknowledgment to the Intercreditor Agreement dated as of April 23, 2001 (as amended through the first amendment thereto and as supplemented by acknowledgments thereunder), the Amended and Restated Intercreditor Agreement dated as of June 13, 2003 (as amended through the second amendment thereto and as supplemented by acknowledgments thereunder), the Second Amended and Restated Intercreditor Agreement dated as of June 14, 2006, or the Intercreditor Agreement (each of the foregoing an “Applicable Intercreditor Agreement”) and Borrowers’ Agent duly executed and delivered an acknowledgment to such acknowledgment or from and after the date hereof executes and delivers to Collateral Agent an acknowledgment to the Intercreditor Agreement (in the form attached thereto) and the Borrowers’ Agent has duly executed and delivered an acknowledgment to such acknowledgment.

12.          It is a condition precedent to the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests set forth herein in favor of the Collateral Agent for the benefit of the Secured Parties and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises the parties hereto agree as follows:

SECTION 1.                Grant of Security.

Each Grantor hereby assigns to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties (in each case, subject to Section 2 below with respect to any Specified New Senior Debt (as defined in the Intercreditor Agreement)) a security interest in all of such Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing, whether tangible or intangible, or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located, excluding, however, any of the following constituting Pledged Collateral under the Pledge Agreement and any Excluded Assets (subject to such exclusion, the “Collateral”):

(a)        all equipment in all of its forms, all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the “Equipment”);

(b)        all inventory in all of its forms, including but not limited to (i) all goods held by such Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in such Grantor’s business, (iii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by such Grantor and all accessions thereto and products thereof (collectively the “Inventory”) and all negotiable and non-negotiable documents of title (including, without limitation, documents, warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a “Negotiable Document of Title”);

(c)        all accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights and other rights and obligations of any kind owned by or owing to such Grantor and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights or other rights and obligations (but excluding, solely for the purposes of this clause (c) any items that are, or would (but for

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stated exclusions) constitute, Pledged Debt (as defined herein)) (subject to the foregoing exclusion, any and all such accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights and other rights and obligations being the “Accounts”, and any and all such security agreements, leases and other contracts being the “Related Contracts”);

(d)        other than any payroll, employee benefits and trust/fiduciary accounts or any deposit accounts and amounts deposited therein that are subject to a securitization permitted under the Credit Agreement or otherwise subject to a permitted lien under the Credit Agreement, all deposit accounts, together with (i) all amounts on deposit from time to time in such deposit accounts and (ii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing (“Deposit Accounts”);

(e)        the “Securities Collateral”, which term means:

(i)         the shares of stock, partnership interests, interests in joint ventures, limited liability company interests and all other equity interests in a Person that is owned on the date hereof and described on Schedule 1(e)(i) or, after the date hereof, becomes, a direct Restricted Subsidiary of such Grantor, solely to the extent such equity interests are required to be pledged pursuant to the Credit Agreement, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing now or hereafter owned by such Grantor, and the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto, excluding, however, (A) any of the foregoing with respect to OI Advisors, Inc. (f/k/a Harbor Capital Advisors, Inc.), OI Securities, Inc. (f/k/a HCA Securities, Inc.) and OI Transfer, Inc. (f/k/a Harbor Transfer, Inc.) (collectively, the “Harbor Capital Companies”), (B) any of the foregoing with respect to OI General FTS, Inc., (C), in the case of Company and Packaging, any of the foregoing pledged thereby as Pledged Collateral pursuant to the Pledge Agreement, including, without limitation, the Company Pledged Shares and the Packaging Pledged Shares (each as defined in the Pledge Agreement) and (D) any of the foregoing with respect to any direct Subsidiary of such Grantor existing on the date hereof that is not listed on Schedule 1(e)(i) unless and until the same are required to be pledged pursuant to the Credit Agreement (subject to such exclusions, the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares;

(ii)        the indebtedness from time to time owed to such Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, or by any obligor of which such Grantor is a direct or indirect subsidiary, including the indebtedness described on Schedule 1(e)(ii) and issued by the obligors named therein, and the instruments evidencing such indebtedness excluding, however, (A) any such indebtedness owing to or from any of the Harbor Capital Companies, (B) any such indebtedness owing from OI General FTS, Inc., and (C) in the case of Company and Packaging, any of the foregoing pledged thereby as Pledged Collateral pursuant to the Pledge Agreement, including without limitation the Company Pledged Debt and the

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Packaging Pledged Debt (as defined in the Pledge Agreement) (subject to such exclusions, the “Pledged Debt”), and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and

(iii)       all other investment property of such Grantor (unless excluded in clauses (i) and (ii) above) provided that no other enforceable restrictions exist on the pledging or hypothecation thereof;

(f)        the “Intellectual Property Collateral”, which term means:

(i)         all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (the “Trademark Registrations”), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the “Trademark Rights”), and all goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith (the “Associated Goodwill”);

(ii)        all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part and all rights corresponding thereto (including, without limitation, the right, exercisable only upon the occurrence and during the continuation of an Event of Default, to sue for past, present and future infringements in the name of such Grantor or in the name of Collateral Agent or the Secured Parties), and all re-issues, reexaminations, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the “Patents”); it being understood that the rights and interests included in the Intellectual Property Collateral hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of such Grantor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of such Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties; and

(iii)       all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyrights in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software, layouts, trade dress, drawings, designs, writings, and formulas owned by such Grantor (collectively, the “Copyrights”), all copyright registrations issued to such Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon by such Grantor in the United States and any state thereof

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and in foreign countries (including, without limitation, any registrations listed on Schedule l(f)(iii)) (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right to sue for past, present and future infringements of the Copyrights and Copyright Rights;

(g)        all information used or useful or arising from the business of such Grantor including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information;

(h)        unless excluded in any other paragraph of this Section 1, all general intangibles, including, without limitation, tax refunds, payment intangibles, other rights to payment or performance, choses in action, software and judgments taken on any rights or claims included in the Collateral;

(i)         all fixtures and all storage and office facilities, and all accessions thereto and products thereof;

(j)         all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(k)        [Reserved.]

(l)         all supporting obligations; and

(m)      all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Collateral Agent or a Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.  For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in (i) any of such Grantor’s rights or interests in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would result in a violation of

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any law, rule or regulation applicable to such Grantor or, under the terms of such license, contract, agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Grantor is a party or is bound (other than to the extent that any such law, rule, regulation or term would be rendered ineffective pursuant to the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York (the “UCC”) or the Uniform Commercial Code of any other relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such legal prohibition or provision had never been in effect, (ii) any equity interests issued by either a Foreign Subsidiary or a Foreign Subsidiary Holdco, in each case, in excess of 65% of the voting Capital Stock of such Foreign Subsidiary or Foreign Subsidiary Holdco, as the case may be, (iii) any Pledged Collateral (as such term is defined in the Pledge Agreement) that is included in the grant of security interests to the Collateral Agent pursuant to the Pledge Agreement, (iv) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (v) any real property leasehold, (vi)  any property owned by any Grantor that is subject to a purchase money security interest or Capitalized Lease permitted under the Credit Agreement if the agreement pursuant to which such security interest is granted or the document providing for such Capitalized Lease prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to the creation of any other security interest on such property or (vii) any equity interests issued by an Unrestricted Subsidiary (collectively, the “Excluded Assets”).

Lower case terms used in this Section 1 that are defined in Articles 8 or 9 of the UCC shall have the meaning set forth in the UCC, and all capitalized terms used in this Section 1 that are defined in Article 8 or 9 of the UCC and not otherwise defined herein shall have the meaning set forth in the UCC, it being the intention of the Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets, except for assets expressly excluded as set forth above.

SECTION 2.                Security for Obligations.

Subject to the limited exclusion set forth below with respect to any Specified New Senior Debt, this Agreement secures, and the Collateral assigned by each Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Secured Obligations of such Grantor, provided that, Excluded Collateral (as defined in the relevant acknowledgement relating to the issuance of any Specified New Senior Debt), if any, shall not be security for or be assigned or pledged on account of any Specified New Senior Debt and such Excluded Collateral shall not be held by Collateral Agent for the benefit of any holder thereof or any Permitted Secured Debt Representative with respect thereto.  “Secured Obligations” means:

(a)        all obligations and liabilities of every nature of:

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(i)         Company, now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all obligations of Company under any Permitted Secured Debt Documents;

(ii)        Owens-Brockway, now or hereafter existing under or arising out of or in connection with the Credit Agreement, the Domestic Borrowers’ Guaranty and all obligations of Owens-Brockway under any Permitted Secured Debt Documents;

(iii)       each Subsidiary Guarantor, now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty and all obligations of each such Subsidiary Guarantor under any Permitted Secured Debt Documents; and

(iv)       Company and each Restricted Subsidiary of Company, now or hereafter existing under or arising out of or in connection with Other Permitted Credit Exposure and each Other Permitted Credit Exposure Document in each case held by any Lender or Affiliate of any Lender;

in each case whether for principal, premium or interest (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to a Grantor, would accrue on such obligations), payments for early termination, payments for settlement of amounts due under any such agreements, fees, indemnities, expenses or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from a Secured Party, any Lender or Other Permitted Credit Exposure Holder as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement; provided, however, that the pledge made and security interest granted in Section 1 and any other provisions of this Agreement shall be effective as to any obligations in respect of any Permitted Secured Debt or Other Lender Guarantied Obligations only if the holders of such obligations or their representatives (A) shall have executed and delivered to the Collateral Agent prior to the date hereof an acknowledgment to an Applicable Intercreditor Agreement or, from and after the date hereof the Intercreditor Agreement and the Borrowers’ Agent has duly executed and delivered an acknowledgment to such acknowledgment and (B) in the case of Other Lender Guarantied Obligations shall have released, in form and substance satisfactory to Collateral Agent and Borrowers’ Agent, Holdings from any pre-existing guaranty obligations in connection with such Other Lender Guaranteed Obligations.  The foregoing requirements have been met as of the date hereof with respect to the Other Lender Guarantied Obligations described on Exhibit I to the Intercreditor Agreement, and all such obligations are and continue to be secured hereunder.  For purposes of determining the amount of Secured Obligations relating to any obligation with respect to which a Person other than a Grantor is the direct or primary obligor and with respect to which a Grantor is a guarantor (including by way of providing security), the total amount of such Secured Obligations shall be calculated without duplication of the amount of such direct or primary obligation secured by the Collateral and the related guaranty obligations of the Grantor secured by the Collateral.

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SECTION 3.                Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) neither Collateral Agent nor any Secured Party shall have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Collateral Agent or any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, except to the extent Collateral Agent or Secured Party expressly assumes any obligations thereunder.

SECTION 4.                Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)        Ownership of Collateral.  Except as expressly permitted by the Credit Agreement and except for the security interest created by this Agreement, such Grantor owns the Collateral owned by such Grantor or otherwise has the rights it purports to have in the Collateral free and clear of any Lien.  Except as expressly permitted by the Credit Agreement and except such as may have been filed in favor of the Collateral Agent for the benefit of the Secured Parties relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b)        Omitted.

(c)        Omitted.

(d)        Office Locations; Type and Jurisdiction of Organization.  The office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts are, as of the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, located at the locations set forth on Schedule 4(d); the type (i.e. corporation, limited partnership, etc.) and jurisdiction of organization of such Grantor as of the date hereof are listed on Schedule 4(d).

(e)        Names.  No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the four month period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed or the signature pages hereof, except the names listed in Schedule 4(e) annexed hereto.  Each Grantor’s federal taxpayer identification number and organizational identification number is set forth on Schedule 4(e).

(f)        Delivery of Certain Collateral.  Except as set forth on Schedule 1(e)(i), all certificates or instruments (excluding checks) evidencing, comprising or representing the Collateral constituting Pledged Shares (other than uncertificated Pledged Shares) and Pledged Debt as of the date hereof have been delivered to Collateral Agent duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.  With respect to certificates described on Schedule 1(e)(i) which have not been delivered because such certificates are not readily removable from their jurisdiction of issuance, upon request by the Collateral Agent such certificates shall be delivered by the applicable

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Grantor to the Collateral Agent in the jurisdiction of issuance, duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(g)        Securities Collateral.  (i) All of the Pledged Debt described on Schedule 1(e)(ii) has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default; (ii) except as set forth on Schedule 1(e)(i), as of the date hereof, the Pledged Shares constitute all of the issued and outstanding shares of stock or other equity interests of each issuer thereof (other than Pledged Shares under and as defined in the Pledge Agreement) and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares to any Person not a Grantor; (iii) the Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to such Grantor as of the date hereof (subject to the proviso to Section 1(e)(ii) with respect to debt pledged pursuant to the Pledge Agreement); (iv) Schedule 1(e)(i) sets forth all of the Pledged Shares in the entities set forth thereon owned by each Grantor on the date hereof; and (v) Schedule 1(e)(ii) sets forth all of the Pledged Debt in existence on the date hereof.

(h)        Perfection.  The security interests in the Collateral granted to Collateral Agent for the ratable benefit of the Secured Parties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations.  By virtue of (i) the filing of UCC financing statements (other than fixture filings) naming each Grantor as “debtor”, naming Collateral Agent as “secured party” for the benefit of the Secured Parties and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 4(h) (to the extent a security interest in such collateral can be perfected by filing a financing statement in each relevant filing office under the provisions of the applicable UCC) and (ii) in the case of the Pledged Shares (other than uncertificated Pledged Shares constituting general intangibles) and Pledged Debt, delivery of certificates or instruments representing or evidencing such Pledged Shares and Pledged Debt to Collateral Agent, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral consisting of U.S. Copyright Registrations, the filing of a Grant of Copyright Security Interest with the United States Copyright Office (each such Grant of Copyright Security Interest being referred to herein as a “Grant”), (iv) in the case of Deposit Accounts, the establishment of “control” (within the meaning of Section 9-104 of the UCC) in such Deposit Accounts and (v) in the case of letter-of-credit rights, upon the consent of the issuer of the related letter of credit to an assignment of proceeds of such letter of credit to Collateral Agent, in each case pursuant to and to the extent required under this Agreement, the security interests in the Collateral granted to Collateral Agent for the benefit of the Secured Parties will constitute perfected First Priority security interests therein and all filings (other than fixture filings) and to the extent required under this agreement other actions heretofore necessary or desirable to perfect and protect such security interests have been duly made or taken.

SECTION 5.                Further Assurances.

(a)        Generally.  Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor will:  (i) execute or authorize and cause to be filed such financing or continuation statements, or amendments thereto, agreements establishing that Collateral Agent has control of specified items of Collateral as required by this Agreement or the Credit Agreement

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and such other instruments or notices, as may be necessary or desirable, or as Collateral Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral as required herein and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail, (iii) at any reasonable time, upon request by Collateral Agent, exhibit the Collateral to and allow inspection of the Collateral by Collateral Agent, or persons designated by Collateral Agent, (iv) at Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Collateral Agent’s security interest in all or any material part of the Collateral, and (v) upon request by Collateral Agent, use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to Collateral Agent with respect to any material Collateral, except with respect to Permitted Encumbrances.  Each Grantor hereby authorizes Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor and agrees that any such financing statement or amendment thereto may describe the collateral as “all personal property of the debtor, whether now owned or hereafter acquired” or words of similar import or meaning.

(b)        Securities Collateral.  Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that it will, upon obtaining any additional shares of stock or other securities consisting of Pledged Shares or Pledged Debt required to be pledged hereunder or under Section 5.1 or Section 7.9 of the Credit Agreement, promptly (and in any event within five Business Days) deliver to Collateral Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit II (a “Pledge Amendment”), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement.  Upon each delivery of a Pledge Amendment to Collateral Agent, the representations and warranties contained in clauses (i)-(iii) of Section 4(g) hereof shall be deemed to have been made by such Grantor as to the Securities Collateral described in such Pledge Amendment as of the date thereof.  Each Grantor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares or Pledged Debt of such Grantor listed on any Pledge Amendment shall for all purposes hereunder be considered Collateral of such Grantor; provided, the failure of any Grantor to execute a Pledge Amendment with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of the Secured Parties therein or otherwise adversely affect the rights and remedies of Collateral Agent hereunder with respect thereto.

SECTION 6.                Certain Covenants of Grantors.

Each Grantor shall:

(a)        not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral where such use or violation would have a Material Adverse Effect;

(b)        notify Collateral Agent of any change in the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts or such Grantor’s name, identity or corporate structure within 30 days of such change; and

(c)        give Collateral Agent 30 days’ prior written notice of any change in such Grantor’s jurisdiction of organization or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor.

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SECTION 7.                Omitted.

SECTION 8.                Special Covenants with respect to Accounts and Related Contracts.

(a)        Each Grantor shall keep its office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the locations therefor set forth on Schedule 4(d), or upon written notice to Collateral Agent within 30 days of any relocation, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken.

(b)        Except as otherwise provided in this subsection (b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts and Related Contracts.  In connection with such collections, each Grantor may take (and, upon the occurrence and during the continuance of an Event of Default at Collateral Agent’s direction, shall take) such action as such Grantor may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Collateral Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Collateral Agent, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Collateral Agent and, upon such notification and at the expense of Grantors, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by such Grantor of the notice from Collateral Agent referred to in the proviso to the preceding sentence and for so long as such Event of Default continues, (i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) except in the ordinary course of business consistent with past practice, such Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

SECTION 9.                Special Covenants With Respect to the Securities Collateral.

(a)        Delivery.  Each Grantor agrees that all certificates or instruments representing or evidencing the Pledged Shares (except as otherwise contemplated by Section 4(f)) and the Pledged Debt, to the extent not already delivered and held by Collateral Agent pursuant hereto, shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.  Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Shares or Pledged Debt for certificates or instruments of smaller or larger denominations.

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(b)        Covenants.  Each Grantor shall (i) except for any merger or consolidation which constitutes a sale, transfer or other disposition permitted by the Credit Agreement where the Credit Agreement does not require the pledge of the capital stock or other equity interests of the surviving or resulting corporation, pledge hereunder all the outstanding capital stock or other equity interests of the surviving or resulting person in any merger or consolidation involving securities pledged hereunder, (ii) cause each issuer of Pledged Shares not to issue any stock, other equity interests or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Grantor or as otherwise permitted under the Credit Agreement; (iii) pledge hereunder, in accordance with Section 5.1 or Section 7.9 of the Credit Agreement, any and all additional shares of stock, other equity interests or other securities of each issuer of Pledged Shares; (iv) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all shares of stock or other equity interests of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of such Grantor, to the extent required by Section 5.1 or Section 7.9 of the Credit Agreement; (v) pledge hereunder, promptly upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to such Grantor by any obligor on the Pledged Debt; (vi) pledge hereunder, promptly upon their issuance, any and all instruments or other evidences of indebtedness which constitute Pledged Debt from time to time owed to such Grantor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of such Grantor; provided, that the foregoing covenant shall exclude any such instruments or evidences of indebtedness issued by any of the Harbor Capital Companies or any such instruments or evidences of indebtedness required to be pledged under the Pledge Agreement; (vii) promptly deliver to Collateral Agent all material written notices received by it with respect to the Securities Collateral; and (viii) at the request of Collateral Agent, promptly execute and deliver to Collateral Agent an agreement providing for the control, as that term is defined in the UCC, by Collateral Agent of all securities entitlements and securities accounts of such Grantor not otherwise subject to Permitted Encumbrances and provided that no other enforceable restrictions exist on the pledging or the hypothecation thereof.

(c)        Voting and Distributions.  So long as no Event of Default shall have occurred and be continuing and prior to receipt of written notice from Collateral Agent:

(i)         each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that neither (i) the voting by a Grantor of any Pledged Shares for, or a Grantor’s consent to, the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (ii) a Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement (including, without limitation, impairing in any material manner the Pledged Shares or the material rights of any of the Secured Parties), within the meaning of this Section 9(c).

(ii)        each Grantor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends, other distributions and interest paid in respect of the Securities Collateral; provided, that, any and all (A) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Securities Collateral, and (B) dividends and other distributions paid or payable in cash in respect of any Securities Collateral in connection

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with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, shall forthwith be delivered to Collateral Agent to hold as, Securities Collateral and shall, if received by such Grantor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to Collateral Agent as Securities Collateral in the same form as so received (with all necessary endorsements).

Upon the occurrence and during the continuation of an Event of Default, (x) upon written notice from Collateral Agent to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default; (y) all rights of such Grantor to receive the dividends, other distributions and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to receive and hold as Securities Collateral such dividends, other distributions and interest payments during the continuation of such Event of Default, provided that nothing herein shall restrict or limit the right of a Grantor to directly or indirectly make or receive dividends, distributions, principal or interest payments for the purpose of making such amounts available to Company to make Holdings Ordinary Course Payments permitted to be paid pursuant to Section 8.5 of the Credit Agreement; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (ii) of the immediately preceding paragraph or clause (y) above shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Collateral Agent as Securities Collateral in the same form as so received (with any necessary endorsements).

In order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) upon the occurrence and during the existence of an Event of Default, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all such proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Collateral Agent an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of shareholders or other holders of equity interests, calling special meetings of shareholders or other holders of equity interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence and during the existence of an Event of Default and which proxy shall only terminate upon (i) the payment in full of the Secured Obligations and the termination of the related agreements and the cancellation of any outstanding Letters of Credit or (ii) the cure of the Event of Default.

SECTION 10.              Special Covenants With Respect to the Intellectual Property Collateral.

(a)        Except as otherwise provided in this Section 10, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof.  In connection with such collections, each Grantor may take (and, after the occurrence and during the continuance of any Event of Default at Collateral Agent’s

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reasonable direction, shall take) such action as such Grantor or Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts; provided, Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by any Grantor of the notice from Collateral Agent referred to in the proviso to the preceding sentence and during the continuation of any Event of Default, (i) all amounts and proceeds (including checks and other instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) such Grantor shall not, without the consent of the Collateral Agent, adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)        In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuation of an Event of Default (but only to the extent to do so would not breach a contract binding on such Grantor), hereby grants to Collateral Agent an irrevocable (during the term of this Agreement), nonexclusive right and license to use, license and sublicense all of the Intellectual Property Collateral (including, without limitation, all Trademarks and Trademark Rights, Copyrights, Patents and technical processes owned or used by such Grantor that relate to the Collateral) and any other collateral granted by such Grantor as security for the Secured Obligations, together with any goodwill associated therewith, all to the extent necessary to enable Collateral Agent to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral.  This right shall inure to the benefit of all successors, assigns and transferees of Collateral Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor.  If and to the extent that any Grantor licenses the Intellectual Property Collateral, upon such Grantor’s request and provided no Event of Default then exists, Collateral Agent shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to Collateral Agent pursuant to which (i) Collateral Agent shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created hereunder in favor of Collateral Agent and the other terms of this Agreement.

SECTION 11.              Omitted.

SECTION 12.              Collateral Account.

Collateral Agent is hereby authorized to establish and maintain at its office at 60 Wall Street, New York, New York, a blocked account in the name of the Grantors and under the sole dominion

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and control of Collateral Agent and such blocked account will be a restricted deposit account designated “OI L/C Collateral Account”.  The “OI L/C Collateral Account” is referred to herein as the “L/C Collateral Account”.  All amounts at any time held in the L/C Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Collateral Agent hereunder, for the benefit of Secured Parties, as collateral security for the Secured Obligations upon the terms and conditions set forth herein and as provided in the Intercreditor Agreement.  Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the L/C Collateral Account.  Anything contained herein to the contrary notwithstanding, the L/C Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Governmental Authority, as may now or hereafter be in effect.  All deposits of funds in the L/C Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Collateral Agent.  Each Grantor shall, promptly after initiating a transfer of funds to the L/C Collateral Account, give notice to Collateral Agent by telefacsimile of the date, amount and method of delivery of such deposit.  Cash held by Collateral Agent in the L/C Collateral Account shall not be invested by Collateral Agent but instead shall be maintained as a cash deposit in the L/C Collateral Account pending application thereof as elsewhere provided in this Agreement.  To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the L/C Collateral Account shall bear interest at the standard rate paid by Collateral Agent to its customers generally for deposits of like amounts and terms.  Subject to Collateral Agent’s rights hereunder, any interest earned on deposits of cash in the L/C Collateral Account shall be deposited directly in, and held in the L/C Collateral Account.

SECTION 13.              Secured Party Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints Collateral Agent as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Collateral Agent or otherwise, from time to time in Collateral Agent’s discretion to take any action and to execute any instrument that Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

(a)        upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to the Credit Agreement;

(b)        upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)        upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

(d)        upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;

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(e)        upon the occurrence and during the continuance of an Event of Default, to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand;

(f)        upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g)        upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent’s option and Grantors’ expense, at any time or from time to time, all acts and things that Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 14.              Collateral Agent May Perform.

If any Grantor fails to perform any agreement contained herein, upon the occurrence and during the continuance of an Event of Default, Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by Grantors under Section 19(b).

SECTION 15.              Standard of Care.

The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property.

SECTION 16.              Remedies.

(a)        Generally.  If (i) any “Event of Default” under and as defined in the Credit Agreement has occurred and is continuing, or (ii) after such time as all Obligations shall have been indefeasibly paid in full, and provided, that, the Collateral then secures the payment and performance of any obligations under any Permitted Secured Debt Documents or any Other Permitted Credit Exposure Documents, if any event of default under (A) any obligations under any Permitted Secured Debt Documents which are secured by Collateral, or (B) any obligations under any Other Permitted Credit Exposure Documents which are secured by Collateral, as the case may be (either such occurrence being an “Event of Default” for purposes of this Agreement) shall have occurred and be continuing, Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for

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herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Collateral Agent forthwith, assemble such of the Collateral as may reasonably be assembled as directed by Collateral Agent and make it available to Collateral Agent at a place or places to be designated by Collateral Agent and reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Collateral Agent deems appropriate, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Collateral Agent or any Lender constituting a part of the Collateral and (vii) without notice to any Grantor, transfer to or to register in the name of Collateral Agent or any of its nominees any or all of the Securities Collateral.  The Collateral Agent or any other Secured Party other than the Collateral Agent may be the purchaser of any or all of the Collateral at any such sale but no Secured Party (other than the Collateral Agent on behalf of Secured Parties) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 16 will cause irreparable injury to Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 16 shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred or is continuing giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b)        Securities Collateral.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior

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registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number of shares and other instruments included in the Securities Collateral which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(c)        L/C Collateral Account.  (i) If an Event of Default has occurred and is continuing in accordance with Article X of the Credit Agreement, or (ii) if any Proceeds (as defined in the Intercreditor Agreement) derived from the Collateral remain after application thereof to prepayment of the Loans as required under the Credit Agreement and as provided in the Intercreditor Agreement, Borrowers must pay to Collateral Agent an amount (the “Aggregate Available Amount”) equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding, and Borrowers shall deliver funds in such an amount for deposit in the L/C Collateral Account.  If for any reason the aggregate amount delivered by Borrowers for deposit in the L/C Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Borrowers shall be apportioned among all outstanding Letters of Credit for purposes of this Section 16 in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the “Maximum Available Amount”) to the Aggregate Available Amount.  Upon any drawing under any outstanding Letter of Credit in respect of which Borrowers have deposited in the L/C Collateral Account any amounts described above, Collateral Agent shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing.  In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the L/C Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Collateral Agent shall apply the amount then on deposit in the L/C Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) (A) first, to the payment of any amounts payable to Collateral Agent pursuant to Section 18 hereof, (B) second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Borrowers have failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), and (C) third, to the extent of any further excess, as provided in Section 3(a)(ii) of the Intercreditor Agreement.

SECTION 17.              Additional Remedies for Intellectual Property Collateral.

(a)        Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Collateral Agent shall have the right (but not the

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obligation) to bring suit, in the name of any Grantor, Collateral Agent or otherwise, to enforce its rights with respect to any Intellectual Property Collateral, in which event each Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all documents required by Collateral Agent in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Collateral Agent as provided in Section 12.4 of the Credit Agreement and Section 19 hereof, as applicable, in connection with the exercise of its rights under this Section 17, and, to the extent that Collateral Agent shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section 17, each Grantor agrees to use all commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any material Intellectual Property Collateral by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Collateral Agent, each Grantor shall execute and deliver to Collateral Agent an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Collateral Agent (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Collateral Agent, each Grantor shall make available to Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Collateral Agent’s behalf and to be compensated by Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

(b)        If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor on behalf of itself and/or any other Grantor, Collateral Agent shall promptly execute and deliver to each such Grantor such assignments as may be necessary to reassign to each such Grantor any such rights, title and interests as may have been assigned to Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by Collateral Agent; provided, that, after giving effect to such reassignment, Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, that, the rights, title and interests so reassigned shall be free and clear of all Liens other than (A) Liens (if any) encumbering such rights, title and interest at the time of their assignment to Collateral Agent, (B) licenses and sublicenses under any Intellectual Property Collateral granted to any third party by the Collateral Agent pursuant to the exercise of the rights granted to it under Section 10(b), and (C) Permitted Encumbrances.

SECTION 18.              Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all Proceeds received by Collateral Agent in respect of any sale of, collection from, other realization upon, or any distribution on account of all or any part of the Collateral shall be applied in the following order of priority; provided,

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that, Net Proceeds from Asset Sales and Net Insurance/Condemnation Proceeds arising from destruction, damage or condemnation of Collateral shall be applied as provided in the Credit Agreement and the Intercreditor Agreement:

FIRST:  To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder and all advances made by Collateral Agent hereunder for the account of Grantors, and to the payment of all costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder;

SECOND:  To the ratable payment of all other Secured Obligations for the ratable benefit of the holders thereof (including any Aggregate Available Amount deposited into the L/C Collateral Account for outstanding Letters of Credit, provided that if such Letters of Credit expire without being fully drawn, then at that time, such excess amounts shall be applied as provided in this Section 18 to then outstanding Secured Obligations) and, as to obligations arising under the Credit Agreement, as provided in the Credit Agreement, provided, that, no Proceeds received by Collateral Agent in respect of any sale of, collection from, other realization upon, or any distribution on account of all or any part of any Excluded Collateral shall be applied toward payment of obligations in respect of any Specified New Senior Debt for which Collateral is excluded (and neither the holders thereof nor the Permitted Secured Debt Representative in respect thereof shall be entitled to any increased portion of any Proceeds of any other Collateral due to such exclusion); provided, further, that, in making such application in respect of outstanding obligations under Permitted Secured Debt Documents, the Collateral Agent shall be entitled to deduct from the share of such Proceeds otherwise payable to the Permitted Secured Debt Representatives the Permitted Secured Debt holders’ pro rata share of all amounts that the Collateral Agent has been paid by the Paying Indemnifying Parties (such term being used in this Section 18 as defined in Section 7(c) of the Intercreditor Agreement) pursuant to Section 7(c) of the Intercreditor Agreement; and

THIRD:  To the payment to or upon the order of the applicable Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

SECTION 19.              Indemnity and Expenses.

(a)        Grantors jointly and severally agree to indemnify Collateral Agent, each Secured Party, including each Lender, each Other Permitted Credit Exposure Holder, each holder of Permitted Secured Debt and each Permitted Secured Debt Representative from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Collateral Agent’s or such Secured Party’s, Lender’s, Other Permitted Credit Exposure Holder’s or Permitted Secured Debt Representative’s or holder’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or from any failure on the part of Collateral Agent to file any continuation statements with respect to the Collateral.

(b)        Grantors jointly and severally agree to pay to Collateral Agent upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and

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of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

(c)        The obligations of Grantors in this Section 19 shall (i) survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Other Permitted Credit Exposure Documents, the Credit Agreement and the other Loan Documents and (ii), as to any Grantor that is a party to the Subsidiary Guaranty, be subject to the provisions thereof regarding contribution among such Grantors.

SECTION 20.              Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)        This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the earlier to occur of (A) termination of the security interest granted hereby pursuant to Section 20(b), and (B) the payment in full of the Secured Obligations (excluding the Other Permitted Credit Exposure and obligations under or in respect of the Permitted Secured Debt Documents or contingent obligations as to which no claim has been asserted), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, and permitted transferees and assigns.  Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of Section 12.8 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders as Secured Parties herein or otherwise, (B) any Other Permitted Credit Exposure Holder may assign or otherwise transfer any Other Permitted Credit Exposure to any other Lender or Affiliate of Lender in accordance with the applicable Other Permitted Credit Exposure Documents and such other permitted assignee shall thereupon become vested with all the benefits in respect thereof granted to such Other Permitted Credit Exposure Holder as a Secured Party herein or otherwise and (C) any holder of any Permitted Secured Debt may assign or otherwise transfer any Permitted Secured Debt to any other Person in accordance with the applicable Permitted Secured Debt Documents and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such holder (or its representative) as a Secured Party herein or otherwise.

(b)        Upon the earlier to occur of (i) payment in full of all Secured Obligations (excluding the Other Permitted Credit Exposure and obligations under or in respect of the Permitted Secured Debt Documents or contingent obligations as to which no claim has been asserted), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), and (ii) the first date on which the Collateral no longer secures the Obligations and upon election of Grantors and delivery of notice of such election to the Collateral Agent, the security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantors.  If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, or any Collateral is acquired by any Loan Party after the Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(a)(vi) of the Credit Agreement, or if, as a result of a transaction permitted by the Credit Agreement (including, without limitation, a transaction resulting in the Grantor no longer being a Subsidiary of Company), any

22

Grantor is no longer required by the terms of the Credit Agreement to be a Grantor hereunder or any Collateral is no longer required to be covered by a security interest hereunder, such portion of the Collateral shall automatically be released from any Liens created hereby, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the resulting owner of such Collateral. In the case of any release referred to in the two immediately preceding sentences, at such Grantor’s expense, the Collateral Agent shall promptly deliver to such Grantor any such Collateral held by the Collateral Agent hereunder (or certificate of title evidencing any such Collateral in the Collateral Agent’s possession), and execute and deliver to such Grantor all releases or other documents, including UCC termination statements and releases of certificates of title, reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. In addition, the Collateral Agent shall release the Collateral Agent’s security interest in a Deposit Account in which a Grantor has granted a security interest as permitted under Section 8.2(a) of the Credit Agreement, upon certification by the relevant Grantor (x) specifying the applicable Deposit Account, and (y) stating that the applicable Deposit Account is being pledged as permitted by subsection 8.2(a) of the Credit Agreement.  Upon the receipt of such certification, Collateral Agent shall, at Grantor’s expense, so long as no Event of Default has occurred and is continuing, execute and deliver such releases of its security interest in such Collateral which is to be so sold, transferred or disposed of or, in the case of the Deposit Account that is to be subjected to a lien permitted under Section 8.2(a) of the Credit Agreement, as may be reasonably requested by such Grantor).  Further, if Requisite Lenders under the Credit Agreement, or if required, all Lenders, consent to the release or reconveyance of any of the Collateral, Collateral Agent shall release, and at Grantors’ expense execute and deliver any necessary releases of, its security interest in such Collateral in connection therewith and all such reconveyances or transfers shall be without recourse to the Collateral Agent or the Secured Parties and without representation or warranty of any kind.

SECTION 21.              Collateral Agent as Agent.

(a)        Pursuant to the Intercreditor Agreement, Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties and, by such appointment, Lenders, Other Permitted Credit Exposure Holders and Permitted Secured Debt Representatives shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement and the Intercreditor Agreement; provided that Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 16 in accordance with the instructions of Requisite Obligees (as defined in the Intercreditor Agreement).  In furtherance of the foregoing provisions of this Section 21(a), each Lender, Other Permitted Credit Exposure Holder and Permitted Secured Debt Representative, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by each such Lender, Other Permitted Credit Exposure Holder and Permitted Secured Debt Representative that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of Secured Parties, in accordance with the terms of this Section 21(a).

(b)        Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Other Permitted Credit Exposure Holder or Permitted Secured Debt Representative until it shall have received written notice in form and substance satisfactory to Collateral Agent from a Grantor, or such Other Permitted Credit Exposure Holder or Permitted Secured Debt Representative as to the existence and terms of the applicable Other Permitted Credit Exposure Documents or Permitted Secured Debt Documents, as the case may be.

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(c)        References to the Collateral Agent with respect to periods prior to the date of the Agreement shall mean and refer to DBTCA in such capacity.

SECTION 22.              Additional Grantors.

The initial Subsidiary Grantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, additional Subsidiaries of Company (including, without limitation, Additional Domestic Subsidiary Borrowers) may become parties hereto as additional Grantors (each an “Additional Grantor”), by executing a Counterpart substantially in the form of Exhibit I annexed hereto.  Upon delivery of any such Counterpart to Collateral Agent, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 23.              Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Collateral Agent and, in the case of any such amendment or modification, by Grantors; provided, that, this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 22 and Grantors hereby waive any requirement of notice of or consent to any such amendment.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 24.              Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by e-mail or telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of e-mail or telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that, notices to Collateral Agent shall not be effective until received.  For the purposes hereof, the address of each Grantor shall be c/o Borrowers’ Agent at the address set forth therefor in the Credit Agreement and the address of each other party hereto shall be as provided in the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 25.              Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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SECTION 26.              Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 27.              Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 28.              Governing Law; Terms; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  The rules of construction set forth in Section 1.2 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 29.              Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 24; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 29 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

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SECTION 30.              Waiver of Jury Trial.

EACH GRANTOR AND COLLATERAL AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Each Grantor and Collateral Agent acknowledge that this waiver is a material inducement for each Grantor and Collateral Agent to enter into a business relationship, that each Grantor and Collateral Agent have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings.  Each Grantor and Collateral Agent further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 30 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 31.              Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 32.              Amendment and Restatement.

This Agreement amends, restates, supersedes, and replaces in its entirety the Existing Security Agreement.  The security interest granted by each Grantor in the “Collateral” under and as defined in the Existing Security Agreement continues without interruption under this Agreement and such security interest is hereby ratified and confirmed in all respects.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Security Agreement, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Agreement shall be construed as a release or discharge of any Grantor under the Existing Security Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

On behalf of each entity named on Schedule A annexed hereto, in the capacity set forth for such entity on such Schedule A

By:

[Signature Page to Amended and Restated Security Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

Signature Page to Amended and Restated Security Agreement

EXHIBIT I TO

SECURITY AGREEMENT

[FORM OF COUNTERPART]

COUNTERPART (this “Counterpart”), dated                     , 2015, is delivered pursuant to Section 22 of the Security Agreement referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Amended and Restated Security Agreement, dated as of April 22, 2015 (as it may be from time to time amended, modified or supplemented, the “Security Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among [Insert Company Name], the other Grantors named therein, and Deutsche Bank AG, New York Branch, as Collateral Agent.  The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 22 thereof and agrees to be bound by all of the terms thereof.

The undersigned hereby assigns to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties (in each case, subject to Section 2 of the Security Agreement with respect to any Specified New Senior Debt (as defined in the Intercreditor Agreement)) a security interest in all of such Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired, subject to all of the terms and provisions of the Security Agreement, as if such Collateral of the undersigned had been subject to the Security Agreement on the date of its original execution.

Without limiting the generality of the foregoing, the undersigned hereby:

(i)         authorizes the Collateral Agent to add the information set forth on the Schedules to this Counterpart to the correlative Schedules attached to the Security Agreement;

(ii)        agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii)       makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

I-1

EXHIBIT II TO
SECURITY AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated                   , 2015, is delivered pursuant to the Amended and Restated Security Agreement, dated April 22, 2015 between OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), each of THE DIRECT AND INDIRECT SUBSIDIARIES of Company party thereto (each of such Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”), each ADDITIONAL GRANTOR that may become a party thereto after the date hereof in accordance with Section 22 thereof (each of the Company, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”), and DEUTSCHE BANK AG, NEW YORK BRANCH as Collateral Agent (as it may be from time to time amended, modified or supplemented, the “Security Agreement”).  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby agrees that the [Pledged Shares] [Pledged Debt] listed on the schedule attached hereto shall be deemed to be part of the [Pledged Shares] [Pledged Debt] and shall become part of the Securities Collateral and shall secure all Secured Obligations. Grantor hereby pledges and collaterally assigns to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties (in each case, subject to Section 2 of the Security Agreement with respect to any Specified New Senior Debt (as defined in the Intercreditor Agreement)) a security interest in all of such Grantor’s right, title and interest in and to the [Pledged Shares] [Pledged Debt], subject to all of the terms and provisions of the Security Agreement, as if such [Pledged Shares] [Pledged Debt] of the undersigned had been subject to the Security Agreement on the date of its original execution.

IN WITNESS WHEREOF, Grantor has caused this Pledge Amendment to be duly executed and delivered by its duly authorized officer as of                               .

[GRANTOR]

By:
Name:
Title:

II-2

SCHEDULE 1(e)(i)

The following constitute certificated Pledged Shares, the certificates of which are delivered to the Collateral Agent:

Stock Issuer	Stock Owner	% of Pledged Ownership Interest	Class of Stock	Number of Shares	Cert No(s)
1. Brockway Realty Corporation	Owens-Brockway Glass Container Inc.	100%	Common	1,000	2
2. OI Auburn Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	1
3. OI Australia Inc.	Owens-Illinois Group, Inc.	100%	Common	100	5
4. OI California Containers Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	2
5. OI Castalia STS Inc.	OI General FTS Inc.	100%	Common	100	1
6. OI International Holdings Inc.	Owens-Brockway Glass Container Inc.	65%	Common	100	1
7. OI Levis Park STS Inc.	OI General FTS Inc.	100%	Common	100	1
8. OI Puerto Rico STS Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	2
9. OIB Produvisa Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	2
10. Owens-Illinois General Inc.	OI General FTS Inc.	100%	Common	100	2
11. Seagate II, Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	1
12. Seagate III, Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	1
13. Seagate, Inc.	Owens-Brockway Glass Container Inc.	100%	Common	5	2
14. Universal Materials, Inc.	Owens-Illinois General Inc.	100%	Common	442	4

The following equity interests constitute Pledged Shares for which no certificates exist (and accordingly will not be delivered to the Collateral Agent):

Equity Issuer	Type of Entity	% of Pledged Ownership Interest	Stock Owner
1. NHW Auburn, LLC	New York limited liability company	100%	Owens-Brockway Glass Container Inc.

I-1

SCHEDULE 1(e)(ii)

PLEDGED DEBT

Debt Issuer	Amount of Indebtedness as of December 31, 2014	Pledged By
Bolivian Investments Inc.	$0	Owens-Brockway Glass Container Inc.
Brockway Realty Corporation	$0	Owens-Brockway Glass Container Inc.
OI International Holdings Inc.	$0	Owens-Brockway Glass Container Inc.
Seagate III, Inc.	$0	Owens-Brockway Glass Container Inc.
Seagate Inc.	$0	Owens-Brockway Glass Container Inc.
The Andover Group Inc.	$0	Owens-Brockway Glass Container Inc.
OI Auburn Inc.	$0	Owens-Brockway Glass Container Inc.

II-2

SCHEDULE 1(f)(iii)

U.S. COPYRIGHTS

Title	Owner	Reg. No.	Reg. Date	Status
BBDRAW, version 2.2.	Owens-Brockway Glass Container Inc.	TXu000801723	24-Jun-97	Registered
Blow	Owens-Brockway Glass Container Inc.	TXu000801622	24-Jun-97	Registered
Heat balance III : simulation of glass melting furnace.	Owens-Brockway Glass Container Inc.	TXu000737720	10-May-96	Registered
Heat balance oxy.	Owens-Brockway Glass Container Inc.	TXu000737719	10-May-96	Registered
IMPACT.	Owens-Brockway Glass Container Inc.	TXu000819451	24-Jun-97	Registered
MCS	Owens-Brockway Glass Container Inc.	TXu000737950	10-May-96	Registered
Motion profile generator—ESO.	Owens-Brockway Glass Container Inc.	TXu000821716	24-Jun-97	Registered
Motion profile generator-lehr loader.	Owens-Brockway Glass Container Inc.	TXu000804328	24-Jun-97	Registered
Multi-axis Servo software.	Owens-Brockway Glass Container Inc.	TXu000731209	13-Mar-96	Registered
OBEDIT : version 1.0.0.	Owens-Brockway Glass Container Inc.	TXu000725798	29-Jan-96	Registered
PBDRAW.	Owens-Brockway Glass Container Inc.	TXu000819450	24-Jun-97	Registered
Press.	Owens-Brockway Glass Container Inc.	TXu000737873	10-May-96	Registered
Servo Gob delivery.	Owens-Brockway Glass Container Inc.	TXu000906730	02-Apr-98	Registered
Servo Lehr Loader.	Owens-Brockway Glass Container Inc.	TXu000737721	10-May-96	Registered
Servo parallel shears software.	Owens-Brockway Glass Container Inc.	TXu000731210	13-Mar-96	Registered
Servo ware handling.	Owens-Brockway Glass Container Inc.	TXu000884192	02-Apr-98	Registered
Subroutine stress.	Owens-Brockway Glass Container Inc.	TXu000801621	24-Jun-97	Registered
Motion profile generator—needle : software.	Owens-Brockway Glass Containers, Inc., a unit of Owens-Illinois, Inc.	TXu000816604	24-Jun-97	Registered
Confined space entry program.	Owens-Illinois General, Inc.	TXu000546578	13-Nov-92	Registered

II-2

SCHEDULE 4(d)

OFFICE LOCATIONS, TYPE AND JURISDICTION OF ORGANIZATION

Name of Grantor	Type of Organization	Office Locations	Jurisdiction of Organization
OI Australia Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
OI General FTS Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Brockway Glass Container Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Brockway Packaging, Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Illinois General Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Illinois Group, Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware

II-2

SCHEDULE 4(e)

OTHER NAMES; FEINS; ORGANIZATIONAL ID NO.

Name of Grantor	Other Names	FEIN	ORGANIZATIONAL ID NO.
OI Australia Inc.	None	34-1864776	2884944
OI General FTS Inc.	None	22-2784178	2119422
Owens-Brockway Glass Container Inc.	None	22-2784144	2119611
Owens-Brockway Packaging, Inc.	None	34-1559346	2119408
Owens-Illinois General Inc.	None	22-2784167	2119741
Owens-Illinois Group, Inc.	None	34-1559348	2119887

II-2

SCHEDULE 4(h)

FILING OFFICES

Name of Grantor	The applicable Filing Office(s) in the Following Jurisdictions
OI Australia Inc.	Delaware Secretary of State
OI General FTS Inc.	Delaware Secretary of State
Owens-Brockway Glass Container Inc.	Delaware Secretary of State
Owens-Brockway Packaging, Inc.	Delaware Secretary of State
Owens-Illinois General Inc.	Delaware Secretary of State
Owens-Illinois Group, Inc.	Delaware Secretary of State

II-2

SCHEDULE A

Notice Address for each Grantor

One Michael Owens Way

Perrysburg, OH 43551

Names of Grantors	Title of Officer Executing on Behalf of Such Grantor
OI Australia Inc.	Vice President

OI General FTS Inc.	Vice President

Owens-Brockway Glass Container Inc.	Senior Vice President

Owens-Brockway Packaging, Inc.	Vice President

Owens-Illinois General Inc.	Vice President

Owens-Illinois Group, Inc.	Vice President

II-2

Exhibit 5.1(j)(B)

FORM OF PLEDGE AGREEMENT

(see attached)

FOURTH AMENDED AND RESTATED PLEDGE AGREEMENT

This FOURTH AMENDED AND RESTATED PLEDGE AGREEMENT (as amended, amended and restated or otherwise modified from time to time, herein called this “Agreement”) is dated as of April 22, 2015 between OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”) and OWENS-BROCKWAY PACKAGING, INC., a Delaware corporation (“Packaging”) (each a “Pledgor” and collectively, the “Pledgors”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Collateral Agent (in such capacity herein called the “Collateral Agent”) for the Lenders (as hereinafter defined), the trustee under the Existing Holdings Senior Notes Indenture (as hereinafter defined) (the “Existing Holdings Senior Notes Trustee”), the Other Permitted Credit Exposure Holders (as hereinafter defined) and the Permitted Secured Debt Representatives (as hereinafter defined).  Initially capitalized terms used herein without definition are defined in the Credit Agreement (as hereinafter defined).

R E C I T A L S

1.             Certain lenders entered into a Secured Credit Agreement dated as of April 23, 2001 (as amended through the fourth amendment thereto, the “Original Credit Agreement”) with Company and certain of its subsidiaries.

2.             In connection with the Original Credit Agreement, the prior lender agent and Collateral Agent executed a certain Intercreditor Agreement dated as of April 23, 2001 (as amended through the first amendment thereto and as supplemented by various acknowledgments thereto, the “Original Intercreditor Agreement”) and the Pledgors and Collateral Agent executed a certain Pledge Agreement dated as of April 23, 2001 (as amended through the first amendment thereto, the “Original Pledge Agreement”).

3.             Pursuant to the Original Intercreditor Agreement and the Original Pledge Agreement, upon the execution by the Existing Holdings Senior Notes Trustee of an acknowledgment to the Original Intercreditor Agreement, acknowledgment of such acknowledgment by Borrowers’ Agent and delivery of such acknowledgment to Collateral Agent, the Existing Holdings Senior Notes (as defined below) issued by Owens-Illinois, Inc., a Delaware corporation (“Holdings”) under that certain Indenture dated as of May 20, 1998 (as amended, supplemented or otherwise modified from time to time, the “Existing Holdings Senior Notes Indenture”) entered into with the Existing Holdings Senior Notes Trustee were guarantied by Company and Packaging on a subordinated basis (the “Existing Holdings Senior Notes Subordinated Guaranty”) and such guaranty and the Existing Holdings Senior Notes were secured by certain Collateral) on a subordinated, second-lien basis pursuant to the Original Pledge Agreement.  “Existing Holdings Senior Notes” means the 7.80% Senior Debentures due 2018 in the original aggregate principal amount of $250,000,000.  Such acknowledgment has been so executed, delivered and acknowledged with respect to the Existing Holdings Senior Notes.

4.             Certain lenders and DB as agent and representative thereof then entered into a certain First Amended and Restated Secured Credit Agreement as of June 13, 2003 with the Borrowers named therein, Company and Borrowers’ Agent (as amended through the first amendment thereto, the “First Amended and Restated Credit Agreement”) which amended and restated the Original Credit Agreement in its entirety.

5.             In connection with the First Amended and Restated Credit Agreement, the Pledgors and DBTCA as collateral agent (in such capacity, the “Existing Collateral Agent”) executed a certain Amended and Restated Pledge Agreement dated as of June 13, 2003 (as amended through the second amendment thereto, the “Amended and Restated Pledge Agreement”), and prior lender agent and Collateral Agent executed a certain Amended and Restated Intercreditor Agreement dated as of June 13, 2003 (as amended through the second amendment thereto and as supplemented by various acknowledgments thereto, the “Amended and Restated Intercreditor Agreement”).

6.             The lenders and DB as agent and representative thereof then entered into a certain Second Amended and Restated Secured Credit Agreement dated as of March 15, 2004 with the Borrowers named therein, Company and Borrowers’ Agent (as amended through the first amendment thereto, the “Second Amended and Restated Credit Agreement”) which amended and restated the First Amended and Restated Credit Agreement in its entirety, and then entered into a certain Third Amended and Restated Secured Credit Agreement dated as of October 7, 2004 with the Borrowers named therein, Company and Borrowers’ Agent (as amended through the first amendment thereto, the “Third Amended and Restated Credit Agreement”) which amended and restated the Second Amended and Restated Credit Agreement in its entirety, and then entered into a new Credit Agreement dated as of June 14, 2006 (as amended through the fourth amendment thereto, the “2006 Credit Agreement”) which amended and restated the Third Amended and Restated Credit Agreement in its entirety.

7.             In connection with the 2006 Credit Agreement, the Pledgors and Existing Collateral Agent executed a certain Second Amended and Restated Pledge Agreement dated as of June 14, 2006 (as amended from time to time, the “Second Amended and Restated Pledge Agreement”), and prior lender agent and Collateral Agent executed a certain Second Amended and Restated Intercreditor Agreement dated as of June 14, 2006 (the “Second Amended and Restated Intercreditor Agreement”).

8.             The Lenders and Deutsche Bank AG New York Branch, as agent and representative thereof (in such capacity, “Lender Agent”) have entered into a certain Credit Agreement and Syndicated Facility Agreement dated as of May 19, 2011 with the Borrowers named therein, Company and Owens-Illinois General, Inc. (the “Borrowers’ Agent”) (as amended, amended and restated, supplemented, or otherwise modified from time to time through the date hereof, the “Existing Credit Agreement”).  The Existing Credit Agreement refinanced and replaced the 2006 Credit Agreement in its entirety, has been designated in writing as such by the Borrowers’ Agent, and Collateral Agent has consented thereto and acknowledged the termination of the 2006 Credit Agreement by DB, in its capacity as collateral agent to the lenders thereunder.

9.             In connection with the Existing Credit Agreement, the Pledgors and Collateral Agent executed a certain Third Amended and Restated Pledge Agreement dated as of May 19, 2011 (as amended from time, the “Third Amended and Restated Pledge Agreement”) and prior lender agent and Collateral Agent executed a certain Third Amended and Restated Intercreditor Agreement dated as of May 19, 2011.

10.          The Lenders and Lender Agent have entered into a certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 with the Borrowers named therein, Company and Borrowers’ Agent (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the Existing Credit Agreement by an agent to the lenders thereunder).  The Credit Agreement refinances and replaces the Existing Credit Agreement in its entirety, is hereby designated in writing as such by the Borrowers’ Agent, and Collateral Agent hereby consents thereto and acknowledges the amendment and restatement of the Existing Credit Agreement by DB, in its capacity as collateral agent to the lenders thereunder.

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11.          After the execution of the Original Intercreditor Agreement, certain holders of Other Permitted Credit Exposure (as defined below), executed acknowledgments thereto, to the Amended and Restated Intercreditor Agreement or to the Second Amended and Restated Intercreditor Agreement, as applicable, which acknowledgments were acknowledged by Borrowers’ Agent and delivered to Collateral Agent, pursuant to which such persons agreed to be bound by the terms of the Original Intercreditor Agreement, the Amended and Restated Intercreditor Agreement or the Second Amended and Restated Intercreditor Agreement, as applicable, and by virtue of such execution, acknowledgment and delivery, the obligations held by such holders became secured by the Original Pledge Agreement and/or the Amended and Restated Pledge Agreement and/or the Second Amended and Restated Intercreditor Agreement and/or the Intercreditor Agreement.

12.          Pursuant to that certain Assignment Agreement dated as of April 22, 2015 (the “Assignment Agreement”) and Section 12.18 of the Credit Agreement, DBTCA resigned as Collateral Agent (as defined in the Existing Credit Agreement) and the Lenders appointed DB as Collateral Agent (as defined in the Credit Agreement), and Existing Collateral Agent assigned and Collateral Agent assumed the interest in and to all of the rights, duties and obligations of the “Collateral Agent” under the Loan Documents (as defined in the Existing Credit Agreement), including the Third Amended and Restated Pledge Agreement.

13.          In connection with the Credit Agreement, Company, Packaging and Collateral Agent desire to amend and restate the Third Amended and Restated Pledge Agreement in its entirety as set forth herein.

14.          Company has guarantied all Obligations (as defined below) pursuant to Section 9 of the Credit Agreement.

15.          Packaging and the other Subsidiary Guarantors have guarantied all Obligations as defined in and now or hereafter existing under the Credit Agreement (collectively, the “Obligations”) pursuant to a certain Amended and Restated Subsidiary Guaranty dated as of April 22, 2015 (as amended, amended and restated or otherwise modified from time to time, the “Subsidiary Guaranty”).

16.          Company is the legal and beneficial owner of (i) the shares of stock described in Part I of Schedule I hereto (the “Company Pledged Shares”) issued by the corporations named therein, which shares constitute the percentage of all of the issued and outstanding shares of all classes of capital stock of such companies identified in Part I of said Schedule I, and (ii) the indebtedness described in Part II of said Schedule I (the “Company Pledged Debt”) issued by the obligors named therein.  Packaging is the legal and beneficial owner of (i) the shares of stock described in Part I of Schedule II hereto (the “Packaging Pledged Shares”) issued by the corporation named therein, which shares constitute the percentage of all of the issued and outstanding shares of all classes of capital stock of such company identified in Part I of said Schedule II, and (ii) the indebtedness described in Part II of said Schedule II (the “Packaging Pledged Debt”) issued by the obligor named therein (collectively, the Company Pledged Shares and the Packaging Pledged Shares are referred to herein as the “Pledged Shares”, and the Company Pledged Debt and the Packaging Pledged Debt are referred to herein as the “Pledged Debt”).

17.          Company and Restricted Subsidiaries of Company have incurred, and it is contemplated that, from time to time in the future, Company and Restricted Subsidiaries of Company may incur, obligations to Lenders or affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Interest Rate Agreements, Currency Agreements and Commodities Agreements) or extensions of credit to the extent permitted under the Credit Agreement (“Other Permitted Credit Exposure”).  Company and Packaging have guarantied such Other Permitted Credit Exposure pursuant, and subject, to Section 9 of the Credit

3

Agreement and the Subsidiary Guaranty, respectively.  Each holder of any such Other Permitted Credit Exposure, including those holders of Other Permitted Credit Exposure set forth on Exhibit I to the Intercreditor Agreement (as defined below) is referred to herein as an “Other Permitted Credit Exposure Holder” and, collectively, all such Holders are referred to as “Other Permitted Credit Exposure Holders”.  The documents and instruments evidencing or relating to any such Other Permitted Credit Exposure (including the foregoing guaranties) are referred to as the “Other Permitted Credit Exposure Documents”.

18.          It is contemplated that, from time to time in the future to the extent permitted by the Credit Agreement, Company and/or Packaging or Owens-Brockway and/or the other Subsidiary Guarantors may issue and/or guaranty, certain Permitted Secured Debt.  Any indenture, debenture, note, guaranty, credit agreement or other document executed by Company or Packaging or Owens-Brockway and/or the other Subsidiary Guarantors in connection with the issuance of any such Permitted Secured Debt is referred to herein as a “Permitted Secured Debt Document” individually and the “Permitted Secured Debt Documents” collectively.  Any trustee or like representative of the holders of any such Permitted Secured Debt acting in such capacity for the benefit of the holders of Permitted Secured Debt is referred to herein as a “Permitted Secured Debt Representative”.

19.          The Pledgors wish to confirm the making and continuation of the pledge and grant of security interests in the Pledged Collateral in favor of Collateral Agent for the benefit of the Lenders, the Other Permitted Credit Exposure Holders and the holders of any Permitted Secured Debt and the Permitted Secured Debt Representatives (collectively, the “Senior Secured Parties”), for the benefit of the holders of the Existing Holdings Senior Notes and the Existing Holdings Senior Notes Trustee (collectively, the “Second Priority Secured Parties”, and together with the Senior Secured Parties, the “Secured Parties”).

20.          Collateral Agent, the Lender Agent, the Existing Holdings Senior Notes Trustee and the current Other Permitted Credit Exposure Holders have entered into a Third Amended and Restated Intercreditor Agreement dated as of May 19, 2011 (such Third Amended and Restated Intercreditor Agreement as it may hereafter be amended, amended and restated or otherwise modified from time to time being the “Intercreditor Agreement”) which provides for, inter alia, the appointment of Collateral Agent to administer the Pledged Collateral.  Any Permitted Secured Debt Representative and any Other Permitted Credit Exposure Holder shall only be entitled to the benefits of this Agreement, and shall only be a Secured Party hereunder, if such Person (or the representative thereof) has prior to the date hereof executed and delivered to Collateral Agent an acknowledgment to the Original Intercreditor Agreement, the Amended and Restated Intercreditor Agreement, the Second Amended and Restated Intercreditor Agreement, or the Intercreditor Agreement (each an “Applicable Intercreditor Agreement”) acknowledged by the Borrowers’ Agent, or from and after May 19, 2011 executes and delivers to Collateral Agent an acknowledgment to the Intercreditor Agreement (in the form attached thereto) acknowledged by the Borrowers’ Agent.

NOW, THEREFORE, in consideration of the premises the parties hereto agree that the Third Amended and Restated Pledge Agreement is amended and restated in its entirety as follows:

SECTION 1.        PLEDGES.

1.1          Senior Pledge

A.            By Company.  Company hereby pledges to Collateral Agent and grants to Collateral Agent, in each case for the ratable benefit of the Senior Secured Parties, a first priority security

4

interest in all of Company’s right, title and interest in and to the following (the “Company Pledged Collateral”) to secure the Senior Secured Obligations (as defined in Section 2):

(a)       the Company Pledged Shares and the certificates representing the Company Pledged Shares and any interest of Company in the entries on the books of any securities intermediary pertaining to the Company Pledged Shares, including without limitation, all securities entitlements with respect to the Company Pledged Shares and all dividends, cash, options, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Company Pledged Shares;

(b)       all additional shares of stock of any issuer of the Company Pledged Shares from time to time acquired by Company in any manner (which shares shall be deemed to be part of the Company Pledged Shares), and the certificates representing such additional shares and any interest of Company in the entries on the books of any financial intermediary pertaining to such additional shares, including without limitation, all security entitlements with respect to such additional shares, and all dividends, cash, options, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(c)       the Company Pledged Debt and the instruments evidencing the Company Pledged Debt, and all interest, cash instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Company Pledged Debt; and

(d)       all proceeds of any of the foregoing.

For avoidance of doubt, the Company Pledged Collateral shall not include any stock or indebtedness issued by OI General FTS, Inc.

B.            By Packaging.  Packaging hereby pledges to Collateral Agent and grants to Collateral Agent, in each case for the ratable benefit of the Senior Secured Parties, a first priority security interest in all of Packaging’s right, title and interest in and to the following (the “Packaging Pledged Collateral”) to secure the Senior Secured Obligations:

(a)       the Packaging Pledged Shares and the certificates representing the Packaging Pledged Shares and any interest of Packaging in the entries on the books of any securities intermediary pertaining to the Packaging Pledged Shares, including without limitation, all security entitlements with respect to the Packaging Pledged Shares and all dividends, cash options, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Packaging Pledged Shares;

(b)       all additional shares of stock of any issuer of the Packaging Pledged Shares from time to time acquired by Packaging in any manner (which shares shall be deemed to be part of the Packaging Pledged Shares), and the certificates representing such additional shares and any interest of Packaging in the entries on the books of any securities intermediary pertaining to such additional shares, including without limitation, all security entitlements with respect to such additional shares and all dividends, cash, options, warrants, rights, instruments and other property or proceeds

5

from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(c)       the Packaging Pledged Debt and the instruments evidencing the Packaging Pledged Debt, and all interest, cash instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Packaging Pledged Debt; and

(d)       all proceeds of any of the foregoing.

The Company Pledged Collateral and the Packaging Pledged Collateral is referred to herein collectively as the “Pledged Collateral”.

The foregoing pledges and grants of security interests confirm the pledges and grants of first priority security interests in the Pledged Collateral to secure the Senior Secured Obligations made in the Original Pledge Agreement, the Amended and Restated Pledge Agreement, the Second Amended and Restated Pledge Agreement and the Third Amended and Restated Pledge Agreement and continue in all respects the pledges and grants therein without in any way causing any interruption in continuity from such original pledges and grants.

1.2          Second Priority Pledge.  Each Pledgor hereby pledges to Collateral Agent and grants to Collateral Agent, in each case for the ratable benefit of the Second Priority Secured Parties, a second priority security interest in all of such Pledgor’s right, title and interest in and to the Pledged Collateral to secure the Second Priority Secured Obligations (as defined in Section 2).

The foregoing pledges and grants of security interests confirm the pledges and grants of second priority security interests in the Pledged Collateral to secure the Second Priority Secured Obligations made in the Original Pledge Agreement, the Amended and Restated Pledge Agreement, the Second Amended and Restated Pledge Agreement and the Third Amended and Restated Pledge Agreement and continue in all respects the pledges and grants therein without in any way causing any interruption in continuity from such original pledges and grants.

SECTION 2.        SECURED OBLIGATIONS; PRIORITY.

2.1          Senior Secured Obligations.  The security interests granted by the Company and Packaging pursuant to Section 1.1 of this Agreement secures on a first priority basis, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise (including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), of all Obligations, all obligations of the Pledgors under any Other Permitted Credit Exposure Documents and all obligations of either Pledgor or other permitted obligor under any Permitted Secured Debt Documents, in each case whether for principal, premium or interest (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to the Pledgor, would accrue on such obligations), payments for early termination, payments for settlement of amounts due under any such agreement, fees, expenses or otherwise and all obligations of either Pledgor or other permitted obligor now or hereafter existing under this Agreement, in each case, excluding Excluded Swap Obligations (all such obligations being the “Senior Secured Obligations”); provided, that, the pledge made and security interest granted in Section 1 and any other provisions of this Agreement shall be effective as to any obligations in respect of any Other Permitted Credit Exposure Documents or Permitted Secured Debt Documents only if the holders of such obligations or their representatives shall have executed and delivered to Collateral Agent an appropriate acknowledgment to

6

an Applicable Intercreditor Agreement acknowledged by Borrowers’ Agent (it being acknowledged that such execution, acknowledgment and delivery has been completed with respect to those other obligations set forth on Exhibit I to the Intercreditor Agreement and all of the foregoing are and continue to be secured hereunder).  For purposes of determining the amount of Senior Secured Obligations relating to any obligation with respect to which a Person other than a Pledgor is the direct or primary obligor and with respect to which a Pledgor is a guarantor (including by way of providing security), the total amount of such Senior Secured Obligations shall be calculated without duplication of the amount of such direct or primary obligation secured by the Pledged Collateral and the related guaranty obligations of the Pledgors secured by the Pledged Collateral.

2.2          Second Priority Secured Obligations.  The security interest granted by the Pledgors pursuant to Section 1.2 of this Agreement secures on a second priority basis, and the Pledged Collateral is collateral security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), of all obligations of the Pledgors now or hereafter existing under the Existing Holdings Senior Notes Subordinated Guaranty and all obligations under the Existing Holdings Senior Notes Indenture and the Existing Holdings Senior Notes issued thereunder in each case whether for principal, premium, interest (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to a Pledgor, would accrue on such obligations), fees, expenses or otherwise, and all obligations of the Pledgors now or hereafter existing under this Agreement (all such obligations being the “Second Priority Secured Obligations”).  For purposes of determining the amount of Second Priority Secured Obligations relating to any obligation with respect to which a Pledgor is a guarantor (including by way of providing security), the total amount of such Second Priority Secured Obligations shall be calculated without duplication of the amount of such direct or primary obligation secured by the Pledged Collateral and the related guaranty obligations of the Pledgors secured by the Pledged Collateral. The Senior Secured Obligations and the Second Priority Secured Obligations collectively are referred to herein as the “Secured Obligations”.

2.3          Rights in Pledged Collateral.  Notwithstanding anything to the contrary contained in the Credit Agreement, any Other Permitted Credit Exposure Document, Permitted Secured Debt Document, Existing Holdings Senior Notes Indenture or Existing Holdings Senior Notes Subordinated Guaranty, and irrespective of:

(a)       the time, order or method of attachment or perfection of the security interests created hereby;

(b)       the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Pledged Collateral, and

(c)       the rules for determining priority under the Uniform Commercial Code or any other law or rule governing the relative priorities of secured creditors,

any security interest in any Pledged Collateral heretofore or hereafter granted to secure any Senior Secured Obligation has and shall have priority, to the extent of any unpaid Senior Secured Obligations, over any security interest in such Pledged Collateral granted to secure the Second Priority Secured Obligations.

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SECTION 3.                         DELIVERY OF PLEDGED COLLATERAL.

3.1                               All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.  Collateral Agent shall have the right, at any time upon or after the occurrence and during the continuance of an Event of Default (as defined in Section 11) and without notice to either Pledgor, to transfer to or to register in the name of Collateral Agent or any of its nominees any or all of the Pledged Collateral.  In addition, Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.  Collateral Agent expressly acknowledges (including in accordance with Section 8-301(a)(2) and Section 9-313(c) of the New York Uniform Commercial Code) that, in addition to holding the Pledged Collateral as agent for the benefit of the Senior Secured Parties, it holds the Pledged Collateral as agent for the benefit of each of the Second Priority Secured Parties.

SECTION 4.                         REPRESENTATIONS AND WARRANTIES

4.1                               By Company.  Company hereby represents and warrants to Collateral Agent and each Secured Party as follows:

(a)                     Company is, and at the time of delivery of any Company Pledged Collateral to Collateral Agent pursuant to Section 3 will be, the legal and beneficial owner of the Company Pledged Collateral free and clear of any Lien except for the liens and security interests created by this Agreement.

(b)                     Company has full power, authority and legal right to pledge all the Company Pledged Collateral pursuant to this Agreement.

(c)                      No consent of any other party (including, without limitation, stockholders or creditors of Company) and no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (x) for the pledge by Company of the Company Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Company or (y) for the exercise by Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Company Pledged Collateral pursuant to this Agreement; except (a) for foreign governmental actions, notices or filings required for actions referred to in clauses (x) and (y) as to Company Pledged Shares issued by corporations which own, directly or indirectly, the stock of Foreign Subsidiaries and (b) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(d)                     All of the Company Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.  The Company Pledged Debt has been duly authorized, authenticated or issued and delivered, and is the legal, valid and binding obligation of the issuers thereof, and is not in default.

(e)                      The pledge of the Company Pledged Shares and the Company Pledged Debt pursuant to this Agreement, together with delivery to Collateral Agent in accordance with and subject to Section 3.1 of this Agreement of the certificates or instruments representing or evidencing the Company Pledged Shares and Company

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Pledged Debt, accompanied by duly executed instruments of transfer or assignment in blank and an effective endorsement, creates a valid and perfected first priority security interest in the Company Pledged Shares and the Company Pledged Debt securing the payment of the Senior Secured Obligations, and a valid and perfected second priority security interest in the Company Pledged Shares and the Company Pledged Debt securing the payment of the Second Priority Secured Obligations.

(f)                       As of the date hereof, the Company Pledged Shares consisting of capital stock of the Persons identified in Part I of Schedule I annexed hereto constitute the percentage of the issued and outstanding shares of stock of such Persons as identified in Part I of Schedule I annexed hereto.  The Company Pledged Debt constitutes all of the issued and outstanding debt obligations owing to Company as of the date specified therein by the Persons identified in Part II of Schedule I annexed hereto.

(g)                      Except as otherwise permitted by the Credit Agreement, the Company at all times will be sole beneficial owner of the Company Pledged Collateral.

(h)                     The pledge of the Company Pledged Collateral pursuant to this Agreement does not violate Regulations T, U or X of the Federal Reserve Board.

4.2                               By Packaging.  Packaging hereby represents and warrants to Collateral Agent and each Secured Party as follows:

(a)                     Packaging is, and at the time of delivery of any Packaging Pledged Collateral to Collateral Agent pursuant to Section 3 will be, the legal and beneficial owner of the Packaging Pledged Collateral free and clear of any Lien except for the lien and security interests created by this Agreement.

(b)                     Packaging has full power, authority and legal right to pledge all the Packaging Pledged Collateral pursuant to this Agreement.

(c)                      No consent of any other party (including, without limitation, stockholders or creditors of Packaging) and no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (x) for the pledge by Packaging of Packaging Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Packaging or (y) for the exercise by Collateral Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Packaging Pledged Collateral pursuant to this Agreement; except (a) for foreign governmental actions, notices or filings required for actions referred to in clauses (x) and (y) as to Packaging Pledged Shares issued by corporations which own, directly or indirectly, the stock of Foreign Subsidiaries and (b) as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(d)                     All of the Packaging Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.  The Packaging Pledged Debt has been duly authorized, authenticated or issued and delivered, and is the legal, valid and binding obligation of the issuers thereof, and is not in default.

(e)                      The pledge of the Packaging Pledged Shares and the Packaging Pledged Debt pursuant to this Agreement, together with delivery to Collateral Agent in

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accordance with and subject to Section 3.1 of this Agreement of certificates or instruments representing or evidencing the Packaging Pledged Shares and Packaging Pledged Debt, accompanied by duly executed instruments of transfer of assignment in blank and an effective endorsement, creates a valid and perfected first priority security interest in the Packaging Pledged Shares and the Packaging Pledged Debt securing the payment of the Senior Secured Obligations, and a valid and perfected second priority security interest in the Packaging Pledged Shares and the Packaging Pledged Debt securing the payment of the Second Priority Secured Obligations.

(f)                       As of the date hereof, the Packaging Pledged Shares consisting of capital stock of the Persons identified in Part I of Schedule II annexed hereto constitute the percentage of the issued and outstanding shares of stock of such Persons as identified in Part I of Schedule II annexed hereto.  The Packaging Pledged Debt constitutes all of the issued and outstanding Debt Obligations owing to Packaging as of the date hereof by the Persons identified in Part II of Schedule II annexed hereto.

(g)                      Except as otherwise permitted by the Credit Agreement, Packaging at all times will be sole beneficial owner of the Packaging Pledged Collateral.

(h)                     The pledge of the Packaging Pledged Collateral pursuant to this Agreement does not violate Regulations T, U or X of the Federal Reserve Board.

SECTION 5.                         SUPPLEMENTS, FURTHER ASSURANCES.

5.1                               Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

5.2                               Each Pledgor further agrees that it will, upon obtaining any shares of any Person required to be pledged pursuant to Section 1.1 A(b) or 1.1(B)(b), promptly (and in any event within five (5) Business Days) deliver to Collateral Agent a pledge amendment, duly executed by the Pledgor, in substantially the form of Schedule III hereto (a “Pledge Amendment”), in respect of the additional Pledged Shares which are to be pledged pursuant to this Agreement.  Each Pledgor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder be considered Pledged Collateral; provided, that, the failure of a Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares pursuant to this Agreement shall not impair the security interest of Collateral Agent therein or otherwise adversely affect the rights and remedies of Collateral Agent hereunder with respect thereto.

SECTION 6.                         VOTING RIGHTS; DIVIDENDS; ETC.

6.1                               As long as no Event of Default (as defined in Section 11) shall have occurred and be continuing:

(a)                     prior to receipt of a written notice from Collateral Agent, Pledgors shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the Credit Agreement; provided, however, that each Pledgor shall

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give Collateral Agent at least five (5) days’ prior written notice of the manner in which it intends to exercise any such right; provided, further, however, that neither (i) the voting by a Pledgor of any Pledged Shares for, or a Pledgor’s consent to, the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor (ii) a Pledgor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement (including, without limitation, impairing in any material manner the Pledged Collateral or the material rights of any of the Secured Parties), within the meaning of this Section 6.1(a), and no notice of any such voting or consent need be given to Collateral Agent.

(b)                     The Pledgors shall be entitled to receive and retain, and to utilize free and clear of the Lien of this Agreement, any and all dividends, distributions, principal and interest paid in respect of the Pledged Collateral; provided, however, that any and all dividends and other distributions in equity securities shall be, and shall be forthwith delivered to Collateral Agent to hold as, Pledged Collateral and shall, if received by a Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(c)                      In order to permit the Pledgors to exercise the voting and other rights which they are entitled to exercise pursuant to Section 6.1(a) above and to receive the dividends, distributions, principal or interest payments which they are authorized to receive and retain pursuant to Section 6.1(b) above, Collateral Agent shall, if necessary, upon written request of a Pledgor, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such proxies, dividend payment orders and other instruments as such Pledgor may reasonably request.

(d)                     Upon the occurrence and during the continuance of an Event of Default:

(i)                                     Upon written notice from Collateral Agent to a Pledgor, all rights of such Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6.1(a) above shall cease, and all such rights shall thereupon become vested in Collateral Agent which shall thereupon have the sole right to exercise such voting and other consensual rights during the continuance of such Event of Default.

(ii)                                  Other than amounts to be used by a Pledgor to directly or indirectly make Holdings Ordinary Course Payments permitted to be paid pursuant to subsection 8.5 of the Credit Agreement, all rights of a Pledgor to receive the dividends, distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 6.1(b) above shall cease and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, distributions, principal and interest payments during the continuance of such Event of Default.

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(e)                      In order to permit Collateral Agent to receive all dividends and other distributions to which it may be entitled under Section 6.1(d) above, to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 6.1(d) above, and to receive all dividends, distributions, principal and interest payments and other distributions which it may be entitled to receive under Section 6.1(b) above, each Pledgor shall, if necessary, upon written notice from Collateral Agent, from time to time execute and deliver to Collateral Agent appropriate proxies, dividend payment orders and other instruments as Collateral Agent may reasonably request.

(f)                       All dividends, distributions, principal and interest payments which are received by either Pledgor contrary to the provisions of Section 6.1(d) above shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Pledgor and shall be forthwith paid over to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 7.                         TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES.

7.1                               Transfers and Other Liens.  Each Pledgor agrees that it will not, except as permitted by the Credit Agreement, (i) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral, (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for the liens and security interests under this Agreement, or (iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided, however, that in the event of an Asset Sale permitted by the Credit Agreement wherein the assets subject to such Asset Sale are Pledged Shares, Collateral Agent shall release the Pledged Shares that are the subject of such Asset Sale to the applicable Pledgor free and clear of the lien and security interest under this Agreement (a) so long as any Obligations remain outstanding under the Intercreditor Agreement, concurrently with the receipt of advice from the Lender Agent thereunder that arrangements satisfactory to it have been made for delivery to it of the Net Proceeds of such Asset Sale to which the Lenders, Permitted Secured Debt Holders and Other Permitted Credit Exposure Holders are entitled under the Credit Agreement and the Intercreditor Agreement, (b) after such time as all Obligations under the Credit Agreement have been paid in full and the Credit Agreement and the Letters of Credit have terminated, in the event that any other Secured Parties are entitled to receive any portion of the proceeds of such Asset Sale, concurrently with the receipt of advice from the agent or trustee for such Secured Parties that arrangements satisfactory to it have been made for delivery to it of the amounts required to be paid to such Secured Parties out of the proceeds of such Asset Sale, and (c) in the event no Secured Party is entitled to receive any portion of the proceeds of such Asset Sale, concurrently with the consummation of such Asset Sale; and provided, further, that notwithstanding anything herein to the contrary, (x) Collateral Agent shall release Pledged Shares or other Pledged Collateral from the liens and security interests of this Agreement as may be specified by the Lender Agent upon the approval of the release of such Pledged Shares or other Pledged Collateral, and (y) Collateral Agent shall release Pledged Shares or other Pledged Collateral from the liens and security interests of this Agreement, upon satisfaction of the conditions set forth in, and in accordance with, Section 18 below.

7.2                               Additional Shares.  Company agrees that it will (i) cause each issuer of Company Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Company Pledged Shares issued by such issuer, except to Company or as otherwise consented to by Requisite Lenders, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other equity securities of each issuer of Company

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Pledged Shares.  Packaging agrees that it will (i) cause each issuer of Packaging Pledged Shares not to issue any stock or other securities in addition to or in substitution for the Packaging Pledged Shares issued by such issuer, except to Packaging or as otherwise consented to by Requisite Lenders and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional shares of stock or other equity securities of each issuer of Packaging Pledged Shares.

SECTION 8.                         COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

Each Pledgor hereby appoints Collateral Agent such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time upon the occurrence and during the continuance of an Event of Default (as defined in Section 11) in Collateral Agent’s discretion to take any action and to execute any instrument which Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, interest payment or other distribution in respect of such Pledged Collateral or any part thereof and to give full discharge for the same.

SECTION 9.                         COLLATERAL AGENT MAY PERFORM.

If either Pledgor fails to perform any agreement contained herein after receipt of a written request to do so from Collateral Agent, Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Collateral Agent, including the reasonable fees and expenses of its counsel, incurred in connection therewith shall be payable by the Pledgors under Section 13 hereof.

SECTION 10.                  REASONABLE CARE.

Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property consisting of negotiable securities, it being understood that neither Collateral Agent nor any other Secured Party shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Shares and Pledged Debt) to preserve rights against any Person with respect to any Pledged Collateral.

SECTION 11.                  REMEDIES UPON DEFAULT; DECISIONS RELATING TO EXERCISE OF REMEDIES.

11.1                        Remedies Upon Default.  Subject to Sections 11.2 and 11.3, (i) if any Event of Default under and as defined in the Credit Agreement, or (ii) after such time as all Obligations (other than contingent obligations as to which no claim has been asserted) shall have been paid in full and the Credit Agreement and the Letters of Credit have terminated or expired (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender) (“Discharge of Credit Agreement Obligations”), and provided, that, the Pledged Collateral then secures the payment and performance of any obligations under any Permitted Secured Debt Documents or any obligations under any Other Permitted Credit Exposure Documents, if any event of default under (A) any Permitted Secured Debt Documents which are secured by the Pledged Collateral or (B) any Other Permitted Credit Exposure Documents which are secured by the Pledged Collateral, as the case may be, or (iii) after such time as all

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Senior Secured Obligations shall have been indefeasibly paid in full, and provided, that, the Pledged Collateral then secures the payment and performance of the Second Priority Secured Obligations, if any event of default under the Existing Holdings Senior Notes Indenture which are secured by the Pledged Collateral, (each of the events of default described in the foregoing clauses (i) through (iii) (subject to any provisos set forth therein) being referred to herein as an “Event of Default”) shall have occurred and be continuing:

(a)                     Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the “Code”) in effect in the State of New York at that time, and Collateral Agent may also in its sole discretion, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral.  Collateral Agent or any other Secured Party may be the purchaser of any or all of the Pledged Collateral at any such sale (in the case of a private sale, only to the extent permitted by law) but, except for Collateral Agent, shall not be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Pledged Collateral payable by such Person at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of either Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

(b)                     Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any

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private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such Pledgor would agree to do so.

(c)                      If Collateral Agent determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, each Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

11.2                        Decisions Relating to Exercise of Remedies.  Notwithstanding anything in this Agreement to the contrary, as provided in the Intercreditor Agreement, Collateral Agent shall exercise, or shall refrain from exercising, any remedy provided for in this Section 11 in accordance with the instructions of Requisite Obligees (as defined in the Intercreditor Agreement) and any Other Permitted Credit Exposure Holders, the holders of any Permitted Secured Debt or any Permitted Secured Debt Representative, the holders of the Existing Holdings Senior Notes and the Existing Holdings Senior Notes Trustee; and the sole rights of the Other Permitted Credit Exposure Holders, the holders of any Permitted Secured Debt and any Permitted Secured Debt Representative with respect thereto, holders of the Existing Holdings Senior Notes and the Existing Holdings Senior Notes Trustee and their respective representatives under this Agreement shall be to be secured by the Pledged Collateral and to receive the payments provided for in Section 12 hereof.

11.3                        Limitations on Exercise of Remedies.  Notwithstanding anything in this Agreement to the contrary, as provided in the Intercreditor Agreement, Collateral Agent shall not exercise any remedy provided for in this Section 11 for the purpose of realizing value on the Pledged Collateral to be applied to the payment of the Second Priority Secured Obligations unless (a) such remedy is concurrently being exercised for the purpose of realizing value on the Pledged Collateral to be applied to the payment of the Senior Secured Obligations or (b) all Senior Secured Obligations shall have been indefeasibly paid in full.

SECTION 12.                  APPLICATION OF PROCEEDS.

After and during the continuance of an Event of Default, any cash held by Collateral Agent as Pledged Collateral and all cash proceeds received by Collateral Agent (all such cash being “Proceeds”) in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Collateral Agent of its remedies as a secured creditor as provided in Section 11 of this Agreement shall be applied promptly from time to time by Collateral Agent as follows:

First, to the payment of the costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, to the payment of the Senior Secured Obligations (including any Aggregate Available Amount (as defined in the Security Agreement) deposits into the L/C Collateral Account for

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outstanding Letters of Credit, provided that if such Letters of Credit expire without being fully drawn, then at that time, such excess amounts shall be applied as provided in this Section 12 to then outstanding Senior Secured Obligations) for the ratable benefit of the holders thereof; provided, that, in making such application in respect of outstanding obligations under Permitted Secured Debt Documents, Collateral Agent shall be entitled to deduct from the share of such Proceeds otherwise payable to the Permitted Secured Debt Representatives the Permitted Secured Debt holders’ pro rata share of all amounts that Collateral Agent has been paid by the Paying Indemnifying Parties (such term being used in this Section 12 as defined in Section 7(c) of the Intercreditor Agreement) pursuant to Section 7(c) of the Intercreditor Agreement;

Third, only after payment in full of all Senior Secured Obligations, to the payment of the Second Priority Secured Obligations for the ratable benefit of the holders thereof; provided, that, that in making such application to the Existing Holdings Senior Notes Trustee, Collateral Agent shall be entitled to deduct from the share of such Proceeds otherwise payable to the holders of the Existing Holdings Senior Notes such holders’ pro rata share of all amounts that Collateral Agent has been paid by the Paying Indemnifying Parties pursuant to Section 7(c) of the Intercreditor Agreement; and

Fourth, after payment in full of all Secured Obligations, to applicable Pledgor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

At the time of any application of Proceeds by Collateral Agent pursuant to this Section 12, Collateral Agent shall provide the Existing Holdings Senior Notes Trustee and any Other Permitted Credit Exposure Holder and/or Permitted Secured Debt Representative with a certificate setting forth the total amount paid to Collateral Agent pursuant to Section 7(c) of the Intercreditor Agreement and a calculation of the amounts, if any, deducted from Proceeds paid to the Existing Holdings Senior Notes Trustee, Other Permitted Credit Exposure Holders or Permitted Secured Debt Representatives, as the case may be.

SECTION 13.                  EXPENSES.

The Pledgors will upon demand pay to Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of Collateral Agent or any other Secured Party hereunder or (iv) the failure by any Pledgor to perform or observe any of the provisions hereof.  The Pledgors’ obligations under this Section 13 shall be joint and several.

SECTION 14.                  NO WAIVER.

No failure on the part of Collateral Agent to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Collateral Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law.

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SECTION 15.                  COLLATERAL AGENT.

Existing Collateral Agent was appointed as collateral agent under the Third Amended and Restated Pledge Agreement pursuant to the Intercreditor Agreement by the Lender Agent, the Existing Holdings Senior Notes Trustee, the holders of the other obligations described on Exhibit I to the Intercreditor Agreement and, pursuant to the Assignment Agreement and Section 12.21 of the Credit Agreement, the Collateral Agent has been appointed as Collateral Agent under the Intercreditor Agreement, and, in the event that any future Other Permitted Credit Exposure or future Permitted Secured Debt is secured hereby, by each future Other Permitted Credit Exposure Holder and future Permitted Secured Debt Representative executing an acknowledgment to the Intercreditor Agreement and Collateral Agent shall be entitled to the benefits of the Intercreditor Agreement.  Collateral Agent shall be obligated, and shall have the right, hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of Pledged Collateral) solely in accordance with this Agreement and the Intercreditor Agreement.  Collateral Agent may resign and a successor collateral agent may be appointed in the manner provided in the Intercreditor Agreement.  Upon the acceptance of any appointment as a collateral agent by a successor collateral agent, that successor collateral agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring collateral agent under this Agreement, and the retiring collateral agent shall thereupon be discharged from its duties and obligations under this Agreement and shall deliver any Pledged Collateral in its possession to the successor collateral agent.  After any retiring collateral agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.  Anything contained in this Agreement to the contrary notwithstanding, in the event of any conflict between the express terms and provisions of this Agreement and the express terms and provisions of the Intercreditor Agreement, such terms and provisions of the Intercreditor Agreement shall control.

References to Collateral Agent with respect to periods prior to the date of this Agreement shall mean and refer to DBTCA in such capacity.

SECTION 16.                  INDEMNIFICATION.

Each Pledgor hereby agrees to indemnify Collateral Agent for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Collateral Agent in any way relating to or arising out of this Agreement, the Intercreditor Agreement, the Credit Agreement, the Subsidiary Guaranty, the Other Permitted Credit Exposure Documents, the Existing Holdings Senior Notes, the Existing Holdings Senior Notes Indenture, the Existing Holdings Senior Notes Subordinated Guaranty or Permitted Secured Debt Documents or any other documents contemplated by or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms hereof or of any such other documents or otherwise arising or relating in any manner to the pledges, dispositions of Pledged Collateral or proceeds of Pledged Collateral, or other actions of any nature with respect to the Pledged Collateral contemplated hereunder and under the Intercreditor Agreement to secure the payment of the Secured Obligations; provided, however, that, the Pledgor shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of Collateral Agent or failure by Collateral Agent to exercise reasonable care in the custody and preservation of the Pledged Collateral as provided in Section 10 hereof.

SECTION 17.                  AMENDMENTS, ETC.

Prior to such time as all Senior Secured Obligations (other than continent obligations as to which no claim has been asserted) shall have been indefeasibly paid in full and the Credit Agreement

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has terminated and all Letters of Credit have been cancelled (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), this Agreement may not be amended, modified or waived except with the written consent of the Pledgors, Collateral Agent and the Lender Agent and, solely with respect to an amendment of Section 12 hereof, the relative ranking or the priority of the security interests granted in Section 1 hereof, this Section 17, or the release of Pledged Collateral except as herein provided, with the written consent of each Other Permitted Credit Exposure Holder (if the Pledged Collateral then secures such Other Permitted Credit Exposure), any Permitted Secured Debt Representative (if the Pledged Collateral then secures Permitted Secured Debt) and the Existing Holdings Senior Notes Trustee (if the Pledged Collateral then secures the Existing Holdings Senior Notes), in each case to the extent such Secured Party is affected thereby in a manner adverse to such party; provided, that, the written consent of the Lender Agent shall not be required if there has been a Discharge of Credit Agreement Obligations; provided, further, that, if there has been a Discharge of Credit Agreement Obligations, the written consent of the holders of a majority of the outstanding Permitted Secured Debt which is secured by the Pledged Collateral shall be required for any amendment, modification or waiver of this Agreement; provided, further, that, during such time as the Pledged Collateral secures only the payment of the Second Priority Secured Obligations, this Agreement may not be amended, modified or waived except with the written consent of the Pledgors, Collateral Agent and the Existing Holdings Senior Notes Trustee (if the Pledged Collateral then secures the Existing Holdings Senior Notes); provided, however, that, notwithstanding the foregoing, no such written consent of any party (other than the Lender Agent) shall be required with respect to amendments, modifications or waivers necessary to permit the incurrence of additional Indebtedness (including any successor or replacement facility to the Credit Agreement) secured by the Pledged Collateral and entitled to the benefits hereof insofar as the foregoing is not prohibited by the applicable documents governing or evidencing the Secured Obligations, including without limitation any amendments, modifications or waivers for the purpose of adding appropriate references to additional parties in, and according such parties the benefits of, any of the provisions hereof and designating such parties as Senior Secured Parties (and the related obligations as Senior Secured Obligations) or Second Priority Secured Parties (and the related obligations as Second Priority Secured Obligations), as applicable, in connection with the incurrence of such indebtedness.

SECTION 18.                  TERMINATION.

Upon the earlier to occur of (a) payment in full in cash of all Senior Secured Obligations (excluding the Other Permitted Credit Exposure, obligations under or in respect of the Permitted Secured Debt Documents or contingent obligations as to which no claim has been asserted), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), and upon the written election of Pledgors, and (b) the first date on which the Pledged Collateral no longer secures the Obligations and upon written election of Pledgors, the security interests granted hereby and this Agreement shall automatically terminate and all rights to the Pledged Collateral shall revert to the applicable Pledgors, and Collateral Agent shall, upon the request and at the expense of the Pledgors, forthwith assign, transfer and deliver, against receipt and without recourse to Collateral Agent, such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof to or on the order of the Pledgors and execute and deliver to Pledgors such documents as Pledgors shall reasonably request to evidence such termination.

Notwithstanding anything herein (including, without limitation, Section 20) to the contrary, if there has been a Discharge of Credit Agreement Obligations or all the Obligations are no longer secured by any of the Pledged Collateral, this Agreement shall be terminable at the election of the Pledgors and upon the delivery of written notice of such election to Collateral Agent, this Agreement shall terminate and Collateral Agent shall, at the expense of the Pledgors, forthwith assign, transfer and

18

deliver against receipt and without recourse to Collateral Agent, such Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof to or on the order of the Pledgors and execute and deliver to Pledgors such documents as Pledgors shall reasonably request to evidence such termination.

SECTION 19.                  ADDRESSES FOR NOTICES.

All notices and other communications provided for hereunder shall be in writing (including by telecopy, e-mail or electronic PDF) and mailed, telecopied, e-mailed or delivered, if to a Pledgor, addressed to it at the address set forth on the signature page of this Agreement, if to Collateral Agent, addressed to it at the address set forth on the signature page of this Agreement, if to the Lender Agent, addressed to it at the address set forth on the signature page of the Credit Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section 19.  All such notices and other communications shall be effective when received.

SECTION 20.                  CONTINUING SECURITY INTEREST; TRANSFER OF NOTES.

Subject to Section 18, this Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until indefeasible payment in full in cash of all Secured Obligations, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and each other Secured Party and each of their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of subsection 12.8 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders as Secured Parties herein or otherwise, (B) any Other Permitted Credit Exposure Holder may assign or otherwise transfer any Other Permitted Credit Exposure to any other Lender or Affiliate of Lender in accordance with the applicable Other Permitted Credit Exposure Documents and such other permitted assignee shall thereupon become vested with all the benefits in respect thereof granted to such Other Permitted Credit Exposure Holder as a Secured Party herein or otherwise and (C) any holder of the Existing Holdings Senior Notes or Permitted Secured Debt may assign or otherwise transfer the Existing Holdings Senior Notes or Permitted Secured Debt to any other Person in accordance with the applicable Existing Holdings Senior Notes Indenture or Permitted Secured Debt Documents and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such holder (or its representative) as a Secured Party herein or otherwise.

SECTION 21.                  GOVERNING LAW; TERMS.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE CODE REQUIRES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  Unless otherwise defined herein or in the Credit Agreement, terms defined in Articles 8 and 9 of the Code are used herein as therein defined.

19

SECTION 22.                  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

All judicial proceedings brought against either Pledgor with respect to this Agreement may be brought in any state or federal court of competent jurisdiction in the State of New York and by execution and delivery of this Agreement, each Pledgor accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  The Pledgors designate and appoint CT Corporation System, The Corporation Trust Company, 1633 Broadway, New York, New York 10019 and such other Persons as may hereafter be selected by the Pledgors, irrevocably agreeing in writing to so serve, as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by each Pledgor to be effective and binding service in every respect.  A copy of any such process so served shall be mailed by registered mail to the Pledgors at their addresses referred to in Section 19 hereof, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process.  If any agent appointed by the Pledgors refuses to accept service, each Pledgor hereby agrees that service upon it by mail shall constitute sufficient notice.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Collateral Agent to bring proceedings against a Pledgor in the courts of any other jurisdiction.

SECTION 23.                  SECURITY INTEREST ABSOLUTE.

All rights of Collateral Agent and security interests hereunder, and all obligations of the Pledgors hereunder, shall be absolute and unconditional irrespective of, and Pledgors hereby waive any and all defenses that they may now or in the future have arising out of:

(a)                                 any lack of validity or enforceability of any of the Credit Agreement, any Other Permitted Credit Exposure Guaranty, the Existing Holdings Senior Notes, the  Existing Holdings Senior Notes Indenture, the Existing Holdings Senior Notes Subordinated Guaranty, any Permitted Secured Debt Document, or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any of the Credit Agreement, Subsidiary Guaranty, any Other Permitted Credit Exposure Document, the Existing Holdings Senior Notes, the Existing Holdings Senior Notes Indenture, the Existing Holdings Senior Notes Subordinated Guaranty, or any Permitted Secured Debt Document;

(c)                                  any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guaranty, for all or any of the Secured Obligations; or

(d)                                 any other circumstance which might otherwise constitute a defense available to, or a discharge of, either Pledgor.

SECTION 24.                  WAIVER OF JURY TRIAL.

EACH PLEDGOR AND COLLATERAL AGENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all

20

other common law and statutory claims.  Each Pledgor and Collateral Agent acknowledges that this waiver is a material inducement for each Pledgor and Collateral Agent to enter into a business relationship, that each Pledgor and Collateral Agent has already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings.  Each Pledgor and Collateral Agent further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 24 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 25.                  COUNTERPARTS.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 26.                  AMENDMENT AND RESTATEMENT.

This Agreement amends, restates, supersedes, and replaces in its entirety the Third Amended and Restated Pledge Agreement.  The security interest granted by each Pledgor under the Third Amended and Restated Pldege Agreement continues without interruption under this Agreement and such security interest is hereby ratified and confirmed in all respects.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Third Amended and Restated Pledge Agreement, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Agreement shall be construed as a release or discharge of any Pledgor under the Third Amended and Restated Pledge Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Pledgors has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Pledgor

OWENS-ILLINOIS GROUP, INC.

By:
Name:
Title:

Notice Address:

[ ]

Pledgor

OWENS-BROCKWAY PACKAGING, INC.

By:
Name:
Title:

Notice Address:

[ ]

IN WITNESS WHEREOF, Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Collateral Agent

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

TO

PLEDGE AGREEMENT

Owens-Illinois Group, Inc. Pledged Shares and Pledged Debt

PART I

Stock Owned by Owens-Illinois Group, Inc.

Stock Issuer	Class of Stock	Certificate No(s).	No. of Shares	% of All Capital Stock Owned
OI General Finance Inc.	Common	2	100	100%
Owens-Brockway Packaging, Inc.	Common	2	100	100%

PART II

Intercompany Indebtedness Owed to Owens-Illinois Group, Inc.

None.

SCHEDULE II

TO

PLEDGE AGREEMENT

Owens-Brockway Packaging, Inc. Pledged Shares and Pledged Debt

PART I

Stock Owned by Owens-Brockway Packaging, Inc.

Stock Issuer	Class of Stock	Certificate No(s).	No. of Shares	% of All Capital Stock Owned
Owens-Brockway Glass Container Inc.	Common	2	100	100%

PART II

Intercompany Indebtedness Owed to Owens-Brockway Packaging, Inc.

None.

SCHEDULE III

To the Fourth Amended and Restated Pledge Agreement
PLEDGE AMENDMENT

This Pledge Amendment, dated as of                       , 20    , is delivered pursuant to Section 5 of the Pledge Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Fourth Amended and Restated Pledge Agreement dated as of May 19, 2011 (the “Pledge Agreement”; capitalized terms used herein without definition being used as therein defined), between the undersigned and Deutsche Bank AG, New York Branch, as Collateral Agent, and that the Pledged Shares listed on this Pledge Amendment shall be deemed to be part of the Pledged Shares and shall become part of the Pledged Collateral and shall secure all Secured Obligations pursuant to the terms of the Pledge Agreement.

[PLEDGOR]

By:
Name:
Title:

Stock Issuer	Class of Stock	Stock Certificate No(s).	Par Value	Number of Shares	Percentage of All Capital Stock Owned

Exhibit 7.1(c)

1.             FORM OF
COMPLIANCE CERTIFICATE

To:                             Each of the Lenders and DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent
[      ]
[      ]
Attention:

OWENS-ILLINOIS GROUP, INC.

Ladies and Gentlemen:

This Compliance Certificate is being delivered pursuant to Section 7.1(c) of the  Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (the “Company”), OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby certifies, represents and warrants that as of [ ] :(17)

(a)           [The Total Leverage Ratio was    :1.00, and Attachment 1 hereto sets forth a detailed computation of Consolidated EBITDA, and such ratio [complies] [does not comply] with the provisions of Section 9.1 of the Credit Agreement,](18) / [Consolidated EBITDA for the fiscal quarter ended March 31, 2015, as computed on Attachment 1 hereto, is $[  ]] and set forth below are detailed descriptions of the differences between the financial information contained in the financial statements most recently delivered pursuant to Section 7.1 of the Credit Agreement and the information contained in Attachment 1:

[Insert detailed description].

(17)         Date should be date of most recent financial statements delivered under Section 7.1 of the Credit Agreement.

(18)         Use for all fiscal periods other than the fiscal quarter ended March 31, 2015

(b)           No Unmatured Event of Default or Event of Default has occurred and is continuing [other than as follows:].

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Company has caused this Compliance Certificate to be executed and delivered by its Responsible Officer on this            day of                                   .

OWENS-ILLINOIS GROUP, INC.

By:
Name:
Title: [Financial Officer]

3

ATTACHMENT 1

A.            Total Leverage Ratio for the period ending [  ] (Pro Forma Basis):

	1. Indebtedness of Holdings and its Restricted Subsidiaries, minus Cash and Cash Equivalents of Holdings and its Restricted Subsidiaries.	$
.
	2. Consolidated Net Income	$

	3. Consolidated Interest Expense	$

	4. Provisions for taxes based on income	$

	5. Total depreciation expense	$

	6. Total amortization expense	$

	7. Extraordinary items	$

8.             Material non-recurring gains and non-cash charges (excluding any such charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto); provided, that, if any non-cash accrual or reserve in respect of a potential future cash disbursement is excluded pursuant to this clause 8 and a cash disbursement on account of such non-cash accrual or reserve is made in a future period, the amount of such cash disbursement shall be deducted from Consolidated EBITDA in such future period to the extent not already deducted in the calculation of Consolidated Net Income

$

9.             Material non-recurring cash charges (other than any charges related to claims of persons against Holdings for exposure to asbestos-containing products and expenses related thereto) in an amount not to exceed $40,000,000 for any such charge individually or $80,000,000 in the aggregate for all such charges in any four Fiscal Quarter Period

$

	10. Increases to the Asbestos Reserve in an amount not to exceed the Asbestos Reserve Increase Addback Amount; and	$

	11. Minority share owners’ interests in earnings of subsidiaries.	$

	12. Consolidated EBITDA (2+3+4+5+6+7+8+9+10+11)	$

	13. TOTAL LEVERAGE RATIO: The ratio of Item A.1. to Item A.12	:1.00

4

Exhibit 7.9

FORM OF
SUBSIDIARY GUARANTY

(see attached)

AMENDED AND RESTATED SUBSIDIARY GUARANTY

This AMENDED AND RESTATED SUBSIDIARY GUARANTY (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”) is entered into as of April 22, 2015, by each undersigned Guarantor signatory hereto together with each Additional Guarantor that may become a party hereto in accordance with the terms hereof (each, a “Guarantor” and collectively, “Guarantors”) in favor of and for the benefit of DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Collateral Agent for and representative of (in such capacity herein called the “Collateral Agent”) the lenders (“Lenders”) from time to time party to the Credit Agreement (as hereinafter defined), as well as the holders of certain Other Permitted Credit Exposure that are Lenders or Affiliates of Lenders (as hereinafter defined) referred to below (collectively, the “Guarantied Parties”).  Initially capitalized terms used herein without definition are defined in the Credit Agreement.

RECITALS

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the predecessor Credit Agreement by an agent to the lenders thereunder) among the Borrowers named therein, Owens-Illinois Group, Inc. (the “Company”), Owens-Illinois General, Inc. (the “Borrowers’ Agent”), the Lenders and the agents from time to time party thereto and Deutsche Bank AG, New York Branch as Administrative Agent, it is contemplated that certain proceeds of the Loans made to Borrowers by Lenders will be advanced to Guarantors or will directly or indirectly benefit the Guarantors and that certain Letters of Credit will be issued directly or indirectly for the benefit of Guarantors, and to such extent the Obligations of Borrowers will inure to the benefit of Guarantors (which benefits are hereby acknowledged);

WHEREAS, Pursuant to that certain Credit Agreement and Syndicated Facility Agreement dated as of May 19, 2011 (the “Existing Credit Agreement”) among the Lender Agent, Deutsche Bank Trust Company Americas (“DBTCA”) as Collateral Agent (as defined in the Existing Credit Agreement, in such capacity, the “Existing Collateral Agent”), the Lenders party thereto from time to time, and the Company, the Borrowers named therein and the Borrowers’ Agent, the parties hereto entered into that certain Subsidiary Guaranty dated as of May 19, 2011 (the “Existing Guaranty”) making the guaranties set forth therein in favor of the Existing Collateral Agent for the benefit of the Secured Parties;

WHEREAS, pursuant to that certain Assignment Agreement dated as of April 22, 2015 and the Credit Agreement, DBTCA resigned as Collateral Agent (as defined in the Existing Credit Agreement), the Lenders appointed DB as Collateral Agent (as defined in the Credit Agreement) and the Existing Collateral Agent assigned and the Collateral Agent assumed the interest in and to all of the rights, duties and obligations of the “Collateral Agent” under the Loan Documents, including without limitation, the Existing Guaranty.

WHEREAS, in consideration of the extensions of credit under the Credit Agreement, the Guarantors listed on the signature pages hereof continue, confirm and ratify the guaranties made pursuant to the Existing Guaranty on the terms set forth herein;

WHEREAS, it is contemplated that the Company and certain Restricted Subsidiaries of Company may from time to time incur obligations to Lenders or their Affiliates through loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Interest Rate Agreements, Currency Agreements and Commodities Agreements) and other extensions of credit to the Company and such Restricted Subsidiaries (“Other Permitted Credit Exposure”);

WHEREAS, it is contemplated that the Other Permitted Credit Exposure will directly or indirectly inure to, in whole or in part, the benefit of Guarantors;

WHEREAS, Lenders have required that this Guaranty be executed and delivered by Guarantors pursuant to Sections 5.1(a)(iv) and 7.9 of the Credit Agreement:

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantors hereby agree as follows:

Guarantors jointly and severally hereby irrevocably and unconditionally guaranty the due and punctual payment of all Obligations and all obligations in respect of Other Permitted Credit Exposure when the same shall become due, whether at stated maturity, by required payment, declaration, demand or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), and agree to pay any and all costs and expenses (including reasonable fees and disbursements of counsel) incurred by Collateral Agent or Lenders in enforcing or preserving any rights under this Guaranty, in each case, excluding any Excluded Swap Obligations (collectively, the “Guarantied Obligations”); provided, that, the guaranty hereunder and any other provisions of this Guaranty shall be effective as to any obligations in respect of any Other Permitted Credit Exposure, and such obligations shall be Guarantied Obligations hereunder, only if the holders of said obligations (or their representatives) shall have delivered to Collateral Agent an acknowledgment to the Intercreditor Agreement duly executed by such holder or its representative and by Borrowers’ Agent together with evidence that any guaranty of such Other Permitted Credit Exposure by Holdings, if any, has been released in full.  Certain such acknowledgments have previously been so executed, delivered and acknowledged with respect to the Other Permitted Credit Exposure described on Exhibit I attached to the Intercreditor Agreement and supplemented on the date hereof.  Any Lender or Affiliate thereof obtaining the benefit of this Guaranty with respect to Other Permitted Credit Exposure (including those set forth on Exhibit I to the Intercreditor Agreement which Exhibit shall be supplemented on the date hereof by delivery to the Collateral Agent of a supplement to such Exhibit which shall supersede and replace such Exhibit and thereafter such supplement shall constitute Exhibit I to the Intercreditor Agreement) shall remain a Guarantied Party hereunder with respect to such Other Permitted Credit Exposure only for so long as such Lender remains a Lender under the Credit Agreement.

Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the

2

amount paid by such Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution hereunder).

Guarantors under this Guaranty together desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments made by such Guarantor. “Adjusted Maximum Amount” means, with respect to a Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty, determined as of such date in accordance with the immediately preceding paragraph; provided, that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Guarantor for purposes of this paragraph, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this paragraph) minus (ii) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this paragraph.  The amounts payable as contributions hereunder with respect to any payments or distributions giving rise to a contribution obligation shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Guarantors of their obligations as set forth in this paragraph shall not be construed in any way to limit the liability of any Guarantor hereunder.

Guarantors agree that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice or further assent from them, and that each Guarantor will remain bound upon this Guaranty notwithstanding any extension, renewal or other alteration of any Guarantied Obligation.

Guarantors waive presentation of, demand of, and protest of any Guarantied Obligation and also waive notice of protest for nonpayment.  The obligations of Guarantors under this Guaranty shall not be affected by, and each Guarantor hereby waives, all defenses that may now or hereafter arise from:

(a)           the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any right or remedy against any Borrower or any other borrower under the provisions of the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

3

(b)           any extension or renewal of any provision of any Loan Document, any document relating to any Other Permitted Credit Exposure or any other agreement or otherwise,

(c)           any rescission, waiver, amendment or modification of any of the terms or provisions of the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any instrument or agreement executed pursuant thereto, in each case in accordance with its terms,

(d)           the failure to perfect any security interest in, or the release of, any of the security held by any Guarantied Party, Collateral Agent or any other Person for any of the Guarantied Obligations, or

(e)           the failure of any Guarantied Party, Collateral Agent or any other Person to exercise any right or remedy against any other guarantor of any of the Guarantied Obligations.

Guarantors further agree that this Guaranty constitutes a guaranty of payment when due and not of collection and waive any right to require that any resort be had by any Guarantied Party, Collateral Agent or any other Person to any of the security held for payment of any of the Guarantied Obligations or to any balance of any deposit account or credit on the books of any Guarantied Party, Collateral Agent or any other Person in favor of Company or any other Person.

The obligations of Guarantors under this Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations, the discharge of any Borrower or any other borrower from any of the Guarantied Obligations in a bankruptcy or similar proceeding, or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantors under this Guaranty shall not be discharged or impaired or otherwise affected by the failure of any Guarantied Party, Collateral Agent or any other Person to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any document relating to any Other Permitted Credit Exposure or any other agreement, by any waiver or modification of any thereof, by any default, or any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Guarantors or which would otherwise operate as a discharge of Guarantors as a matter of law or equity.

Guarantors further agree that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, interest on or any other amount with respect to any Guarantied Obligation is rescinded or must otherwise be restored by any Guarantied Party, Collateral Agent or any other Person upon the bankruptcy or reorganization of Company, any Guarantor, any other Person or otherwise.

Guarantors further agree, in furtherance of the foregoing and not in limitation of any other right which any Guarantied Party, Collateral Agent or any other Person may have at law or in equity against Guarantors by virtue hereof, upon the failure of any obligor of any Guarantied Obligation to pay any of the Guarantied Obligations when and as the same shall become due, whether by required prepayment, declaration or otherwise (including amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will forthwith pay, or cause to be paid, in cash to Collateral Agent, for the ratable benefit of Guarantied Parties, an amount equal to the sum of the unpaid principal amount of such Guarantied Obligations then

4

due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to Company, would have accrued on such Guarantied Obligations) and all other Guarantied Obligations then owed to Guarantied Parties as aforesaid.  All such payments shall be applied promptly from time to time by Collateral Agent:

First, to the payment of the costs and expenses of any collection or other realization under this Guaranty, including reasonable compensation to Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith;

Second, (i) upon and during the effectiveness of the Intercreditor Agreement, to the payment of the Guarantied Obligations as provided in the Intercreditor Agreement and (ii) except as set forth in clause (i), to the payment of the Guarantied Obligations for the ratable benefit of the holders thereof; and

Third, after payment in full of all Guarantied Obligations, to the payment to Guarantors, or their successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such payments.

Each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Loan Party or any of their respective assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company or any other Loan Party, (b) any right to enforce, or to participate in, any claim, right or remedy that Collateral Agent or any Guarantied Party now has or may hereafter have against Company or any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Collateral Agent or any Guarantied Party.  In addition, until the Guarantied Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable Hedge Bank, Lender or Affiliate of Lender shall have been made) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations (including without limitation any such right of contribution hereunder) as a result of any payment hereunder.  Each Guarantor further agrees that, to the extent the waiver of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or any other Loan Party or against any collateral or security, and any such rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Collateral Agent or any Guarantied Party may have against Company, to all right, title and interest Collateral Agent or any Guarantied Party may have in any such collateral or security, and to any right Collateral Agent or any Guarantied Party may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall

5

not have been paid in full, such amount shall be held in trust for Collateral Agent on behalf of Guarantied Parties and shall forthwith be paid over to Collateral Agent for the benefit of Guarantied Parties to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

No delay or omission by any Guarantied Party or Collateral Agent to exercise any right under this Guaranty shall impair any such right, nor shall it be construed to be a waiver thereof No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by Guarantors therefrom, shall in any event be effective without the written concurrence of Requisite Lenders under the Credit Agreement.  All decisions of Requisite Lenders shall be binding upon all Guarantied Parties.  No waiver of any single breach or default under this Guaranty shall be deemed a waiver of any other breach or default.

Anything contained in this Guaranty to the contrary notwithstanding, upon and during the effectiveness of the Intercreditor Agreement, no Guarantied Party shall be entitled to take any action whatsoever to enforce any term or provision of this Guaranty except through the Collateral Agent in accordance with the terms of the Intercreditor Agreement.

This Guaranty shall be binding upon each Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of Collateral Agent and Guarantied Parties and, in the event of any transfer or assignment of rights by Collateral Agent or any Guarantied Party, the rights and privileges herein conferred upon Collateral Agent and Guarantied Parties shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

Upon the liquidation of any Guarantor, the obligations of that Guarantor hereunder shall be assumed by its successors (including, without limitation, its stockholders on the date of such liquidation) except to the extent that any such assumption (i) shall be prohibited by applicable law or (ii) would be considered an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code which investment would trigger an increase in the gross income of a United States stockholder of such successor pursuant to Section 951 (or a successor provision) of the Internal Revenue Code.

If all of the stock of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in an Asset Sale or other transaction not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders under the Credit Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by Collateral Agent or any other Person or any Guarantied Party, effective as of the time of such Asset Sale or other transaction or consent.  At the request of Borrowers’ Agent, Collateral Agent shall execute an acknowledgment thereof.

If any Guarantor or any of its successors in interest under this Guaranty shall be merged with and into any Restricted Subsidiary of Company in a transaction not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders under the Credit Agreement, and if such Guarantor or such successor in interest, as the case may be, is not the surviving corporation in such merger, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall be automatically discharged and released without any further action by Collateral Agent or any other Person or any Guarantied Party, effective as of the time of consummation of such merger.  At the request of Borrowers’ Agent, Collateral Agent shall execute an acknowledgment thereof.

6

THIS GUARANTY SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GUARANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                   ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                              WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GUARANTOR AT THE ADDRESS OF BORROWERS’ AGENT PROVIDED IN THE CREDIT AGREEMENT;

(IV)                          AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GUARANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                               AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                          AGREES THAT THE PROVISIONS OF THIS PARAGRAPH RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

The initial Guarantors hereunder shall be such of the Restricted Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, additional Restricted Subsidiaries of Company may become or Additional Domestic Subsidiary Borrowers may be required to become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty.  Upon delivery of any such counterpart to Collateral Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Lenders not to cause any Restricted Subsidiary of Company to become an Additional Guarantor hereunder.  This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

7

The Guarantors hereby agree to waive their rights to a jury trial with respect to any action or proceeding in connection with this Guaranty to the full extent provided in Section 12.9 of the Credit Agreement and such Section 12.9 of the Credit Agreement is hereby incorporated herein by reference.

This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Collateral Agent of written or telephonic notification of such execution and authorization of delivery thereof.  At such time as all Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under Other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) have been paid in full and all Commitments have terminated and all Letters of Credit have expired or have been terminated (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), this Guaranty shall be of no further force and effect as to any Guarantied Obligations, including (without limitation) any Other Lender Guarantied Obligations guaranteed hereby and this Guaranty of Guarantor shall automatically be discharged and released without any further action by Collateral Agent, any Guarantied Party or any other Person.  At the request of Borrower’s Agent, Collateral Agent shall execute an acknowledgment thereof.

This Guaranty amends, restates, supersedes, and replaces in its entirety the Existing Guaranty.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Guaranty, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Guaranty shall be construed as a release or discharge of any Guarantor under the Existing Guaranty.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until a repayment in full and termination of the Guaranteed Obligations (other than contingent obligations as to which no claim has been asserted or any obligations and liabilities under other Permitted Credit Exposure as to which arrangements reasonably satisfactory to the applicable Hedge Bank, Lender or Affiliate of Lender shall have been made or Letters of Credit which have been cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender). Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Remainder of page intentionally left blank]

8

IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed as of the day and year first written above.

On behalf of each entity on the attached
Exhibit A, in the capacity set forth for
such entity on such Exhibit A

By:
James W. Baehren

ACCEPTED AND AGREED TO:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

S-2

ANNEX A

COUNTERPART FOR ADDITIONAL GUARANTORS

This COUNTERPART (this “Counterpart”), dated                       , 20    , is delivered pursuant to the Guaranty referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Amended and Restated Subsidiary Guaranty, dated as of April 22, 2015 (as it may be from time to time amended, amended and restated, supplemented or otherwise modified, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Deutsche Bank AG, New York Branch, as collateral agent for the Guarantied Parties referenced therein.  The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Counterpart to be duly executed as of                       ,         .

(Name of Additional Guarantor)
By:
Name:
Title:
ACCEPTED AND AGREED TO:

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

EXHIBIT A

Guarantors	Title of Officer Executing on Behalf of Such Guarantor
Owens-Illinois General Inc.	Vice President
Owens-Brockway Packaging, Inc.	Vice President
OI General FTS Inc.	Vice President
OI Australia Inc.	Vice President

S-2

Exhibit 12.1(c)

FORM OF
JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT (“Subsidiary Borrower Joinder Agreement”), dated as of the date set forth below, entered into pursuant to that certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement) and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders. Terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, each of the undersigned Subsidiaries of the Company wish to (a) join the Credit Agreement as an Additional [Domestic][Foreign] Subsidiary Borrower, (b) be bound by all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Additional [Domestic][Foreign] Subsidiary Borrower in the Credit Agreement, and (c) perform all obligations required of it as an Additional [Domestic][Foreign] Subsidiary Borrower by the Credit Agreement.

WHEREAS, the parties to this Subsidiary Borrower Joinder Agreement wish to amend Schedule 1.1(c) [and Schedule 1.1(d)](19) to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Subsidiary Borrower Joinder Agreement is entered into pursuant to Section 12.1 of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1.     Each of the undersigned Subsidiaries of the Company hereby acknowledges that it has received and reviewed a copy (in execution form) of the Credit Agreement and the other Loan Documents.

2.     Upon the execution and delivery of this Subsidiary Borrower Joinder Agreement (the “Effective Date”), each undersigned Subsidiary of the Company shall (a) become an Additional [Domestic][Foreign] Subsidiary Borrower under the Credit Agreement with the same force and effect as if originally named therein as an Additional [Domestic][Foreign] Subsidiary Borrower, (b) be bound by,

(19)  Note: Schedule 1.1(d) to be amended, if applicable

and hereby confirms, all covenants, agreements, consents, submissions, appointments and acknowledgements attributable to an Additional [Domestic][Foreign] Subsidiary Borrower in the Credit Agreement and (c) perform all obligations required of it as an Additional [Domestic][Foreign] Subsidiary Borrower by the Credit Agreement. Prior to or on the Effective Date, each undersigned Subsidiary shall deliver to Administrative Agent all documents and opinions required by Section 12.1(c)(i)(B) of the Credit Agreement.

3.     Pursuant to Section 12.1 of the Credit Agreement, upon the Effective Date, Schedule 1.1(c) [and Schedule 1.1(d)] to the Credit Agreement shall be amended and restated to read as set forth on Schedule 1.1(c) [and Schedule 1.1(d)] attached hereto. The address and jurisdiction of organization or incorporation of each undersigned Additional [Domestic][Foreign] Subsidiary Borrower of the Company is set forth in Annex I to this Subsidiary Borrower Joinder Agreement.

4.     The Company hereby agrees that its guarantees contained in Article XIV of the Credit Agreement shall remain in full force and effect after giving effect to this Subsidiary Borrower Joinder Agreement and reaffirms, ratifies and confirms its obligations under such Article XIV.

5.     THIS SUBSIDIARY BORROWER JOINDER AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

6.     GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS; MUTUAL WAIVER OF JURY TRIAL. The parties hereto agree that Section 12.9 of the Credit Agreement is incorporated herein, mutatis mutandis, as if fully set forth herein.

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Borrower Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of the date set forth below.

[NAME OF SUBSIDIARY],

as an Additional [Domestic][Foreign] Subsidiary Borrower

By:
Name:
Title:

OWENS-ILLINOIS GENERAL INC.

By:
Name:
Title:

Accepted and Acknowledged:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

Exhibit 12.8(d)

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT(20)

Date                     ,

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each an] “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). [It is understood and agreed that the rights and obligations of such Assignee [Assignor] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the] [each such] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) (the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the] [each such] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the] [each such] Assignor.

1.                                      Assignor:

2.                                      Assignee(s):

3.                                      Credit Agreement:                                             Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OWENS-ILLINOIS GROUP, INC., a Delaware corporation, OWENS-BROCKWAY GLASS CONTAINER INC., a Delaware corporation, ACI OPERATIONS PTY LIMITED, ABN 94 004 230 326, a limited liability company organized under the laws of Australia, OI EUROPEAN GROUP B.V., a private company with limited liability organized under the laws of the Netherlands with its registered offices (statutaire zetel) in Schiedam, the Netherlands and registered under number 24291478, OI EUROPE SÀRL, a Swiss Société à responsabilité limitée (limited liability corporation), O-I CANADA CORP., a Nova Scotia company, and OWENS-ILLINOIS GENERAL INC., a Delaware corporation, as Borrowers’ Agent, the Lenders (as defined in the Credit Agreement)

(20)                          This Form of Assignment and Assumption Agreement should be used for an assignment to or from a single Assignee or to or from funds managed by the same or related investment managers.

and Issuing Lenders (as defined in the Credit Agreement) named on the signature pages thereto, DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Administrative Agent for Lenders and DB, as Collateral Agent for the Lenders.

4.                                      Assigned Interest:

Assignee	Facility assigned	Aggregate Amount of Commitment/Loans for all Lenders under such Facility	Amount of Commitment/Loans Assigned under such Facility
[Name of Assignee]
[Name of Assignee]

5.                                      Assignee confirmation: the Assignee confirms that it [is]/[is not] a Qualifying Bank (as defined in the Credit Agreement).

Effective Date                                 , 201

ASSIGNOR INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

ASSIGNEE INFORMATION

Payment Instructions:

Reference:

Notice Instructions:

Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE](21)

By:	By:
Name:	Name:
Title:	Title:

[Additional Signature lines as necessary]	[Additional Signature lines as necessary]

By:	By:
Name:	Name:
Title:	Title:

[Consented to and](22) Accepted:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

Owens-Illinois General Inc.(23):
as Borrowers’ Agent

By:
Name:
Title:

(21)                          Add additional signature blocks, as needed.

(22)                          Insert only if assignment is being made to an Assignee other than an Affiliate or another Lender, or, in the case of a Lender that is a Fund, any Related Fund of any Lender.

(23)                          To be included if no Event of Default then exists and is continuing.

ANNEX FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

ANNEX I

OWENS-ILLINOIS GROUP, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1.    Assignor. [Each] [The] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

1.2.    Assignee. [Each] [The] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (v) has sent to Company if required to be delivered to Company or attached to this Assignment if required to be delivered to Administrative Agent any documentation required to be delivered by it to Company and/or Administrative Agent pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [each such] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payment. Subject to the terms of the Credit Agreement, from and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [each such] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

SCHEDULES TO

2015 CREDIT AGREEMENT

SCHEDULE 1.1(a)

COMMITMENTS

SEE ATTACHED

11

SCHEDULE 1.1(a)

TO CREDIT AGREEMENT

COMMITMENTS

Lender	Amount of Dollar Revolving Commitment ($MM)	Amount of Multicurrency Revolving Commitment ($MM)	Term Loan A Commitment Amount ($MM)	Term Euro Commitment Amount (€MM)	Delayed DrawTerm Loan A Commitment Amount ($MM)	Letter of Credit Issuer Sublimit ($MM)
CoBank, ACB	200.00				300.00
Deutsche Bank AG, New York Branch		71.00	17.25	10.92		70.00
Bank of America, N.A.		41.00	39.00	18.59		70.00
JPMorgan Chase Bank, N.A.		36.50	36.00	16.26		52.50
The Bank of Nova Scotia		36.50	36.00	16.26		52.50
BNP Paribas		36.50	36.00	16.26		52.50
Crédit Agricole Corporate and Investment Bank		36.50	36.00	16.26		52.50
Barclays Bank plc		33.00	33.00	13.01
HSBC Bank USA National Association		33.00	33.00	13.01
Goldman Sachs Bank USA			33.00
Goldman Sachs Lending Partners LLC		33.00		13.01
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch		33.00	33.00	13.01
Industrial and Commercial Bank of China Limited, New York Branch	20.00	40.00
TD Bank N.A.	4.00	19.25	28.50	7.67
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	4.00	19.25	28.50	7.67
Citicorp North America, Inc.	4.00	19.25	28.50	7.67
UniCredit Bank AG, New York Branch		19.50		28.35

12

Lender	Amount of Dollar Revolving Commitment ($MM)	Amount of Multicurrency Revolving Commitment ($MM)	Term Loan A Commitment Amount ($MM)	Term Euro Commitment Amount (€MM)	Delayed DrawTerm Loan A Commitment Amount ($MM)	Letter of Credit Issuer Sublimit ($MM)
Intesa Sanpaolo S.p.A., New York Branch	3.00	16.50		28.35
Westpac Banking Corporation	3.00	16.50	25.00	5.11
Credit Industriel et Commercial	2.00	10.25		18.35
Fifth Third Bank	2.00	10.25	15.75	3.72
U.S. Bank National Association	2.00	10.25	15.75	3.72
Wells Fargo Bank, N.A.	2.00	10.25	15.75	3.72
The Bank of East Asia, Limited, New York Branch	8.00		12.00
Banco de Sabadell, S.A. - Miami Branch	8.00		12.00
KBC Bank NV	1.00	6.75	10.25	1.86
Bank Hapoalim B.M.	7.00		11.00
First Commercial Bank, Ltd., New York Branch	5.75		9.25
The Northern Trust Company	0.75	5.00	7.25	1.86
Sumitomo Mitsui Banking Corporation			7.75	3.95
City National Bank	1.00	3.50	6.00	1.39
DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt am Maiin New York Branch	1.00	3.50		6.97
Taipei Fubon Commercial Bank Co., Ltd.	3.00		5.00
FirstMerit Bank, N.A.	3.00		5.00
Mercantil Commercebank N.A.	3.00		3.00	1.86
Chang Hwa Commercial Bank, Ltd., New York Branch	2.25		3.75
TriState Capital Bank	2.25		3.75
E.Sun Commerical Bank, Ltd., Los Angeles Branch	2.25		3.75
Bank of Taiwan, New York Branch	2.25		3.75

Lender	Amount of Dollar Revolving Commitment ($MM)	Amount of Multicurrency Revolving Commitment ($MM)	Term Loan A Commitment Amount ($MM)	Term Euro Commitment Amount (€MM)	Delayed DrawTerm Loan A Commitment Amount ($MM)	Letter of Credit Issuer Sublimit ($MM)
Sumitomo Mitsui Trust Bank, Limited, New York Branch	1.25		2.75
Mega International Commercial Bank Co., Ltd. Chicago Branch	1.125		1.875
Mega International Commercial Bank, Co., Ltd., Silicon Valley Branch	1.125		1.875

TOTAL	300.00	600.00	600.00	278.81	300.00	350.00

SCHEDULE 1.1(b)

FOREIGN SUBSIDIARIES

SEE ATTACHED

15

SCHEDULE 1.1(b)

TO CREDIT AGREEMENT

FOREIGN SUBSIDIARIES

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Owens-Illinois Argentina S.A.	1) OI European Group B.V.	88%	Argentina
	2) O-I Sales & Dist. Netherlands B.V.	12%
		100%
ACI Glass Packaging Penrith Pty. Ltd.	ACI International Pty. Ltd.	100%	Australia
ACI International Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Operations Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Packaging Services Pty. Ltd.	Owens-Illinois (Australia) Pty. Ltd.	100%	Australia
Brisbane Cullet Pty Ltd	ACI Operations Pty Ltd.	100%	Australia
Continental PET Holdings Pty. Ltd.	OI Australia Inc.	100%	Australia
Owens-Illinois (Australia) Pty. Ltd.	OI European Group B.V.	100%	Australia
Maltha Glasrecyclage Belgie B.V.B.A.	Maltha Groep B.V.	100%	Belgium
Owens Insurance, Ltd.	Owens-Illinois General Inc.	100%	Bermuda
Fabrica Boliviana de Vidrios S.A.	1) Owens-Brockway Glass Container Inc.	97.42%	Bolivia
	2) Bolivian Investments Inc.	2.52%
		99.94%
Mineracao Descalvado Ltda.	Mineracao Silminas Ltda.	100%	Brazil
Mineracao Silminas Ltda.	Owens-Illinois do Brasil Industria e Comercio S.A.	100%	Brazil
Owens-Illinois do Brasil Industria e Comercio S.A.	1) Owens-Brockway Glass Container Inc.	0.52%	Brazil
	2) OI European Group B.V.	99.48%
		100%
O-I Canada Corp.	OI Canada Holdings B.V.	100%	Nova Scotia

16

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
ACI Guangdong Glass Company Ltd.	ACI Guangdong Ltd.	70%	China
ACI Shanghai Glass Company Ltd.	ACI Shanghai Ltd.	100%	China
O-I (Shanghai) Management Co Ltd	Owens-Illinois (HK) Ltd.	100%	China
O-I Sihui Glass Recycling Co. Ltd.	O-I Zhaoqing Glass Co. Ltd.	100%	China
O-I Tianjin Glass Co. Ltd.	ACI Beijing Ltd.	95.02%	China
O-I Trading (Shanghai) Company Ltd.	O-I Asia-Pacific Holdings	100%	China
O-I Zhaoqing Glass Co. Ltd.	Owens-Illinois Singapore Pte. Ltd.	80%	China
Sichuan Malaya Glass Co Ltd	Malaya Glass Products Sdn Bhd	60%	China
Wuhan Owens Glass Container Company Ltd.	OI China LLC	70%	China
CMC S.A. (aka: Centro de Mecanizados del Cauca S.A.)	OI European Group B.V.	100%	Colombia
Cristaleria Peldar S.A.	OI European Group B.V.	58.40%	Colombia
Cristar S.A.	1) Cristaleria Peldar S.A.	49.99%	Colombia
	2) Industrial de Materias Primas S.A. (Induprimas)	49.99%
		99.98%
Industrial de Materias Primas S.A. (Induprimas)	Cristaleria Peldar S.A.	94%	Colombia
O-I Latam Services S.A.S.	OI European Group B.V.	100%	Colombia
Vidrieria Fenicia S.A.	1) Industrial de Materias Primas S.A. (Induprimas)	49.995%	Colombia
	2) Cristar S.A.	49.99%
		98.985%
O-I Sales & Dist. Czech Republic SRO	O-I Manufacturing Czech Republic A.S.	100%	Czech Republic
O-I Manufacturing Czech Republic A.S.	O-I Manufacturing Italy SpA	100%	Czech Republic
Cristaleria del Ecuador, S.A.	OI Ecuador LLC	69.1%	Ecuador
O-I Production Estonia AS	OI Finnish Holdings OY	100%	Estonia
O-I Sales & Distribution Estonia OU	OI Finnish Holdings OY	100%	Estonia

17

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
OI Finnish Holdings OY	OI European Group B.V.	100%	Finland
O-I Sales and Distribution Finland Oy	OI Finnish Holdings OY	100%	Finland
Atlantique Emballage	O-I Sales and Distribution France SAS	100%	France
IPAQ S.A.S.	Maltha Groep B.V.	100%	France
O-I Europe SAS	OI European Group B.V.	100%	France
O-I Manufacturing France SAS	O-I Europe SAS	100%	France
O-I Sales and Distribution France SAS	O-I Manufacturing France SAS	100%	France
Prover	O-I Manufacturing France SAS	100%	France
SCI Le Mourtis	O-I Manufacturing France SAS	100%	France
Verdome Exploitation SNC	O-I Manufacturing France SAS	100%	France
O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	OI European Group B.V.	100%	Germany
OI Glasspack GmbH & Co KG	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	99.98%	Germany
O-I Glasspack Verwaltungs GmbH	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	100%	Germany
O-I Sales & Dist. Germany Gmbh	O-I Glasspack GmBH & Co KG	100%	Germany
ACI Beijing Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
ACI Guangdong Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
ACI Shanghai Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
Owens-Illinois (HK) Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
Owens-Illinois Services H.K. Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
Maltha Hungary Kft.	Maltha Groep B.V.	100%	Hungary
O-I Manufacturing Hungary Ltd.	OI Hungary LLC	100%	Hungary
O-I Sales & Distribution Hungary Kft	OI Hungary LLC	100%	Hungary

18

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
P.T. Kangar Consolidated Industries	1) ACI International Pty. Ltd.	99.84%	Indonesia
	2) ACI Packaging Services Pty. Ltd.	0.16%
		100%
O-I Manufacturing Italy SpA	1) OI European Group B.V.	99.7%	Italy
	2) Public	0.3%
		100%
O-I Sales & Dist. Italy S.r.l.	1) OI Europe Sàrl	90%	Italy
	2) O-I Manufacturing Italy SpA	10%
		100%
San Domenico Vetraria S.r.l.	O-I Manufacturing Italy SpA	56.94%	Italy
OI Sales and Distribution LT	OI Finnish Holdings OY	100%	Lithuania
O-I Glass JV Mexico SARL	OI International Holdings Inc.	100%	Luxembourg
Vidrieria Holdings SARL	CO Vidrieria SARL	100%	Luxembourg
Malaya Glass Products Sdn Bhd	BJC O-I Glass PTE Ltd	100%	Malaysia
O-I Asia-Pacific Holdings	OI European Group B.V.	100%	Mauritius
Industria Vidrieria de Coahuila S de RL de CV	1) CO Vidrieria SARL	99%	Mexico
	2) Vidrieria Holdings SARL	1%
		100%
Glasrecycling Noord-Oost Nederland B.V.	Maltha Glasrecycling Nederland B.V.	100%	Netherlands
Maltha Glasrecycling Nederland B.V.	Maltha Groep B.V.	100%	Netherlands
Maltha Glassrecycling International B.V.	Maltha Groep B.V.	100%	Netherlands
OI Canada Holdings B.V.	OI European Group B.V.	100%	Netherlands
OI European Group B.V.	OI Global C.V.	100%	Netherlands

19

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
OI Global C.V.	1) OI International Holdings Inc.	99%	Netherlands
	2) O-I Holding LLC	1%
		100%
OI Manufacturing Netherlands B.V.	OI European Group B.V.	100%	Netherlands
OI Sales & Distributions Netherlands B.V.	OI European Group B.V.	100%	Netherlands
OI SPANISH HOLDINGS B.V.	Vidrieria Rovira S.L.	100%	Netherlands
Veglarec B.V.	OI Manufacturing Netherlands B.V.	100%	Netherlands
ACI New Zealand Nominees Ltd.	ACI Operations NZ Ltd.	100%	New Zealand
ACI Operations NZ Ltd.	ACI International Pty. Ltd.	100%	New Zealand
O-I GMEC Lurin srl	1) OI European Group B.V.	99%	Peru
	2) OI Canada Holdings B.V.	1%
		100%
Owens-Illinois Peru S.A.	1) OI SPANISH HOLDINGS B.V.	94.8%	Peru
	2) Cristar S.A.	4.1%
		98.9%
Soluciones Del Empaque S.A.C.	Owens-Illinois Peru S.A.	51%	Peru
Maltha Szklo Recykling Polska Sp. Z.o.o.	Maltha Groep B.V.	100%	Poland
O-I Business Service Center Sp. Z.o.o.	1) OI Europe Sàrl	99%	Poland
	2) O-I Sales and Dist. UK Ltd.	1%
		100%
O-I Jaroslaw Machine Service Center	1) OI European Group B.V.	99%	Poland
	2) OISHBV	1%
		100%
O-I Manufacturing Poland S.A.	OI Europe Sàrl	100%	Poland

20

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
O-I Sales & Dist. Poland Sp Z.o.o	1) OI Europe Sàrl	95%	Poland
	2) O-I Sales & Dist. Netherlands B.V.	5%
		100%
Maltha Glass Recycling Portugal Lda.	Maltha Glassrecycling International B.V.	100%	Portugal
BJC O-I Glass PTE Ltd	Owens-Illinois Singapore Pte Ltd.	50.0001%	Singapore
Owens-Illinois Singapore Pte. Ltd.	OI European Group B.V.	100%	Singapore
O-I Sales & Dist. Spain SL	O-I European Group B.V.	100%	Spain
Vidrieria Rovira S.L.	O-I European Group B.V.	100%	Spain
OI Europe Sàrl	OI European Group B.V.	100%	Switzerland
O-I Manufacturing Ltd. (UK)	United Glass Group Ltd.	100%	United Kingdom
O-I Sales and Dist. UK Ltd	OI Europe Sàrl	100%	United Kingdom
UGG Holdings Limited	OI European Group B.V.	100%	United Kingdom
United Glass Group Ltd.	O-I Overseas Management Co. LLC	100%	United Kingdom
O-I Overseas Management Co. LLC (UK / US)	UGG Holdings Limited	100%	United Kingdom
Malaya Vietnam Glass Limited	Malaya Glass products Sdn Bhd	70%	Vietnam

21

SCHEDULE 1.1(c)

ADDITIONAL DOMESTIC
SUBSIDIARY BORROWERS /
ADDITIONAL FOREIGN SUBSIDIARY
BORROWERS

None as of the Closing Date.

22

SCHEDULE 1.1(d)

SUBSIDIARY GUARANTORS

Owens-Brockway Packaging, Inc.

Owens-Illinois General Inc.

OI Australia Inc.

OI General FTS Inc.

23

SCHEDULE 1.1(e)

OFFSHORE GUARANTORS

Owens-Illinois (Australia) Pty. Ltd.

ACI Packaging Services Pty. Ltd.

ACI International Pty. Ltd.

ACI Glass Packaging Penrith Pty. Ltd.

OI Canada Holdings B.V.

24

SCHEDULE 2.10(j)

EXISTING LETTERS OF CREDIT

SEE ATTACHED

25

Alias	Pricing Option	Status	Facility/Borro	Current	Original	CCY	Effective Date	Actual Expiry	Adjusted	Host Bank	Host Bank Net
DBS19839*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	2,154,410.11	3,265,501.58	USD	11-Dec-12	10-Dec-15	10-Dec-15	129,264.70	129,264.70
DBS20004*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	222,117.80	268,357.00	USD	26-Mar-13	26-Mar-16	28-Mar-16	13,327.34	13,327.34
DBS20311*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	0	310,943.42	USD	25-Oct-13	25-Oct-15	26-Oct-15	0	0
DBS20564*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	430,252.40	539,808.00	USD	19-Feb-14	19-Feb-16	19-Feb-16	25,815.12	25,815.12
DBS20681*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	374,656.26	96,125.80	USD	11-Jun-14	8-Apr-16	8-Apr-16	22,479.34	22,479.34
DBS20682*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	485,504.34	124,879.50	USD	11-Jun-14	8-Apr-16	8-Apr-16	29,130.32	29,130.32
DBS20683*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	342,260.04	87,974.63	USD	11-Jun-14	8-Apr-16	8-Apr-16	20,535.66	20,535.66
DBS20684*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	406,000.15	104,824.08	USD	11-Jun-14	8-Apr-16	8-Apr-16	24,359.95	24,359.95
DBS20685*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	422,956.39	90,016.02	USD	11-Jun-14	8-Apr-16	8-Apr-16	25,377.40	25,377.40

For internal use only

DBS20686*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	410,836.18	102,377.07	USD	11-Jun-14	8-Apr-16	8-Apr-16	24,650.20	24,650.20
DBS20687*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	381,747.90	98,562.47	USD	11-Jun-14	8-Apr-16	8-Apr-16	22,904.73	22,904.73
DBS20688*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	370,900.16	95,045.50	USD	11-Jun-14	8-Apr-16	8-Apr-16	22,254.07	22,254.07
DBS20689*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	309,012.65	102,257.18	USD	11-Jun-14	8-Apr-16	8-Apr-16	18,540.63	18,540.63
S-16969*	Standby Letter of Credit	Active	MULTICCY REVOLVER / OWENS- BROCKWAY	217,489.80	289,960.00	USD	19-May-11	13-Feb-16	15-Feb-16	13,049.39	13,049.39
				6,528,144.18		USD

-3085263	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	300,000.00	300,000.00	USD	1-Jan-13	6-Nov-15	6-Nov-15	[0]	[0]
-3086906	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	100,000.00	100,000.00	USD	1-Jan-13	28-Feb-16	29-Feb-16	[0]	[0]
41091	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	2,330,000.00	2,330,000.00	USD	1-Jan-13	21-Dec-15	21-Dec-15	[0]	[0]
DBS 17213	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	875,000.00	1,375,000.00	USD	1-Jan-13	8-Sep-15	8-Sep-15	[0]	[0]
DBS 17316	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	5,600,000.00	5,600,000.00	USD	1-Jan-13	12-Dec-15	14-Dec-15	[0]	[0]
DBS 17317	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	2,500,124.00	2,500,124.00	USD	1-Jan-13	12-Dec-15	14-Dec-15	[0]	[0]

For internal use only

DBS 17443	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	800,000.00	800,000.00	USD	1-Jan-13	13-Mar-16	14-Mar-16	[0]	[0]
DBS 18165	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	408,000.00	408,000.00	USD	1-Jan-13	12-Feb-16	12-Feb-16	[0]	[0]
DBS19876	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	1,348,500.00	1,348,500.00	USD	18-Jan-13	18-Jan-16	18-Jan-16	[0]	[0]
S 01120	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	3,597,896.00	1,500,000.00	USD	1-Jan-13	12-Mar-16	14-Mar-16	[0]	[0]
S 02026	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	2,975,000.00	2,975,000.00	USD	1-Jan-13	2-Apr-16	4-Apr-16	[0]	[0]
S 05934	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	4,707,006.00	4,707,006.00	USD	1-Jan-13	6-Oct-15	6-Oct-15	[0]	[0]
S 06176	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	5,545,299.00	5,745,299.00	USD	1-Jan-13	1-Sep-15	1-Sep-15	[0]	[0]
S 06551	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	188,260.84	188,260.84	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 07039	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	213,285.00	213,285.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 07585	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	250,000.00	750,000.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 08285	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	500,000.00	500,000.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 11510	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	70,000.00	70,000.00	USD	1-Jan-13	2-Mar-16	2-Mar-16	[0]	[0]
S 12460	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	29,709,689.00	5,846,939.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]

For internal use only

S 13835	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	2,000,000.00	2,000,000.00	USD	1-Jan-13	28-Dec-15	29-Dec-15	[0]	[0]
S 13996	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	468,000.00	350,000.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 13997	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	813,000.00	200,000.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 13998	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	195,600.00	195,600.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 14690	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	3,500,000.00	3,500,000.00	USD	1-Jan-13	31-Dec-15	31-Dec-15	[0]	[0]
S 14847	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	508,483.32	508,483.32	USD	1-Jan-13	19-Sep-15	21-Sep-15	[0]	[0]
S 14927	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	25,000.00	25,000.00	USD	1-Jan-13	13-Nov-15	13-Nov-15	[0]	[0]
S 15991	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	1,150,000.00	1,939,000.00	USD	1-Jan-13	19-Apr-16	19-Apr-16	[0]	[0]
S 16828	Standby Letter of Credit	Active	US REVOLVER / OWENS- BROCKWAY	800,000.00	800,000.00	USD	1-Jan-13	17-Nov-15	17-Nov-15	[0]	[0]
				71,478,143.16		USD

			grand total:	78,006,287.34		USD

29

SCHEDULE 5.1(d)

NEW SENIOR DEBT

Owens-Brockway’s $17,873,000 3.00% Exchangeable Senior Notes due 2015

Owens-Brockway’s $600,000,000 7.375% Senior Notes due 2016

OI European Group B.V.’s  €500,000,000 6.75% Senior Notes due 2020

OI European Group B.V.’s  €330,000,000 4.875% Senior Notes due 2021

Owens-Brockway’s $500,000,000 5.00% Senior Notes due 2022

Owens-Brockway’s $300,000,000 5.375% Senior Notes due 2025

30

SCHEDULE 6.1

SUBSIDIARIES

SEE ATTACHED

31

SCHEDULE 6.1

TO CREDIT AGREEMENT

ALL SUBSIDIARIES

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Owens-Illinois Argentina S.A.	1) OI European Group B.V.	88%	Argentina
	2) O-I Sales & Dist. Netherlands B.V.	12%
		100%
ACI Glass Packaging Penrith Pty. Ltd.	ACI International Pty. Ltd.	100%	Australia
ACI International Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Operations Pty. Ltd.	ACI Packaging Services Pty. Ltd.	100%	Australia
ACI Packaging Services Pty. Ltd.	Owens-Illinois (Australia) Pty. Ltd.	100%	Australia
Brisbane Cullet Pty Ltd	ACI Operations Pty Ltd.	100%	Australia
Continental PET Holdings Pty. Ltd.	OI Australia Inc.	100%	Australia
Owens-Illinois (Australia) Pty. Ltd.	OI European Group B.V.	100%	Australia
Maltha Glasrecyclage Belgie B.V.B.A.	Maltha Groep B.V.	100%	Belgium
Owens Insurance, Ltd.	Owens-Illinois General Inc.	100%	Bermuda
Fabrica Boliviana de Vidrios S.A.	1) Owens-Brockway Glass Container Inc.	97.42%	Bolivia
	2) Bolivian Investments Inc.	2.52%
		99.94%
Mineracao Descalvado Ltda.	Mineracao Silminas Ltda.	100%	Brazil
Mineracao Silminas Ltda.	Owens-Illinois do Brasil Industria e Comercio S.A.	100%	Brazil
Owens-Illinois do Brasil Industria e Comercio S.A.	1) Owens-Brockway Glass Container Inc.	0.52%	Brazil
	2) OI European Group B.V.	99.48%
		100%

32

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
O-I Canada Corp.	OI Canada Holdings B.V.	100%	Nova Scotia
ACI Guangdong Glass Company Ltd.	ACI Guangdong Ltd.	70%	China
ACI Shanghai Glass Company Ltd.	ACI Shanghai Ltd.	100%	China
O-I (Shanghai) Management Co Ltd	Owens-Illinois (HK) Ltd.	100%	China
O-I Sihui Glass Recycling Co. Ltd.	O-I Zhaoqing Glass Co. Ltd.	100%	China
O-I Tianjin Glass Co. Ltd.	ACI Beijing Ltd.	95.02%	China
O-I Trading (Shanghai) Company Ltd.	O-I Asia-Pacific Holdings	100%	China
O-I Zhaoqing Glass Co. Ltd.	Owens-Illinois Singapore Pte. Ltd.	80%	China
Sichuan Malaya Glass Co Ltd	Malaya Glass Products Sdn Bhd	60%	China
Wuhan Owens Glass Container Company Ltd.	OI China LLC	70%	China
CMC S.A. (aka: Centro de Mecanizados del Cauca S.A.)	OI European Group B.V.	100%	Colombia
Cristaleria Peldar S.A.	OI European Group B.V.	58.40%	Colombia
Cristar S.A.	1) Cristaleria Peldar S.A.	49.99%	Colombia
	2) Industrial de Materias Primas S.A. (Induprimas)	49.99%
		99.98%
Industrial de Materias Primas S.A. (Induprimas)	Cristaleria Peldar S.A.	94%	Colombia
O-I Latam Services S.A.S.	OI European Group B.V.	100%	Colombia
Vidrieria Fenicia S.A.	1) Industrial de Materias Primas S.A. (Induprimas)	49.995%	Colombia
	2) Cristar S.A.	49.99%
		98.985%
O-I Latam HQ, Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
O-I Sales & Dist. Czech Republic SRO	O-I Manufacturing Czech Republic A.S.	100%	Czech Republic
O-I Manufacturing Czech Republic A.S.	O-I Manufacturing Italy SpA	100%	Czech Republic
ACI America Holdings Inc.	Continental PET Holdings Pty. Ltd.	100%	Delaware

33

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
ACI Ventures, Inc.	ACI America Holdings Inc.	100%	Delaware
Bolivian Investments, Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
Maumee Air Associates, Inc.	Owens-Illinois General Inc.	100%	Delaware
OI Advisers, Inc.	Owens-Illinois General Inc.	100%	Delaware
OI Andover Group Inc.	1) Owens-Brockway Glass Container Inc.	88.4%	Delaware
	2) OI European Group B.V.	11.6%
		100%
OI Auburn Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Australia Inc.	Owens-Illinois Group, Inc.	100%	Delaware
OI California Containers, Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Castalia STS Inc.	OI General FTS Inc.	100%	Delaware
OI China LLC	Owens-Illinois Singapore Pte. Ltd.	100%	Delaware
OI General Finance Inc.	Owens-Illinois Group, Inc.	100%	Delaware
OI General FTS Inc.	Owens-Illinois Group, Inc.	100%	Delaware
OI Hungary LLC	OI Global C.V.	100%	Delaware
OI International Holdings Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Levis Park STS Inc.	OI General FTS Inc.	100%	Delaware
OI Puerto Rico STS Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
OI Securities, Inc.	OI Advisers, Inc.	100%	Delaware
OI Transfer, Inc.	OI Advisers, Inc.	100%	Delaware
OIB Produvisa Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
Owens-Brockway Glass Container Inc.	Owens-Brockway Packaging, Inc.	100%	Delaware
Owens-Brockway Packaging, Inc.	Owens-Illinois Group, Inc.	100%	Delaware
Owens-Illinois General Inc.	OI General FTS Inc.	100%	Delaware

34

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Owens-Illinois Group, Inc.	Owens-Illinois, Inc.	100%	Delaware
The Andover Group, Inc.	OI Andover Group Inc.	100%	Delaware
OI Caribbean Sales and Distribution Inc.	Owens-Brockway Glass Container Inc.	100%	Delaware
O-I Holding LLC	OI International Holdings Inc.	100%	Delaware
Tata Chemical Soda Ash	1) Tata Chemical (Soda Ash) Partners LLC	1%	Delaware
	2) Tata Chemical (Soda Ash) Partners Holdings	99%
		100%
Tata Chemical (Soda Ash) Partners LLC	Tata Chemical (Soda Ash) Partners Holding	100%	Delaware
Cristaleria del Ecuador, S.A.	OI Ecuador LLC	69.1%	Ecuador
O-I Production Estonia AS	OI Finnish Holdings OY	100%	Estonia
O-I Sales & Distribution Estonia OU	OI Finnish Holdings OY	100%	Estonia
OI Finnish Holdings OY	OI European Group B.V.	100%	Finland
O-I Sales and Distribution Finland Oy	OI Finnish Holdings OY	100%	Finland
Atlantique Emballage	O-I Sales and Distribution France SAS	100%	France
IPAQ S.A.S.	Maltha Groep B.V.	100%	France
O-I Europe SAS	OI European Group B.V.	100%	France
O-I Manufacturing France SAS	O-I Europe SAS	100%	France
O-I Sales and Distribution France SAS	O-I Manufacturing France SAS	100%	France
Prover	O-I Manufacturing France SAS	100%	France
SCI Le Mourtis	O-I Manufacturing France SAS	100%	France
Verdome Exploitation SNC	O-I Manufacturing France SAS	100%	France
O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	OI European Group B.V.	100%	Germany
OI Glasspack GmbH & Co KG	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	99.98%	Germany

35

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
O-I Glasspack Verwaltungs GmbH	O-I GLASSPACK Beteiligungs und Verwaltungs GmbH	100%	Germany
O-I Sales & Dist. Germany Gmbh	O-I Glasspack GmBH & Co KG	100%	Germany
ACI Beijing Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
ACI Guangdong Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
ACI Shanghai Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
Owens-Illinois (HK) Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
Owens-Illinois Services H.K. Ltd.	Owens-Illinois Singapore Pte. Ltd.	100%	Hong Kong
Maltha Hungary Kft.	Maltha Groep B.V.	100%	Hungary
O-I Manufacturing Hungary Ltd.	OI Hungary LLC	100%	Hungary
O-I Sales & Distribution Hungary Kft	OI Hungary LLC	100%	Hungary
P.T. Kangar Consolidated Industries	1) ACI International Pty. Ltd.	99.84%	Indonesia
	2) ACI Packaging Services Pty. Ltd.	0.16%
		100%
O-I Manufacturing Italy SpA	1) OI European Group B.V.	99.7%	Italy
	2) Public	0.3%
		100%
O-I Sales & Dist. Italy S.r.l.	1) OI Europe Sàrl	90%	Italy
	2) O-I Manufacturing Italy SpA	10%
		100%
San Domenico Vetraria S.r.l.	O-I Manufacturing Italy SpA	56.94%	Italy
OI Sales and Distribution LT	OI Finnish Holdings OY	100%	Lithuania
O-I Glass JV Mexico SARL	OI International Holdings Inc.	100%	Luxembourg
Vidrieria Holdings SARL	CO Vidrieria SARL	100%	Luxembourg
Malaya Glass Products Sdn Bhd	BJC O-I Glass PTE Ltd	100%	Malaysia

36

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
O-I Asia-Pacific Holdings	OI European Group B.V.	100%	Mauritius
Industria Vidrieria de Coahuila S de RL de CV	1) CO Vidrieria SARL	99%	Mexico
	2) Vidrieria Holdings SARL	1%
		100%
Glasrecycling Noord-Oost Nederland B.V.	Maltha Glasrecycling Nederland B.V.	100%	Netherlands
Maltha Glasrecycling Nederland B.V.	Maltha Groep B.V.	100%	Netherlands
Maltha Glassrecycling International B.V.	Maltha Groep B.V.	100%	Netherlands
OI Canada Holdings B.V.	OI European Group B.V.	100%	Netherlands
OI European Group B.V.	OI Global C.V.	100%	Netherlands
OI Global C.V.	1) OI International Holdings Inc.	99%	Netherlands
	2) O-I Holding LLC	1%
		100%
OI Manufacturing Netherlands B.V.	OI European Group B.V.	100%	Netherlands
OI Sales & Distribution Netherlands B.V.	OI European Group B.V.	100%	Netherlands
OI SPANISH HOLDINGS B.V.	Vidrieria Rovira S.L.	100%	Netherlands
Veglarec B.V.	OI Manufacturing Netherlands B.V.	100%	Netherlands
NHW Auburn, LLC	Owens-Brockway Glass Container Inc.	100%	New York
ACI New Zealand Nominees Ltd.	ACI Operations NZ Ltd.	100%	New Zealand
ACI Operations NZ Ltd.	ACI International Pty. Ltd.	100%	New Zealand
O-I Ecuador LLC	OI Global C.V.	100%	Ohio
SeaGate II, Inc.	Owens-Brockway Glass Container Inc.	100%	Ohio
SeaGate III, Inc.	Owens-Brockway Glass Container Inc.	100%	Ohio
Seagate, Inc.	Owens-Brockway Glass Container Inc.	100%	Ohio
Universal Materials, Inc.	Owens-Illinois General Inc.	100%	Ohio

37

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Brockway Realty Corporation	Owens-Brockway Glass Container Inc.	100%	Pennsylvania
O-I GMEC Lurin srl	1) OI European Group B.V.	99%	Peru
	2) OI Canada Holdings B.V.	1%
		100%
Owens-Illinois Peru S.A.	1) OI SPANISH HOLDINGS B.V.	94.8%	Peru
	2) Cristar S.A.	4.1%
		98.9%
Soluciones Del Empaque S.A.C.	Owens-Illinois Peru S.A.	51%	Peru
Maltha Szklo Recykling Polska Sp. Z.o.o.	Maltha Groep B.V.	100%	Poland
O-I Business Service Center Sp. Z.o.o.	1) OI Europe Sàrl	99%	Poland
	2) O-I Sales and Dist. UK Ltd.	1%
		100%
O-I Jaroslaw Machine Service Center	1) OI European Group B.V.	99%	Poland
	2) OISHBV	1%
		100%
O-I Manufacturing Poland S.A.	OI Europe Sàrl	100%	Poland
O-I Sales & Dist. Poland Sp Z.o.o	1) OI Europe Sàrl	95%	Poland
	2) O-I Sales & Dist. Netherlands B.V.	5%
		100%
Maltha Glass Recycling Portugal Lda.	Maltha Glassrecycling International B.V.	100%	Portugal
BJC O-I Glass PTE Ltd	Owens-Illinois Singapore Pte Ltd.	50.0001%	Singapore
Owens-Illinois Singapore Pte. Ltd.	OI European Group B.V.	100%	Singapore
O-I Sales & Dist. Spain SL	O-I European Group B.V.	100%	Spain
Vidrieria Rovira S.L.	O-I European Group B.V.	100%	Spain
OI Europe Sàrl	OI European Group B.V.	100%	Switzerland

38

Company	Parent Company	Ownership Interest held in Company by Parent Company	State/Country of Incorporation or Organization
Sovereign Air LLC	Owens-Illinois General Inc.	100%	Texas
O-I Manufacturing Ltd. (UK)	United Glass Group Ltd.	100%	United Kingdom
O-I Sales and Dist. UK Ltd	OI Europe Sàrl	100%	United Kingdom
UGG Holdings Limited	OI European Group B.V.	100%	United Kingdom
United Glass Group Ltd.	O-I Overseas Management Co. LLC	100%	United Kingdom
O-I Overseas Management Co. LLC (UK / US)	UGG Holdings Limited	100%	United Kingdom
Malaya Vietnam Glass Limited	Malaya Glass products Sdn Bhd	70%	Vietnam

39

SCHEDULE 7.9(a)

RELEASED NOTES GUARANTORS

ACI America Holdings Inc.

Brockway Realty Corporation

NHW Auburn, LLC

OI Auburn Inc.

OI California Containers Inc.

OI Castalia STS Inc.

OI General Finance Inc.

OI Levis Park STS Inc.

OI Puerto Rico STS Inc.

OIB Produvisa Inc.

SeaGate, Inc.

SEAGATE II, INC.

SEAGATE III, INC.

Universal Materials, Inc.

40

SCHEDULE 8.1

INDEBTEDNESS

SUBSIDIARIES (as per Schedule 6.1)	INDEBTEDNESS (in thousands of U.S. Dollars) (as of 03/31/15)
Part I — Domestic
OI Levis Park STS Inc.	11,269
Owens Brockway Glass Container Inc.	23,039
Total (Part I)	34,308

Part II — Foreign
Foreign Loan Parties
ACI Operations Pty. Ltd.	0
OI European Group B.V.	300
O-I Canada Corp.	8,625
OI Europe Sàrl	1,105
Sub-Total	10,030
Other Foreign (excluding Loan Parties)
Owens-Illinois Peru S.A.	7,881
Owens-Illinois Argentina S.A.	254
O-I Zhaoqing Glass Co. Ltd.	4,353
Vidrieria Rovira S.L.	316
O-I Manufacturing Italy SpA	29,836
O-I Manufacturing France SAS	1,239
OI Manufacturing Netherlands B.V.	5,038
P.T. Kangar Glass Consolidated	1,956
Sub-Total	50,873
Total (Part II)	60,903
Grand Total (Part I and Part II)	95,212

41

SCHEDULE 8.2

EXISTING LIENS

SEE ATTACHED

42

SCHEDULE 8.2

TO CREDIT AGREEMENT

OWENS-ILLINOIS

EXISTING LIENS AS OF April 2015

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
1.	Owens-Illinois Group, Inc.; Owens-Brockway Glass Container Inc.; Owens-Brockway Packaging, Inc.; Owens-Illinois General Inc; OI Australia Inc.; and OI General FTS Inc.(24)	DE UCC	Deutsche Bank Trust Company Americas, as Collateral Agent 60 Wall Street New York, NY 10005	—	—
2.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No. 2013 5079422 Date: 12/23/13

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2013 Toyota Model 8FGU20 Forklifts, s/n 49920, 50032, etc.

3.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc.	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 1283209 Date: 4/01/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

(24)  liens with respect to 2011 guarantors that are not 2015 guarantors will be terminated on or before the Closing Date.

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Same address				Equipment: One (1) 2014 Komatsu Model WA200-5L Wheel Loader, s/n 72073, etc.
4.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713 Billings, MT 59107-571	File No.: 2014 1285238 Date: 4/01/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader, s/n JRF01695, etc.

5.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713 Billings, MT 59107-571	File No.: 2014 1285246 Date: 4/01/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2012 Shuttlewagon Model SWX315 Rail Car Mover, s/n 31511074A, etc.

6.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 1285253 Date: 4/01/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Caterpillar Model 924H Wheel Loader, s/n HXC02443, etc.

7.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713	File No.: 2014 1629948 Date: 4/25/14	True Lease transaction This Financing Statement covers the equipment and other assets described below

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address		Billings, MT 59107-571

and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Trackmobile Rail Car Mover, s/n 99475-0314, etc.

8.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 1678796 Date: 4/29/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper, s/n S30-6326

9.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2053478 Date: 5/27/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 JLG Model 2030ES Scissor Lifts, s/n 200226912, 200227230, etc.

10.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc.	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713 Billings, MT 59107-571	File No.: 2014 2054153 Date: 5/27/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Same address				Equipment: One (1) 2014 Caterpillar Model 906H2 Wheel Loader, s/n JRF01732, etc.
11.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713 Billings, MT 59107-571	File No.: 2014 2070068 Date: 5/28/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Caterpillar Model 924K Wheel Loader, s/n PWR02937, etc.

12.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2250348

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Tennant Model Sentinel Sanitation Sweeper, s/n Sentinel-9732

13.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2279982 Date: 6/11/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Tennant Model 800 Outdoor Riding Sweepers, s/n 800-8021 & 800-8020

14.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-	DE UCC	GE Capital Commercial Inc. PO Box 35713	File No.: 2014 2479194 Date: 6/24/14	True Lease transaction This Financing Statement covers the

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address		Billings, MT 59107-571

equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Tennant Model S30 Riding Floor Sweeper, s/n S30-6294

15.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2493567 Date: 6/24/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Yale Model GSO050VX Forklifts, s/n B910V01504M, B901V01505M, etc.

16.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713 Billings, MT 59107-571	File No.: 2014 2493575 Date: 6/24/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Bobcat Model S510 Skid Steer Loader, s/n ALNW11371

17.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2495836 Date: 6/24/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Inc. Same address				therefor, . . . Equipment: One (1) 2014 Yale Model MRW-030 Walkie Reach Stacker, s/n C821N02498M, etc.
18.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2496537 Date: 6/24/14 Amend.: 2014 2602993 Date: 7/01/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Yale Model GCO050VS Forklifts, s/n B910V1504M, B901V01505M

19.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2501021 Date: 6/25/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 JLG Model E400AJP Articulating Boom Lift, s/n 300188679

20.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2501047 Date: 6/25/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GCO50VX Forklift, s/n B910V01503M

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
21.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3015393 Date: 7/29/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Cushion Tire Forklift Model GCO50VX, s/n B910V01514M

22.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3116738 Date: 8/05/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Toyota Model 8FGCU25 Cushion Tire Forklifts, s/n 61154, 61196

23.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3117603 Date: 8/05/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GP060VX Pneumatic Tire Forklift, s/n C875V01805M

24.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza	DE UCC	General Electric Credit Corporation of Tennessee PO Box 35713	File No.: 2014 3124112 Date: 8/05/14	True Lease transaction This Financing Statement covers the equipment and other assets described below

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address		Billings, MT 59107-571

and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Caterpillar Model 924K Wheel Loaders, s/n 0PWR03300, etc.

25.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3265345 Date: 8/14/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GCO30VS Cushion Tire Forklift, s/n C809V037399M, etc.

26.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3268281 Date: 8/14/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Yale Model GDP080VX Forklifts, s/n J813V02553M, etc.

27.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3271145 Date: 8/14/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Inc. Same address				therefor, . . . Equipment: One (1) 2014 Waldon Model 8500C Wheel Loader, s/n 32735
28.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3272069 Date: 8/14/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Jungheinrich Model EMCB10-4622L Walkie Straddle Stackers, s/n 90444855, etc.

29.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3380235 Date: 8/22/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Taylor Dunn Model SC100-36 Stockchaser Utiity Vehicle, s/n 195550

30.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3380250 Date: 8/22/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GP080VX Forklift, s/n J813V02549M, etc.

31.	Owens-Illinois Group, Inc.	DE	GE Capital Commercial Inc.	File No.: 2014 3380276	True Lease transaction

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	UCC	PO Box 35713 Billings, MT 59107-571	Date: 8/22/14

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 GC080VX Cushion Tire Forklifts, s/n F818V02276M, etc.

32.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3438413 Date: 8/27/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Toyota Model 8FGCU35 Cushion Tire Forklifts, s/n 10414, etc.

33.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3617487 Date: 9/10/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Four (4) 2014 Yale Model GC080VX Forklift, s/n F818V02309M, etc.

34.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3783677 Date: 9/22/14	True Lease transaction This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Additional Debtor: Owens-Brockway Glass Container Inc. Same address				part here), plus all existing and future replacements, exchanges and substitutions therefor, . . . Equipment: Two (2) 2014 Toyota model 8FGC35U Forklifts, serial numbers 10422 and 10423, etc.
35.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3783685 Date: 9/22/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Toyota Model 8FDU30 Forklift, s/n 60303, etc.

36.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3783701 Date: 9/22/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Three (3) 2014 Yale Model GP080VX Forklifts s/n J813V02597M, etc.

37.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3789120 Date: 9/22/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Eight (8) 2014 Yale Model GC080VX Forklifts s/n F818V02326M, etc.

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
38.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3804564 Date: 9/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Caterpillar Model 924K /Wheel Loaders s/n 0PWR03301, 0PWR03286

39.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3807856 Date: 9/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Four (4) 2014 Yale Model GC080VX Forklifts s/n F818V02328M, etc.

40.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3813110 Date: 9/24/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Five (5) 2014 Yale Model GC080VX Forklifts s/n F818V02278M, etc.

41.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3881125 Date: 9/29/14	True Lease transaction This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Additional Debtor: Owens-Brockway Glass Container Inc. Same address				part here), plus all existing and future replacements, exchanges and substitutions therefor, . . . Equipment: Two (2) 2014 Yale model GC080VX Forklifts S/N F818V02307M, etc.
42.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3938164 Date: 10/01/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Yale Model GP060VX Forklifts s/n C875V02051M, etc.

43.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 4050589 Date: 10/08/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n F818V02287M, etc.

44.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 4050605 Date: 10/08/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Three (3) 2014 Yale Model GC080VX Cushion Tire Forklifts s/n

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
F818V02336M, etc.
45.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 4050613 Date: 10/08/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GP080 Forklift s/n J813V02751M

46.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 4050647 Date: 10/08/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GP080VX Forklift s/n J813V02595M, etc.

47.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 4213500 Date: 10/20/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GC080VX Forklift s/n F818V02314M, etc.

48.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 4252904 Date: 10/22/14	True Lease transaction This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Additional Debtor: Owens-Brockway Glass Container Inc. Same address				part here), plus all existing and future replacements, exchanges and substitutions therefor, . . . Equipment: Two (2) 2014 Tiger Model TC-50 Tow Tractors s/n 195522, 195523
49.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 5231196 Date: 12/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Rail Car Movers model SWX315 Shuttlewagon s/n 31514113

50.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 5231220 Date: 12/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Tennant Model Sentinel Street Sweeper s/n Sentinel- 9805

51.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 5231238 Date: 12/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Tennant Model 800 Sweeper, s/n 800-8095

52.	Owens-Illinois Group, Inc.	DE	GE Capital Commercial Inc.	File No.: 2015 0666494	True Lease transaction

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	UCC	PO Box 35713 Billings, MT 59107-571	Date: 2/17/15

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: 1 JLG 2014 E400AJP Articulating Boom Lift with 360 degree non-continuous swing and JIB with 180 degrees of horizontal swing, S/N 0300200120

53.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2015 0666502 Date: 2/17/15

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: 1 Taylor Dunn 2015 B2-10 Flat bed utility vehicle with 2400 lb capacity and GT drive S/N 197677, etc.

54.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2015 0666528 Date: 2/17/15

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2015 Taylor Dunn Model C4-32 Utility Cart s/n 197755

55.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2015 0840214 Date: 2/27/15	True Lease transaction This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
Additional Debtor: Owens-Brockway Glass Container Inc. Same address hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Genie Model Z30/20N RJ Boom Aerial Lift s/n Z30N15-16418

56.	Owens-Illinois Group, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Brockway Glass Container Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2015 1052777 Date: 3/12/15

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: 1 Tiger 2015 TC-50 Tow Tractor With Steel Overhead Weather Guard and GM I4, etc.

57.	Owens-Illinois Group, Inc.	DE Federal tax liens		No records

58.	Owens-Brockway Glass Container Inc. One Seagate Teledo, OH 43666	DE UCC	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570

File No.:      5218064 5

Date:           7/15/05

Cont.:         2010 0230544

Date:           1/22/10

Amend.:     2013 1812503

Date:           5/13/13

Amend.:     2014 3287125

Date:           8/15/14

Amend.:     2015 0953637

Date:           3/06/15

Cont.:         2015 0953660

Date:           3/06/15

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amend. deleting collateral: lists of equipment

59.	Owens-Brockway Glass Container Inc. 150 Industrial Blvd.	DE UCC	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	File No.: 5311975 8 Date: 10/07/05 Cont.: 2010 3320243	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the debtor at the debtor’s

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Toano, VA 23168			Date: 9/23/10	plant in Toano, VA 23168 CMF#554280 6321
60.	Owens-Brockway Glass Container Inc. 1113 County Road 64 ¾ Windsor, CO 80550	DE UCC	Signode Packaging Systems 3610 West Lake Avenue Glenview, IL 60026	File No.: 6122728 9 Date: 4/12/06 Cont.: 2011 1078388 Date: 3/23/11	Debtor’s inventory of Signode Packaging materials now or hereafter on the premises or on consignment to the debtor at the debtor’s plant in Windsor, CO CMF 649915-10 6325
61.	Owens-Brockway Glass Container Inc. One Seagate Teledo, OH 43666	DE UCC	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570	File No.: 2008 2377081 Date: 7/11/08 Amend.: 2011 4342690 Date: 11/10/11 Cont.: 2013 0170606 Date: 1/14/13 Amend.: 2013 1805671 Date: 5/10/13 Amend.: 2014 3287174 Date: 8/15/14

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amend. deleting collateral: lists of equipment

62.	Owens-Brockway Glass Container, Inc. 1 Michael Owens Way Perrysburg, OH 43551	DE UCC	Motion Industries, Inc. 1605 Alton Road Birmingham, AL 35210	File No.: 2009 1261046 Date: 4/21/09 Cont.: 2014 0558650 Date: 2/11/14

Maintenance, repair, operational assets, materials, parts, equipment, supplies and other tangible personal property, held for resale, use or consumption in Debtor’s (Consignee’s) business and supplied by Secured Party (Consignor) under consignment or other agreement

63.	Owens-Brockway Glass Container, Inc. One Michael Owens Way Perrysburg, OH 43551	DE UCC	NEC Financial Services, LLC 1 Park 80 Plaza West Saddle Brook, NJ 07663	File No.: 2010 1862436 Date: 5/27/10 Amend.: 2010 1865124 Date: 5/27/10	One (1) NEC SV8100 Telephone System, together with all accessories, additions, etc.
64.	Owens-Brockway Glass Container, Inc. 194 County Line Road Brockport, PA 15823	DE UCC	VGM Financial Services a Division of TCF Equipment Finance, Inc. 1111 W. San Marnan Waterloo, IA 50701	File No.: 2010 2515884 Date: 7/20/10	Any and all equipment, fixtures, inventory, goods and software financed by or leased from VGM Financial services and that are subject of an agreement, etc.
65.	Owens Brockway Glass Container One Seagate Toledo, OH 43666	DE UCC	Magid Glove & Safety Mfg. Co. LLC 2060 N. Kolmar Ave.	File No.: 2011 1029621 Date: 3/21/11 Term.: 2012 2542274

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
			Chicago, IL 60639	Date: 7/02/12 This lien has been terminated but will not lapse until 3/21/16
66.	Owens-Brockway Glass Container Inc. 1 Michael Owens Way Perrysburg, OH 43551-2999	DE UCC	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570	File No.: 2011 3394684 Date: 9/01/11 Amend.: 2013 1812966 Date: 5/13/13 Amend.: 2014 3287976 Date: 8/15/14

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amend. deleting collateral: lists of equipment

67.	Owens-Brockway Glass Container Inc. 1 Michael Owens Way Perrysburg, OH 43551-2999	DE UCC	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570	File No.: 2011 3395558 Date: 9/01/11 Amend.: 2013 1812867 Date: 5/13/13 Amend.: 2014 3289915 Date: 8/15/14

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amend. deleting collateral: lists of equipment

68.	Owens-Brockway Glass Container Inc. 1 Michael Owens Way Perrysburg, OH 43551-2999	DE UCC	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570	File No.: 2011 3396770 Date: 9/01/11 Amend.: 2013 1812735 Date: 5/13/13 Amend.: 2014 3289923 Date: 8/15/14

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amend. deleting collateral: lists of equipment

69.	Owens-Brockway Glass Container Inc. 1 Michael Owens Way Perrysburg, OH 43551-2999	DE UCC	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570	File No.: 2011 3398818 Date: 9/01/11 Amend.: 2013 1812651 Date: 5/13/13 Amend.: 2014 3289931 Date: 8/15/14

All of the equipment now or hereafter leased by Lessor to Lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Amend. deleting collateral: lists of equipment

70.	Owens-Brockway Glass Container Inc. 901 North Shabbona Street Streator, IL 61364	DE UCC	Total Fleet Solutions, Ltd. 7050 Spring Meadows Drive West Holland, OH 43528	File No.: 2013 0770314 Date: 2/27/13 Amend.: 2013 2456318 Date: 6/26/13	List of leased equipment — forklift, railcar mover, etc.

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
Amend.: 2013 2456623 Date: 6/26/13
71.	Owens-Brockway Glass Container Inc. One Michael Owens Way Perrysburg, OH 43551	DE UCC	Signature Financial LLC 68 South Service Road Melville, NY 11747	File No.: 2013 5076253 Date: 12/23/13

All of the equipment and personal property and all modifications and additions thereto and replacements and substitutions therefor, together with all accessories, accessions . . . leased or be leased by GSG Financial LLC as assignee of Total Fleet Solutions pursuant to Equipment Schedule No. 001 to Master Lease Agreement No. 21960 dated as of Dec. 18, 2013, etc.

72.	Owens-Brockway Glass Container Inc. Additional Debtor: Owens-Illinois Group, Inc. The summary of the next 7 liens can be found in rows 2 through 8 above
73.	Owens-Brockway Glass Container Inc. c/o Owens-Illinois, Inc. Plaza 1, One Michael Owens Way Perrysburg, OH 43551	DE UCC	BNP Paribas 787 Seventh Avenue New York, NY 10019	File No.: 2014 2005643 Date: 5/21/14

The Debtor’s entire right, title and interest in and to all present and future Receivables sold by Debtor to Secured Party pursuant to that certain Uncommitted Receivables Purchase Agreement, dated as of May 21, 2014, . . . together with all present and future accounts, instruments, etc.

74.	Owens-Brockway Glass Container Inc. Additional Debtor: Owens-Illinois Group, Inc. The summary of the next 12 liens can be found in rows 9 through 20 above

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
75.	Owens-Brockway Glass Container, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Illinois Group, Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2937258 Date: 7/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: Two (2) Taylor-Dunn 2014 Model SS5-36 Stepsaver 3 Wheel Utility Carts s/n 195416, 195417

76.	Owens-Brockway Glass Container, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299 Additional Debtor: Owens-Illinois Group, Inc. Same address	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 2937878 Date: 7/23/14

True Lease transaction

This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral part here), plus all existing and future replacements, exchanges and substitutions therefor, . . .

Equipment: One (1) 2014 Yale Model GC050VX Cushion Tire Forklift s/n #B910V01507M

77.	Owens-Brockway Glass Container Inc. Additional Debtor: Owens-Illinois Group, Inc. The summary of the next 11 liens can be found in rows 21 through 31 above
78.	Owens-Brockway Glass Container, Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299	DE UCC	GE Capital Commercial Inc. PO Box 35713 Billings, MT 59107-571	File No.: 2014 3435385 Date: 8/27/14	True Lease transaction This Financing Statement covers the equipment and other assets described below and/or on any annex, schedule and/or exhibit hereto (which is to be considered an integral

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
	Additional Debtor: Owens-Illinois Group, Inc. Same address				part here), plus all existing and future replacements, exchanges and substitutions therefor, . . . Equipment: Two (2) 2014 Yale Model GC050VS Cushion Tire Forklifts s/n B910V01506M, etc.
79.	Owens-Brockway Glass Container Inc. Additional Debtor: Owens-Illinois Group, Inc. The summary of the next 12 liens can be found in rows 32 through 43 above
80.	Owens-Brockway Glass Container Inc. Additional Debtor: Owens-Illinois Group, Inc. The summary of the next 12 liens can be found in rows 45 through 56 above
81.	Owens-Brockway Glass Container Inc.	DE Federal tax liens		No records

82.	Owens-Brockway Packaging, Inc.	DE Federal tax liens		No records

83.	Owens-Illinois General Inc One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551-299	DE UCC	Canal Air, LLC PO Box 35713 Billings, MT 59107-571	File No.: 2009 3927222 Date: 12/08/09 Amend.: 2014 3148087 Date: 8/06/14 Amend.: 2014 3148095 Date: 8/06/14	True Lease transaction All of Debtor’s right, title and interest in and to: The Aircraft described as follows: Model Gulfstream GIV-X (G450) Serial No.: 4183, bearing FAA Registration No. N903G and

	DEBTOR	JURISDICTION / LIEN TYPE SEARCHED	SECURED PARTY	FILING INFO	COLLATERAL DESCRIPTION
				Cont.: 2014 3148111 Date: 8/06/14	Rolls Royce Engines, Model Tay 611-8C Serial Nos.: 85374 and 85373, together with all other property essential and appropriate, etc.
84.	Owens-Illinois General Inc. One Michael Owens Way, One O-I Plaza Perrysburg, OH 43551	DE UCC	OCE Financial Services, Inc. 5450 North Cumberland Chicago, IL 60656	File No.: 2012 2347724 Date: 6/18/12

All of the Debtor’s rights, title and interest whatsoever in and to the following; whether now or hereafter existing or acquired and wherever located: (i) all equipment subject to a lease, rental agreement or other instrument between Debtor and Secured Party, or purchased or otherwise acquired from Secured Party (the “Equipment”); (ii) all attachments, accessories, etc.

85.	Owens-Illinois General, Inc. 1 Michaels Owens Way Perrysburg, OH 43551	DE UCC	OCE Financial Services, Inc. 5450 North Cumberland Chicago, IL 60656-1494	File No.: 2012 2537308 Date: 6/19/12

All of the Debtor’s rights, title and interest whatsoever in and to the following; whether now or hereafter existing or acquired and wherever located: (i) all equipment subject to a lease, rental agreement or other instrument between Debtor and Secured Party, or purchased or otherwise acquired from Secured Party (the “Equipment”); (ii) all attachments, accessories, etc.

86.	Owens-Illinois General Inc.	DE Federal tax liens		No records

87.	OI Australia Inc.	DE Federal tax liens		No records

88.	OI General FTS Inc.	DE Federal tax liens		No records

Ontario PPSA filings:

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
1.	703727451 PPSA	2	20150220 0949 2078 3536 Reg. 07 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X
		2015 TENNANT S30 (VIN: S30-6875)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
2.	703580778 PPSA	3	20150211 1519 2078 3516 Reg. 05 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X
		2014 YALE GC050VX (VIN: B910V02664M)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
3.	702877752 PPSA	4	20150109 1402 2078 3433 Reg. 04 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X
		2014 YALE GP080VX (VIN: J813V02596M) 2014 YALE GP080VX (VIN: J813V02598M)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
4.	702877797 PPSA	5	20150109 1406 2078 3434 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
5.	702037341 PPSA	6	20141203 1047 2078 3316 Reg. 05 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X
		2014 YALE GC080VX (VIN: F818V02306M)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
6.	700353792 PPSA	7	20141002 1103 2078 3136 Reg. 06 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X
2014 RAYMOND RAS 2500 (VIN: RAS-14-06764)

		8	20141212 1142 2078 3363 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
7.	700372458 PPSA	9	20141002 1657 2078 3138 Reg. 05 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X
2014 YALE GC080VX (VIN: F818V02320M) 2014 YALE GC080VX (VIN: F818V02321M)

		10	20141212 1144 2078 3364 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
8.	700159329 PPSA	11	20140926 0955 2078 3122 Reg. 06 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X
2014 TOYOTA 8FGCU35 (VIN: 10534) 2014 TOYOTA 8FGCU35 (VIN: 10538) 2014 TOYOTA 8FGCU25 (VIN: 62671)

		13	20141212 1141 2078 3362 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
9.	700021485 PPSA	14	20140922 1603 2078 3100 Reg. 07 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X
2014 TOYOTA 8FGCU25 (VIN: 61088)

		15	20141212 1134 2078 3358 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
10.	700022043 PPSA	16	20140922 1619 2078 3101 Reg. 06 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

2014 TOYOTA 8FGCU35 (VIN: 10512)
2014 TOYOTA 8FGCU35 (VIN: 10525)
2014 TOYOTA 8FGCU35 (VIN: 10527)
2014 TOYOTA 8FGCU35 (VIN: 10531)
2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-1)
2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-2)
2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-3)
2014 CASCADE 25G-FDS-1036 (VIN: SPR1885316-4)

		18	20141212 1138 2078 3360 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
11.	700023096 PPSA	19	20140922 1646 2078 3102 Reg. 05 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

2014 YALE GC080VX (VIN: F818V02322M)
2014 YALE GC080VX (VIN: F818V02323M)
2014 YALE GC080VX (VIN: F818V02315M)
2014 YALE GC080VX (VIN: F818V02317M)
2014 YALE GC080VX (VIN: F818V02318M)
2014 YALE GC080VX (VIN: F818V02316M)
2014 AURAMO KS25FKB-G-72E (VIN: ME021604)
2014 AURAMO KS25FKB-G-72E (VIN: ME020891)
2014 AURAMO KS25FKB-G-72E (VIN: ME020887)
2014 AURAMO KS25FKB-G-72E (VIN: ME020889)
2014 AURAMO KS25FKB-G-72E (VIN: ME020892)
2014 AURAMO KS25FKB-G-72E (VIN: ME020888)

21	20141212 1136 2078 3359 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
12.	700023132 PPSA	22	20140922 1651 2078 3103 Reg. 05 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X
2014 YALE GC080VX (VIN: F818V02319M) 2014 YALE GC080VX (VIN: F818V02324M) 2014 AURAMO KS25FKB-G-72E (VIN: ME020894) 2014 AURAMO KS25FKB-G-72E (VIN: ME021605)

		24	20141212 1139 2078 3361 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
13.	698782851 PPSA	25	20140811 1047 2078 2985 Reg. 07 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X

2013 CATERPILLAR 924K (VIN: HJF00425)

26	20140826 1526 2078 3039 A AMENDMENT	O-I CANADA CORP.		X	X	X	X	X
Reason for Amendment: TO CORRECT THE EQUIPMENT YEAR OF THE MOTOR VEHICLE. 2014 CATERPILLAR 924K (VIN: HJF00425)

27	20141212 1132 2078 3357 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
14.	698307057 PPSA	28	20140724 1415 5064 1956 Reg. 08 year(s)	O-I CANADA CORP.	GE CANADA LEASING SERVICES COMPANY		X	X	X	X	X
No Fixed Maturity Date 2014 JLG ARTICULATINGBOOM AJ300P (VIN: 0300183817)

		29	20141212 1130 2078 3356 A AMENDMENT	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY
Reason for Amendment: TO ADD A SECURED PARTY TO THE REGISTRATION

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
15.	669055905 PPSA	31	20110413 1129 5064 9236 Reg. 04 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date 2010 YALE GDP080VXNCSF086 FORKLIFT (VIN: G813V02653H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
16.	669056283 PPSA	33	20110413 1134 5064 9245 Reg. 07 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GLC080VXNGSE092 FORKLIFT (VIN: E818V03546H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
17.	669056589 PPSA	35	20110413 1139 5064 9252 Reg. 04 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GDP080VXNCSF086 FORKLIFT (VIN: G813V02641H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
18.	669057003 PPSA	37	20110413 1147 5064 9265 Reg. 07 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GLC080VXNGSE092 FORKLIFT (VIN: E818V03551H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
19.	668335671 PPSA	39	20110317 0902 5064 7906 Reg. 08 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

				O-I CANADA CORP	GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
No Fixed Maturity Date FACTORY CAT 34D SWEEPER UNIT (VIN: 58209)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
20.	668335905 PPSA	41	20110317 0921 5064 7907 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date NEW ADVANCE EXTERRA MODEL 6340LP (VIN: 1000043481)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
21.	668336076 PPSA	43	20110317 0931 5064 7908 Reg. 08 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date TAYLOR DUNN SC100 (VIN: 184277) General Collateral Description: C/W ALL ATTACHMENTS AND ACCESSORIES

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
22.	668316132 PPSA	45	20110316 1152 5064 7809 Reg. 07 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date

2010 YALE GLC080VXNGSE092 (VIN: E818V03549H)

General Collateral Description:
ONE (1) 2010 YALE GLC080VXNGSE092 UNIT  S/N E818V03549H C/W ALL ATTACHMENTS AND ACCESSORIES INCLUDING MARTIN CAB AND CASCADE 25 G ATTACHMENT (S/N 1106868-3)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
23.	668316375 PPSA	47	20110316 1201 5064 7810 Reg. 07 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date

2010 YALE GLC080VXNGSE092 (VIN: E818V03552H)

General Collateral Description:
C/W ALL ATTACHMENTS AND ACCESSORIES INCLUDING MARTIN CAB AND CASCADE 25 G ATTACHMENT ( S/N,  1106868-5)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
24.	667427697 PPSA	49	20110201 0912 5064 6182 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GLC050VXNVSE085 UNIT (VIN: A910V16463H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
25.	667428192 PPSA	51	20110201 1002 5064 6189 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GLC080VXNGSE092 (VIN: E818V03547H) 2010 YALE GLC080VXNGSE092 (VIN: E818V03548H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
26.	667262655 PPSA	53	20110121 1155 5064 5932 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GLC050VXNVSE085 (VIN: A910V16464H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
27.	667262907 PPSA	55	20110121 1207 5064 5934 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE GLC050VX LIFT UNIT (VIN: A910V16435H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
28.	667263015 PPSA	57	20110121 1214 5064 5935 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date 2010 YALE ERC030AH LIFT UNIT (VIN: PO#06ED0026606JD) 2010 YALE LIFT UNIT ERC030AHN36TE082 (VIN: C814N03040H)

59	20110121 1538 5064 5943 A AMENDMENT	O-I CANADA CORP.
Reason for Amendment: TO AMEND THE MOTOR VEHICLE DESCRIPTION FOR THE S/N PO#06ED0026606JD ON THE ORIGINAL REGISTRATION. 2010 YALE ERC030AH LIFT UNIT (VIN: C814N03042H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
29.	667263042 PPSA	60	20110121 1221 5064 5936 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2010 YALE LIFT UNIT GLC050VXNVSE085 (VIN: A910V16462H)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
30.	667263132 PPSA	62	20110121 1226 5064 5937 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2007 YALE GLC050VXNVSE083 (VIN: A910V11425E)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
31.	666863253 PPSA	64	20101231 0954 5064 4671 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date 2004 YALE GLC080LJNGAE092 UNIT (VIN: D818V01901B)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
32.	666863325 PPSA	66	20101231 1000 5064 4672 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2004 YALE GLC080LJNGAE092 UNIT (VIN: D818V01904B)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
33.	666863838 PPSA	68	20101231 1016 5064 4699 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2004 YALE GLC080LJNGAE092 UNIT (VIN: D818V01902B)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
34.	666864081 PPSA	70	20101231 1022 5064 4711 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2004 YALE GLC050TGNUAE082 UNIT (VIN: E187V19974A)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
35.	666864252 PPSA	72	20101231 1027 5064 4722 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2004 JLG 2032E UNIT (VIN: 0200105711)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
36.	666865152 PPSA	74	20101231 1059 5064 4787 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2003 YALE GLC050TGNUAE082 UNIT (VIN: E187V20023A)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
37.	666872226 PPSA	76	20101231 1104 5064 4800 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2003 YALE GLP050TGNUAE084 UNIT (VIN: A875B22865A)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
38.	666872433 PPSA	78	20101231 1111 5064 4816 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2003 YALE GLP050TGNUAE086 UNIT (VIN: A875B23012A)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
39.	666872757 PPSA	80	20101231 1121 5064 4834 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2003 JLG 450 UNIT (VIN: 0300073335)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
40.	666697374 PPSA	82	20101221 1429 5064 4439 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2003 YALE GLP060TGNUAE087 (VIN: A875B22757A)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
41.	666706095 PPSA	84	20101221 1511 5064 4448 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.
		No Fixed Maturity Date 2006 JOHN DEERE 544J UNIT (VIN: DW544JZ603840)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
42.	666707139 PPSA	86	20101221 1537 5064 4449 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date
2000 SHUTTLEWAGON SW415B (VIN: XGS41543)

General Collateral Description:
THE GOODS DESCRIBED HEREIN, WHEREVER SITUATED, AND ALL PRESENT AND AFTER-ACQUIRED INTELLECTUAL PROPERTY, INTANGIBLES, ATTACHMENTS, ACCESSORIES AND ACCESSIONS THERETO AND SPARE PARTS, REPLACEMENTS, SUBSTITUTIONS, EXCHANGES AND TRADE-INS THEREFOR, AND ALL RIGHTS, RECEIVABLES AND CHATTEL PAPER DERIVED FROM OR EVIDENCING THE LEASE OR RENTAL THEREOF BY THE DEBTOR TO THIRD PARTIES, AND ALL PROCEEDS RELATING THERETO.  PROCEEDS?  ALL OF THE DEBTOR’S PRESENT AND AFTER-ACQUIRED PERSONAL PROPERTY WHICH IS DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH OR DISPOSITION OF THE ABOVE-DESCRIBED COLLATERAL, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL INSURANCE AND OTHER PAYMENTS PAYABLE AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE THERETO AND ALL CHATTEL PAPER, DOCUMENTS OF TITLE, GOODS, INSTRUMENTS, INTANGIBLES, MONEY AND SECURITIES.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
43.	666708084 PPSA	91	20101221 1556 5064 4450 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date

2003 YALE GLC050TGNUAE082 (VIN: E187V20023A)
2003 YALE GLP050TGNUAE084 (VIN: A875B22865A)
2003 YALE GLP050TGNUAE086 (VIN: A875B23012A)
2003 JLG 450 (VIN: 0300073335)

General Collateral Description:
THE GOODS DESCRIBED HEREIN, WHEREVER SITUATED, AND ALL PRESENT AND AFTER-ACQUIRED INTELLECTUAL PROPERTY, INTANGIBLES, ATTACHMENTS, ACCESSORIES AND ACCESSIONS THERETO AND SPARE PARTS, REPLACEMENTS, SUBSTITUTIONS, EXCHANGES AND TRADE-INS THEREFOR, AND ALL RIGHTS, RECEIVABLES AND CHATTEL PAPER DERIVED FROM OR EVIDENCING THE LEASE OR RENTAL THEREOF BY THE DEBTOR TO THIRD PARTIES, AND ALL PROCEEDS RELATING THERETO.  PROCEEDS?  ALL OF THE DEBTOR’S PRESENT AND AFTER-ACQUIRED PERSONAL PROPERTY WHICH IS DERIVED DIRECTLY OR INDIRECTLY FROM ANY DEALING WITH OR DISPOSITION OF THE ABOVE-DESCRIBED COLLATERAL, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL INSURANCE AND OTHER PAYMENTS PAYABLE AS INDEMNITY OR COMPENSATION FOR LOSS OR DAMAGE THERETO AND ALL CHATTEL PAPER, DOCUMENTS OF TITLE, GOODS, INSTRUMENTS, INTANGIBLES, MONEY AND SECURITIES.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
44.	666708165 PPSA	96	20101221 1600 5064 4451 Reg. 06 year(s)	O-I CANADA CORP.	GE CAPITAL CANADA EQUIPMENT FINANCING & LEASING COMPANY		X	X	X	X	X

					GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.

No Fixed Maturity Date

2004 YALE GLC080LJNGAE092 (VIN: D818V01901B)
2004 YALE GLC080LJNGAE092 (VIN: D818V01904B)
2004 YALE GLC080LJNGAE092 (VIN: D818V01902B)
2004 YALE GLC050TGNUAE082 (VIN: E187V19974A)
2004 JLG 2032E UNIT  (VIN: 0200105711)

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
45.	640041615 PPSA	99	20071019 1730 5064 1471 Reg. 08 year(s)	O-I CANADA CORP.	GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.		X	X	X	X	X

					GE CANADA EQUIPMENT FINANCING G.P.
		No Fixed Maturity Date

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
46.	637894521 PPSA	101	20070803 1147 5064 0235 Reg. 08 year(s)	O-I CANADA CORP.	GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.		X	X	X	X	X
		No Fixed Maturity Date

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
47.	637894746 PPSA	102	20070803 1202 5064 0237 Reg. 08 year(s)	O-I CANADA CORP.	GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.		X	X	X	X
		No Fixed Maturity Date

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
48.	637894755 PPSA	103	20070803 1204 5064 0238 Reg. 08 year(s)	O-I CANADA CORP.	GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.		X	X	X	X	X
		No Fixed Maturity Date

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
49.	637895079 PPSA	104	20070803 1218 5064 0239 Reg. 08 year(s)	O-I CANADA CORP.	GENERAL ELECTRIC CANADA EQUIPMENT FINANCE G.P.		X	X	X	X	X
		No Fixed Maturity Date

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
50.	620892495 PPSA	109	20051130 1402 1462 6211 Reg. 25 year(s)	O-I CANADA CORP.	BP CANADA ENERGY COMPANY					X
					BP ENERGY COMPANY

					BP CANADA ENERGY MARKETING CORP.
		General Collateral Description: MONEY, ACCOUNTS, INTANGIBLES. PROCEEDS? GOODS, CHATTEL PAPER, SECURITIES, DOCUMENTS OF TITLE, INSTRUMENTS, MONEY AND INTANGIBLES.

		Enquiry				Collateral Class.
	File No.	Page No.	Reg. No.	Debtor(s)	Secured Party	CG	I	E	A	O	MV
51.	892259343 PPSA	112	20030307 1033 9065 6546 Reg. 99 (PERPETUAL) year(s)	O-I CANADA CORP. (Corp. No.: 1493474)	SAMUEL MANU-TECH INC.		X
		No Fixed Maturity Date General Collateral Description: 2 PLY DUNNAGE BAGS

Quebec RPMRR filings:

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
15-0195470-0001 March 11, 2015 - 10:30 a.m.	Reservation of ownership (instalment sale)	O-I Canada Corp. (H3K 1X6) (purchaser)	Automation Machine Design RC inc (seller)	N/A	2016-07-15	See below.	Agreement entered into under private signature in Saint-Hubert on February 24, 2015.

PROPERTY:

La machinerie et les équipements constituant l’automatisation de l’alimentation et du positionnement des cartons intercallaires, conçus et fabriqués par le vendeur ainsi que tous les accessoires et pièces s’y rapportant, plus amplement décrits dans la soumission du vendeur No. 3364 révision 1 acceptée par l’acheteur le 24 février 2015 et confirmé par le bon de commande de l’acheteur numéro 4510281865 datée du 24 février 2015.

15-0110443-0001 February 12, 2015 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6)	GE Capital Canada Equipment Financing & Leasing Company (lessor or crédit-	N/A	2020-02-06	See below.	Agreement entered into under private signature in Brampton on February 6, 2015.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
		(lessees or crédit-preneurs)	bailleur)

PROPERTY:

One (1) 2014 Yale forklifts, model GC050VX, s/n B910V02664M, with 5,000lb capacity, cushion tires, LP fuel, Mazda 2.2L engine, 194” 3 stage mast, 85” lowered height.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

15-0017354-0001 January 9, 2015 - 2:56 p.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Capital Canada Equipment Financing & Leasing Company (lessor or crédit-bailleur)	N/A	2018-01-06	See below.	Agreement entered into under private signature in Brampton on January 6, 2015.

PROPERTY:

Two (2) 2014 Yale forklifts, model GP080VX, s/n J813V02596M and J813V02598M, with 8,000lb capacity, pneumatic tires, LP fuel, GM 4.3L engine, 114” 2 stage mast, 82” lowered height;

Two (2) 2014 Cascade Rotator attachment, model 80G-RRB-23B, s/n 1900010-T1 and 1900010-T2.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

14-1129853-0001 December 3, 2014 - 10:39 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Capital Canada Equipment Financing & Leasing Company (lessor or crédit-bailleur)	N/A	2019-11-26	See below.	Agreement entered into under private signature in Brampton on November 26, 2014.

PROPERTY:

One (1) 2014 Yale forklift, model GC080VX, s/n F818V02306M, with 8,000lb capacity, cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height; operator cab package; 4 way hydraulic package;

One (1) 2014 Auramo Single-Double attachment & connections, model KS25FKB-G-72E, s/n ME023583.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

14-0958487-0001 October 14, 2014 -	Rights of ownership of the lessor (under a	O-I Canada Corp. (L6T 2J5)	Société de services de crédit-bail GE Canada	N/A	2019-10-03	See below.	Agreement entered into under private signature in Brampton on October 3,

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
10:43 a.m.	leasing contract or crédit-bail)	O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE below)				2014.

PROPERTY:

Two (2) 2014 Yale forklifts, model GC080VX, s/n F818V02320M and F818V02321M, 8,000lb capacity, cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height;

Two (2) 2014 Auramo Single-Double attachment & connections, model KS25FKB-G-72E, s/n ME021602 and ME021603.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0930017-0001 October 6, 2014 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs)	N/A	2020-09-29	See below.	Agreement entered into under private signature in Brampton on September 29, 2014.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
(see NOTE below)

PROPERTY:

One (1) 2014 Raymond Walkie Stacker, model RAS 2500, s/n RAS-14-066764, 2,500lb capacity, 104” mast, 72” collapsed height with battery pack, including all attachments and accessories.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0882882-0002 September 23, 2014 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE below)	N/A	2019-09-16	See below.	Agreement entered into under private signature in Brampton on September 16, 2014.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

PROPERTY:

Two (2) 2014 Yale forklift, model GC080VX, 8,000lb capacity, cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height, s/n F818V02319M and F818V02324M;

Two (2) 2014 Auramo Single-Double attachment & connections, model KS25FKB-G-72E, s/n ME020894 and ME021605.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0882882-0001 September 23, 2014 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE below)	N/A	2019-09-16	See below.	Agreement entered into under private signature in Brampton on September 16, 2014.

PROPERTY:

Six (6) 2014 Yale forklifts, model GC080VX, 8,000lb capacity, Cushion tire, LP fuel, 194” 3 stage mast, 92” lowered height, s/n F818V02322M, F818V02323M, F818V02315M, F818V02317M, F818V02318M and F818V02316M;

Six (6) 2014 Auramo Single-Double Attachment & connections, model KS25FKB-G-72E, s/n ME021604, ME020891, ME020887, ME020889, ME020892 and ME020888.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange,

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

NOTE: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

14-0768573-0001 August 20, 2014 - 11:45 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (L6T 2J5) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	Société de services de crédit-bail GE Canada GE Canada Leasing Services Company (lessors or crédit-bailleurs) (see NOTE 1 below)	N/A	2021-08-18	See below. (see NOTE 2 below)	Agreement entered into under private signature in Brampton on August 18, 2014.

PROPERTY:

Un (1) Caterpillar Wheel Loader, année 2013, modèle 924K, n/s HJF00425.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

NOTE 1: This registration is subject to a modification of a published right registered on December 15, 2014 under number 14-1160638-0001 as follows:

Modification : Ajou d’un crédit-bailleur, soit GE Capital Canada Equipment Financing & Leasing Company

NOTE 2: This registration is subject to a rectification registered on August 27, 2014 under number 14-0790661-0001 as follows:

À la section “Autres Biens” remplacer la descriptions par ce qui:

Un (1) Caterpillar Wheel Loader, année 2014, modèle 924K, n/s HJF00425.

Les biens décrits aux présentes où qu’ils se trouvent, ainsi que l’ensemble des droits de propriété intellectuelle, biens incorporels et accessoires s’y rattachant et des pièces de rechange, biens de remplacement, substitutions et échanges y relatifs, présents et futurs, ainsi que l’ensemble des droits, créances et titres de créance garantis qui proviennent ou attestent de leur location à des tiers par le débiteur et tous les produits y ayant trait.

Par ‘produit’ on entend tous les biens meubles, corporels et incorporels, présents et futurs, du débiteur qui proviennent directement ou indirectement d’une opération relative aux biens grevés ou de leur aliénation, notamment tous les produits d’assurance et autres versements payables à titre d’indemnité ou de dédommagement en cas de perte ou de dommage des biens grevés.

11-0206116-0001 March 29, 2011 - 2:40 p.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (H3K 1X6) O-I Canada Corp. (B3J 3N2) (lessees or crédit-preneurs)	General Electric Canada Equipment Finance G.P. GE Capital Canada Equipment Financing & Leasing Company (lessors or crédit-bailleurs)	N/A	2019-03-25	See below.	Agreement entered into under private signature on March 25, 2011. (Place of execution not specified)

PROPERTY:

One 2011 Factory Cat 34 D Sweeper unit s/n: 58209

Les biens décrits aux presentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriete intellectuelle, biens incorporels et accessoires s’y rattachant et des pieces de

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)

rechange, presents et futurs.

11-0127436-0001 February 28, 2011 - 11:24 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (B3J 3N2) O-I Canada Corp. (H3K 1X6) (lessees or crédit-preneurs)	GE Capital Canada Equipment Financing & Leasing Company General Electric Canada Equipment Finance G.P. (lessors or crédit-bailleurs)	N/A	2018-02-23	See below.	Agreement entered into under private signature on February 23, 2011. (Place of execution not specified)

PROPERTY:

ONE (1) 2010 New Yale ERC030AH Lift Unit s/n: C814N03042H

ONE (1) 2010 New Yale ERC030AHN36TE082 Lift unit s/n: C814N03040H

C/w all attachments and accessories including: 4 Exide 18-100-17G attachments s/n: GGM1027; GGM1018, GHM1664, GHM1627; 2 Exide EHF36T130

attachments s/n: AY402200061, AY305800012; Servo Forks s/n:

PO#06ED0026806JD

Les biens décrits aux presentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriete intellectuelle, biens incorporels et accessoires s’y rattachant et des pieces de rechange, presents et futurs.

REGISTRATION NUMBER AND DATE	TYPE	GRANTOR(S)	SECURED PARTY(IES)	AMOUNT	REGISTRATION EXPIRATION DATE	DESCRIPTION OF PROPERTY	REMARKS (including reference to document creating registered rights)
09-0157482-0001 March 26, 2009 - 12:59 p.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (H3K 1X6) (lessee or crédit-preneur)	General Electric Canada Equipment Finance G.P. (lessor or crédit-bailleur)	N/A	2016-03-25	See below.	Agreement entered into under private signature on March 25, 2009. (Place of execution not specified)

PROPERTY:

ONE (1) 2008 yale GLP050VXEVSE084 S/N B875V01781F

Les biens décrits aux presentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriete intellectuelle, biens incorporels et accessoires s’y rattachant et des pieces de rechange, presents et futurs.

08-0315972-0001 June 2, 2008 - 9:00 a.m.	Rights of ownership of the lessor (under a leasing contract or crédit-bail)	O-I Canada Corp. (B3J 3N2) (lessee or crédit-preneur)	General Electric Canada Equipment Finance G.P. (lessor or crédit-bailleur)	N/A	2016-05-20	See below.	Agreement entered into under private signature on May 20, 2008. (Place of execution not specified)

PROPERTY:

ONE (1) 2008 yale glp050vxnvse084 S/N B875B13774E

Les biens décrits aux presentes, ou qu’ils se trouvent, ainsi que l’ensemble des droits de propriete intellectuelle, biens incorporels et accessoires s’y rattachant et des pieces de rechange, presents et futurs.

(Nova Scotia)

(a)         Registration Details for Registration Number: 12791216

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	12791216	2007-08-03 12:53	2015-08-03

Debtors

O-I CANADA CORP.

1959 Upper water st., ste 900

halifax NS B3J 3N2

O-I CANADA CORP.

100 west drive

brampton ON L6T 2J5

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One Taylor Dunn SS5-36 Unit c/w all attachments and accessories S/N: 173394

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

(b)         Registration Details for Registration Number: 12791224

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	12791224	2007-08-03 12:56	2015-08-03

Debtors

O-I CANADA CORP.

1959 upper water st, ste 900

halifax NS B3J 3N2

O-I CANADA CORP.

100 west drive

brampton ON L6T 2J5

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One JLG 2030ES Unit c/w all attachments and accessories S/N: 0200170977

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

(c)          Registration Details for Registration Number: 12791273

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	12791273	2007-08-03 13:05	2015-08-03

Debtors

O-I CANADA CORP.

1959 upper water st., ste900

halifax NS B3J 3N2

O-I CANADA CORP.

777 kipling dr.

toronto ON M3Z 5Z4

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One Cascade 45E Pushpull c/w all attachments and accessories S/N: 791513-1

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

(d)         Registration Details for Registration Number: 12791307

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	12791307	2007-08-03 13:14	2015-08-03

Debtors

O-I CANADA CORP.

1959 upper water st., ste 900

halifax NS B3J 3N2

O- CANADA CORP.

777 kipling dr.

toronto ON M8Z 5Z4

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

two prestolift PPS2200-62NAS Units c/w all attachments and accessories S/N: V024347-01, V024347-02

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

(e) Registration Details for Registration Number: 13111380

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	13111380	2007-10-19 18:33	2015-10-19

Debtors

O-I CANADA CORP.

1959 Upper Water St., Ste 900

halifax NS B3J 3N2

O-I CANADA CORP.

100 West Drive

Brampton ON L6T 2J5

Secured Parties

General Electric Canada Equipment Finance G.P.

5500 North Service Road, 8th Floor

Burlington ON L7L 6W6

GE Canada Equipment Financing G.P.

5500 North Service Road, 8th Floor

Burlington ON L7L 6W6

General Collateral

One New Tusk 300CGH-20 Unit c/w all attachments and accessories s/n: 675548

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

(f) Registration Details for Registration Number: 13511241

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	13511241	2008-02-14 16:25	2016-02-14

Debtors

O-I CANADA CORP.

1959 upper water st., ste 900

halifax NS B3J 3N2

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V11653E	Motor Vehicle	yale glc050vxnvse083

(g) Registration Details for Registration Number: 13511399

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	13511399	2008-02-14 16:44	2016-02-14

Debtors

O-I CANADA CORP.

1959 upper water st., ste 900

halifax NS B3J 3N2

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V11425E	Motor Vehicle	yale glc050vxnvse083

(h) Registration Details for Registration Number: 13511480

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	13511480	2008-02-14 16:59	2016-02-14

Debtors

O-I CANADA CORP.

1959 upper water st., ste 900

Halifax NS B3J 3N2

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
B875B13774E	Motor Vehicle	yale glp050vxnvse084

(i) Registration Details for Registration Number: 14858039

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	14858039	2009-01-22 11:49	2017-01-22

Debtors

O-I CANADA CORP.

1959 upper water st., ste 900

halifax NS B3J 3N2

O-I CANADA CORP.

2376 Rue Wellington

montreal PQ H3K 1X6

Secured Parties

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
B875V01781F	Motor Vehicle	2008 yale GLP050VXEVSE084

(j) Registration Details for Registration Number: 17540394

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17540394	2010-12-21 15:37	2016-12-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A875B22757A	Motor Vehicle	2003 Yale GLP060TGNUAE087

(k) Registration Details for Registration Number: 17540741

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17540741	2010-12-21 16:19	2016-12-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
DW544JZ603840	Motor Vehicle	2006 John deere 544J Unit

(l) Registration Details for Registration Number: 17540790

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17540790	2010-12-21 16:28	2016-12-21 177610

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

Canada

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Canada

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
XGS41543	Motor Vehicle	2000 Shuttlewagon SW415B

(m) Registration Details for Registration Number: 17540956

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17540956	2010-12-21 16:45	2016-12-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
D818V01901B	Motor Vehicle	2004 Yale GLC080LJNGAE092 Unit
D818V01904B	Motor Vehicle	2004 Yale GLC080LJNGAE092 Unit
D818V01902B	Motor Vehicle	2004 Yale GLC080LJNGAE092 Unit
E187V19974A	Motor Vehicle	2004 Yale GLC050TGNUAE082 Unit
0200105711	Motor Vehicle	2004 JLG 2032E Unit

(n) Registration Details for Registration Number: 17541046

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17541046	2010-12-21 17:08	2016-12-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E187V20023A	Motor Vehicle	2003 Yale GLC050TGNUAE082 Unit
A875B22865A	Motor Vehicle	2003 Yale GLP050TGNUAE084 Unit
A875B23012A	Motor Vehicle	2003 Yale GLP050TGNUAE086 Unit
0300073335	Motor Vehicle	2003 JLG 450 Unit

(o) Registration Details for Registration Number: 17565649

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17565649	2010-12-31 10:22	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements,

substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
D818V01901B	Motor Vehicle	2004 Yale GLC080LJNGAE092 Unit

(p) Registration Details for Registration Number: 17565706

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17565706	2010-12-31 10:30	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
D818V01904B	Motor Vehicle	2004 Yale GLC080LJNGAE092 Unit

(q) Registration Details for Registration Number: 17565714

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17565714	2010-12-31 10:35	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
D818V01902B	Motor Vehicle	2004 Yale GLC080LJNGAE092

(r) Registration Details for Registration Number: 17565722

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17565722	2010-12-31 10:39	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E187V19974A	Motor Vehicle	2004 Yale GLC050TGNUAE082 Unit

(s) Registration Details for Registration Number: 17565813

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17565813	2010-12-31 10:44	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
0200105711	Motor Vehicle	2004 JLG 2032E Unit

(t) Registration Details for Registration Number: 17566282

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17566282	2010-12-31 11:38 2016-12-31 178111 eq 1

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E187V20023A	Motor Vehicle	2003 Yale GLC050TGNUAE082

(u) Registration Details for Registration Number: 17566308

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17566308	2010-12-31 11:42	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A875B22865A	Motor Vehicle	2003 Yale GLP050TGNUAE084 Unit

(v) Registration Details for Registration Number: 17566340

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17566340	2010-12-31 11:45	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A875B23012A	Motor Vehicle	2003 Yale GLP050TGNUAE086 Unit

(w) Registration Details for Registration Number: 17566373

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17566373	2010-12-31 11:49	2016-12-31

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service Rd

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
0300073335	Motor Vehicle	2003 JLG 450 Unit

(x) Registration Details for Registration Number: 17631474

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17631474	2011-01-21 11:27	2017-01-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West Dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V16464H	Motor Vehicle	2010 Yale GLC050VXNVSE085 Unit

(y) Registration Details for Registration Number: 17631615

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17631615	2011-01-21 11:48	2017-01-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West Dr.

Brampton ON L6T2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V16435H	Motor Vehicle	2010 Yale GLC050VX Lift Unit

(z) Registration Details for Registration Number: 17631771

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17631771	2011-01-21 12:22	2017-01-21
Amendment	17633959	2011-01-21 16:32	2017-01-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West Dr.

Brampton ON L6T2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

C/w all attachments and accessories including: 4 Exide 18-100-17G attachments s/n: GGM1027; GGM1018, GHM1664, GHM1627; 2 Exide EHF36T130 attachments s/n: AY402200061, AY305800012; Servo Forks s/n: PO#06ED0026806JD

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
C814N03040H	Motor Vehicle	2010 Yale ERC030AHN36TE082 Lift
C814N03042H	Motor Vehicle	2010 Yale ERC030AH Lift Unit 17633959

(aa) Registration Details for Registration Number: 17631813

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17631813	2011-01-21 12:31	2017-01-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

444 Seaman Ave.

Stoney Creek ON L8E 2V9

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V16462H	Motor Vehicle	2010 Yale GLC050VXNVSE085 Lift Unit

(bb) Registration Details for Registration Number: 17631839

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17631839	2011-01-21 12:34	2017-01-21

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West Dr.

Brampton ON L6T2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V11425E	Motor Vehicle	2007 Yale GLC050VXNVSE083 Unit

(cc) Registration Details for Registration Number: 17663048

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17663048	2011-02-01 10:20	2017-02-01

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service rd.

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
A910V16463H	Motor Vehicle	2010 Yale GLC050VXNVSE085 Unit

(dd) Registration Details for Registration Number: 17663618

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17663618	2011-02-01 10:36	2017-02-01

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

2 (TWO) 2010 New Yale GLC080VXNGSE092 Units s/n: E818V03547H, E818V03548H c/w all attachments and accessories including 2 Cascade 25G attachments s/n: 1106868-1, 1106868-2 and 2 Martin Cabs

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E818V03547H	Motor Vehicle	2010 New Yale GLC080VXNGSE092
E818V03548H	Motor Vehicle	2010 New Yale GLC080VXNGSE092

(ee) Registration Details for Registration Number: 17807660

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17807660	2011-03-16 13:03	2018-03-16

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One (1) 2010 Yale GLC080VXNGSE092 Unit s/n : E818V03549H c/w all attachments and accessories including Martin Cab and Cascade 25 G attachment ( s/n : 1106868-3)

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E818V03549H	Motor Vehicle	2010 Yale GLC080VXNGSE092 Unit

(ff) Registration Details for Registration Number: 17807694

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17807694	2011-03-16 13:15	2018-03-16

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

c/w all attachments and accessories including Martin Cab and Cascade 25 G attachment ( s/n : 1106868-5)

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E818V03552H	Motor Vehicle	2010 Yale GLC080VXNGSE092

(gg) Registration Details for Registration Number: 17811340

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17811340	2011-03-17 10:12	2019-03-17

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

O-I Canada Corp

2376 Rue Wellington

Montreal PQ H3K 1X6

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service rd.

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
58209	Motor Vehicle	Factory Cat 34D Sweeper Unit

(hh) Registration Details for Registration Number: 17811407

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17811407	2011-03-17 10:21	2019-03-17 Taylor Dunn

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington, ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

c/w all attachments and accessories

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
184277	Motor Vehicle	Taylor Dunn SC100 Unit

(ii) Registration Details for Registration Number: 17811415

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17811415	2011-03-17 10:26	2017-03-17

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr.

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd.

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

5500 North Service rd.

burlington ON L7L 6W6

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
1000043481	Motor Vehicle	New Advance Exterra Model 6340LP

(jj) Registration Details for Registration Number: 17924838

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17924838	2011-04-13 11:38	2015-04-13

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One (1) 2010 Yale GDP080VXNCSF086 Forklift s/n : G813V02653H

c/w all attachments and accessories including Bolzoni RC4512B Rotator (s/n : 10/711841/0010/002)

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and afteracquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral , including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
G813V02653H	Motor Vehicle	2010 Yale GDP080VXNCSF086 Forklift

(kk) Registration Details for Registration Number: 17924887

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17924887	2011-04-13 11:43	2018-04-13

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One (1) 2010 Yale GLC080VXNGSE092 Forklift c/w all attachments and accessories including Cascade Pallet Handler (s/n : 110869-1)

s/n : E818V03546H

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and afteracquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral , including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E818V03546H	Motor Vehicle	2010 Yale GLC080VXNGSE092 Forklift

(ll) Registration Details for Registration Number: 17924903

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17924903	2011-04-13 11:52	2015-04-13

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One (1) 2010 Yale GDP080VXNCSF086 Forklift s/n : G813V02641H

c/w all attachments and accessories including Bolzoni RC4512B Rotator (s/n : 10/711841/0010/001)

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and afteracquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral , including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
G813V02641H	Motor Vehicle	2010 Yale GDP080VXNCSF086 Forklift

(mm) Registration Details for Registration Number: 17924911

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	17924911	2011-04-13 11:57	2018-04-13

Debtors

O-I Canada Corp.

1959 Uper water st., ste 900

halifax NS B3J 3N2

O-I Canada Corp.

100 West dr

Brampton ON L6T 2J5

Secured Parties

GE Capital Canada Equipment Financing & Leasing Company

5500 North service rd

burlington ON L7L 6W6

General Electric Canada Equipment Finance G.P.

FLOOR 8th

5500 North Service RD

Burlington ON L7L 6W6

General Collateral

One (1) 2010 Yale GLC080VXNGSE092 Forklift c/w all attachments and accessories including Cascade Pallet Handler (s/n; 1106868-4)

s/n : E818V03551H

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and afteracquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral , including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and securities.

Serial Numbered Collateral

Serial Number	Collateral Type	Description
E818V03551H	Motor Vehicle	2010 Yale GLC080VXNGSE092 Forklift

(nn) Registration Details for Registration Number: 23091770

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	23091770	2014-07-24 15:05	2022-07-24
Amendment	23698236	2014-12-12 16:28	2022-07-24

Debtors

O-I CANADA CORP.

1959 Upper Water Street, Suite 900

Halifax NS B3J 3N2

Secured Parties

GE Canada Leasing Services Company

2300 Meadowvale Blvd, Suite 200

Mississauga ON L5N 5P9

GE Capital Canada Equipment Financing & Leasing Company

1250, René-Lévesque O., bureau 1100

Montréal QC H3B 4W8

General Collateral

The goods described herein, wherever situated, and all present and after-acquired intellectual property, intangibles, attachments, accessories and accessions thereto and spare parts, replacements, substitutions, exchanges and trade-ins therefor, and all rights, receivables and chattel paper derived from or evidencing the lease or rental thereof by the Debtor to third parties, and all proceeds relating thereto. Proceeds: all of the Debtor’s present and after-acquired personal property which is derived directly or indirectly from any dealing with or disposition of the above-described collateral, including, without limiting the generality of the foregoing, all insurance and other payments payable as indemnity or compensation for loss or damage thereto and all chattel paper, documents of title, goods, instruments, intangibles, money and investment property.

Lease #9763875001-KS

Serial Numbered Collateral

Serial Number	Collateral Type	Description
0300183817	Motor Vehicle	2014 JLG Articulating Boom AJ300P

(oo) Registration Details for Registration Number: 10432565

Registration History

Registration Activity	Registration Number	Date/Time (Atlantic)	Expiry Date
Original	10432565	2005-12-02 10:31	2030-12-02

Debtors

O-I CANADA CORP

900-1959 UPPER WATER STREET

HALIFAX NS B3J3N2

Secured Parties

BP CANADA ENERGY COMPANY

240 - 4TH AVE SW, 12TH FLOOR

CALGARY AB T2P2H8

BP CANADA ENERGY COMPANY

240 - 4TH AVE SW, 12TH FLOOR

CALGARY AB T2P2H8

BP CANADA ENERGY MARKETING CORP.

240 - 4TH AVE SW, 12TH FLOOR

CALGARY AB T2P2H8

General Collateral

MONEY, ACCOUTS, INTANGIBLES. PROCEEDS: GOODS, CHATTEL PAPER, SECURITIES, DOCUMENTS OF TITLE, INSTRUMENTS, MONEY AND INTANGIBLES.

SCHEDULE 8.3

EXISTING INVESTMENTS

SEE ATTACHED

SCHEDULE 8.3

TO CREDIT AGREEMENT

EXISTING INVESTMENTS

Minority Equity Interests	Equity Investment Held By	Investment Held
Packaging Superannuation Fund Pty. Ltd.	1) ACI Packaging Services Pty. Ltd.	50%
	2) Trust	50%
Industrias Zanzibar, S.A.	United Caribbean Containers Ltd.(25)	100%
Owens-Illinois de Puerto Rico LLC	United Caribbean Containers Ltd.(26)	100%
United Caribbean Containers Ltd.	OI Puerto Rico STS Inc.	50%
Calina Ltd.	Cristaleria Peldar S.A.	49%
Rocky Mountain Bottle Company	Owens-Brockway Glass Container Inc.	50%
Middle East Glass Manufacturing Co.	Owens-Brockway Glass Container Inc.	9.07%
O-I Distribution SO	O-I Sales and Distribution France SAS	50%
Champagne Emballage	O-I Sales and Distribution France SAS	50%
GGA Gesellschaft fur Glasrecycling und Abfallvermeldung GmbH	1) O-I Glasspack GmbH & Co KG	2.5%
	2) O-I Glasspack Beteilgungs & Verwaltungs GmbH	17.91%
		20.41%
AICE	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	6.66%
AICE RETI	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	6.66%
CONAI	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	0.02%
Confidi	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	0.03%
Consorzio Recupero Vetro	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	35.22%

(25)  OI only owns 50% of United Caribbean Containers Ltd.

(26)  OI only owns 50% of United Caribbean Containers Ltd.

29

Minority Equity Interests	Equity Investment Held By	Investment Held
Gas Intensive	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	1.17%
Vetri Speciali S.p.A.	O-I Manufacturing Italy SpA (fka Avir S.p.A.)	50%
Vetrerie Meridionali S.p.A.	O-I Manufacturing Italy SpA	50%
CO Vidrieria SARL	O-I Glass JV Mexico SARL	50%
Maltha Groep B.V.	Veglarec B.V.	33.3%
Toledo Air Associates, Inc.	Owens-Illinois General Inc.	50%
Union Glass	Owens-Brockway Glass Container Inc.	16%
OST Tara	OI European Group B.V.	19%
Glass to Glass, LLC	Owens-Brockway Glass Container Inc.	50%
Tata Chemical (Soda Ash) Partners Holding	The Andover Group Inc.	25%
Produvisa	OIB Produvisa Inc.	0.97%

30

SCHEDULE 8.4

CONTINGENT OBLIGATIONS

SEE ATTACHED

31

SCHEDULE 8.4

TO CREDIT AGREEMENT

CONTINGENT OBLIGATIONS

Affiliate	Guarantor	Beneficiary	Type	Equivalent $ U.S. (Millions)
O-I Canada Corp	Owens-Illinois Group, Inc.	Ontario Minister of Economic Development and Trade	Guarantee	6.95
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	NMHG Financial Services, Inc.	Guarantee	1.52
—	Owens-Brockway Glass Container Inc.	First Commercial Bank & Fulton County	Guarantee	7.48
O-I Manufacturing Italy SPA	—	Intesa SanPaolo	Bank Guarantee	1.08
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	Anadarko Petroleum Corporation	Guarantee	0.90
OI Manufacturing UK Limited	Owens-Illinois Group, Inc.	Scotish Enterprise	Guarantee	1.81
Cristalerias Rosario (renamed to Owens-Illinois Argentina S.A. in 2012)	Owens-Illinois Group, Inc.	Citibank NA	Guarantee	24.00
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	Empire State Development	Guarantee	0.53
Owens-Brockway Glass Container Inc.	Owens-Illinois Group, Inc.	Director of Development of the State of Ohio	Guarantee	2.06
OI Europe Sàrl	Owens-Illinois Group, Inc.	Credit Agricole Corporate and Investment Bank	Guarantee	1.08
O-I Canada Corp	Owens-Illinois Group, Inc.	Investissement Quebec	Guarantee	3.15
OI Manufacturing UK Limited	Owens-Illinois Group, Inc.	Scotish Enterprise	Guarantee	5.76
O-I Canada Corp	Owens-Illinois Group, Inc.	GE Canada Leasing Services Company and GE Capital Equipment Financing & Leasing Company	Guarantee	1.57
O-I Latam HQ., Inc.	Owens-Brockway Glass Container Inc.	999 Ponce, LLC	Guarantee	1.18
O-I Manufacturing Italy SPA	NA	Equalisation Fund for the Electricity Sector (“CCSE”)	Guarantee	4.66
O-I Manufacturing Netherlands B.V.	O-I Manufacturing Netherlands B.V.	Rabobank Nederland	Bank Guarantee	10.25
Owens-Illinois General Inc	Owens-Illinois Group, Inc.	Wells Fargo Bank Northwest, National Association	Guarantee	18.40
CO Vidriera SARL	Owens-Illinois Group, Inc.	Bank of America, N.A. and its subsidiaries or affiliates	Guarantee	6.00
OI Europe Sàrl	—	Intesa SanPaolo	Bank Guarantee	4.06
OI Europe Sàrl	—	Intesa SanPaolo	Bank Guarantee	2.68
OI Europe Sàrl	—	Intesa SanPaolo	Bank Guarantee	4.90
OI Europe Sàrl	—	Intesa SanPaolo	Bank Guarantee	2.76
OI Europe Sàrl	—	Intesa SanPaolo	Bank Guarantee	2.24
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	2.02
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.62
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.19

32

Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.56
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	2.09
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.47
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	1.74
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.37
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.10
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.35
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.40
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.02
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.07
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.08
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.76
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.49
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	1.03
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.53
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.53
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.01
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.23
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.74
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	2.88
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Itau/BBA	Bank Guarantee	0.08
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	0.47
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	0.58
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	2.73
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	0.45
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	0.78
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	0.11
Owens-Illinois do Brasil Industria e Comercio S.A.	—	Bank Bradesco	Bank Guarantee	0.11
Industria Vidriera de Coahuila, S. de R.L. de C.V.	Owens-Illinois Group, Inc.	Construction Manager, Gilbane Alberici Construcciones Mexico, S. de R.L. de C.V.	Guarantee	—
O-I (Tianjin) Glass Container Co., Ltd., OI Zhaoquing Glass Co. Ltd. And ACI Shangai Glass Company Ltd.	Owens-Illinois Group, Inc.	HSBC	Guarantee	24.18
O-I Manufacturing Italy SPA	OI European Group B.V.	Italian TA administration — Agenzia delle Entrate Milan office	Guarantee	21.02

33

O-I Manufacturing Italy SPA	OI European Group B.V.	Italian TA administration — Agenzia delle Entrate Milan office	Guarantee	18.37
O-I Manufacturing Italy SPA	OI European Group B.V.	Italian TA administration — Agenzia delle Entrate Milan office	Guarantee	22.01
				Total: 222.19

34

SCHEDULE 8.9

TRANSACTIONS WITH AFFILIATES

None as of the Closing Date.

35

SCHEDULE 12.8(j)

VOTING PARTICIPANTS

Voting Participant	U.S. Dollar Revolving Facility	Delayed Draw Term Loan A Facility (USD)
AgChoice Farm Credit, FLCA	$3,429,271.28	$5,143,906.92
Attn: Bill Frailey
900 Bent Creek Blvd.
Mechanicsburg, PA 17050
717-796-1080 ext. 6118
bfrailey@agchoice.com

AgFirst Farm Credit Bank	$11,059,399.88	$16,589,099.81
Attn: Steven O’Shea
1401 Hampton Street
Columbus SC 29202-1499
803 753-2212
Soshea-servicing@agfirst.com

AgStar Financial Services, ACA	$11,316,595.22	$16,974,892.84
Attn: Graham Dee
14800 Galaxie Avenue, Suite 205
Apple Valley, MN 55124
952-997-4068
Graham.dee@agstar.com

American AgCredit, FLCA	$13,717,085.12	$20,575,627.68
Attn: Michael Balok
5560 South Broadway
Eureka, CA 95503
707-521-4122
mbalok@agloan.com

Badgerland Financial, FLCA	$6,858,542.56	$10,287,813.84
Attn: Tony Endres
4602 East Washington Avenue
Madison, WI 53707

1

Voting Participant	U.S. Dollar Revolving Facility	Delayed Draw Term Loan A Facility (USD)
608-825-2465
Anthony.endres@badgerlandfinancial.com

Farm Credit Bank of Texas	$36,350,275.57	$54,525,413.35
Attn: Chris Levin
4801 Plaza on the Lake Drive
Austin, TX 78746
512-465-0607
Chris.levine@farmcreditbank.com

Farm Credit West, FLCA	$8,573,178.20	$12,859,767.30
Attn: Ben Madonna
1446 Spring Street, Suite 201
Paso Robles, CA 93446
805-226-4503
Ben.madonna@farmcreditwest.com

United FCS, FLCA dba FCS Commercial Finance Group	$15,431,720.76	$23,147,581.14
Attn: Lisa Caswell
600 South Highway 169
Interchange Tower, Suite 850
Minneapolis, MN 55426
952-428-7944
lisa.caswell@farmcredit.com

1st Farm Credit Services, FLCA	$10,287,813.84	$15,431,720.76
Attn: Corey Waldinger
1560 Wall Street, Suite 221
Naperville, IL 60563
630-300-0591
cwaldinger@1stfarmcredit.com

Northwest Farm Credit Services, FLCA	$6,858,542.56	$10,287,813.84
Attn: Jeremy Roewe
1700 South Assembly Street
Spokane, WA 99224
206-569-5572
participations@farm-credit.com

Farm Credit of New Mexico, FLCA, a wholly owned subsidiary	$4,115,125.54	$6,172,688.30
of Farm Credit of New Mexico, ACA
Attn: Clarissa Shiver

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Voting Participant	U.S. Dollar Revolving Facility	Delayed Draw Term Loan A Facility (USD)
5651 Balloon Fiesta Parkway, NE
Albuquerque, NM 87113
505-875-6084
clarissa.shiver@farmcreditnm.com

GreenStone Farm Credit Services, FLCA	$12,002,449.48	$18,003,674.22
Attn: Jeff Pavlik
3515 West Road
East Lansing, MI 48823
517-318-4130
517-318-1240 — fax
jeff.pavlik@greenstonefcs.com

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